UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement.

☐ Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2)).

☐ Definitive Proxy Statement.

☐ Definitive Additional Materials.

☐ Soliciting Material Pursuant to Section 240.14a-12

HOME PRODUCTS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value per share, of Home Products International, Inc.

2)	Aggregate number of securities to which transaction applies: 7,943,914 shares of Home Products Common Stock, which includes 70,250 shares of Home Products Common Stock underlying stock options that have an exercise price per share less than $1.50 that may be cashed out in connection with the merger.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $1.50 in cash which represents the price per share of Home Products Common Stock to be paid pursuant to the Agreement and Plan of Merger dated as of June 2, 2004 by and between Home Products and JRT Acquisition, Inc.

4)	Proposed maximum aggregate value of transaction: $11,915,871

5)	Total fee paid: $1,510

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

[HOME PRODUCTS LOGO/LETTERHEAD]

SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Home Products International, Inc. on                         , 2004, at 9:00 A.M., local time, at our corporate headquarters, 4501 West 47th Street, Chicago, Illinois 60632.

At the special meeting, you will be asked to approve and adopt a merger agreement and approve a merger that provides for the merger of Home Products into JRT Acquisition, Inc., a Delaware corporation formed for the benefit of James R. Tennant, our chief executive officer and the chairman of our board of directors, with Home Products surviving the merger. If we complete the merger, you will be entitled to receive $1.50 in cash, without interest, for each share of Home Products common stock that you own.

A special committee consisting solely of independent, disinterested directors of Home Products was formed by our board of directors to analyze, consider and negotiate the terms of the merger and to make a recommendation to the entire board of directors as to whether or not to adopt the merger agreement. In making its recommendation, the special committee considered a variety of factors that are described in the accompanying proxy statement. In addition, the special committee received the written opinion of Mesirow Financial, Inc., financial advisor to the special committee, that, as of June 2, 2004, the consideration to be received by you in the merger is fair from a financial point of view. A copy of this fairness opinion is attached as Appendix B to the accompanying proxy statement, which you should read carefully in its entirety.

We cannot complete the merger without the approval of our stockholders. The merger agreement and the merger must receive both (1) the affirmative vote of the holders of a majority of the outstanding shares of our common stock, which we refer to as “company stockholder approval” and (2) the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting and voting “FOR” or “AGAINST” the merger agreement and the merger, excluding shares held by JRT Acquisition, Mr. Tennant or their respective affiliates. We refer to this second required approval as the “unaffiliated stockholder approval.”

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Alternatively, you may vote by telephone or over the Internet. If you attend the special meeting, you may vote in person, even if you previously returned your proxy card. For purposes of obtaining company stockholder approval, an abstention or the failure to vote or to submit a proxy will have the same effect as voting “AGAINST” the merger agreement and the merger. For purposes of obtaining unaffiliated stockholder approval, an abstention or the failure to vote or to submit a proxy will have an effect of neither voting “FOR” nor “AGAINST” the merger agreement and the merger.

The board of directors of Home Products and the special committee have determined that the merger is fair to, and in the best interests of, Home Products and its stockholders, have approved the merger agreement and the merger and recommend that Home Products stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please read the entire document, including the appendices, carefully.

Thank you for your prompt attention to this important matter.

Very Truly Yours,

James E. Winslow

Executive Vice President,

Chief Financial Officer

and Secretary

This proxy statement is dated                         , 2004, and is first being mailed to Home Products stockholders on or about                         , 2004.

[HOME PRODUCTS LOGO/LETTERHEAD]

4501 West 47th Street

Chicago, Illinois 60632

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                         , 2004

To the Stockholders of HOME PRODUCTS INTERNATIONAL, INC.:

Home Products International, Inc. will hold a special meeting of its stockholders on                         , 2004, at 9:00 A.M. local time, at its corporate headquarters, 4501 West 47th Street, Chicago, Illinois 60632 for the following purposes:

1. To consider and vote upon a proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of June 2, 2004, by and between Home Products and JRT Acquisition, Inc., under which JRT Acquisition will merge with and into Home Products, with Home Products surviving the merger, and (b) approve the merger contemplated by the merger agreement. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on                         , 2004, are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting. The approval and adoption of the merger agreement and approval of the merger requires both (1) “company stockholder approval,” which is the affirmative vote of the holders of a majority of the outstanding shares of Home Products common stock as of the record date of                         , 2004, and (2) “unaffiliated stockholder approval,” which is the affirmative vote of the holders of a majority of the shares of Home Products common stock present in person or represented by proxy at the special meeting and voting “FOR” or “AGAINST” the merger agreement and the merger, excluding shares of Home Products common stock held by JRT Acquisition, equityholders of JRT Acquisition, James R. Tennant and any of their affiliates. At the close of business on the record date, there were              shares of Home Products common stock outstanding and entitled to vote, of which               shares or      % were held by Mr. Tennant.

All stockholders of record are cordially invited to attend the special meeting in person. Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, please vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You may also vote your shares by telephone or through the Internet by following the instructions set forth in the enclosed proxy card. If you attend the special meeting, you may vote in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a broker, bank or other nominee, you should direct that person how to vote your shares and bring proof of your stock ownership if you wish to attend the special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before the proxy has been voted at the special meeting. Please note that, if you abstain, fail to vote or fail to instruct your nominee how to vote any shares that it holds for you in its name, for purposes of obtaining company stockholder approval, your abstention, failure to vote or failure to instruct your nominee to vote will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement and approval of the merger. For purposes of obtaining the unaffiliated stockholder approval, your abstention, failure to vote or failure to instruct your nominee to vote will have the effect of voting neither “FOR” nor “AGAINST” approval and adoption of the merger agreement and approval of the merger.

A special committee consisting solely of independent, disinterested directors of Home Products was formed by our board of directors to analyze, consider and negotiate the terms of the merger and to make a recommendation to the board of directors as to whether or not to adopt the merger agreement. In making its recommendation, the special committee considered a variety of factors that are described in the accompanying proxy statement. In addition, the special committee received the written opinion of Mesirow Financial, Inc., financial advisor to the special committee, that, as of June 2, 2004, the consideration to be received by you in the merger is fair from a financial point of view. A copy of this fairness opinion is attached as Appendix B to the accompanying proxy statement, which you should read carefully in its entirety.

You are entitled under Delaware law to dissent from the merger and receive payment in cash for the fair value of your Home Products common stock, as determined by the Delaware Court of Chancery if you satisfy certain conditions. The payment that you receive may be more or less than what is paid in the merger. See “Appraisal Rights” on page 49 in, and Appendix D to, the accompanying proxy statement for a description of these rights. This notice constitutes notice of appraisal rights under Delaware law in connection with the merger.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please read the entire document, including the appendices, carefully.

Please do not send in your Home Products stock certificates at this time. If we complete the merger, the paying agent will send you instructions for exchanging your Home Products stock certificates for the cash consideration.

By Order of the Board of Directors,

James E. Winslow

Executive Vice President,

Chief Financial Officer

and Secretary

Chicago, Illinois

                        , 2004

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

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APPENDICES

Appendix A	Agreement and Plan of Merger dated as of June 2, 2004, by and between Home Products International, Inc. and JRT Acquisition, Inc.	A-1

Appendix B	Fairness Opinion of Mesirow Financial, Inc. to the Special Committee of the Board of Directors of Home Products International, Inc. dated as of June 2, 2004	B-1

Appendix C	Bank of America Business Capital (f/k/a Fleet Capital Corporation) Letter of Commitment to JRT Acquisition, Inc. dated as of March 15, 2004	C-1

Appendix D	Section 262 of the Delaware General Corporation Law	D-1

Appendix E	Voting Agreement dated as of June 2, 2004 by and between Home Products International, Inc. and James R. Tennant	E-1

Appendix F	Annual Report on Form 10-K for the fiscal year ended December 27, 2003	F-1

Appendix G	Quarterly Report on Form 10-Q for the quarter ended March 27, 2004	G-1

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and does not contain all of the information that you may deem important. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, including the documents attached as appendices. We have included page references to direct you to more complete descriptions of the topics presented in this summary term sheet. To learn how to obtain additional information beyond what is provided in this document, see “Where You Can Find More Information” beginning at page 67.

For purposes of this proxy statement:

•	“Home Products,” “we,” “us,” and “our” refer to Home Products International, Inc. and its subsidiaries.

•	“JRT Acquisition” or “JRT” refers to JRT Acquisition, Inc.

•	“ Mr. Tennant” refers to James R. Tennant, our chief executive officer and chairman of our board of directors.

•	“JRT Group” refers collectively to JRT, Mr. Tennant, as the sole stockholder of JRT and their affiliates.

•	“Mesirow” refers to Mesirow Financial, Inc., financial advisor to the special committee of our board of directors.

The Parties

Home Products International, Inc.

4501 West 47th Street

Chicago, Illinois 60632

(773) 890-1010

We are an international consumer products company, incorporated in Delaware, that, through our wholly-owned subsidiary, Home Products International—North America, Inc., manufactures and markets diversified housewares products. We sell our products through national and regional discounters, hardware and home centers, food and drug stores, juvenile stores and specialty stores. Our web site is located at www.homz.biz. Information contained on our web site is not part of this proxy statement.

JRT Acquisition, Inc.

c/o Home Products International, Inc.

4501 West 47th Street

Chicago, Illinois 60632

(773) 890-1010

JRT Acquisition, Inc., a Delaware corporation, is a privately held company that was formed solely for the purpose of effectuating the merger agreement and other transactions contemplated thereby. Mr. Tennant is the sole stockholder of JRT. As of June 30, 2004, JRT did not own any of our capital stock and had no business, operations or assets.

Determination and Recommendation of Our Special Committee and Board of Directors (page 20)

Because our chief executive officer and the chairman of our board, Mr. Tennant, is the sole stockholder of JRT, our board formed a special committee of independent and disinterested directors to evaluate, negotiate and, if deemed appropriate, recommend the merger and the terms and conditions of the merger agreement to the entire board of directors. The members of the special committee, Charles Campbell, Daniel Shure and Joel Spungin, are not members, officers, or employees of JRT or Home Products and have no financial interest in the completion of the proposed merger different than that of our stockholders. In addition to their respective ownership of shares of our common stock, each of the members of the special committee holds options to purchase shares of our common stock. None of the members of the special committee holds any positions or has affiliations or relationships that we believe would compromise his independence or his ability to carry out his duties as a member of the special committee. For service on the special committee, Mr. Campbell, as chairperson of the special committee, received $1,300 for each special committee meeting that he attended, and each of Messrs. Shure and Spungin received $1,000 for each special committee meeting that he attended.

The special committee retained the services of its own financial advisor, Mesirow, and its own legal counsel, Katten Muchin Zavis Rosenman. Mesirow conducted an active market search for prospective buyers of Home Products, contacting over 20 strategic buyers and 40 prospective financial buyers over the course of four months. These contacts resulted in indications of interest from only two prospective financial buyers prior to the merger, neither of which developed into formal offers to acquire us. Since June 2, 2004, the date the merger agreement was executed, we have received two additional expressions of interest, which our special committee is reviewing and evaluating.

Among the factors that the special committee took into account in evaluating whether to approve the merger were:

•	Analysis of our historical results as well as management forecasts and projections, including analyses of certain business risks that we face such as:

•	Rising prices of our key raw materials, particularly plastic resin, which in 2003 rose by approximately 20%, adding approximately $10 million to our cost of goods sold in that year, and which continues to rise in 2004;

•	A heavily concentrated customer base, with three customers accounting for approximately 75% of our sales, and uncertainties surrounding our largest customer, Kmart Corporation;

•	Limited opportunities to raise prices due to the commodity nature of our products and to pricing pressures imposed by our major “big box” discount retail customers;

•	Increased competition, particularly in the laundry sector, from entities that rely heavily on foreign-sourced products, enabling those entities to sell their products at lower prices than ours and adversely affecting our pricing, market share and margins; and

•	Constraints on our capital-raising ability that limit our ability to increase capacity and introduce new products.

•	The premium over the current stock price represented by the merger consideration;

•	The failure, after an extended marketing process that included the special committee’s active market search, to identify or to receive in any alternative acquisition proposal or financing arrangement;

•	Change of control provisions under the indenture for our 9 5/8% Senior Subordinated Notes that appear to have chilled interest by potential acquirers other than Mr. Tennant;

•	Change of control provisions under Mr. Tennant’s employment agreement, dated May 1, 1999, that could significantly increase the cost of a transaction other than the merger;

•	Limited public float and low trading volume of our stock, making it difficult for our stockholders to dispose of large numbers of shares without adversely affecting our stock price;

•	The fairness opinion of the special committee’s financial advisor;

•	The increasing costs associated with being a public company; and

•	The extensive negotiations between JRT and the special committee, and the various protections and rights in the merger agreement that resulted from those negotiations, including provisions that permit us to provide information to, and negotiate with, a person making an unsolicited acquisition proposal or to terminate the merger agreement in favor of a superior proposal, and that allow our special committee and board of directors to withdraw or modify their recommendations of the merger agreement and the merger, if necessary, to comply with their fiduciary duties.

The special committee reviewed and considered these factors among others, together as a whole without assigning relative weights to specific factors. Based upon consideration of these and other factors and consultation with its financial and legal advisors, the special committee unanimously:

•	determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Home Products and our stockholders; and

•	approved the merger agreement and recommended to the board of directors that the merger agreement be adopted and approved and the merger be approved.

Based on the special committee’s review and evaluation of the merger agreement and merger, our board of directors determined that the merger is fair to, and in the best interests of, Home Products and our stockholders and approved the merger agreement and the merger. Due to his interest in the transaction, Mr. Tennant abstained from, and did not participate in, the board’s discussions and approval decisions. As a result, the three members of the board of directors who participated in these decisions were the members of the special committee. The board of directors hereby recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

Opinion of the Special Committee’s Financial Advisor (page 23)

One of the factors taken into account by the special committee and the board of directors in arriving at their conclusions was the opinion of Mesirow, the financial advisor to the special committee. Mesirow concluded that, as of June 2, 2004, and based upon and subject to the various qualifications and assumptions described in its opinion, the consideration of $1.50 per share in cash is fair, from a financial point of view, to our stockholders. Mesirow’s full opinion is attached as Appendix B to this proxy statement. We encourage you to read the opinion carefully in its entirety. Mesirow’s opinion is directed to the special committee and does not constitute a recommendation to any of our stockholders as to how to vote in connection with the merger.

Position of JRT as to Fairness of the Merger (page 31)

The rules of the Securities and Exchange Commission, or the SEC, may require that the members of the JRT Group express their respective beliefs as to the fairness of the merger agreement and the proposed merger to Home Products’ unaffiliated stockholders. No member of the JRT Group was a part of, or participated in, the discussions of the special committee. Based on their respective beliefs regarding the reasonableness of the conclusions and analyses of the special committee and the board of directors, members of the JRT Group adopted the analyses and conclusions underlying the special committee’s and the board of directors’ fairness determination and believe that the merger consideration is fair to Home Products’ unaffiliated stockholders.

Purposes of the Merger (page 32)

The purpose of the merger for us is to allow our stockholders to realize their investment in us in cash at a price that represents a premium over recent market prices for their shares. For the reasons stated above in

“—Determination and Recommendation of Our Special Committee and Board of Directors,” our board of directors believes the merger is the best available opportunity to enhance and realize stockholder value. The JRT Group is pursuing the merger to acquire complete ownership of Home Products. It believes that Home Products has positive business prospects and that it will have greater operating flexibility to achieve growth as a private company.

Effects of the Merger (page 33)

Upon completion of the merger, Home Products will be a privately held company, wholly owned by the JRT Group. Accordingly, our current stockholders (other than those who are part of the JRT Group) will not have the right to participate in the earnings or growth of Home Products, if any, or to vote on company matters.

Conversely, JRT will bear the risk of any losses incurred in the operation of Home Products and any decrease in its value. The transaction has been structured as a merger to preserve Home Products’ identity, goodwill and existing contractual arrangements. As a result of the merger, there will be no public market for Home Products’ common stock; when we complete the merger, our common stock will cease to be quoted on the NASDAQ SmallCap Market and will no longer be registered under the Securities Exchange Act of 1934.

Merger Financing (page 38)

JRT has represented and warranted in the merger agreement that it will have sufficient funds available to it at closing of the merger to pay the merger consideration. Home Products and the JRT Group estimate that the total amount of funds required to complete the merger and the related transactions, including the payment of the aggregate merger consideration and all related fees and expenses, will be approximately $15 million. JRT expects this amount to be provided through the proceeds of a senior secured revolving credit facility, which we refer to as the “revolver.” Our current lender, Bank of America Business Capital (f/k/a Fleet Capital Corporation), provided JRT on March 15, 2004, with a commitment letter for this revolver, which is attached as Appendix C to this proxy statement.

Indenture (page 40)

On May 14, 1998, Home Products issued $125 million of 9 5/8% Senior Subordinated Notes due 2008, which we refer to as the “notes”. During the third and fourth quarters of 2003, Home Products purchased in the open market notes with an aggregate principal amount of approximately $8.95 million with the result that, as of June 30, 2004, Home Products had notes outstanding in an aggregate principal amount of approximately $116.05 million. The indenture governing the terms of the notes contains various restrictions, including restrictions that limit Home Products’ ability to (1) incur additional indebtedness unless certain financial ratios are met, (2) pay dividends, (3) make certain investments or asset dispositions and (4) redeem its equity. As of June 30, 2004, Home Products was in compliance with all of its obligations under the indenture.

Upon the effectiveness of, and as a result of, the merger, however, Home Products, as the surviving corporation, will be in violation of various covenants under the indenture, as currently in effect, including those limiting our ability to incur additional indebtedness, repurchase shares of our common stock and undertake certain transactions with our affiliates. Home Products and JRT have negotiated with the trustee under the indenture an amended and restated indenture, and expect to obtain requisite approval to the amended and restated indenture from a single investor beneficially owning a majority in aggregate principal amount of the notes, whom we refer to as the “majority note investor.”

The amended and restated indenture relating to the notes will adjust certain economic terms for the holders of the notes and will further limit the operating flexibility of the surviving corporation. These adjustments and restrictions will include the following material terms:

•	The interest rate under the notes will increase from 9 5/8% to 9 7/8%;

•	Home Products, as surviving corporation, will not be permitted to incur additional senior debt (other than the amounts under the Bank of America revolver); and

•	The salaries and bonuses of the officers of Home Products will be limited.

As an inducement to obtain the requisite consent under the indenture, the following was further agreed to:

•	The holders of the notes will receive a warrant to purchase, in the aggregate, up to 25% of the outstanding common stock of Home Products, as surviving corporation (at the time of exercise), at an exercise price of $0.01 per share;

•	The shares of Home Products under the 25% warrant will be entitled to limited registration rights; and

•	Mr. Tennant will amend his existing employment agreement to reflect various amendments requested by the majority note investor, including waiver of the payments required under the change of control provisions.

Under the indenture as currently in effect, each noteholder has the right to require Home Products to repurchase its notes at a purchase price equal to 101% of the principal amount of the note, plus any accrued and unpaid interest upon a change of control. The repurchase rights will not be triggered, however, by an acquisition of a majority of our outstanding voting stock by a “permitted holder,” defined in the indenture as “(i) directors and officers of [Home Products] on the Issue Date [of the notes] and (ii) Chase Venture Capital Associates, L.P. and any Affiliates thereof.” Because Mr. Tennant will beneficially own a majority of the outstanding voting stock of Home Products, as the surviving corporation, following the consummation of the merger, and because Mr. Tennant is a permitted holder, consummation of the merger is not expected to trigger the repurchase rights of the noteholders.

The majority note investor may decline to provide its consent to the transaction in its sole discretion. If the indenture is not amended in the manner contemplated by the amended and restated indenture, the merger will not occur.

The Special Meeting

Date, Time, Place, and Purpose (page 34)

The special meeting will be held at our corporate headquarters located at 4501 West 47th Street, Chicago, Illinois 60632, on                          , 2004, at 9:00 A.M., local time. At the special meeting, you will be asked to approve and adopt the merger agreement and approve the merger.

Record Date, Voting Rights and Required Votes (page 34)

You are entitled to vote at the special meeting if you were the record holder of our shares as of the close of business on the record date of                          , 2004. On the record date, there were approximately              shares of Home Products common stock outstanding and entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of common stock they owned of record on the record date.

For the merger agreement to be adopted and approved and the merger to be approved, both company stockholder approval and unaffiliated stockholder approval must be obtained. Company stockholder approval is the affirmative vote of a majority of the shares of Home Products common stock outstanding as of the record date. Unaffiliated stockholder approval is the affirmative vote of a majority of the shares of Home Products common stock present or represented by proxy at the special meeting and voting either “FOR” or “AGAINST” the merger agreement and merger, excluding shares of Home Products common stock held by members of the JRT Group.

If your shares are held in “street name” in an account at a brokerage firm, bank or other nominee, you should provide your broker, bank or other nominee with instructions on how to vote your shares with respect to the merger agreement and merger. If you do not do so, your broker, bank or other nominee will not be permitted to vote your shares, which will result in a “broker non-vote” for your shares. For purposes of obtaining the company stockholder approval, broker non-votes along with abstentions or the failure to vote will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement and merger. For purposes of obtaining the unaffiliated stockholder approval, broker non-votes, abstentions, or the failure to vote will have neither the effect of voting “FOR” the merger agreement and merger nor the effect of voting “AGAINST” the merger agreement and merger.

As of June 30, 2004, Mr. Tennant held 467,628 shares, or approximately 5.9%, of our common stock outstanding and entitled to vote. Mr. Tennant has not contributed his shares of common stock to JRT and is obligated to hold those shares until their conversion upon the closing of the merger. Mr. Tennant has entered into a voting agreement with us, which is attached as Appendix E to this proxy statement, and all of his shares will be voted in favor of adopting the merger agreement at the special meeting, but none will count in determining whether the unaffiliated stockholder approval has been received. No other single stockholder of ours beneficially owns more than 17% of our outstanding common stock entitled to vote as of the record date, and therefore, neither Mr. Tennant nor any other single stockholder will be able to control the outcome of the vote.

The Merger and the Merger Agreement

If the merger agreement and the merger receive company stockholder approval and unaffiliated stockholder approval, and all other conditions contained in the merger agreement are satisfied or waived, JRT will merge with and into Home Products, with Home Products continuing as the surviving corporation. As a result, Home Products will be a privately held company whose owners will be the members of the JRT Group. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

What You Will Receive (page 37)

If we complete the merger, you will receive $1.50 in cash, without interest and less any applicable withholding taxes, for each outstanding share of Home Products common stock that you own.

Treatment of Outstanding Stock Options (page 38)

As of June 30, 2004, there were options outstanding for an aggregate of 864,216 shares of our common stock pursuant to our 1987 Stock Option Plan, our 1991 Stock Option Plan, our 1994 Stock Option Plan and our 1999 Performance Incentive Plan. Of these stock options, options for an aggregate of 460,016 shares of our common stock were outstanding pursuant to the 1999 Performance Incentive Plan. Under the provisions of this plan, at the effective time of the merger, Home Products stock options outstanding pursuant to the 1999 Performance Incentive Plan will become fully exercisable. As a result, upon consummation of the merger, all of our outstanding options will be fully exercisable at a weighted average exercise price of $2.95 (without giving effect to any option terminations prior to the effective time).

The merger agreement provides that, at the effective time of the merger, each holder of stock options with an exercise price of less than $1.50 who has executed and delivered to us an option cancellation agreement will be entitled to receive, and Home Products, as the surviving corporation, will be obligated to pay, an amount in cash (subject to any applicable withholding of taxes) equal to the product of: (1) the number of shares of Home Products common stock that otherwise would have been issuable upon the exercise of the stock option, multiplied by (2) the excess of $1.50 over the exercise price per share of the stock option. Options issued under this plan with an exercise price equal to or greater than $1.50 per share for which option cancellation agreements are executed will be cancelled without any consideration being paid to their holders. Options issued under this plan for which no option cancellation agreements are executed will remain outstanding until an option cancellation agreement is executed, or they terminate or expire in accordance with their terms.

Conditions to Consummation of the Merger (page 53)

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	The merger agreement and the merger must receive company stockholder approval and unaffiliated stockholder approval;

•	The representations and warranties of both parties set forth in the merger agreement must be true and correct in all material respects on the date of the merger agreement and the date of consummation of the merger;

•	No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger or preventing JRT from owning the shares of, or operating any material part of the business of, Home Products, as the surviving corporation, may be in effect;

•	No suit, action or proceeding asserted by any governmental entity challenging or seeking to restrain or prohibit the consummation of the merger, or any of the other transactions contemplated by the merger agreement, or preventing JRT from owning the shares of, or operating any material part of the business of, Home Products, as the surviving corporation, may be pending or threatened;

•	We must have purchased a fully prepaid “tail” policy under our existing directors’ and officers’ liability insurance policy that provides for aggregate coverage of at least $15 million and is effective for six years after the completion of the merger; and

•	Each party must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to closing the merger.

In addition, JRT will be obligated to consummate the merger only if there is no pending suit, action or proceeding by any governmental entity or other third party asserting non-frivolous claims which, if successful, would prevent:

•	the completion of the merger;

•	JRT from owning the shares of Home Products, as surviving corporation; or

•	JRT from operating any material part of the business of Home Products, as surviving corporation, and its subsidiaries.

Acquisition Proposals (page 57)

We agreed not to:

•	enter into any agreement with respect to any company takeover proposal (described below);

•	prior to the approval of the merger agreement by our stockholders, furnish to any person any information with respect to a company takeover proposal, except pursuant to a confidentiality agreement and after proper notice has been provided to JRT of the company takeover proposal;

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to JRT, the recommendation of the special committee of the merger and the merger agreement, unless the special committee determines in good faith, after consultation with outside counsel, that it is necessary to comply with its fiduciary duties; or

•	approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to a company takeover proposal.

If, however, prior to obtaining the approval of our stockholders we receive a superior company proposal, then our board of directors may approve and recommend the superior company proposal and may cause us to terminate the merger agreement and concurrently enter into a definitive agreement providing for the implementation of the superior company proposal if each of the four required conditions to terminating the merger agreement in favor of a superior company proposal has been satisfied. See “—Termination of the Merger Agreement” beginning at page 58.

Under the merger agreement:

•	the term “company takeover proposal” means (1) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving us or (2) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of our outstanding equity securities or consolidated total assets, other than the transactions set forth in the merger agreement;

•

the term “superior company proposal” means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a purchase of warrants or otherwise, more than 50% of our stock or all or substantially all of our assets, on terms that the special committee, after consultation with a financial advisor, determines in good faith to be more favorable to our stockholders than the terms and conditions of the transaction set forth in the merger agreement.

We have agreed to promptly notify JRT, orally and in writing, of any company takeover proposal made to the special committee, including the identity of the party making the company takeover proposal and the material terms of the company takeover proposal, and to keep JRT informed of the status of the company takeover proposal.

Termination of the Merger Agreement (page 58)

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the closing of the merger:

•	by mutual written consent of the parties;

•	by either party if the merger has not closed on or before October 31, 2004, unless the failure to close the merger is the result of a material breach of the merger agreement by the terminating party;

•	by either party if any governmental entity or court of competent jurisdiction issues a final, non-appealable order or injunction or takes any other final, non-appealable action that prohibits the completion of the merger;

•	by either party if, at a duly held stockholder’s meeting, the required stockholder approvals are not obtained;

•	by JRT:

•	if we materially breach any of our representations, warranties or covenants in the merger agreement and the breach causes any of the conditions to closing to be unsatisfied and the breach cannot be or has not been cured within 30 days after written notice of the breach is given to us;

•	if, prior to obtaining the required stockholder approval, the board of directors or the special committee withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to JRT, its recommendation regarding the merger;

•	if, prior to obtaining the required stockholder approval, the board of directors or the special committee amends our Rights Agreement, dated May 21, 1997, by and between Home Products and Chase Mellon Shareholder Services L.L.C., as rights agent, without JRT’s approval; or

•	if, prior to obtaining the required stockholder approval, we enter into a definitive agreement implementing a company takeover proposal.

•	by us:

•	if JRT breaches or fails to perform in any material respect any of its representations, warranties or covenants in the merger agreement and the breach cannot be or has not been cured within 30 days after written notice of the breach is given to JRT, or

•	if, prior to obtaining the required stockholder approval, our board of directors has received a company takeover proposal and each of the following conditions has been satisfied:

•	the special committee has determined in good faith that the company takeover proposal constitutes a superior company proposal;

•	at least three days prior to termination, we have provided written notice to JRT of the determination of the special committee;

•	JRT has not made, within three business days of receipt of the notice, a binding written offer to acquire us that causes the special committee to no longer be able to determine in good faith that the superior company proposal remains a superior company proposal; and

•	We have reimbursed JRT for all reasonable out-of-pocket fees, costs and expenses incurred by JRT in connection with the merger and the merger agreement through the date of such termination up to a maximum reimbursement of $550,000 less any amounts already paid or reimbursed for expenses incurred in connection with amending the indenture for our notes.

Interests of Home Products’ Directors and Officers in the Merger (page 42)

When you consider our board of directors’ recommendation that you vote in favor of the merger agreement and merger, you should be aware that a number of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests in the merger, including the following:

•	Mr. Tennant, the sole stockholder of JRT Acquisition, owns 467,628 shares or approximately 5.9% of our common stock outstanding and entitled to vote as of June 30, 2004. Mr. Tennant holds no options to purchase common stock with an exercise price under $1.50 per share and holds 300,100 stock options with an exercise price greater than $1.50 per share for which he intends to execute an option cancellation agreement. Mr. Tennant will receive a total of approximately $700,000 in merger consideration for his shares and no consideration for the cancellation of his stock options. Mr. Tennant will also be entitled to receive approximately $91,821 in cash under the Executive Incentive Plan as well as additional cash amounts under the Management Incentive Plan. See “The Merger—Employment and Other Agreements” beginning at page 43;

•	Mr. Tennant will continue to have an equity interest in Home Products after the merger, will participate in any future earnings, growth or losses of Home Products and will remain chief executive officer and a director of Home Products, as the surviving corporation;

•	Mr. Tennant’s employment agreement entitles him, in the event his employment is terminated either voluntarily or involuntarily within 180 days after a change in control of Home Products, to receive:

•	payment on the date of termination of an amount equal to the difference between (1) $5 million and (2) the per share value of our common stock at the closing of the change of control transaction minus the exercise price per share of each stock option granted to Mr. Tennant as of the date of his employment agreement multiplied by the number of shares underlying those stock options;

•	payment within five days after the date of termination of an amount equal to the product of (1) three, multiplied by (2) the sum of salary and bonus earned by Mr. Tennant during each of the preceding two years divided by two; and

•	payment for any excise tax that may be due under section 4999 of the Internal Revenue Code (plus interest or penalties imposed with respect thereto) such that after payment by Mr. Tennant of all taxes, interest and penalties imposed upon him due to the additional payment, he will retain from the additional payments an amount sufficient to pay the excise tax (plus interest or penalties imposed with respect thereto).

Based on the terms of the merger, these amounts are estimated to be approximately $8 million plus amounts for the reimbursement of any excise, income or other taxes as described above. In addition, Mr. Tennant is also entitled to receive continuing medical and other insurance benefits for the two year period immediately following his termination. Mr. Tennant has informed us that in connection with the amendment to the indenture for the notes, and solely for purposes of the merger, he has agreed to waive his right to receive these change of control benefits.

•

Our executive officers and directors, other than Mr. Tennant, collectively own 142,717 shares of our common stock. These executive officers and directors hold no options to purchase common stock with an exercise price under $1.50 per share and we expect all of these executive officers and directors to execute option cancellation agreements for their respective outstanding stock options. If the merger is consummated, our executive officers and directors, other than Mr. Tennant, will receive an aggregate of approximately $215,000 in merger consideration and no consideration for their cancellation of their stock options. In addition, our executive officers other than Mr. Tennant will receive in the aggregate an additional cash amount of approximately $82,409 under our Executive Incentive Plan as well as additional cash amounts under the Management Incentive Plan. See “The Merger—Employment and Other Agreements” beginning at page 43;

•	Each of our executive officers, other than Mr. Tennant, has executed an employment agreement that entitles him to various severance payments if his employment is terminated in connection with a change of control; and

•	Our executive officers are expected to continue as executive officers of Home Products, as the surviving corporation.

Indemnification and Insurance (page 56)

The merger agreement provides that all of our obligations relating to rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger that exist in favor of Home Products’ directors or officers as provided in our certificate of incorporation or bylaws, and any of our existing indemnification agreements in effect as of the date of the merger agreement, will be fulfilled and honored by Home Products, as the surviving corporation, after the merger, and will continue in full force and effect in accordance with their terms. JRT has agreed to cause Home Products, as the surviving corporation, to ensure that the certificate of incorporation and bylaws of Home Products, as the surviving corporation, will contain provisions with respect to liability, indemnification and advancement of expenses that are at least as favorable as those currently in effect for a period of six years from the effective time.

We agreed to purchase, prior to the effective time of the merger, a fully prepaid “tail” policy under our existing directors’ and officers’ liability insurance policy. This “tail” policy will provide for aggregate coverage of at least $15 million and be effective for six years after the effective time of the merger. JRT and Home Products further agreed that if any claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, is made against any person covered by our directors’ and officers’ liability insurance, then the indemnification provisions of the merger agreement will continue in effect until the final disposition of the claim, action, suit, proceeding or investigation.

Appraisal Rights (page 49 and Appendix D)

Section 262 of the Delaware General Corporation Law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to us at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement and approval of the merger. Your failure to follow exactly the procedures specified under Delaware corporate law will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences (page 47)

The receipt of consideration in the merger will be a taxable transaction to you. In general, for United States federal income tax purposes, your receipt of cash in exchange for your shares of our common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of common stock. Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. We urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

The merger of JRT with and into Home Products will be treated for federal income tax purposes as either a purchase by JRT’s stockholder of the common stock of Home Products or a redemption by Home Products of its common stock. JRT, being a transitory entity formed for the purpose of effecting the transaction, will be disregarded and will not have any federal income tax consequences as a result of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement in connection with our solicitation of proxies for our special meeting of stockholders to be held on , 2004. At the special meeting, you will be asked to vote on the approval and adoption of a merger agreement that provides for the merger of JRT with Home Products.

Q:	As a holder of common stock, what will I receive in the merger?

A:	If the merger is completed and you do not exercise your appraisal rights, you will receive $1.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will receive $1,500, less any applicable withholding taxes. You can find a more detailed discussion of the terms of the merger in the section of this proxy statement titled “The Merger” beginning at page 36.

Q:	What is JRT Acquisition, Inc.?

A:	JRT is a privately held Delaware corporation formed solely for the purpose of effectuating the merger agreement and the transactions contemplated thereby. Mr. Tennant is the sole stockholder of JRT.

Q:	Does the board of directors recommend voting in favor of the merger proposal?

A:	Yes. After careful consideration, our board of directors and a special committee consisting of independent, disinterested board members have determined that the merger is fair to, and in the best interests of, us and our stockholders. The board and the special committee have approved the merger agreement and the merger and recommend that you vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Q:	Why was the special committee formed?

A:	As the sole stockholder of JRT and a stockholder, director and executive officer of Home Products, Mr. Tennant has interests that are different from, and in addition to, your interests in the merger. Accordingly, our board of directors concluded that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent and disinterested directors who are not officers or employees of JRT or Home Products and who have no financial interest in the merger different from that of Home Products stockholders generally should be formed to perform those tasks and, if appropriate, recommend the terms of the merger agreement and the merger to the entire board.

Q:	What vote is required to approve and adopt the merger agreement and approve the merger?

A:	The merger agreement and the merger must receive both (1) company stockholder approval, which is the approval of the holders of a majority of the outstanding shares of our common stock and (2) unaffiliated stockholder approval, which is the approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting and voting either “FOR” or “AGAINST” the merger agreement and merger, excluding shares of our common stock held by members of the JRT Group. Mr. Tennant has entered into a voting agreement with us in which he has agreed to vote shares of our common stock for which he has voting power in favor of the merger, but none of those shares will be counted in determining whether the unaffiliated stockholder approval has been received. Mr. Tennant’s outstanding shares represent in the aggregate approximately 5.9% of the shares of our common stock outstanding and entitled to vote as of June 30, 2004.

Q.	Can the merger agreement be terminated before consummation of the merger?

A:	Yes. The parties may agree to terminate the merger agreement at any time before consummation of the merger. In addition, the merger agreement may be terminated by either party under certain other circumstances.

Q:	What happens if the merger agreement is terminated before consummation of the merger?

A:	Generally, if the merger agreement is terminated, there will be no liability on the part of Home Products, JRT or any of their respective officers and directors. We have agreed to pay all out-of-pocket fees, costs and expenses incurred in connection with the amendment of the indenture for our notes up to a maximum of $550,000. In addition, if the merger agreement is terminated in favor of a superior company proposal, we will be obligated to reimburse JRT for its out-of-pocket expenses up to a maximum of $550,000 less any amounts already paid or reimbursed to cover expenses associated with amendment of our indenture.

Q:	What will happen to the market for Home Products common stock after the merger?

A:	At the effective time of the merger, trading in our common stock on the NASDAQ SmallCap Market will cease, and there will no longer be a public market for our common stock. Price quotations for our common stock will no longer be available and the registration of our common stock under the Securities Exchange Act of 1934 will be terminated.

Q:	What will happen to my stock options?

A:	As of June 30, 2004, there were options outstanding for an aggregate of 864,216 shares of our common stock pursuant to our 1987 Stock Option Plan, our 1991 Stock Option Plan, our 1994 Stock Option Plan and our 1999 Performance Incentive Plan. Of these stock options, options for an aggregate of 460,016 shares of our common stock were outstanding pursuant to the 1999 Performance Incentive Plan. Under the provisions of this plan, at the effective time of the merger, Home Products stock options outstanding pursuant to the 1999 Performance Incentive Plan will become fully exercisable. As a result, upon consummation of the merger, all of our outstanding options will be fully exercisable at a weighted average exercise price of $2.95 (without giving effect to any option terminations prior to the effective time).

The merger agreement provides that, at the effective time of the merger, each holder of stock options with an exercise price of less than $1.50 who has executed and delivered to us an option cancellation agreement will be entitled to receive, and Home Products, as the surviving corporation, will be obligated to pay, an amount in cash (subject to any applicable withholding of taxes) equal to the product of: (1) the number of shares of Home Products common stock that otherwise would have been issuable upon the exercise of the stock option, multiplied by (2) the excess of $1.50 over the exercise price per share of the stock option. Options issued under this plan with an exercise price equal to or greater than $1.50 per share for which option cancellation agreements are executed will be cancelled without any consideration being paid to their holders. Options issued under this plan for which no option cancellation agreements are executed will remain outstanding until an option cancellation agreement is executed, or they terminate or expire in accordance with their terms.

Q:	What should I do now in order to vote on the merger?

A:	After carefully reading and considering the information contained in this proxy statement, you should vote your shares of our common stock. You may attend the special meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•

Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted “FOR” the approval and adoption of the merger agreement and approval of the merger.

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 5:00 P.M local time on , 2004, and the procedures are designed to authenticate votes cast by using a personal control number located on proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You also may vote through the Internet by signing on to the web site identified on the proxy card and following the procedures described in the web site. Internet voting is available 24 hours a day, 7 days a week, until 5:00 P.M. local time on , 2004, and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

If you abstain from voting or fail to vote, for purposes of the company stockholder approval, your abstention or failure to vote will have the same effect as voting “AGAINST” the merger agreement and the merger. For purposes of the unaffiliated stockholder approval, your abstention or failure to vote will have the effect of neither voting “FOR” nor “AGAINST” the merger agreement and the merger.

Q:	If my shares are held for me by my broker, will my broker vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your shares, your broker will not be able to vote your shares on the merger agreement and the merger. For purposes of the company stockholder approval, this “broker non-vote” will have the same effect as voting “AGAINST” the merger agreement and the merger, but for purposes of the unaffiliated stockholder approval, a broker non-vote will have the effect of neither voting “FOR” nor “AGAINST” the merger agreement and the merger. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. You should also bring proof of your stock ownership if you wish to attend the special meeting.

Q:	What if I oppose the merger? Am I entitled to appraisal rights?

A:	If you are not satisfied with the amount that you are receiving in this merger, you are entitled under Section 262 of the Delaware General Corporation Law to have the value of your shares determined by the Delaware Chancery Court and to receive payment based on that valuation, which may be more or less than, or the same as, what is paid in the merger. To exercise these appraisal rights, you must deliver a written objection to the merger to us at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement or approval of the merger. Voting against or failing to vote for approval and adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal. If you hold your shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or other nominee to determine the appropriate procedures for making a demand for appraisal by the nominee.

If the merger is completed, Home Products, as surviving corporation, will provide the Chancery Court with a duly verified list of the stockholders who have demanded an appraisal of their shares. The Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares. The text of Section 262 of the Delaware General Corporation Law is attached as Appendix D to this proxy statement.

Q:	Can I change my vote?

A:	If you are a stockholder of record, you can change your vote in one of the following ways at any time before your proxy is voted at the special meeting:

•	by written notice to our secretary, stating that you would like to revoke your proxy;

•	either by completing, signing and submitting a new, later-dated proxy card or following the instructions given for changing your vote by telephone; or

•	by attending the special meeting and voting in person.

Your attendance at the meeting will not, in and of itself, constitute revocation of a proxy; you must cast an actual vote. If your shares are held in the name of a broker or other nominee and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Q:	Should I send in my stock certificates now?

A:	No, you should not send in your stock certificates now. If we complete the merger, the paying agent, [ ], will send you written instructions for exchanging your stock certificates for the cash consideration.

Q:	What if I receive more than one proxy card for the special meeting?

A:	This may mean that your shares of our common stock are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares of our common stock are voted at the special meeting.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as possible after the special meeting. However, in addition to obtaining company stockholder approval and unaffiliated stockholder approval, we must also satisfy other conditions before we can complete the merger. Therefore, we cannot predict exactly when we will complete the merger.

Q:	What if I have additional questions?

A:	If you have questions about the merger, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact our Chief Financial Officer either by writing to Home Products International, Inc., Attn: Chief Financial Officer, 4501 West 47th Street, Chicago, Illinois 60632, calling (773) 890-1010 or by email at info@homz.biz.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, including information incorporated by reference into this proxy statement, contains forward-looking statements that are based on our current expectations, estimates, assumptions and projections about our business and the merger. These forward-looking statements can generally be identified by use of words including, without limitation, “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could” or similar expressions.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Home Products’ actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These factors include:

•	the merger may not be completed in a timely manner or at all;

•	we may be subject to additional litigation in connection with the proposed merger;

•	uncertainties relating to general economic conditions, cyclical industry, business and social conditions; and

•	risks, uncertainties and other factors identified in our reports and filings made from time to time with the SEC, including those discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks and Management Outlook” from our Annual Report on Form 10-K for the fiscal year ended December 27, 2003, a copy of which is attached to this proxy statement as Appendix F.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this proxy statement.

SPECIAL FACTORS

Background of the Merger

In April 2002, due to a stock price that remained near historically low levels, the challenges faced by us in our business (as discussed below under “—Reasons for the Special Committee’s Determination and Recommendation; Fairness of the Merger”), as well as increased costs associated with being a public company, we engaged Sawaya Segalas, an investment banking firm, to advise us regarding a possible sale, merger, consolidation or other business combination of Home Products. Sawaya Segalas and our management screened over 400 companies to evaluate potential domestic, foreign, strategic and financial potential acquirers for Home Products. Fifty-three companies were selected to receive the initial marketing materials and 31 companies showed interest in receiving additional information and received a confidential information memorandum regarding Home Products. Of the companies that received further information, seven submitted preliminary non-binding indications of interest. Following a review of the indications of interest, four companies were invited to attend a management presentation in Chicago and given access to detailed due diligence information in a data room. These discussions did not lead to a firm offer from any of the prospective purchasers. Generally, concerns expressed about us included: (1) customer concentration issues, particularly with respect to Kmart; (2) exposure to resin prices; (3) relatively low growth in most of our segments; (4) uncertainty relating to the Martha Stewart scandal and its potential impact on Kmart; and (5) potential financing issues relating to our notes. We terminated our engagement with Sawaya Segalas in September 2003.

At the beginning of October 2003, Mr. Tennant informed the board of directors that he was considering making an offer for Home Products. On October 2, 2003, four of the five members of the board of directors determined that a special committee comprised of our three independent, disinterested directors, Messrs. Campbell, Shure and Spungin, would need to be formed to consider, negotiate and evaluate any proposal that might be forthcoming from Mr. Tennant. These three independent, disinterested directors, informally acting as a special committee of our board of directors until their formal designation as such on December 16, 2003 (and referred to as the “special committee” throughout the following discussion), then interviewed several law firms and investment banking firms to represent and advise the special committee in connection with any proposal that might be made by Mr. Tennant. Following the interviews and deliberations by the special committee, the special committee decided to retain Katten Muchin Zavis Rosenman, whom we refer to as “KMZR,” as counsel to the special committee and Mesirow as financial advisor to the special committee. In mid-October 2003, Mr. Tennant advised the special committee that he was reconsidering whether he would submit a proposal to acquire the company after all, and discussions ceased until early December 2003.

On December 9, 2003, Mr. Tennant sent a letter to the board of directors proposing to acquire all of our publicly held shares for cash consideration of $1.35 per share. Mr. Tennant’s letter proposed that the acquisition would be in the form of a merger of Home Products with a newly formed acquisition entity, and would be conditioned upon, among other things, obtaining the consent of the holders of the outstanding notes to the proposed transaction and an appropriate amendment to our indenture for the notes. Mr. Tennant’s letter stated that his proposal was contingent upon us agreeing to be responsible for his transaction costs (including legal fees and expenses and investment banking fees and expenses) and the costs associated with amending the indenture (including the fees and expenses of the noteholders and related legal fees and expenses), regardless of whether a merger was consummated or not. On December 10, 2003, the special committee met with its advisors to consider Mr. Tennant’s proposal. At that meeting, the special committee requested that its advisors negotiate with Mr. Tennant and his advisors regarding the realization of a better price for our stockholders and Mr. Tennant’s requests that all transaction-related expenses be borne by Home Products.

On December 16, 2003, the board of directors held a regularly scheduled meeting. At that meeting, our management reviewed its final forecast of operating results for the full fiscal year ending December 27, 2003. Our management also presented its budget for the 2004 fiscal year, outlining key financial objectives and assumptions. There was also a discussion of major risks, including resin costs, capacity constraints, potential price wars and risks associated with our major customers. At that meeting, the board of directors formally designated Mssrs. Campbell, Shure and Spungin as the special committee to consider, negotiate and evaluate Mr. Tennant’s proposal to acquire Home Products.

On December 16, 2003, following the conclusion of the full board meeting, the special committee and its advisors met with Mr. Tennant, his financial advisor, Stifel Nicolaus and his legal counsel, Vedder, Price Kaufman and Kammholz, to further discuss and negotiate the terms and conditions of Mr. Tennant’s proposal. During these negotiations, the special committee sought various concessions from Mr. Tennant, including, among other things, that Mr. Tennant drop his demand that we bear all transaction-related expenses (including those of Mr. Tennant and all expenses related to amending the indenture and negotiations and discussions with the noteholders), and that Mr. Tennant waive the change of control provisions in his existing employment agreement in order to level the playing field for other potential acquirers. Another meeting of the special committee was scheduled for the next day to continue the process of reviewing and considering Mr. Tennant’s proposal.

On December 17, 2003, the special committee, along with representatives of its advisors, met with Mr. Tennant and his advisors to continue to consider Mr. Tennant’s proposal. At that meeting, our management presented again its financial forecast for 2003 and budget for 2004, for the benefit of the advisors to the special committee and to Mr. Tennant. Discussions continued with Mr. Tennant regarding the concessions sought by the special committee. Mr. Tennant refused, however, to make concessions that the special committee considered to be adequate.

On December 18, 2003, Mr. Tennant sent a letter to the special committee stating that he would not pursue the proposed transaction unless the special committee agreed that Home Products would pay for all expenses relating to the amendment of the indenture, including, without limitation, expenses of counsel for Home Products, Mr. Tennant’s counsel, and all expenses of the noteholders in negotiating and completing the indenture amendment, regardless of whether or not the proposed transaction was consummated. In his letter, Mr. Tennant also noted that he had worked with investment bankers in aggressively marketing Home Products on behalf of the board of directors and stockholders in prior years and that, based on that experience, he considered his proposal to be the only viable option for us to deliver value and liquidity to our stockholders for the foreseeable future.

In light of the fairly steady erosion in the market price for our common stock, from $3.00 earlier in 2003 to $1.07 on December 18, 2003, the special committee determined that it was in the best interests of Home Products and its stockholders for Mesirow to attempt to identify other potential acquirers and, if possible, for the special committee’s advisors to re-start discussions with Mr. Tennant and his advisors to see if agreement could be reached on a potential transaction with Mr. Tennant at a price that would provide both liquidity and a premium for our stockholders. Also on December 18, 2003, the special committee executed a formal engagement letter with Mesirow.

While discussions with Mr. Tennant remained at a standstill, Mesirow began the process of interviewing members of our management team, and assembling and reviewing relevant materials, as it considered necessary to enable Mesirow to identify, evaluate and pursue strategic alternatives.

At a special committee meeting on January 13, 2004, Mesirow presented the special committee with a list of the various opportunities and challenges that the special committee was likely to encounter in attempting to attract third party strategic interest in a potential acquisition of Home Products. Mesirow initially concluded that, despite the many challenges facing Home Products, there was still a possibility of attracting interest, particularly if we were able to restructure certain of our obligations. For example, Mesirow observed that a restructuring of Mr. Tennant’s employment agreement to waive or reduce the payments to which he was entitled in the event he terminated his employment after a change of control could help make the company more attractive to potential third party acquirers. At that meeting, Mesirow identified for the special committee approximately 20 prospective strategic buyers and categorized them according to their relative likelihood of interest.

In mid-January 2004, discussion resumed with Mr. Tennant regarding his proposal, and the special committee decided to agree to pay the expenses associated with negotiating an indenture amendment, subject to a reasonable cap, after concluding that the discussions with the noteholders were not only necessary for purposes of Mr. Tennant’s proposal but would also facilitate the pursuit of alternative transactions.

On January 20, 2004, Mr. Tennant sent a letter to the special committee in which he proposed that a newly formed acquisition company, Newco, would acquire all of our publicly held shares in a merger transaction in which each share of our common stock would be exchanged for $1.50 in cash. Mr. Tennant would be an owner of Newco. His letter stated that his proposal had no financing or due diligence contingency. His letter also stated that his proposal was conditioned, among other things, on:

•	negotiation of an appropriate amendment to our indenture, with Home Products being responsible for the costs associated with the amendment (including the fees and expenses of our counsel, the fees and expenses of the noteholders and their counsel, and the fees and expenses of Newco and its counsel relating to the amendment), up to an aggregate maximum of $350,000;

•	the definitive merger agreement providing for a break up fee equal to 3% of the aggregate consideration of Newco’s offer if we terminated the transaction for any reason other than our receipt and acceptance of a bona fide superior offer from a third party or a breach by Newco giving us the right to terminate the proposed merger agreement; and

•	the definitive merger agreement providing that we would reimburse Newco and Mr. Tennant for all costs and expenses incurred by them if we terminated the proposed transaction for any reason other than a breach by Newco giving us the right to terminate the proposed merger agreement.

Discussions and negotiations continued with Mr. Tennant and his advisors, and later that day he submitted a revised proposal letter. The revised proposal eliminated the break up fee, and among other things, stated that:

•	Newco would acquire all of our publicly held shares in a merger in which each share would be exchanged for $1.50 in cash;

•	Following the consummation of the proposed merger, our noteholders would own warrants giving them the right to acquire stock of the surviving corporation;

•	To the extent the fees and expenses relating to amendment of our indenture exceeded $350,000, any excess would be the responsibility of Newco and Mr. Tennant; and

•	The proposed merger was not subject to any financing or due diligence contingency.

The special committee continued to seek confirmation that Mr. Tennant and Newco had arranged for the financing necessary to consummate the proposed transaction and requested confirmation that Fleet Capital Corporation (now known as Bank of America Business Capital), our senior lender, was willing to finance the proposed transaction on the terms described to the special committee by Mr. Tennant and his advisors. On February 3, 2004, the special committee received a copy of a term sheet from Fleet Capital Corporation with respect to financing the transaction. The special committee requested that its advisors obtain additional information regarding the Fleet Capital financing and negotiate further revisions to Mr. Tennant’s proposal, including the expense reimbursements that had been requested by Mr. Tennant and Newco.

On February 4, 2004, the special committee received, reviewed and decided to accept a revised proposal letter from JRT and Mr. Tennant. The revised proposal was executed by us and Mr. Tennant, and was filed as an attachment to our 8-K filing made on February 5, 2004. At its February 23, 2004 meeting with the special committee, Mesirow expanded the list of possible acquirers to 21 prospective strategic buyers and 14 prospective financial buyers, including six financial buyers with strategic portfolio companies. Mesirow contacted each of these prospective buyers, sometimes on several occasions, and followed up with confidentiality agreements to the approximately 22 prospective buyers that indicated an interest. Additional marketing materials were sent to seven prospective buyers after each of them executed confidentiality agreements. As of its March 8, 2004 meeting with the special committee, Mesirow had sent out marketing materials to an additional six prospective buyers. Mesirow also consulted with the special committee on March 17, 2004 on alternative financing arrangements such as a potential recapitalization.

During this active market search, Mr. Tennant would not concurrently negotiate the terms of a definitive merger agreement, indicating that he was not prepared to incur the related expenses. During this period, he did continue to have discussions with the holder of a majority of the notes regarding the amendment of the indenture.

In late March 2004, Home Products received indications of interest from two financial buyers. Within two weeks of submitting their correspondence indicating interest, the two buyers decided to collaborate and submitted a joint indication of interest in early April, which it revised and re-submitted later that month. At a meeting of the special committee on April 14, 2004, Mesirow reported on the status of this joint proposal, as well as discussions with other prospective buyers. The special committee continued to review these matters throughout April 2004. The joint proposal failed, however, when the prospective buyers were unable to reach an agreement with holders of our notes regarding a restructuring of the subordinated debt.

When these two parties failed to reach an agreement with the noteholders, the special committee decided to go forward to attempt to reach a definitive agreement with Mr. Tennant. At that time, Mr. Tennant and JRT revived their condition that, before moving forward to negotiate definitive documentation, we agree to reimburse their legal and other costs associated with the proposed transaction (in addition to the costs associated with amendment of the indenture). The special committee decided to agree to this request, given that the special committee continued to believe that a merger at a price of $1.50 per share was in the best interests of our stockholders for the reasons discussed below and that the JRT proposal was the only viable proposal to acquire us, subject to three conditions:

1)	JRT provide the special committee with Fleet’s formal, written commitment to finance the transaction;

2)	JRT provide the special committee with written confirmation from the majority note investor that it had substantially agreed to the amendment to the terms of the notes as necessary to allow the merger transaction with JRT to proceed and as to its willingness to execute final documentation with respect thereto by August 31, 2004; and

3)	JRT and the special committee reach agreement on the language of a “fiduciary out” provision for a definitive merger agreement that would give us a broad right to provide information to, and negotiate with, third parties and to terminate the agreement to enter into a superior proposal.

The parties then negotiated the terms of the terms of the “fiduciary out” and the conditions under which we would we would be obligated to reimburse JRT’s and Tennant’s expenses. On May 17, 2004, after agreement was reached on these matters and the three conditions established by the special committee had been satisfied, we executed a letter agreement with JRT setting forth our commitment to reimburse Mr. Tennant for JRT’s fees and expenses incurred in connection with the proposed transaction up to an aggregate of $150,000 (in addition to the costs associated with amendment of the indenture).

On May 17, 2004, following the execution of the “fee letter,” counsel to JRT distributed a draft of a merger agreement to us and our counsel for our review and comment. The special committee and its counsel promptly reviewed this draft and commenced negotiation of the definitive merger agreement and ancillary documents with JRT and its counsel.

On May 24, 2004, the special committee met with representatives of Mesirow and KMZR. Representatives of KMZR summarized the terms of the proposed merger agreement and discussed the open business and legal issues relating to the agreement. Representatives of Mesirow then provided the special committee with a comprehensive review of the exploration of strategic alternatives and Mesirow’s financial analysis with respect to the proposed merger. Mesirow reported that it had contacted 23 strategic buyers and 40 financial buyers, including eight financial buyers with portfolio or related investments in strategic companies. Mesirow attributed the lack of interest among strategic buyers to Home Products’ outstanding debt load and the unwillingness of the holders of the notes to restructure the notes, exposure to price volatility in the resin market, limited pricing power of Home Products’ commodity products, heavy customer concentration, particularly with Kmart Corporation, the change of control provisions in Mr. Tennant’s employment agreement and in the indenture and our relatively poor recent results and prospects. According to Mesirow, our outstanding debt load and the unwillingness of the holders of the notes to restructure the notes, the change of control provisions of both the indenture and Mr. Tennant’s employment agreement, price volatility in the resin and steel markets and the commodity nature of our products were among the reasons given by prospective financial buyers for their decision not to go forward. In connection with Mesirow’s review, the board of directors received the oral opinion of Mesirow that the $1.50 per share cash consideration to be received by our stockholders in the merger was fair, from a financial point of view, to our stockholders.

From May 24, 2004 through June 1, 2004, the special committee and its counsel continued to negotiate with JRT and its counsel in an effort to reach agreement on the remaining open issues. The special committee also requested that, as a condition to executing a definitive agreement, JRT provide it with a revised commitment letter from Fleet extending the expiration date of the financing commitment.

On June 1, 2004, the special committee had received the revised commitment letter from Fleet and met again with representatives of Mesirow and KMZR. Representatives of KMZR advised the special committee as to the few remaining open issues on the merger agreement. Representatives of Mesirow discussed again their financial analysis and reiterated their oral opinion, confirmed in a written opinion dated June 2, 2004, that as of the date of their opinion and subject to the conditions and assumptions set forth in the opinion, the $1.50 per cash consideration was fair, from a financial point of view, to our stockholders. At that meeting, the special committee unanimously approved and recommended the merger agreement and the merger, subject to the resolution of the remaining open issues, on the terms proposed by the special committee.

On the morning of June 2, 2004, 2004, our entire board of directors, consisting of the members of the special committee and Mr. Tennant, held a meeting to consider whether to approve the merger agreement and the merger. The advisors to the special committee were also present at, and participated in, this meeting. With Mr. Tennant abstaining from the deliberations and voting, the board approved the merger agreement, the merger and related documents, subject to JRT’s agreement to resolve one remaining open issue, on the terms that had been proposed by the special committee. Later that day, JRT agreed to accept the special committee’s proposal on this open matter, and the parties executed the definitive merger agreement and ancillary documents.

Since June 2, 2004, the date the merger agreement was executed, our special committee has received two additional expressions of interest, which the special committee is reviewing and evaluating.

Reasons for the Special Committee’s Determination and Recommendation; Fairness of the Merger

The special committee unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Home Products and its stockholders. The special committee approved the merger agreement and recommended to the board of directors that the merger agreement be adopted and approved and the merger be approved. Based on the special committee’s analysis and recommendation, the board of directors recommends that our stockholders vote “FOR” the adoption and approval of the merger agreement and approval of the merger.

In making its recommendation to the board of directors, the special committee considered a number of factors that it believed supported its recommendation that the transaction is fair, procedurally and substantively, to our stockholders, including, but not limited to, the following factors:

Review of operations, forecasts and projections. The special committee reviewed our historical results of operations, financial condition, assets, liabilities, business strategy and available sources of financing, as well as certain forecasts and projections prepared by our senior management. This review indicated that there were and are significant business risks confronting us. The special committee considered these risks, among others, in evaluating the merger.

•	Rising prices of our two key raw materials, plastic resin and steel, combined with an inability in our relatively inelastic market to pass on the costs of these price increases to customers, would further erode our already slim margins. We are particularly affected because of the relatively high proportion of our costs of goods allocated to our raw materials. Plastic resin has historically represented approximately 20-25% of our cost of goods sold. In 2003, the price of plastic resin rose by approximately 20%, increasing this proportion to around 30% and adding approximately $10 million to our cost of goods sold that was not recoverable from our customers. In the first quarter of 2004, plastic resin costs increased an additional 11%, adding approximately $1.6 million to our cost of goods sold.

•	Our heavily concentrated customer base, with three customers accounting for approximately 75% of our sales, has been adversely affected by the uncertainty surrounding the bankruptcy and subsequent store closings of our biggest customer, Kmart Corporation, which was responsible for 33% of our 2003 sales.

•	The commodity nature of our products and pricing pressures imposed by our major “big box” discount retail customers limit our ability to price our products at a premium and cause margins to remain thin.

•	Increased competition, particularly in the laundry sector, from entities that rely heavily on foreign-sourced products, enable these entities to sell their products at lower prices than ours and adversely affect our pricing, market share and margins.

•	Constraints on our capital raising ability limit our ability to increase capacity and introduce new products.

Merger consideration premium. The merger consideration of $1.50 per share represents (1) a premium of approximately 20% over the $1.25 closing sale price for our shares on June 1, 2004, the last trading day before the announcement of execution of the merger agreement, (2) a premium of approximately 22% over the $1.23 closing sale price for our shares on February 5, 2004, the date we filed a Form 8-K with the SEC announcing JRT’s offer to acquire us and (3) a premium of approximately 17% over the $1.28 average closing sale price for our shares for the thirty days prior to the announcement of execution of the merger agreement.

Active market search. As described above in “Background of the Merger,” the special committee and its financial advisor engaged in an extensive active market search process to identify potential strategic and financial acquirers, contacting over 60 potential buyers. Prior to execution of the merger agreement, this search resulted in indications of interest from only two potential buyers, neither of which developed into firm offers. See “Background of the Merger” beginning at page 16.

Change of control provisions under the indenture. The indenture for our notes provides the noteholders with the right to require us to repurchase the notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest in the event of certain change of control transactions. If all of our noteholders exercised this right, we would be obligated to pay over $117.2 million upon a change of control. The repurchase rights will not be triggered, however, by an acquisition of a majority of our outstanding voting stock by a “permitted holder,” defined in the indenture as “(i) directors and officers of [Home Products] on the Issue Date [of the notes] and (ii) Chase Venture Capital Associates, L.P. and any Affiliates thereof.” Because Mr. Tennant will beneficially own a majority of the outstanding voting stock of Home Products, as the surviving corporation, following the consummation of the merger, and because Mr. Tennant is a permitted holder, consummation of the merger is not expected to trigger the repurchase rights of the noteholders. This exception to the change of control provisions, which weighed in favor of the merger, was taken into account by the special committee. See “The Merger—Indenture” beginning at page 40.

Change of control provisions under Mr. Tennant’s employment agreement. Mr. Tennant’s employment agreement entitles him, in the event his employment is terminated either voluntarily or involuntarily within 180 days after a change of control of Home Products, to receive:

•	payment on the date of termination of an amount equal to the difference between (1) $5 million and (2) the per share value of our common stock at the closing of the change of control transaction minus the exercise price per share of each stock option granted to Mr. Tennant as of the date of the employment agreement multiplied by the number of shares underlying those stock options;

•	payment within five days after the date of termination of an amount equal to the product of (1) three, multiplied by (2) the sum of salary and bonus earned by Mr. Tennant during each of the preceding two years divided by two; and

•

payment for any excise tax that may be due under section 4999 of the Internal Revenue Code (plus interest or penalties imposed with respect there to) such that after payment by Mr. Tennant of all taxes, interest and penalties imposed upon him due to the additional payment, he will retain from the additional payments an amount sufficient to pay the excise tax (plus interest or penalties imposed with respect thereto).

Based on the terms of the merger, these amounts are estimated to be approximately $8 million plus amounts for the reimbursement of any excise, income, or other taxes as described above, all of which the special committee took into account in evaluating the likelihood that third-party offers would be able to be competitive with the terms of the merger. In addition, Mr. Tennant will be entitled to receive continuing medical and other insurance benefits for the two year period immediately following his termination. Mr. Tennant has informed us that in connection with the amendment to the indenture for the notes, and solely for purposes of the merger, he has agreed to waive his right to receive these change of control benefits. See “The Merger—Employment and Other Agreements” beginning at page 43.

Limited liquidity for our stock. The special committee took into account the limited public float and low trading volume of our common stock, the small number of market makers and the lack of institutional research coverage relating to Home Products. These factors make it difficult for our stockholders to dispose of large numbers of shares without adversely affecting our stock price. In the special committee’s view, these factors made the merger consideration contemplated by the merger agreement preferable to the alternative of subjecting the stockholders to the risk of declining stock performance or the risk of being unable to sell our shares without triggering a significant adverse impact on the stock price.

Fairness opinion. The special committee reviewed and adopted the opinion of its financial advisor, Mesirow, that as of June 2, 2004 and based upon and subject to the various qualifications and assumptions described in Mesirow’s opinion, the consideration to be received by our stockholders in the merger was fair to the stockholders from a financial point of view. The special committee also considered the analyses presented by Mesirow to the special committee, which it reviewed as a whole, without weighing or emphasizing each analysis separately.

Costs associated with being a public company. The special committee compared the costs involved with being a public company, including the costs of filing periodic reports and complying with the proxy rules under the Securities Exchange Act of 1934, and the costs of compliance with the enhanced governance and disclosure regimes under the Sarbanes-Oxley Act to the benefits of being a public company. It concluded that the benefits that we and our stockholders should derive from being a public company were not being realized and did not justify continuing to incur the substantial costs associated with being public.

Extensive negotiation. The special committee also took into account the extensive negotiations between it and its financial and legal advisors, on the one hand, and JRT and its financial and legal advisors on the other hand, including the fact that the negotiations:

•	involved a special committee of independent and disinterested directors, who had no financial interest in the merger that was different from our stockholders generally, representing Home Products, and that the special committee retained and received advice from its own independent legal and financial advisors, and devoted extensive time and attention to, evaluating, negotiating and recommending the terms of the merger agreement;

•	provided Home Products with the right to provide information to, and negotiate with, a person making an unsolicited acquisition proposal;

•	provided Home Products with the right to terminate the merger agreement to accept a superior company proposal; and

•	provided our board of directors with the right to withdraw or modify its recommendation of the merger agreement and the merger if the board, in good faith after consultation with counsel, concluded that it was necessary to do so to comply with its fiduciary duties.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•	the possibility that the merger would not be consummated and the resulting effects of a failed transaction;

•	the fact that, following the merger, our current stockholders (other than members of the JRT Group) will cease to participate in any future earnings growth or benefit from an increase in value of Home Products; and

•	the tax consequences to our stockholders upon their receipt of the merger consideration.

The special committee nonetheless concluded that these potentially negative factors, including the loss of opportunity to participate in future earnings growth or increase in value of Home Products, were adequately compensated for by the merger consideration and the fact that our stockholders (other than members of the JRT Group) will no longer be exposed to the business risks faced by Home Products and the risks associated with holding relatively illiquid stock and the increasing costs of being a public company.

The foregoing discussion includes all of the material factors considered by the special committee in reaching its conclusions and recommendations, but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the special committee may have given differing weights to different factors. The special committee’s determination was made after considering all of the factors together as a whole.

Reasons for the Board of Directors’ Determination and Recommendation; Fairness of the Merger

Our board of directors consists of four directors, three of whom served on the special committee. At the June 2, 2004 meeting of the board, based upon the factors considered by the special committee, our board of directors concluded that these factors supported the special committee’s conclusions and adopted the special committee’s fairness determination. Due to his interest in the transaction, Mr. Tennant abstained from the board’s determination and approval decisions. As a result, the three members of the board of directors who were participating in these decisions were the members of the special committee. The board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

Opinion of the Special Committee’s Financial Advisor

The special committee retained Mesirow to act as its financial advisor in connection with the proposed merger. As part of its engagement, the special committee asked Mesirow to render a fairness opinion relating to the merger. On June 1, 2004, Mesirow delivered to the special committee its oral opinion, noting that such opinion would be delivered in writing the next morning, to the effect that, based upon and subject to the assumptions and qualifications stated in its opinion, the $1.50 per share merger consideration to be received by Home Products’ stockholders in connection with the merger pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of Mesirow’s written opinion, dated June 2, 2004, is attached as Appendix B to this proxy statement and is incorporated by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Mesirow in rendering its opinion. Mesirow’s opinion relates only to the fairness, from a financial point of view, to Home Products’ stockholders of the per share merger consideration to be received by such stockholders in the merger pursuant to the merger agreement, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the approval of the merger agreement or the merger. The following summary of Mesirow’s opinion is qualified in its entirety by reference to the full text of the opinion. Mesirow’s opinion was directed to the special committee for its benefit and use in evaluating the fairness of the merger consideration.

In connection with Mesirow’s review of the proposed merger and the preparation of its opinion, Mesirow examined:

•	a draft of the merger agreement;

•	the audited financial statements of Home Products for the three years ended December 27, 2003;

•	the unaudited financial statements of Home Products for the three months ended March 27, 2004;

•	certain internal business, operating and financial information and forecasts of Home Products, prepared by the senior management of Home Products, and certain projections of Home Products, which we refer to collectively as the “projections”;

•	information regarding publicly available financial terms of certain other change of control transactions Mesirow deemed relevant;

•	the financial position and operating results of Home Products compared with those of certain other publicly traded companies Mesirow deemed relevant;

•	existing and historical market prices and trading volumes of Home Products common stock;

•	the terms of the employment agreement dated May 19, 1999 between Home Products and Mr. Tennant, as amended;

•	Home Products’ annual report on Form 10-K for the fiscal year ended December 27, 2003, Home Products’ quarterly report on Form 10-Q for the fiscal quarter ended March 27, 2004 and certain other publicly available information relating to Home Products and the industry in which it conducts its business; and

•	such other materials and information Mesirow deemed relevant.

Mesirow held discussions with members of the senior management of Home Products to discuss the foregoing. Mesirow also met with the special committee and the special committee’s legal counsel to discuss the merger and the other transactions contemplated by the merger agreement and the results of its analysis and examination. In addition, Mesirow considered other matters and performed the due diligence that it deemed relevant to its inquiry and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant or appropriate.

In rendering its opinion, Mesirow assumed and relied upon, with the consent of the special committee and without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with Mesirow for purposes of its opinion, including, without limitation, the projections. Mesirow was advised by the senior management of Home Products that the projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Home Products. In that regard, Mesirow assumed, with the consent of the special committee, that the projections will be achieved and that all material assets and liabilities (contingent or otherwise) of Home Products are as set forth in Home Products’ financial statements or other information made available to Mesirow. Mesirow expressed no opinion with respect to the projections or the estimates and judgments on which they were based.

Mesirow also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on Home Products or on the expected benefits of the transaction contemplated by the merger agreement and that the merger will be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Home Products or JRT. Furthermore, with the consent of the special committee, Mesirow assumed that the executed form of the merger agreement conforms in all material respects to the last draft of the merger agreement reviewed by Mesirow.

Mesirow did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of Home Products. Furthermore, Mesirow’s opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Home Products or the effect of any other transaction in which Home Products might engage. Mesirow assumed without verification the accuracy and adequacy of the legal advice given by counsel to Home Products and by counsel to the special committee on all legal matters.

Mesirow did not express any opinion as to the price at which Home Products common stock would trade at any future time. Those trading prices could be affected by a number of factors, including but not limited to:

•	changes in the prevailing interest rates and other factors that generally influence the price of securities;

•	adverse changes in the current capital markets;

•	the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Home Products or in the product markets it serves;

•	any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on the terms and conditions that are acceptable to all parties at interest.

Mesirow’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Mesirow as of, the date of the opinion. Although subsequent developments may affect its opinion, Mesirow does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed and material factors considered by Mesirow to arrive at its opinion. Mesirow performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. The summary does not purport to describe all of the analyses performed or factors considered by Mesirow in this regard.

Comparable Public Company Analysis

Mesirow performed a comparable public company analysis as part of its examination of the fairness of the consideration to be provided in the merger. A comparable public company analysis provides a method to estimate the value of a company based on the prices at which the common stock of other comparable companies trade in the market. A comparable public company analysis is based on the proposition that the enterprise value and the equity value of comparable companies is a useful way to estimate the value of a company. A comparable public company analysis involves dividing the enterprise value (the total shares of stock outstanding multiplied by the stock price per share plus all outstanding debt net of cash) or the equity value (the total shares of stock outstanding multiplied by the stock price per share), as the case may be, of each comparable company by relevant operating measures (for example, revenues, EBITDA, EBIT or book value) of that company to determine valuation multiples for the comparable companies. The resulting range of multiples may then be compared to corresponding multiples for the target company, which are calculated based on the proposed per share merger consideration.

Mesirow reviewed and compared certain financial information relating to Home Products to corresponding financial information, ratios and public market multiples for certain publicly traded companies with operations in the relevant industry. The comparable companies selected by Mesirow were Knape & Vogt Manufacturing Co., Lifetime Hoan Corporation, Myers Industries, Newell Rubbermaid, Inc. and Tupperware Corporation. Mesirow selected these companies because they are the publicly traded companies that engage in businesses reasonably comparable to Home Products’ business.

In the comparable company analysis, Mesirow calculated for the comparable company group their multiples of enterprise value to revenue, EBITDA and EBIT, and multiples of equity value to book value. “EBITDA” refers to earnings before interest, taxes, depreciation and amortization and “EBIT” refers to earnings before interest and taxes. “LTM” as used in the table below, refers to the last 12 months. The operating results and the corresponding derived multiples for the comparable companies were based on the latest 12-month period using each company’s most recent available publicly disclosed financial information and closing share prices as of May 21, 2004.

Mesirow also calculated for Home Products its multiples of enterprise value to revenue, EBITDA and EBIT, and multiples of equity value to book value. Mesirow calculated the Home Products multiples based on three separate financial periods: (1) fiscal year 2003 (actual), (2) the latest 12-month period using the most recently available publicly disclosed financial information and (3) fiscal year 2004, as projected by Home Products’ management. In each case, the multiples were based on the proposed $1.50 per share merger consideration.

After calculating the multiples for the comparable company group and for Home Products, as described above, Mesirow compared the range of multiples derived for the comparable company group with the three categories of multiples calculated for Home Products. Information regarding the range of multiples from Mesirow’s analysis of selected comparable publicly traded companies and corresponding multiples for Home Products based on the proposed per share merger consideration is set forth in the following table:

	Comparable Company Multiple Range (LTM)			Home Products Multiple at $1.50 Per Share
Multiple	Low	Median	High	2003 Actual	LTM	2004 Projected
Enterprise Value/Revenue	0.57x	1.05x	1.45x	0.55x	0.54x	0.58x
Enterprise Value/EBITDA	6.6x	8.9x	12.6x	7.9x	6.7x	9.2x
Enterprise Value/EBIT	13.6x	14.1x	17.6x	17.3x	12.2x	22.9x
Equity Value/Book Value	1.4x	2.8x	4.4x	1.9x	1.9x	NM

None of the selected companies is identical to Home Products. Accordingly, any analysis of the selected comparable publicly traded companies necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected comparable publicly traded companies.

Comparable Transactions Analysis

Mesirow also performed an analysis of selected recent change of control transactions in the relevant industry based on publicly available information as part of its testing of the fairness of the consideration to be provided in the merger. A comparable transactions analysis is based on the idea that the prices paid in comparable transactions provide a basis to estimate the value of a similar company. A comparable transactions analysis involves dividing the enterprise value paid in each comparable transaction by relevant operating measures (for example, revenues, EBITDA or EBIT) for the company that was acquired to determine valuation multiples from the transaction. The resulting range of multiples may then be compared to corresponding multiples for the target company, which are calculated based on the proposed per share merger consideration.

In total, Mesirow examined 17 transactions that were chosen based on Mesirow’s judgment that they were generally comparable, in whole or in part, to the proposed merger. The selected transactions were not intended to be representative of the entire range of possible transactions in the industry. The 17 transactions examined were (target/acquirer):

•	DMI Furniture Inc./Flexsteel Industries, Inc.;

•	Lehigh Consumer Products Corp./Jarden Corp.;

•	Pillowtex Corp/GGST LLC;

•	Woodcraft Industries, Inc./Behrman Capital;

•	American Saw & Manufacturing Co./Newell Rubbermaid Inc.;

•	Diamond Brands Operating Corp./Jarden Corp.;

•	Hunt Corporation/The Berwind Company;

•	CBK, Ltd., LLC/Blyth Inc.;

•	Omega Group/Fortune Brands;

•	Anchor Hocking Corp./Libbey Inc.;

•	Brown Jordan International Inc./Winsloew Furniture;

•	Springs Industries, Inc./Heartland Industrial Partners, LP;

•	Mikasa Inc/JG Durand Industries;

•	McKechnie Ltd./Newell Rubbermaid Inc.;

•	Rubbermaid Inc./Newell Co.;

•	First Brands Corporation/The Clorox Company; and

•	Dow Chemical Dowbrands/SC Johnson & Sons Inc.

Mesirow reviewed the consideration paid in the selected comparable transactions in terms of the enterprise value of such transactions as a multiple of revenue, EBITDA and EBIT, based on the most recent publicly available information for the latest 12 months preceding each transaction date. Mesirow then compared the multiples derived in this analysis with corresponding multiples for Home Products based on three separate financial periods: (1) fiscal year 2003 (actual), (2) the latest 12-month period using the most recently available publicly disclosed financial information and (3) fiscal year 2004, as projected by Home Products’ management. In each case, the multiples were based on the proposed $1.50 per share merger consideration. Information regarding the range of multiples from Mesirow’s analysis of comparable transactions and corresponding multiples for Home Products based on the proposed per share merger consideration is set forth in the following table:

	Comparable Transaction Multiple Range (LTM)			Home Products Multiple at $1.50 Per Share
Multiple	Low	Median	High	2003 Actual	LTM	2004 Projected
Enterprise Value/Revenue	0.41x	1.12x	2.38x	0.55x	0.54x	0.58x
Enterprise Value/EBITDA	5.1x	7.7x	16.0x	7.9x	6.7x	9.2x
Enterprise Value/EBIT	6.0x	9.8x	23.8x	17.3x	12.2x	22.9x

Although Mesirow utilized the multiples implied by the selected transactions to derive the range of implied per share equity values of Home Products, none of these transactions or associated companies is identical to the merger or Home Products. Accordingly, any analysis of the selected comparable transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the merger value of Home Products versus the merger values of the companies in the selected comparable transactions.

Discounted Cash Flow Analysis

As an additional step in the valuation process, Mesirow performed a discounted cash flow analysis to test the fairness of the consideration to be provided in the merger. A discounted cash flow analysis provides a method to estimate the value of a company based upon projected future cash to be generated by the company. A discounted cash flow analysis is based on the theory that the value of a company is equal to the amount of cash that it will generate in the future in excess of future expenses. In conducting a discounted cash flow analysis, the amounts of money that the company is projected to earn in the future (reflecting amounts in excess of projected future expenses) are added together. Projected excess cash is then reduced, or discounted, by applying a range of discount rates to reflect the fact that the money will be received in the future and is therefore less valuable from a current point of view. The amounts generated by this calculation are then added to a range of discounted projected terminal values for the company, which are estimates of the value of the company at the end of the period for which earnings projections are available and which have been similarly discounted using a range of discount rates. The group of sums of these numbers is the range of estimated values of the company and can be compared to the amount of consideration that will be paid in the merger. If the amount of consideration to be paid in the merger is within or greater than the range of numbers calculated in the discounted cash flow analysis, this analysis would support a conclusion that the merger consideration is fair to the unaffiliated stockholders.

Mesirow utilized the projections to perform a discounted cash flow analysis of Home Products’ projected future cash flows for the fiscal years 2004 through 2008. Using discounted cash flow methodology, Mesirow calculated the present values of the projected cash flows for Home Products. Mesirow aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. In this analysis, Mesirow assumed terminal value multiples of 7.0x to 9.0x 2008 EBITDA and discount rates of 12% to 20%. The discounted cash flow analysis conducted by Mesirow, after subtracting Home Products’ net debt at December 31, 2003, produced implied per share equity values for Home Products as follows:

Discount Rate	Terminal 2008 EBITDA	Implied Per Share Equity Value Range
Multiple
12%—20%	7.0x—9.0x	–$6.67 to –$1.20

In comparing the range of estimated values using the discounted cash flow analysis to the proposed per share merger consideration, Mesirow noted that the proposed per share merger consideration was significantly above the range of estimated values derived from this analysis. It should be noted that the discounted cash flow analysis performed by Mesirow was done to assess our market value. We also assess the value of long-lived assets in accordance with generally accepted accounting principles. There are fundamental differences in these two analyses, such as the use of discounted, as opposed to undiscounted, cash flows and the inclusion of interest expense in the Mesirow analysis.

Leveraged Buyout Analysis

Mesirow also utilized a leveraged buyout analysis to test the fairness of the consideration to be provided in the proposed transaction. A leveraged buyout analysis is a means of estimating the value of a company based on how much a financial buyer would be willing to pay for the company in a transaction in which a majority of the purchase price is borrowed. A leveraged buyout analysis is based on the theory that a company’s value equals the amount a potential purchaser would be willing to pay to acquire control of it. A number of assumptions underlie a leveraged buyout analysis, including assumptions as to the amount of profits, or return, the financial buyer would expect to receive from its ownership of the company (calculated as a percentage of the amount of money the financial buyer would be required to invest in the transaction), the amount of time the financial buyer would be willing to own the company before selling it to lock in the buyer’s profits, and the amount of money that the financial buyer could borrow (in reliance on the credit of the company) in order to fund a portion of the purchase price in the theoretical leveraged buyout. In conducting a leveraged buyout analysis, the return that the financial buyer would receive from the transaction is estimated based on the company’s projections of future profits and amounts of money that its business will generate and the estimated sales price when the financial buyer sells the business in the future. Based on the amount of profits that the financial buyer would receive from the transaction and the amount of the purchase price that the financial buyer could borrow (as opposed to paying from his or her own funds), this analysis calculates the maximum price that the financial buyer would be able to pay for the company and still receive its expected return. The maximum price represents an estimate of the value of the company that can be compared to the amount of consideration to be paid in the merger.

Mesirow prepared a leveraged buyout analysis that was based upon the projections and assumed a hypothetical transaction date of December 31, 2003. In this analysis, Mesirow assumed the following for 2005 through 2008:

•	annual net sales of 3%;

•	gross margin consistent with 2004 estimates of 16%;

•	selling, general and administrative expense growth of 2% annually;

•	depreciation and amortization consistent with 2004 estimates of $8.9 million;

•	capital expenditures held constant at $5.0 million per year; and

•	working capital held constant at 10% of net sales.

After performing this analysis, assuming debt of 4.5x EBITDA, Mesirow concluded that it would be difficult for a non-strategic financial buyer to consummate a leveraged buyout transaction without a 30% to 40% discount on the purchase of Home Products’ notes because the transaction would result in unacceptable equity returns.

General

The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Mesirow to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Mesirow was carried out in order to provide a different perspective on the proposed merger and add to the total mix of information available. Mesirow did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration. Rather, in reaching its conclusion, Mesirow considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Mesirow did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Mesirow believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Home Products or the merger. In performing its analyses, Mesirow made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Mesirow are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

Mesirow is widely recognized as an investment banking firm. As part of its investment banking business, Mesirow is regularly engaged in structuring financings and the valuations of businesses and their securities in connection with mergers, acquisitions, leveraged buyout transactions, management buyouts, competitive biddings, restructuring transactions and private equity and debt placements. In the ordinary course of its business, Mesirow and its affiliates may from time to time actively trade the securities of Home Products for its own account or for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

The special committee hired Mesirow based on its qualifications and expertise in providing financial advice to companies and its reputation as a widely recognized securities firm. Pursuant to a letter agreement dated December 18, 2003, Mesirow has been paid fees totaling $300,000 for its role as financial advisor to the special committee. Under the terms of the letter agreement, in the event that Home Products is sold to a party unrelated to the proposed transaction, then Mesirow is entitled to an additional success fee in the amount of $450,000. In addition, Home Products has agreed to promptly reimburse Mesirow upon request for all of Mesirow’s reasonable out-of-pocket expenses in connection with its services to the special committee under the letter agreement, including the reasonable fees and expenses of Mesirow’s legal counsel. Home Products has also agreed to indemnify Mesirow against potential liabilities relating to or arising out of its engagement.

Projections

We do not, as a matter of course, make public projections as to future sales, earnings or other results. In connection with the merger, however, our management prepared and provided in December of 2003 to Mesirow the projections that are summarized below. These projections have not been updated for actual results subsequent to the year ended December 27, 2003. This information, which was not prepared with a view to public disclosures, is included in this document for the limited purpose of providing stockholders access to the financial projections considered by the special committee and by Mesirow in rendering its opinion.

The projections below are or involve forward-looking statements and are based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting business generally, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projections are indicative of our future performance or that actual results will not differ materially from those in the projections set forth below. See “Cautionary Statement Concerning Forward Looking Statements” beginning at page 15.

We are not entitled to rely on the safe harbor protection of the Private Securities Litigation Reform Act of 1995 with respect to the forward looking statements contained in these projections. However, in light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this proxy statement should not be regarded as a representation by us, the board of directors, the special committee, or any of our or their respective advisors, agents or representatives that these projections will prove to be correct.

The financial projections set forth below include EBITDA, EBIT and EBT. We define “EBITDA” as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization, “EBIT” as net earnings (loss) before interest expense and income tax expense and “EBT” as net earnings (loss) before income tax expense. EBITDA, EBIT and EBT are non-GAAP measures and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA, EBIT or EBT in isolation from, or as a substitute for, net earnings (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA, EBIT and EBT are presented in the projections because our management believes that they could be useful for investors in assessing projected operating performance and projected performance relative to financial obligations. In addition, EBITDA and EBIT are measures commonly used by financial analysts because of their usefulness in evaluating operating performance. EBITDA, EBIT and EBT, as used by us, are not necessarily comparable with similarly titled measures of other companies because all companies do not calculate EBITDA, EBIT and EBT in the same fashion.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, our management. Our independent registered public accountant, KPMG, LLP, has neither examined nor compiled the accompanying prospective financial information and, accordingly, KPMG, LLP does not express an opinion or any other form of assurance with respect thereto.

	2004 Budget
	$	%
Net sales	$223,663	100.0%
Gross profit	35,866	16.0%
Selling, general and administrative expenses	29,720	13.3%
Amortization of Intangibles	504	0.2%

Operating Income	5,642	2.5%
Other income (expense)	0	0.0%

EBIT	5,642	2.5%
Interest expense	(13,353)	(6.0%)

EBT	(7,711)	(3.5%)
Income tax expense	(150)	(0.1%)

Net loss before special charges	(7,861)	(3.6%)
Restructuring costs	(1,250)	(0.6%)

Net loss	($9,111)	(4.2%)

EBITDA	$14,020	6.3%

Loss per share	($1.14)

Position of the JRT Group as to the Fairness of the Merger

The rules of the SEC may require that each member of the JRT Group express its respective belief as to the fairness of the merger agreement and the proposed merger to Home Products’ unaffiliated stockholders. The JRT Group was not part of, and did not participate in the deliberations of, the special committee. Based on their belief regarding the reasonableness of the conclusions and analyses of the special committee and the board, the members of the JRT Group have adopted the analyses and conclusions underlying the special committee’s and the board of directors’ fairness determination described above and believe that the merger consideration is fair to our unaffiliated stockholders. In reaching this belief, the members of the JRT Group considered, in addition to the adoption of the analyses and conclusions of the special committee and the board of directors, the following factors:

•	the fact that Home Products had engaged various investment bankers, including Mesirow, to explore strategic alternatives and a possible sale of Home Products, and that, to the JRT Group’s knowledge, these investment bankers did not identify a single viable transaction other than the merger as currently contemplated with JRT;

•	the relationship between the $1.50 price per share of common stock to be paid in the merger and the recent and historical market prices of Home Products’ common stock. The merger price of $1.50 per share to be paid in the merger represents approximately a 20% premium to the closing sale price of Home Products’ common stock on June 1, 2004, the last trading day before the public announcement on June 2, 2004, of the signing of the merger agreement and a premium of approximately 22% over the closing sale price for our shares on February 5, 2004, the date we filed a Form 8-K with the SEC announcing JRT’s offer to acquire us;

•	the limited public float and low average daily trading volume of Home Products’ common stock and the lack of investment or research firms preparing research reports with respect to Home Products, all of which could be reasonably likely to adversely affect the price at which shares of Home Products common stock would trade for the foreseeable future and to preclude the stockholders of Home Products from achieving liquidity on their investment in Home Products;

•	the terms of the merger agreement, including the ability of the board of directors, in the exercise of its fiduciary duties to stockholders, to consider competing proposals;

•	the negotiation and deliberation process conducted by the special committee that led to the approval of the merger agreement by the special committee and the board;

•	Mesirow’s opinion as to the fairness of the merger;

•	the fact that under Delaware General Corporation Law, Home Products stockholders have the right to demand an appraisal of the “fair value” of their shares, which may be determined to be more or less than, or the same as, the per share merger consideration;

•	the fact that in addition to the approval of the holders of a majority of the outstanding shares of Home Products’ common stock required by Delaware law, the merger agreement allows JRT to refuse to complete the merger unless the merger also receives unaffiliated stockholder approval, which is approval of the holders of a majority of outstanding shares of common stock that are present in person or represented by proxy at the special meeting and voting either “FOR” or “AGAINST” the merger agreement and the merger, excluding shares of Home Products’ common stock held by members of the JRT Group; and

•	the overall procedural fairness of the process under which the merger agreement was negotiated and the procedural fairness of the transaction itself due to the special committee’s exercise of exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of the merger agreement and the extensive time and attention devoted to the transaction by the special committee throughout the negotiation process.

In reaching its beliefs as to fairness, the members of the JRT Group did not assign specific weight to particular factors, but rather considered all of the foregoing factors as a whole to support their respective beliefs that the merger is fair to the unaffiliated stockholders of Home Products. These beliefs, however, should not be construed as a recommendation to stockholders as to how they should vote on the merger. Moreover, the members of the JRT Group have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

Purposes of the Merger

For us, the purpose of the merger is to allow our stockholders to realize their investment in Home Products in cash at a price that represents a premium of 20% over the closing market price of our common stock on the last trading day before announcement of the execution of the merger agreement was made. Based on the reasons set forth above under “Special Factors—Reasons for the Special Committee’s Determination and Recommendation; Fairness of the Merger” and “Special Factors—Reasons for the Board of Directors’ Determination and Recommendation; Fairness of the Merger,” our board of directors believes that the merger is the best available opportunity to enhance and realize stockholder value.

The JRT Group is pursuing the merger to acquire the complete ownership of Home Products. The JRT Group believes that Home Products has positive business prospects, based upon its knowledge of Home Products’ business. The JRT Group believes that Home Products will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market’s emphasis on quarterly earnings and without the costs associated with being a public company. The transaction has been structured as a merger in order to preserve Home Products’ identity, goodwill and existing contractual arrangements with third parties. The JRT Group chose to make the offer for Home Products stock now because (1) after an extended marketing process, Home Products was unable to attract an offer from an acquirer that the board of directors determined to be financially adequate, (2) Home Products has generated limited trading volume in its common stock and has not attracted any interest on the part of research analysts consequently precluding the stockholders of Home Products from achieving liquidity in their investment in Home Products, and (3) Home Products’ stock price has declined to a level at which the JRT Group is willing to make an offer for Home Products stock at a price that is fair to the unaffiliated stockholders of Home Products.

Effects of the Merger

Upon completion of the merger, Home Products will be a privately held company, wholly owned by the JRT Group. Our current stockholders, other than those who are part of the JRT Group, will cease to have an ownership interest in Home Products and will not benefit from any continuing operations or growth of Home Products or from any transactions in which Home Products may be involved in the future.

Upon closing of the merger, trading in our common stock on the NASDAQ SmallCap Market will cease, and there will no longer be a public market for our common stock. Price quotations for Home Products’ common stock will no longer be available and the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. Accordingly, Home Products will no longer be required to file periodic reports with the SEC.

Mr. Tennant’s equity ownership in Home Products, as surviving corporation, involves risk resulting from the illiquid nature of his equity and the current financial condition of Home Products. Nonetheless, if Home Products is successful, the value of such an investment could be considerably greater than the consideration paid in the merger because of the benefit from increases in the future earnings, growth or value of Home Products, if any, that will accrue to Mr. Tennant.

The primary detriments of the merger to Mr. Tennant include the following:

•	The risk of the inability to increase the earnings, growth and value of Home Products following the merger will be borne by Mr. Tennant; and

•	Following the merger, there will be no trading market for Home Products’ equity.

Acquiror’s Plans

Following the merger, the JRT Group intends to continue to operate the business of Home Products. The JRT Group does not have any present plans or proposals that relate to or would result in an extraordinary transaction following completion of the merger involving Home Products’ structure or business, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Home Products, as the surviving corporation, will continue to evaluate its business and operations after the merger and intends to develop new plans and proposals that it considers to be in its best interests.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

We are sending this proxy statement to you as part of the solicitation of proxies by the Home Products board of directors for use at the special meeting, and any adjournment or postponement of that special meeting, to be held at our corporate headquarters located at 4501 West 47th Street, Chicago, Illinois 60632, on                          , 2004, at 9:00 A.M., local time. We are first mailing this proxy statement to you on or about                          , 2004.

Purpose of the Special Meeting

At the special meeting, our stockholders will consider and vote upon a proposal to (1) approve and adopt the Agreement and Plan of Merger, dated as of June 2, 2004, among Home Products and JRT and (2) approve the merger of JRT with and into Home Products, with Home Products continuing as the surviving corporation. Our stockholders may also be asked to consider or transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Recommendation of the Board of Directors and Special Committee

Our board of directors and a special committee of independent and disinterested directors have each determined that the merger is fair to, and in the best interests of, Home Products and its stockholders. Our board of directors and the special committee have each approved the merger agreement and the merger and recommend that the stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Who Can Vote at the Special Meeting

Only holders of record of Home Products common stock at the close of business on the record date for the special meeting,                          , 2004, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were              shares of Home Products common stock outstanding held by approximately              holders of record. Each holder of record of Home Products common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

If your shares are held in “street name” in an account at a brokerage firm, bank or other nominee, you should provide your broker, bank or other nominee with instructions on how to vote your shares with respect to the merger proposal. If you do not do so, your broker, bank or other nominee will not be permitted to vote your shares, which will result in a “broker non-vote” for your shares. Broker non-votes are executed proxies returned by a broker, bank or other nominee holding shares in “street name” that indicate that the nominee has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares.

Quorum; Required Votes

At the special meeting, the presence, in person or by proxy, of the holders of a majority of the shares of Home Products common stock outstanding as of the record date will constitute a quorum for purposes of conducting business. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum exists.

Approval of the merger proposal requires both (1) company stockholder approval, which is the affirmative vote of a majority of the shares of Home Products common stock outstanding as of the record date, and (2) unaffiliated stockholder approval, which is the affirmative vote of a majority of the shares of Home Products common stock present or represented by proxy at the special meeting and voting either “FOR” or “AGAINST” the merger agreement and merger, excluding shares of Home Products common stock held by members of the JRT Group. For purposes of determining company stockholder approval, an abstention, the failure to submit a vote, or a broker non-vote will have the same effect as a vote “AGAINST” the approval of the merger agreement and merger. For purposes of determining unaffiliated stockholder approval, an abstention, the failure to vote or a broker non-vote will have the effect of neither a vote “FOR” nor “AGAINST” the merger agreement and the merger.

Mr. Tennant, our chief executive officer, chairman of our board of directors and sole stockholder of JRT has entered into a voting agreement with us in which Mr. Tennant has agreed to vote the Home Products shares for which he has voting power in favor of the merger agreement and merger. The 467,628 outstanding shares held by Mr. Tennant represent in the aggregate approximately 5.9% of the shares of Home Products common stock outstanding and entitled to vote as of June 30, 2004. No other single stockholder of ours beneficially owns more than 17% of our outstanding common stock entitled to vote as of that date and, therefore, neither Mr. Tennant nor any single shareholder will be able to control the outcome of the vote.

Proxies; Revocability of Proxies

All shares of common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are properly revoked, be voted in accordance with the instructions indicated on those proxies. If no directions are given and the proxy is signed and returned, the proxy will be voted for the proposal to approve and adopt the merger agreement and to approve the merger. You may attend the special meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions in your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted for the approval and adoption of the merger agreement and approval of the merger.

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, 7 days a week until 5:00 P.M. local time on , 2004, and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You also may vote through the Internet by signing on to the web site identified on the proxy card and following the procedures described in the web site. Internet voting is available 24 hours a day, 7 days a week, until 5:00 P.M. local time on , 2004, and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

We do not expect any matter to be brought before the special meeting other than the merger agreement and merger. If other matters are properly presented at the special meeting, the persons named in the proxy card will vote in their discretion with respect to those matters. However, if a proposal to adjourn or postpone the meeting is properly presented to permit the board of directors to further solicit proxies because there are not sufficient votes to approve the merger agreement and merger at the time of the special meeting, the persons named in the proxy card will not have discretion to vote shares voted against the merger agreement and merger in favor of adjournment or postponement to solicit additional proxies in favor of the merger agreement and merger.

If you receive more than one proxy card, it is because you hold your shares in different names. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children, in which case you should receive three separate proxy cards to vote. Please complete, date, sign and return all of the proxy cards.

As a Home Products stockholder of record giving a proxy, you have the power to revoke your proxy and change your vote by:

•	sending a written notice to our secretary prior to the special meeting, stating that you would like to revoke your proxy;

•	either completing, dating, signing and mailing another proxy card and having it received by us prior to the special meeting or following the instructions given for changing your vote by telephone prior to the special meeting; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy; you must cast an actual vote. If your shares are held in the name of a bank, broker or other fiduciary and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Proxy Solicitation

We will pay the cost of printing and mailing this proxy statement. We may supplement the initial solicitation of proxies by mail, telephone, fax or e-mail or by personal solicitation by directors, officers or other regular employees of Home Products. No additional compensation will be paid to directors, officers or other regular employees for these services. We will request brokers, banks and other nominees holding our common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners of the shares and will reimburse the holders for their reasonable expenses in doing so.

You should not send in any stock certificates with your proxy card. The paying agent,             , will mail a transmittal letter to you containing instructions for the surrender of your stock certificates as soon as practicable after completion of the merger.

THE MERGER

General Description of the Merger

If the stockholders approve and adopt the merger agreement and approve the merger and all other conditions to the merger contained in the merger agreement are satisfied or waived, JRT will merge with and into Home Products. All outstanding shares of common stock, including shares held by members of the JRT Group, will be converted into the right to receive $1.50 per share, and all outstanding shares of JRT will represent shares of Home Products as the surviving corporation. As a result, JRT will cease to exist and Home Products will continue as the surviving corporation. Home Products will be a privately held company whose sole stockholder will be Mr. Tennant.

Effective Time of the Merger

The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware corporate law (or at such later date or time as is specified in the certificate of merger). This time is referred to as the “effective time.” The merger agreement provides that the filing of the certificate of merger will be made as promptly as practicable after satisfaction or waiver of the conditions set forth in the merger agreement unless another time is agreed to by Home Products and JRT and specified in the certificate of merger. We are working to complete the merger as quickly as possible after the special meeting. We cannot, however, predict exactly when the effective time will be.

Certificate of Incorporation, Bylaws, Directors and Officers

As of the effective time:

•	JRT will file a restated certificate of incorporation with the Secretary of State of the State of Delaware, which will be the certificate of incorporation of Home Products as the surviving corporation;

•	JRT will amend and restate the by-laws of Home Products, which will be the by-laws of Home Products as the surviving corporation;

When the merger is completed:

•	the directors of JRT immediately prior to the effective time will become the initial directors of Home Products as the surviving corporation; and

•	the officers of JRT immediately prior to the effective time will be the initial officers of Home Products as the surviving corporation.

Payment of Per Share Merger Consideration

[                        ] has been designated to act as the paying agent for the merger. At the effective time of the merger, JRT will deposit with the paying agent sufficient funds to pay the aggregate merger consideration. The paying agent will use the funds deposited by JRT solely to pay the merger consideration to those Home Products stockholders entitled to receive payment. After the effective date of the merger, JRT will direct the paying agent to mail to all Home Products stockholders a letter of transmittal and instructions advising Home Products’ stockholders how to surrender their stock certificates in exchange for the per share merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, you will be entitled to receive from the paying agent, who will deliver the per share merger consideration as promptly as practicable after the receipt of your certificate and completed letter of transmittal, the $1.50 per share merger consideration and your stock certificates will be canceled. After the effective time of the merger, Home Products will deliver to the paying agent an electronic list of holders of unexercised Home Products stock options who have executed and delivered to Home Products option cancellation agreements. At the effective time, JRT will instruct the paying agent to deliver to each listed optionholder a cash payment equal to the product of the number of shares of Home Products common stock issuable upon the exercise of the optionholder’s stock options, multiplied by the excess of $1.50 over the per share exercise price of the options. After the effective date, Home Products, as surviving corporation, will provide updated lists of holders of Home Products options who have executed option cancellation agreements and will instruct the paying agent to deliver to them the cash payment described above.

No interest will accrue or be paid on the merger consideration, regardless of any delay in payment. In addition, all cash payments made in connection with the merger will be reduced by any applicable withholding taxes. If your stock certificates have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and indemnity instead of your stock certificates. If you want any part of the merger consideration to be paid to someone else, your stock certificates must be properly endorsed, or otherwise in proper form for transfer, and you must pay to the paying agent any transfer or other taxes relating to the transfer, or establish to the satisfaction of the paying agent that the taxes have been paid or are not required to be paid.

Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy.

At and after the effective time, you will cease to have any rights as a Home Products stockholder other than the right to receive the per share merger consideration. At the effective time of the merger, Home Products’ stock ledger with respect to shares of Home Products’ common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

The paying agent will return to Home Products all cash that has not yet been distributed in payment of the merger consideration as of nine months following the effective time, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, current Home Products stockholders may surrender stock certificates directly to Home Products and receive the $1.50 per share merger consideration, without interest, less any applicable withholding taxes. However, Home Products’ stockholders will in no event have any greater rights against the surviving corporation than those of general creditors of Home Products under applicable law, and none of the surviving corporation, JRT, or paying agent will be liable to you for any per share merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Treatment of Outstanding Stock Options

As of June 30, 2004, there were options outstanding for an aggregate of 864,216 shares of our common stock pursuant to our 1987 Stock Option Plan, our 1991 Stock Option Plan, our 1994 Stock Option Plan and our 1999 Performance Incentive Plan. Of these stock options, options for an aggregate of 460,016 shares of our common stock were outstanding pursuant to the 1999 Performance Incentive Plan. Under the provisions of this plan, at the effective time of the merger, Home Products stock options outstanding pursuant to the 1999 Performance Incentive Plan will become fully exercisable. As a result, upon consummation of the merger, all of out outstanding options will be fully exercisable at a weighted average exercise price of $2.95 (without giving effect to any option terminations prior to the effective time).

The merger agreement provides that, at the effective time of the merger, each holder of stock options with an exercise price of less than $1.50 who has executed and delivered to us an option cancellation agreement will be entitled to receive, and Home Products, as the surviving corporation, will be obligated to pay, an amount in cash (subject to any applicable withholding of taxes) equal to the product of: (1) the number of shares of Home Products common stock that otherwise would have been issuable upon the exercise of the stock option, multiplied by (2) the excess of $1.50 over the exercise price per share of the stock option. Options issued under this plan with an exercise price equal to or greater than $1.50 per share for which option cancellation agreements are executed will be cancelled without any consideration being paid to their holders. Options issued under this plan for which no option cancellation agreements are executed will remain outstanding until an option cancellation agreement is executed, or they terminate or expire in accordance with their terms.

Treatment of Our Outstanding Warrants

On June 17, 1997, we issued warrants to purchase shares of our common stock to Hare & Co. and General Electric Capital Corporation. Under the terms of the warrants, Hare & Co. is entitled to purchase 45,259.4286 shares of our common stock and General Electric is entitled to purchase 33,944.5714 shares of our common stock, both with a current warrant price per share of $5.80. Among other provisions, the warrants provide that in the event of a merger whereby cash is distributed to our stockholders in exchange for their shares, the warrants will immediately convert into the right to receive, upon exercise of the warrants, an amount equal to the per share merger consideration times the number of shares of our common stock for which the warrant was exercisable immediately prior to the merger. Because the per share price of these warrants is in excess of the $1.50 per share merger consideration, we expect that the warrants will have no value upon completion of the merger.

Merger Financing

JRT has represented and warranted in the merger agreement that it will have sufficient funds available to it at closing of the merger to pay the merger consideration. Home Products and the JRT Group estimate that the total amount of funds required to complete the merger and the related transactions, including the payment of the aggregate merger consideration and all related fees and expenses, will be approximately $15 million. JRT expects this amount to be provided through the proceeds of a Bank of America Business Capital (f/k/a Fleet Capital Corporation) revolver. Our current lender, Bank of America Business Capital (f/k/a Fleet Capital Corporation), which we refer to as the lender, provided a commitment letter for the revolver to JRT on March 15, 2004. We have been informed by JRT that it has not sought to arrange for alternative financing in the event for any reason the revolver described below is not available to JRT. If for any reason the revolver described below is not available to JRT and alternative financing is unavailable, JRT will be unable to close the merger.

Under the commitment letter, the lender has committed to restructure Home Products’ existing senior credit facility with the lender and to provide funds sufficient to complete the merger and to pay all related fees and expenses. This commitment is subject to various conditions, including the conditions set forth below. Upon completion of the merger, all of JRT’s obligations under the revolver will be assumed by Home Products, as the surviving corporation, by operation of law.

Terms of the Revolver

Pursuant to the commitment letter, the lender has committed to provide a senior secured revolving credit facility in an aggregate amount of up to $50 million. The summary set forth in this section is qualified in its entirety by the actual terms of the commitment letter, which is attached as Appendix C to this proxy statement, and you are encouraged to read the commitment letter for a complete description of the lender’s commitment to provide financing. The commitment letter contains the following material terms regarding the revolver:

•	the revolver will have a maturity date of March 31, 2008;

•	the revolver will be secured by a pledge of all of Mr. Tennant’s equity interests in JRT (and, after the merger, Home Products and its subsidiaries), and security interests in and mortgages on substantially all material tangible and intangible assets of JRT (and, after the merger, Home Products and its subsidiaries);

•	until the first adjustment date referred to below, borrowings under the revolver will bear interest equal to, at Home Products’ option (a) the lender’s prime rate plus 0.50% or (b) LIBOR (London Interbank Offer Rate) plus 2.5% plus, in either case, a commitment fee of 0.50%;

•	effective the first day of the first fiscal quarter immediately following the fiscal quarter in which the annual audited financial statements for the fiscal year ended on or about January 1, 2005 are delivered to lender, the interest rate will be set on each quarter based on the amount of Minimum Excess Availability (as defined in the commitment letter) as follows:

•	with $30 million or more of Minimum Excess Availability, an interest rate equal to, at Home Products’ option (a) the lender’s prime rate plus .25% or (b) LIBOR plus 2.25% plus, in either case, a commitment fee of .375%;

•	with more than $20 million but less than $30 million of Minimum Excess Availability, an interest rate equal to, at Home Products’ option (a) the lender’s prime rate plus ..50% or (b) LIBOR plus 2.50% plus, in either case, a commitment fee of 0.50%; or

•	with less than $20 million of Minimum Excess Availability, an interest rate equal to, at the borrower’s option (a) the lender’s prime rate plus .75% or (b) LIBOR plus 2.75% plus, in either case, a commitment fee of 0.50%.

•	upon an event of default under the revolver, the interest rate will increase by an additional 2.0% per annum; and

•	the revolver will also contain covenants typical for facilities of its type, including financial covenants.

Conditions to the Revolver

The commitment of the lender to provide the revolver described above is subject to conditions precedent customarily found in credit agreements for similar secured financings, including the following material conditions precedent:

•	the final terms and conditions of the merger will be satisfactory to the lender;

•	documentation relating to the revolver will be in form and substance satisfactory to the lender;

•	no event of default under the existing senior credit facility of Home Products will exist as of the closing of the revolver;

•	lender will be satisfied with the corporate and legal structure and capitalization of JRT, Home Products and their respective subsidiaries;

•	there will have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Home Products and its subsidiaries, taken as a whole, since December 27, 2003;

•	no action, proceeding, investigation, regulation or legislation will have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of the revolver;

•	lender will be satisfied as to the existing and potential liability of Home Products and its subsidiaries with respect to any environmental matters;

•	lender will be satisfied with the insurance maintained by Home Products, and the lender will have received endorsements naming the lender as an additional insured under all insurance policies to be maintained with respect to the properties of Home Products and its subsidiaries;

•	lender will have received satisfactory written opinions of counsel for JRT;

•	Home Products will have, as of the funding date, excess available credit under the revolver of not less than $15 million;

•	Fleet National Bank, now Bank of America, will remain the primary depository and disbursement bank of Home Products;

•	lender will have completed a collateral audit of Home Products’ accounts and inventory, and the results of such audit will be acceptable to lender;

•	lender will have received an appraisal of Home Products’ real property, equipment and other fixed assets, and the results of such appraisal will be acceptable to lender;

•	the holders of the requisite amount of Home Products’ notes shall have consented to the merger and the amendments to the underlying documents of those notes;

•	the merger of JRT into Home Products will be consummated and all conditions precedent to the consummation of the merger (other than the payment of the merger consideration) will have been satisfied; and

•	the merger consideration and all transaction fees incurred with the consummation thereof will not exceed $15 million.

JRT does not currently have any plans or arrangements to refinance or repay the revolver prior to its maturity date.

Conduct of the Business if the Merger is Not Completed

If the merger is not completed, our board of directors expects that Home Products will continue to operate in substantially the same manner as currently operated. No other alternative methods of operation are currently being considered. Nevertheless, our board of directors would reassess strategic alternatives potentially available to us to enhance stockholder value.

Indenture

On May 14, 1998, Home Products issued $125 million in aggregate principal amount of the notes. During the third and fourth quarters of 2003, Home Products purchased in the open market notes with an aggregate principal amount of approximately $8.95 million, with the result that, as of June 30, 2004, Home Products had notes outstanding in aggregate principal amount of approximately $116.05 million.

Under the terms of the indenture, Home Products has the right to redeem the notes for certain amounts. After May 15, 2004, Home Products had the right to redeem all or part of the notes at 103.208%. To complete such a redemption, Home Products would be required to deposit the amount required to redeem the notes with the trustee or a paying agent, as well as to provide notice to the trustee, including information as to the date of redemption, the redemption price and the number of notes to be redeemed.

Home Products, the trustee, and the holders of at least a majority of the principal amount under the indenture may generally amend the indenture without notice or consent to the other noteholders. However, the amendment of certain provisions requires the consent of all of the noteholders. These include, among others, amendments that: reduce the amount of notes whose holders must consent to an amendment, reduce the rate or extend the term for payment of interest, reduce the principal or extend the maturity of the notes, reduce the premium payable upon redemption or repurchase of the notes, change the times at which notes may be redeemed or repurchased by Home Products, or change the type of consideration to be paid for the notes.

The terms of the indenture provide for certain restrictions and limitations on the ability of Home Products to take certain actions, including incurring indebtedness, the layering of indebtedness, the making of restricted payments such as dividends or distributions with respect to Home Products common stock, the purchase or redemption of Home Products common stock, and the sale of assets or subsidiary stock.

Upon the effectiveness and as a result of the merger, Home Products, as the surviving corporation, would be in violation of various covenants under the indenture, as currently in effect, including those limiting our ability to incur additional indebtedness, repurchase shares of our common stock and undertake certain transactions with our affiliates. Home Products and the JRT have therefore negotiated with the trustee under the indenture an amended and restated indenture, and have obtained requisite approval for the amended and restated indenture from a single investor beneficially owning a majority in aggregate principal amount of the notes, whom we refer to as, the “majority note investor.”

The amended and restated indenture relating to the notes will adjust certain economic terms for the holders of the notes and will further limit the operating flexibility of Home Products, as the surviving corporation. These adjustments and restrictions will include, the following material terms:

•	the interest rate under the notes will increase from 9 5/8% to 9 7/8%;

•	Home Products, as surviving corporation, will not be permitted to incur additional senior debt (other than the amounts under the revolver); and

•	the salaries and bonuses of the officers of Home Products will be limited.

As an inducement to obtain the requisite consent under the indenture, the following was further agreed to:

•	the holders of the notes will receive a warrant to purchase, in the aggregate, up to 25% of the outstanding common stock of the surviving corporation (at the time of exercise) at an exercise price of $0.01 per share;

•	the shares of the surviving corporation under the 25% warrant will be entitled to limited registration rights; and

•	Mr. Tennant will amend his existing employment agreement to reflect various amendments requested by the majority note investor, including waiving the payment required under the change of control provisions.

Under the indenture as currently in effect, each noteholder has the right to require Home Products to repurchase its notes at a purchase price equal to 101% of the principal amount of the note, plus any accrued and unpaid interest upon a change of control. The repurchase rights will not be triggered, however, by an acquisition of a majority of our outstanding voting stock by a “permitted holder,” defined in the indenture as “(i) directors and officers of [Home Products] on the Issue Date [of the notes] and (ii) Chase Venture Capital Associates, L.P. and any Affiliates thereof.” Because Mr. Tennant will beneficially own a majority of the outstanding voting stock of Home Products, as the surviving corporation, following the consummation of the merger, and because Mr. Tennant is a permitted holder, consummation of the merger is not expected to trigger the repurchase rights of the noteholders.

The majority note investor may decline to provide its consent to the transaction in its sole discretion. If the indenture is not amended in the manner contemplated by the amended and restated indenture, the merger will not occur.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

In considering the recommendation of the board of directors, you should be aware that certain of Home Products’ executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Home Products stockholders generally. The special committee was aware of these differing interests and considered them, among other factors, in evaluating, negotiating, and approving the merger agreement and the merger and in recommending to the board of directors that the merger agreement be adopted and approved and the merger be approved.

Mr. Tennant as a member of JRT Group. Mr. Tennant joined Home Products as chairman of the board and chief executive officer in April 1994. He was elected a director of Home Products in December 1992 and was a member of our board’s compensation committee until April 1994. As of June 30, 2004, Mr. Tennant held 467,628 shares, or approximately 5.9%, of Home Products’ common stock outstanding and entitled to vote. Mr. Tennant does not hold any options with an exercise price of less than $1.50 per share and intends to execute option cancellation agreements for all of his outstanding 300,100 options. Upon completion of the merger, Mr. Tennant will receive approximately $700,000 in merger consideration for his shares of common stock and no consideration for the cancellation of his stock options. Mr. Tennant will also be entitled to receive approximately $91,821 in cash under our Executive Incentive Plan as well as additional cash amounts under our Management Incentive Plan. See “The Merger—Employment and Other Agreements” beginning at page 43.

Mr. Tennant as the sole stockholder of Home Products as surviving corporation. Mr. Tennant will continue to have an equity interest in Home Products after the merger, will participate in any future earnings, growth or losses of Home Products and will remain chief executive officer and a director of Home Products, as surviving corporation.

Mr. Tennant’s employment agreement. Mr. Tennant’s employment agreement entitles him, in the event his employment is terminated either voluntarily or involuntarily within 180 days after a change in control of Home Products, to receive:

•	payment on the date of termination of an amount equal to the difference between (1) $5 million and (2) the per share value of our common stock at the closing of the change of control transaction minus the per share exercise price of each stock option granted to Mr. Tennant as of the date of the employment agreement multiplied by the number of shares underlying those stock options;

•	payment within five days of the date of termination of an amount equal to the product of (1) three, multiplied by (2) the sum of salary and bonus earned by Mr. Tennant during each of the preceding two years divided by two; and

•	payment for any excise tax that may be due under section 4999 of the Internal Revenue Code (plus interest or penalties imposed with respect thereto) such that after payment by Mr. Tennant of all taxes, interest and penalties imposed upon him due to the additional payment, he will retain from the additional payments an amount sufficient to pay the excise tax (plus interest or penalties imposed with respect thereto).

Based on the terms of the merger, these amounts are estimated to be approximately $8 million plus amounts for the reimbursement of any excise, income or other taxes as described above. In addition, Mr. Tennant is entitled to receive continuing medical and other insurance benefits for the two year period immediately following his termination. Mr. Tennant has informed us that in connection with the amendment to the indenture for the notes, and solely for purposes of the merger, he has agreed to waive his right to receive these change of control benefits.

Consideration received by executive officers and directors. Our executive officers and directors, other than Mr. Tennant, collectively own 142,717 shares of our common stock. None of our executive officers or directors hold options with an exercise price of less than $1.50 per share and we expect all of the executive officers and directors to execute option cancellation agreements for their respective outstanding stock options. If the merger is consummated, our directors and executive officers, other than Mr. Tennant, will therefore receive, in the aggregate, a total of approximately $215,000 in merger consideration. The merger consideration to be received by each of our executive officers and directors is as follows:

Name	Position	Number of Shares of Common Stock Beneficially Owned	Aggregate Merger Consideration
James R. Tennant	Chairman of the Board of Directors and Chief Executive Officer	467,628	$701,442.00

Charles R. Campbell	Director	24,739	37,108.50

Daniel B. Shure	Director	13,301	19,951.50

Joel D. Spungin	Director	5,040	7,560.00

James E. Winslow	Executive Vice President, Chief Financial Officer and Secretary	79,861	119,791.50

Peter Graves	Senior Vice President, Sales	9,796	14,694.00

Joseph Lacambra	Senior Vice President, Operations	0	0.00

Charles F. Avery, Jr.	Senior Vice President, Finance	9,980	14,970.00

		610,345	$915,517.50

Our executive officers and directors other than Mr. Tennant will receive no consideration for the cancellation of their stock options. Our executive officers, other than Mr. Tennant will receive an additional cash amount totaling approximately $82,409 under our Executive Incentive Plan as well as additional cash amounts under our Management Incentive Plan. See “The Merger—Employment and Other Agreements” described below.

Other executive officers’ employment agreements. Each of our executive officers and directors, in addition to Mr. Tennant, has executed employment agreements that entitle them to various payments in the event of a change of control. See “The Merger—Employment and Other Agreements” described below.

Continued employment of executive officers. If the merger is completed, it is expected that our executive officers will continue as executive officers of Home Products, as the surviving corporation.

Voting Agreement

In connection with the execution of the merger agreement, Mr. Tennant entered into a voting agreement with Home Products, which is attached to this proxy statement as Appendix E. The 467,628 outstanding shares owned by Mr. Tennant represent in the aggregate approximately 5.9% of the shares of Home Products’ common stock outstanding and entitled to vote as of June 30, 2004. Pursuant to, and subject to the terms of, the voting agreement, Mr. Tennant agreed to vote his shares of Home Products common stock for which he has voting power as of the date of any stockholder action regarding the merger, in favor of the approval of the merger agreement and merger and all related transaction documents.

In connection with the voting agreement, Mr. Tennant has granted to Home Products, an irrevocable proxy for the above action. Mr. Tennant further agreed not to (1) grant any proxies or enter into any voting trust or other agreement with respect to the voting of his shares, or (2) acquire, sell, assign, transfer, encumber or otherwise dispose of his shares, or discuss, negotiate, or make any offer or agreement relating thereto, for the term of the voting agreement.

Employment and Other Agreements

Employment Agreements

James R. Tennant. Mr. Tennant is employed as our chairman of the board and chief executive officer pursuant to an employment agreement dated as of May 19, 1999. On December 31, 2003, Mr. Tennant’s

employment agreement was renewed for a period of one year based on the automatic extension clause in his employment agreement. The employment agreement will continue to be extended for one-year periods unless canceled by either party in accordance with its terms. The employment agreement provides for a minimum annual base salary of $400,000. Mr. Tennant is also entitled to receive a discretionary bonus based on Home Products’ financial performance (in the form of cash and/or stock options at the discretion of the board of directors), as well as to receive incentive bonuses subject to the terms of our management incentive plans. Mr. Tennant’s employment agreement also provides for the granting of certain options to purchase common stock. If we terminate Mr. Tennant’s employment without cause (as defined in the employment agreement) or do not renew Mr. Tennant’s employment agreement for any renewal year beginning after December 31, 2004, or if Mr. Tennant terminates his employment due to our material breach (as defined in the employment agreement) Mr. Tennant will be entitled to receive a severance payment payable in 15 monthly installments, in an amount equal to three times the average salary and bonus earned during the two years immediately prior to the termination of his employment. Home Products would also be obligated to provide Mr. Tennant with medical and other insurance benefits for two years following the date of termination.

If Mr. Tennant’s employment is terminated either voluntarily or involuntarily within 180 days after a change in control (as defined in the employment agreement) of Home Products, by either Mr. Tennant or Home Products, Mr. Tennant is entitled to receive, instead of the severance payment described above, (1) a payment on the date of such termination in consideration for consulting services for the following twenty-four months, in an amount equal to the difference between (A) $5 million and (B) the per share value of Home Products’ common stock at the closing of the event that is the culmination of the transaction(s) resulting in the change of control minus the exercise price per share of each stock option granted to Mr. Tennant as of the date of the employment agreement multiplied by the number of shares of common stock underlying each option granted and (2) a one-time payment payable in a lump sum within five business days of the date of termination, equal to the product of (A) three times (B) the sum of the amount of salary and bonus earned during each of the two years immediately prior to the change of control divided by two. In addition, Home Products would provide medical and other insurance benefits for the two year period immediately following the date of termination of employment.

Mr. Tennant’s employment agreement also contains a provision requiring us to pay him an additional payment for any excise tax that may be due under section 4999 of the Internal Revenue Code (plus interest or penalties imposed with respect thereto) such that after payment by Mr. Tennant of all taxes, interest and penalties imposed upon him due to the additional payment, he will retain from the additional payment an amount sufficient to pay the excise tax (plus interest or penalties imposed with respect thereto). He also agreed, for a period of three years after his employment is terminated either voluntarily or involuntarily by either Mr. Tennant or Home Products (A) not to compete against us, and (B) unless the termination follows a change of control and is by us and without cause or by Mr. Tennant and not voluntarily, not to solicit our customers or employees.

Mr. Tennant has informed us that in connection with the amendment to the indenture for the notes, and solely for purposes of the merger, he has agreed to waive his right to receive these change of control benefits.

James E. Winslow. In October 1994, Home Products entered into an agreement with Mr. Winslow, Home Products’ executive vice president, chief financial officer and secretary. This agreement, as amended in May 2000, provides that if Mr. Winslow’s employment is terminated by Home Products for any reason (other than for cause, death or disability or in connection with a change in control, in which event the terms of the Retention and Non-Competition Agreement described below will govern), he is entitled to a severance payment equal to twice his average yearly salary and bonus compensation paid to him over the preceding two fiscal years.

On January 28, 2000, Home Products entered into a Retention and Non-Competition Agreement with Mr. Winslow. The agreement provides that if Mr. Winslow remains with Home Products for 180 days following a change in control of Home Products, such as the merger, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, Mr. Winslow will receive a payment equal to twice his average yearly salary and bonus compensation paid to him over the preceding two fiscal years. Additionally, Mr. Winslow agreed that he will not compete against Home Products or solicit its customers or employees for a period of one year after the termination of his employment with Home Products, and Home Products agreed to pay Mr. Winslow an additional $100,000 in 12 monthly installments upon a change in control in consideration for this agreement.

Joseph Lacambra. On August 23, 2001, Home Products entered into an employment arrangement with Mr. Lacambra, Home Products’ Senior Vice President, Operations. This employment arrangement includes a severance agreement providing that if Mr. Lacambra is terminated without cause by Home Products, Mr. Lacambra will be entitled to six months of his annual base salary paid out over a six month period.

In addition, on January 28, 2000, Home Products entered into a Retention Agreement with Mr. Lacambra. The agreement, as amended on January 17, 2002, provides that if Mr. Lacambra remains with Home Products for 180 days following a change in control, such as the merger, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, he will receive a payment of $96,732.50. Additionally, Mr. Lacambra agreed that he will not compete against Home Products or solicit its customers or employees for a period of six months after the retention period.

Peter Graves. On January 28, 2000, Home Products entered into a Retention Agreement with Mr. Graves, our senior vice president, sales. The agreement, as amended on January 17, 2002, provides that if Mr. Graves remains with Home Products for 180 days following a change in control, such as the merger, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, he will receive a payment of $155,000. Additionally, Mr. Graves agreed that he will not compete against Home Products or solicit its customers or employees for a period of six months after the retention period.

Charles F. Avery, Jr. In August 1998, Home Products entered into an employment offer with Mr. Avery, our senior vice president, finance. This employment offer included a severance agreement providing that if Mr. Avery is terminated without cause by Home Products, he will be entitled to a minimum of six months of his annual base salary.

In addition, on January 28, 2000, Home Products entered into a Retention Agreement with Mr. Avery. The agreement, as amended on January 17, 2002, provides that if Mr. Avery remains with Home Products for 180 days following a change in control, such as the merger, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, Mr. Avery will receive a payment of $71,500. Additionally, Mr. Avery agreed that he will not compete against Home Products or solicit its customers or employees for a period of six months after the retention period.

Other Agreements

Executive Incentive Plan. Our executive officers participate in our Executive Incentive Plan. The purpose of this plan is to make available to the participants a portion of their total compensation in the form of an incentive opportunity for attaining a return on capital employed goal determined by the compensation committee of the board of directors at the beginning of the plan year.

While the plan provides annual incentive opportunity, it also provides longer-term incentives to enhance stockholder value. One-half of the total award is paid to participants in cash following the end of the plan year, while the remainder is deferred as phantom stock units whose value is tied to the performance of our common stock. The value of deferred phantom stock units is generally paid out over three years, subject to a vesting schedule and only in the event that the recipient remains an employee on each vesting date, in the form of cash or cash and common stock.

After year’s end, the compensation committee reviews our performance prior to determining the final incentive awards. There were no 2003 incentive awards paid to any executive officer under the plan.

In the event of a change of control transaction, such as the merger, each participant in the plan is entitled to receive, if the targeted return is met, a prorated cash payment for the year in which the change of control takes place and all unvested phantom stock units immediately vest and, together with accumulated vested but unpaid phantom stock units, are payable in cash within 10 days of the closing of the change of control transaction. If the merger is consummated, we will be obligated to pay approximately $174,230 to our executive officers under the change of control provisions of this plan.

Management Incentive Plan. Our executive officers also participate in our Management Incentive Plan along with certain key employees. Under this plan, participants are eligible to earn an annual incentive award based on the attainment of pre-approved goals. Participants are assigned a target incentive award stated as a percentage of their salary, based on attainment of predetermined financial and economic goals. The goals consist of (1) earnings performance goals expressed as EBITDA, and (2) for key employees, a discretionary performance goal with respect to specific performance objectives established at the beginning of the year. For achievement above or below the performance goals, the amount of the total award increases or decreases above or below the target incentive award.

The 2003 performance goal set by the compensation committee for executive officers was the attainment of a minimum level of EBITDA. After the year end, the committee reviewed our performance and each of the participating executives prior to payment of the incentive awards. No 2003 incentive awards were paid to our executive officers under this plan.

In the event of a change of control transaction, such as the merger, a prorated incentive award for the year in which the change of control takes place will be paid to the participants based on our performance as of the date of the change of control transaction as compared to the performance goals.

Estimated Fees and Expenses of the Merger

Generally, except as described below, upon the termination of the merger agreement, each party will be responsible for its own expenses, whether or not the merger is consummated. Home Products has agreed to pay all out-of-pocket fees, costs and expenses incurred in connection with the amendment of the indenture for our notes, including the reasonable fees and expenses of JRT’s counsel, the fees and expenses of the noteholders and their counsel, and the fees and expenses of our counsel with respect to the amendment, subject to a dollar limitation of $550,000.

Home Products has also agreed to reimburse JRT for its out-of-pocket expenses incurred in connection with the proposed merger, up to a maximum of $550,000 less any amounts already paid or reimbursed to cover expenses of the amendment to the indenture described above, if we terminate the merger agreement because our board of directors has received a company takeover proposal that the special committee determines is a superior company proposal. See “The Merger Agreement – Acquisition Proposals” and “The Merger Agreement – Termination of the Merger Agreement” beginning at pages 57 and 58, respectively.

The estimated total fees and expenses to be incurred by Home Products and by JRT in connection with the merger are as follows:

Description	Amount
Fees and Expenses of Home Products:
Financial advisory fees and expenses*	$
Legal fees and expenses (transactional)	$
Accounting fees and expenses	$
SEC filing fee		$1,510
Printing and mailing costs	$
Fees and Expenses of JRT:
Legal fees and expenses	$
Paying agent fees and expenses	$

TOTAL	$

*	Does not include the amount payable to Sawaya Segalas & Co., LLC, as set forth below.

Upon Mesirow’s delivery of its fairness opinion to the special committee, Home Products was obligated to pay, and did pay, Mesirow a fee of $300,000.

JRT has retained                                          to act as the paying agent in connection with the merger. The paying agent will receive reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and as the surviving corporation, Home Products will indemnify the paying agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

If the merger is completed, Home Products will be obligated to pay a fee to Sawaya Segalas & Co., LLC, a New York investment bank, in connection with services rendered pursuant to an engagement letter dated April 23, 2002 between us and Sawaya Segalas. Sawaya Segalas was engaged to identify potential buyers of our business. Although the engagement was terminated in September 2003, the engagement letter provides that if, within 18 months after the engagement is terminated, we enter into a sale, merger, consolidation or other business combination transaction, Sawaya Segalas is entitled to receive a fee equal to what it would have received if the engagement letter had not been terminated. The engagement letter provides that this fee will be in an amount equal to 0.85% of (1) the total amount to be paid in merger consideration, (2) any make-whole amount paid to the noteholders with respect to the notes, (3) any make-whole amount paid to Mr. Tennant in connection with his employment agreement and (4) the amount of any debt or equity securities redeemed or remaining outstanding in connection with the transaction.

The expense of soliciting proxies from Home Products’ stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy cards, will be paid by Home Products.

Material United States Federal Income Tax Consequences

Consequences for our stockholders

The following is a summary of United States federal income tax consequences of the merger relevant to beneficial holders of Home Products common stock. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Home Products common stock. The discussion is based on current provisions of the Internal Revenue Code, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described in this proxy statement and could be made on a retroactive basis. The discussion applies only to beneficial holders of our common stock in whose hands shares are capital assets and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with us or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of our common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

The receipt of cash for our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than one year at the time of consummation of the merger.

Backup withholding at a 28% rate may apply to cash payments a beneficial holder of shares receives pursuant to the merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder’s own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

Consequences for the JRT Group and Home Products, as the surviving corporation

The merger of JRT with and into Home Products will be treated for federal income tax purposes as either a purchase by JRT’s stockholder of the common stock of Home Products or a redemption by Home Products of its common stock. JRT, being a transitory entity formed for the purpose of effecting the transaction, will be disregarded and will not have any federal income tax consequences as a result of the merger. The purchase of the common stock of Home Products by JRT, as effected through the merger, will not result in the recognition of any taxable gain or loss by JRT. To the extent the merger is treated as a purchase by the JRT stockholder, such stockholder will have a basis in the shares of common stock of Home Products purchased in the transaction equal to the amount paid for those shares. The holding period for those shares of common stock will commence on the date of the purchase of the shares of common stock pursuant to the merger. To the extent the merger is treated as a redemption, JRT stockholder’s basis in the shares of the surviving entity will be equal to the basis in JRT immediately prior to the merger.

The federal income tax attributes of Home Products will carry over to the surviving entity in the merger, except that the right of Home Products, as the surviving entity, to use net operating losses and certain other tax deductions or credits following the transaction will be subject to limitation in the manner set forth in Section 382 of the Internal Revenue Code as a result of the change in ownership. This limitation is expected to severely limit Home Products ability to utilize the tax attributes.

Accounting Treatment

For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

Regulatory Filings and Approvals

Home Products and JRT do not believe that any governmental filings are required with respect to the merger other than (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) filings with the SEC and NASDAQ and (iii) tax returns and related tax documents. Home Products and JRT do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, although each agency has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Appraisal Rights

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Home Products common stock. Home Products stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Home Products will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix D to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Home Products a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against approval and adoption of, the merger agreement and approval of the merger. Voting against or failing to vote for approval and adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of approval and adoption of the merger agreement and approval of the merger. A vote in favor of the approval and adoption of the merger agreement and approval of the merger, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and we complete the merger, you will be entitled to receive the cash payment for your shares of Home Products common stock as provided for in the merger agreement, and you will have no appraisal rights with respect to your shares of Home Products common stock.

All demands for appraisal should be addressed to the secretary at Home Products International, Inc., 4501 West 47th Street, Chicago, Illinois 60632 before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Home Products common stock. The demand must reasonably inform Home Products of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Home Products common stock must be made by, or in the name of, the registered stockholder and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares in “street name” as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Home Products common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the completion of the merger, the surviving corporation must give written notice that the merger has become effective to each Home Products stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the completion of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Home Products common stock. Within 120 days after the consummation of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the corporation surviving the merger, the corporation surviving the merger will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Home Products common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the consummation of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the consummation of the merger; however, if no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the consummation of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Home Products common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the consummation of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the consummation of the merger.

In view of the complexity of Section 262, Home Products stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

Delisting and Deregistration of Home Products Stock after the Merger

If the merger is completed, Home Products common stock will be delisted from the NASDAQ SmallCap Market and will be deregistered under the Securities Exchange Act of 1934. Home Products will no longer be required to file periodic reports or make the disclosures under the Securities Exchange Act of 1934.

Certain Legal Matters

On June 3, 2004, a complaint was filed in the Court of Chancery for the State of Delaware against us, our board of directors and JRT. The complaint purports to be filed by a stockholder and alleges that in entering into the merger agreement, our board of directors breached their fiduciary duties of loyalty, due care and good faith. The complaint, which includes a request for a declaration that the action be maintained as a class action, seeks, among other relief, injunctive relief enjoining the merger from being consummated. We and our board of directors believe the complaint is without merit and intend to vigorously contest this lawsuit.

On June 4, 2004, a complaint was filed in the Chancery Division of the Circuit Court of Cook County, Illinois against us and our directors. The complaint purports to be filed by a stockholder and alleges that in entering into the merger agreement, our board of directors breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing. The complaint, which includes a request for a declaration that the action be maintained as a class action, seeks, among other relief, injunctive relief enjoining the merger from being consummated. We and our board of directors believe the complaint is without merit and intend to vigorously contest this lawsuit.

Neither Home Products nor JRT is aware of any license or regulatory permit that appears to be material to the business of Home Products that might be adversely affected by the merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the merger to occur that is not described in this proxy statement. Should any such approval or other action be required, Home Products and JRT presently contemplate that such approval or other action will be sought. While Home Products and JRT do not presently intend to delay the merger pending the outcome of any such matter (unless otherwise described in this proxy statement), there can be no assurance:

•	that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions; or

•	that failure to obtain the approval or other action might not result in consequences adverse to our business.

THE MERGER AGREEMENT

The following summary of the merger agreement describes the material terms of the merger agreement and is qualified in its entirety by reference to the complete copy of the merger agreement attached as Appendix A to this proxy statement and incorporated in this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

“Company material adverse effect” means any state of facts, change, development, effect, condition or occurrence that is material and adverse to the business, prospects, financial condition or results of operations of Home Products and our subsidiaries, taken as a whole, or that materially impairs our ability to perform our obligations under the merger agreement or consummate the merger; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and neither of the following will be taken into account in determining whether there has been or will be, a company material adverse effect: any change or effect that results from (A) conditions affecting the consumer housewares manufacturing industry generally or (B) any change in the trading price or volume of our common stock, in and of itself. An increase in the price of resin used by us in our business by less than 12.5% from the date of the merger agreement will not, in and of itself, constitute a company material adverse effect.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar matters with respect to each of Home Products and JRT;

•	subsidiaries for each of Home Products and JRT;

•	the common stock of Home Products’ subsidiaries being duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, except to the extent that would not have or result in a company material adverse effect;

•	the common stock of Home Products’ subsidiaries being owned by Home Products or by Home Products and one of its subsidiaries, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever, except to the extent that would not have or result in a company material adverse effect;

•	possession by Home Products of all governmental franchises, licenses, permits, authorizations and approvals necessary to conduct our business and to hold and lease our properties, such that failure to possess such items would not result in a company material adverse effect;

•	qualification to do business in each necessary jurisdiction on the part of Home Products, to the extent that failure to do so would not have a company material adverse effect;

•	capital structure for each of Home Products and JRT;

•	authorization and performance of the merger agreement and the transactions contemplated by it, and execution, delivery and enforceability of the merger agreement with respect to each of Home Products and JRT;

•	required consents, approvals, orders and authorizations of governmental authorities and third parties relating to the merger agreement and the transactions contemplated by Home Products, except as would not have a company material adverse effect;

•	required consents, approvals, orders and authorizations of governmental authorities and third parties relating to the merger agreement and the transactions contemplated on the part of JRT;

•	documents that Home Products has filed with the SEC, the accuracy of the financial statements and other information contained in such documents;

•	no other voting agreements on the part of Home Products, except for the agreement with Mr. Tennant, executed June 2, 2004 and attached to this proxy statement as Appendix E;

•	no undisclosed liabilities that would have a company material adverse effect;

•	Home Products’ and JRT’s engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and amount of fees payable to other advisors by Home Products and JRT in connection with the merger agreement and the merger;

•	accuracy of information supplied by JRT or any member of the JRT Group and Home Products in connection with this proxy statement;

•	accuracy of information supplied by JRT or any member of the JRT Group and Home Products in connection with the Schedule 13E-3 to be filed with this proxy statement;

•	approval of the transaction by the board of directors of Home Products;

•	the receipt of a fairness opinion by the special committee from Mesirow;

•	no violation of any of the provisions of the charter documents as a result of the execution of the merger agreement or the consummation of the merger, on the part of JRT and Home Products;

•	no violation of certain laws, judgments and agreements for Home Products and JRT as a result of the execution of the merger agreement and the consummation of the merger, except to the extent that, in the case of Home Products, would not have a company material adverse effect, or in the case of JRT, would not have a material adverse effect on JRT;

•	Home Products and the board of directors of Home Products taking action to render the rights agreement inapplicable to the merger and the merger agreement;

•	the absence of business operations carried on by JRT prior to the execution of the merger agreement;

•	receipt by JRT of commitments for financing sufficient for the acquisition of shares of Home Products stock and related expenses; and

•	JRT’s absence of actual knowledge that any representation or warranty of Home Products in the merger agreement is not true and correct.

Mr. Tennant executed a certificate dated as of June 2, 2004, representing and warranting that, to his actual knowledge, the representations and warranties of Home Products in the merger agreement were true, correct and complete in all respects as of its date.

Conditions to Consummation of the Merger

Home Products and JRT. Home Products’ and JRT’s obligations to effect the merger are subject to the satisfaction or waiver of various conditions, including the following:

•	Holders of a majority of the outstanding shares of Home Products common stock, along with holders of a majority of shares present or represented by proxy at the special meeting and voting either “FOR” or “AGAINST” the merger agreement and merger that are not held by any member of the JRT Group, must approve and adopt the merger agreement and approve the merger;

•	No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger may be in effect;

•	No suit, action or proceeding asserted by any governmental entity challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement may be pending or threatened;

•	The representations and warranties of Home Products and JRT set forth in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the merger;

•	Home Products must have purchased a fully prepaid “tail” policy under Home Products’ existing directors and officers’ liability insurance policy, which provides for aggregate coverage of at least $15 million and is effective for six years after completion of the merger, see “—Indemnification and Insurance” beginning at page 56; and

•	Each party must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to closing of the merger.

Home Products. Our obligation to consummate the merger is further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by us:

•	JRT must have provided to us a certificate, signed by an authorized officer, certifying compliance with the conditions set forth in the merger agreement; and

•	JRT must have performed in all material respects all obligations required to be performed by JRT under the merger agreement at or prior to the closing of the merger.

JRT. The obligations of JRT to consummate the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by JRT:

•	We must have provided to JRT a certificate, signed by an authorized officer, certifying compliance with the conditions set forth in the merger agreement;

•	We must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger; and

•	No development or occurrence having a company material adverse effect will have occurred and be continuing since the date of the merger agreement.

In addition, JRT will be obligated to consummate the merger only if there is no pending suit, action or proceeding by any governmental entity or other third party asserting non-frivolous claims which, if successful, would prevent:

•	the completion of the merger;

•	JRT from owning the shares of Home Products, as surviving corporation; or

•	JRT from operating any material part of the business of Home Products, as surviving corporation and its subsidiaries.

Amendment, Extension and Waiver

The merger agreement may be amended in writing, signed by both parties, by action taken or authorized by their respective boards of directors at any time before the required stockholder approval has been obtained. After the merger agreement has been adopted and approved by Home Products stockholders, any amendment to the merger agreement that would, under applicable law, require further approval of our stockholders will not be effective unless approved by our stockholders.

At any time prior to the effective time, both Home Products and JRT may (1) extend the time for the performance of any of the obligations or other acts of the other party in connection with the merger agreement, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement, or (3) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in a writing signed by the waiving party.

Stock Options

As of June 30, 2004, there were options outstanding for an aggregate of 864,216 shares of our common stock pursuant to our 1987 Stock Option Plan, our 1991 Stock Option Plan, our 1994 Stock Option Plan and our 1999 Performance Incentive Plan. Of these stock options, options for an aggregate of 460,016 shares of our common stock were outstanding pursuant to the 1999 Performance Incentive Plan. Under the provisions of this plan, at the effective time of the merger, Home Products stock options outstanding pursuant to the 1999 Performance Incentive Plan will become fully exercisable. As a result, upon consummation of the merger, all of our outstanding options will be fully exercisable at a weighted average exercise price of $2.95 (without giving effect to any option terminations prior to the effective time).

The merger agreement provides that, at the effective time of the merger, each holder of stock options with an exercise price of less than $1.50 who has executed and delivered to us an option cancellation agreement will be entitled to receive, and Home Products, as the surviving corporation, will be obligated to pay, an amount in cash (subject to any applicable withholding of taxes) equal to the product of: (1) the number of shares of Home Products common stock that otherwise would have been issuable upon the exercise of the stock option, multiplied by (2) the excess of $1.50 over the exercise price per share of the stock option. Options issued under this plan with an exercise price equal to or greater than $1.50 per share for which option cancellation agreements are executed will be cancelled without any consideration being paid to their holders. Options issued under this plan for which no option cancellation agreements are executed will remain outstanding until an option cancellation agreement is executed, or they terminate or expire in accordance with their terms.

Interim Operations

During the period beginning on the date of the merger agreement until the effective time of the merger, we have agreed that we will conduct our business in the ordinary course, including operating in compliance with applicable laws and making all required filings with the SEC.

We have agreed that, until the effective time or unless JRT consents in writing, we:

•	will not amend the rights agreement;

•	will not redeem any rights under the rights agreement;

•	will not take any action with respect to the rights agreement, unless our board of directors makes a good faith determination that action is necessary to comply with its fiduciary duties;

•	will promptly set a record date and convene and hold a meeting of our stockholders for purposes of obtaining the required stockholder approvals of the merger agreement and merger, and our board of directors will recommend approval of the merger, subject to our ability to engage in third party negotiations or accept a superior company proposal;

•	will promptly prepare and file this proxy statement and Schedule 13E-3 with the SEC;

•	will use our reasonable best efforts to mail this proxy statement to our stockholders as promptly as practicable;

•	will furnish JRT with copies of any of our securities filings pursuant to the requirements of federal or state securities law; and

•	take all action necessary to ensure that no state takeover statute or similar regulation becomes applicable to the merger.

JRT agreed that, prior to the effective time, it will not conduct any business or make any investments other than as contemplated in the merger agreement. JRT further agreed that it would not incur any indebtedness other than as necessary for the consummation of the merger.

JRT further agreed to cause all shares of common stock that it or any member of the JRT Group owns to be voted in favor of the approval and adoption of the merger agreement. Home Products agreed that, unless our board of directors withdraws or modifies its recommendation regarding approval of the merger in a manner adverse to JRT, we will cause all shares that are voted at the direction of our board of directors or its members to be voted in favor of the adoption of the merger agreement.

Home Products and JRT have both agreed to use their reasonable best efforts to take all actions, and to cooperate with each other in doing all things advisable to expeditiously consummate the merger, including, among other things:

•	not taking any action that is reasonably likely to result in any representation or warranty made in the merger agreement becoming untrue or any condition to closing not being satisfied;

•	obtaining all necessary actions, consents and waivers from applicable governmental entities and the making of all necessary registrations and filings;

•	obtaining all necessary consents or waivers from third parties;

•	defending against any lawsuit or other legal proceeding seeking to challenge the merger agreement or consummation of the merger; and

•	executing and delivering any additional documents necessary to consummate the merger.

Indemnification and Insurance

The merger agreement provides that all of our obligations related to any rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger that exist in favor of Home Products’ directors or officers as provided in our certificate of incorporation or bylaws, and any of our existing indemnification agreements in effect as of the date of the merger agreement, will be fulfilled and honored by Home Products, as the surviving corporation, after the merger, and will continue in full force and effect in accordance with their terms. JRT has agreed to cause Home Products, as the surviving corporation, to ensure that the certificate of incorporation and bylaws of Home Products, as the surviving corporation, will contain provisions with respect to liability, indemnification and advancement of expenses that are at least as favorable as currently in effect for a period of six years from the effective time.

We agreed to purchase, prior to the effective time of the merger, a fully prepaid “tail” policy under our existing directors’ and officers’ liability insurance policy. This “tail” policy will provide for aggregate coverage of at least $15 million and be effective for six years after the effective time of the merger. If the surviving corporation or any of its successors or assigns consolidates or merges and is not the surviving entity after such a transaction, or transfers all or substantially all of its assets, then proper provision must be made so that the successor or assigns of the surviving corporation assume the obligations of the directors’ and officers’ liability insurance. JRT and Home Products further agreed that if any claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, is made against any person covered by our directors’ and officers’ liability insurance, then the indemnification provisions of the merger agreement will continue in effect until the final disposition of the claim, action, suit, proceeding or investigation.

Employee and Termination Benefits

Pursuant to the terms of the merger agreement, JRT will cause Home Products, as the surviving corporation, to provide compensation and benefits for 90 days following the effective time to our employees, other than those employees terminated for cause. These benefits will be at least as favorable to our employees as the benefits we provided before the effective time. Under the merger agreement, JRT or Home Products, as the surviving corporation, to the extent allowable by its providers, will waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements for any compensation or benefit plan of the surviving corporation that our employees may be eligible to participate in. Under the new compensation and benefit plans of the surviving corporation, our employees will receive credit for amounts already paid before the effective date of the merger for deductibles, coinsurance and maximum out-of-pocket payments under our compensation and benefits plans, and the plans of the surviving corporation, will take into account the service accrued by our employees for the purposes of participating in any benefit plans or vesting credit at the surviving corporation.

Acquisition Proposals

We have agreed to certain limitations on our ability to take action regarding other acquisition proposals. Except as set forth below, we have agreed:

•	not to enter into any agreement with respect to any company takeover proposal;

•	prior to the approval of the merger agreement by our stockholders, not to furnish to any person any information with respect to a company takeover proposal, except pursuant to a confidentiality agreement and after proper notice of the company takeover proposal has been provided to JRT;

•	not to withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to JRT, the board of directors’ recommendation of the merger and the merger agreement, unless our board of directors determines in good faith, after consultation with outside counsel, that it is necessary to do so to comply with the board of directors’ fiduciary duties;

•	not to approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to a company takeover proposal; and

•	to promptly give notice to JRT, orally and in writing, of any company takeover proposal made to the special committee, including the identity of the party making the company takeover proposal and the material terms of the company takeover proposal.

If, however, prior to obtaining the approval of our stockholders, we receive a superior company proposal, then our board of directors may approve and recommend the superior company proposal and cause us to terminate the merger agreement and concurrently enter into a definitive agreement providing for the implementation of the superior company proposal if all of the following four conditions have been satisfied.

•	The special committee has determined in good faith that the company takeover proposal constitutes a superior company proposal;

•	At least three days prior to terminating the merger agreement, we must have provided written notice to JRT of the special committee’s determination;

•	JRT shall not have made, within three business days of receipt of our notice, a binding written offer to acquire Home Products that causes the special committee to no longer be able to determine in good faith that the superior company proposal remains a superior company proposal; and

•	We must have reimbursed JRT for all reasonable out-of-pocket fees, costs and expenses incurred by JRT in connection with the merger and the merger agreement through the date of termination up to a maximum reimbursement of $550,000, less any amounts already paid or reimbursed for expenses incurred in connection with amending our indenture.

Nothing in the merger agreement prohibits our board of directors from disclosing to our stockholders a position with respect to a transaction proposal by a third party to the extent required under the Securities Exchange Act of 1934, including Rules 14d-9 and 14e-2, or from making disclosure to our stockholders that, based on advice of outside counsel, our board of directors or the special committee determines in good faith is required under applicable law.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the closing of the merger under the following circumstances:

•	by mutual written consent of Home Products and JRT;

•	by either party if the merger has not closed on or before October 31, 2004, unless the failure to close the merger is caused by a material breach of the merger agreement by the terminating party;

•	by either party if a governmental entity or a court of competent jurisdiction issues an order or injunction prohibiting the consummation of the merger and the order or injunction is final and nonappealable; and

•	by either party, if at a duly held meeting the required stockholder approvals are not obtained, provided, however, JRT may not terminate for this reason if the members of the JRT Group did not vote their shares in favor of the approval and adoption of the merger agreement and approval of the merger at the special meeting. We may not terminate the merger agreement for this reason unless the members of our board voted all shares for which they could direct the vote in favor of the approval and adoption of the merger agreement and the approval of the merger.

JRT may terminate the merger agreement if:

•	at any time before or after the vote our stockholders, we breach or fail to perform in any material respect any of our representations, warranties or covenants contained in the merger agreement, which breach or failure to perform:

•	would cause a condition to JRT’s obligation to effect the merger to be unsatisfied, and

•	cannot be or has not been cured within 30 days after we have been given written notice of the breach;

•	our board of directors withdraws or modifies, or proposes publicly to withdraw or modify, its recommendation to our stockholders regarding the merger in a manner adverse to JRT;

•	our board of directors amends the rights agreement or takes any action with respect to, or makes any determination under, the rights agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than JRT or any of its affiliates is permitted to become an acquiring person (as defined in the rights agreement); or

•	prior to obtaining the required stockholder approvals, we enter into a definitive agreement to implement a company takeover proposal.

Home Products may terminate the merger agreement if:

•	at any time before or after the approval of the merger agreement by our stockholders, JRT breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform cannot be or has not been cured within 30 days after we have given written notice to JRT of the breach; or

•	prior to obtaining the required approvals of the merger agreement by our stockholders, our board of directors has received a superior company proposal and each of the four required conditions for terminating the merger agreement in favor of a superior company proposal has been satisfied, in which case our board of directors may approve and recommend the superior company proposal and cause us to terminate the merger agreement. See “—Acquisition Proposals” beginning at page 57.

Payment of Fees and Expenses

Generally, upon the termination of the merger agreement, each party will be responsible for its own expenses, whether or not the merger is consummated. Home Products has agreed, however, to pay all out-of-

pocket fees, costs and expenses incurred in connection with the amendment of the indenture for its notes, including the reasonable fees and expenses of JRT’s counsel, the fees and expenses of the noteholders and their counsel, and the fees and expenses of our counsel with respect to the amendment, subject to an aggregate dollar limitation of $550,000.

Home Products has also agreed to reimburse JRT for its out-of-pocket expenses incurred in connection with the proposed merger, up to a maximum of $550,000, less any amounts already paid or reimbursed to cover expenses of the amendment to the indenture described above, if we terminate the merger agreement because our board of directors has received a company takeover proposal that the special committee determines is a superior company proposal.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial data as of, and for, the five fiscal years ended December 27, 2003, are derived from our audited consolidated financial statements. They should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, and “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 27, 2003, which is attached as Appendix F and incorporated by reference to this proxy statement and contains a discussion of business combinations and dispositions of business assets that materially affected the comparability of the information set forth below and material uncertainties that could cause future results to differ from such information.

	Fiscal Year-End
	2003	2002	2001	2000	1999
	(in thousands, except share data)
Statement of Operations Data:
Net sales	$233,602	$249,192	$249,721	$297,048	$294,297
Cost of goods sold	197,560	190,705	188,299	235,144	209,641
Special charges (income), net	—	(106)	(414)	1,920	8,589

Gross profit	36,042	58,593	61,836	59,984	76,067
Selling, general and administrative expenses	29,801	30,729	36,910	39,382	40,420
Amortization of intangible assets	503	505	3,190	5,350	5,425
Restructuring and other charges (income), net	(1,245)	(1,303)	(480)	10,482	5,966
Asset impairment charges	—	567	—	53,348	—
Other nonrecurring charges	—	—	—	—	445

Operating profit (loss)	6,983	28,095	22,216	(48,578)	23,811
Interest expense	(13,653)	(13,823)	(18,284)	(22,363)	(20,271)
Other income (expense), net	2,204	559	14,023	(467)	542
Earnings (loss) before income taxes	(4,466)	14,831	17,955	(71,408)	4,082
Income tax expense	(6,871)	(527)	(975)	(103)	(2,072)
Net earnings (loss)	$(11,337)	$14,304	$16,980	$(71,511)	$2,010

Earnings (loss) per common share—basic	$(1.42)	$1.83	$2.24	$(9.77)	$0.27
Earnings (loss) per common share—diluted	$(1.42)	$1.73	$2.19	$(9.77)	$0.26

	As of Fiscal Year-End
	2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet and Cash Flow Data:
Working capital	$19,714	$30,569	$9,010	$18,626	$33,012
Property, plant and equipment, net	32,812	37,189	42,631	55,881	67,258
Goodwill and other intangible assets	74,360	74,863	76,375	116,833	172,177
Total assets	180,275	203,518	187,343	265,652	343,906
Revolving line of credit and other current debt	9,969	158	158	6,558	5,571
Long-term obligations (net of current debt)	120,578	129,621	130,447	215,051	221,334
Stockholders’ equity (deficit)	6,341	17,467	2,820	(14,497)	56,622
Cash provided by operating activities	443	8,796	23,326	17,706	14,615

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning directors and executive officers as of the record date.

Name	Age	Position
James R. Tennant	51	Chairman of the Board of Directors and Chief Executive Officer
Charles R. Campbell	64	Director
Daniel B. Shure	46	Director
Joel D. Spungin	65	Director
James E. Winslow	49	Executive Vice President, Chief Financial Officer and Secretary
Peter Graves	47	Senior Vice President, Sales
Joseph Lacambra	63	Senior Vice President, Operations
Charles F. Avery, Jr.	39	Senior Vice President, Finance

James R. Tennant joined us as chairman of the board and chief executive officer in April 1994. Mr. Tennant was elected a director in December 1992 and was a member of our board of directors until April, 1994. From 1982 to 1994, Mr. Tennant was division president of True North Communications, an international marketing services company.

Charles R. Campbell has served as a director since September 1994. Since 1996, Mr. Campbell has been a principal with the Everest Group, a management consulting firm. From 1995 to 1996, Mr. Campbell was president of C. R. Campbell & Associates, a management consulting firm. From 1985 to 1995, Mr. Campbell was senior vice president, chief financial and administrative officer of Federal Signal Corporation, a diversified manufacturer of capital goods. Mr. Campbell is a director of Federal Signal Corporation, a publicly held company.

Daniel B. Shure has served as a director since December 1994. Since 1988, Mr. Shure has been president and chief executive officer of Strombecker Corporation, an international toy manufacturer and distributor. From February 2002, Mr. Shure has also served as chairman of the board of Strombecker Corporation. Mr. Shure is a director of several privately held companies.

Joel D. Spungin has served as a director since September 1996. Since 1995, Mr. Spungin has been managing partner of DMS Enterprises, a management advisory and investment company. From 1994 to 1999, Mr. Spungin was chairman emeritus of United Stationers, Inc. From 1981 to 1995, Mr. Spungin was employed by United Stationers, Inc., a publicly held company, in various capacities with his final position being chairman of the board and chief executive officer. Mr. Spungin is a director of AAR Corporation and Vita Foods, Inc. Mr. Spungin has advised the board of directors that he intends to resign as a director no later than December 31, 2004.

James E. Winslow was named executive vice president in October 1996. Mr. Winslow joined us as chief financial officer and senior vice president in November 1994. In 1994, Mr. Winslow was executive vice president and chief financial officer of Stella Foods, Inc. From 1983 to 1994, Mr. Winslow was employed by Wilson Sporting Goods Co. in various capacities, his final position being vice president and chief financial officer.

Peter Graves has served as our senior vice president, sales since January 2004. Mr. Graves served as our senior vice president, sales and marketing from April 2001 until January 2004. From June 1999 until April 2001, Mr. Graves was our senior vice president, marketing. Mr. Graves has served in various other capacities since joining us in 1981, including vice president, sales and marketing from 1997 to June 1999.

Joseph Lacambra has served as our senior vice president, operations since June 1999. Mr. Lacambra joined us as vice president, operations in November 1997.

Charles F. Avery, Jr. has served as our senior vice president, finance since January 2000. Mr. Avery joined us as vice president, finance in August, 1998. From 1987 to 1998, Mr. Avery worked in the audit and business advisory practice at Arthur Andersen LLP.

Officers serve at the discretion of the board of directors, except as provided in the employment agreement of Mr. Tennant. There are no family relationships among any of the foregoing executive officers.

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information as of June 30, 2004 (unless otherwise noted) with respect to the beneficial ownership of our issued and outstanding common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each director;

•	each executive officer; and

•	all of the directors and executive officers as a group.

The beneficial ownership of common stock set forth in this table is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2004 are considered outstanding, while these shares are not considered outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Percent of Class
J.P. Morgan Partners (SBIC), LLC(1)	1,274,472	16.2%

Samstock/SIT, LLC and Zell General Partnership, Inc.(2)	664,000	8.4

Palmyra Capital Advisors, LLC.(3)	430,700	5.5

Dimensional Fund Advisors, Inc(4)	417,050	5.3

Charles R. Campbell(5)	64,739	*

Daniel B. Shure(6)	67,885	*

Joel D. Spungin(7)	62,155	*

James R. Tennant(8)	667,728	8.2

James E. Winslow(9)	136,211	1.7

Peter Graves(10)	57,712	*

Joseph Lacambra(11)	38,750	*

Charles F. Avery, Jr.(12)	47,479	*

All directors and executive officers as a group (8 persons)(13)	1,142,659	13.4

* Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)	As reported in a statement on Schedule 13G filed with the SEC on February 17, 2004 by J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, LLC), a Delaware limited liability company whose principal business office is located at 1221 Avenue of the Americas, New York, New York 10020.
(2)

As reported in a statement on Schedule 13D filed with the SEC on January 11, 2002 by Samstock/SIT, LLC, a Delaware limited liability company (“Samstock/SIT”), and Zell General Partnership, Inc., an Illinois corporation (“ZGP”). The sole member of each of Samstock/SIT and ZGP is Sam Investment

Trust, an Illinois trust (“SIT”), formed for the benefit of Samuel Zell and members of his family. The sole trustee of SIT is Chai Trust Company, LLC, an Illinois limited liability company. Samstock/SIT has sole voting and dispositive power with respect to 650,720 shares and ZGP has sole voting and dispositive power with respect to 13,280 shares. The principal business office of Samstock/SIT and ZGP is located at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(3)	As reported in a statement on Schedule 13G filed with the SEC on April 7, 2004 by Palmyra Capital Advisors, LLC, a Delaware limited liability company and registered investment adviser, the Michael and Leigh Anne Baxter Living Trust (the “Baxter Trust”), and Michael F. Baxter (the “Manager”). Palmyra Capital Advisors, LLC has discretionary authority to buy, sell, and vote such shares for its investment advisory clients. Manager’s and Trust’s beneficial ownership is indirect as a result of the Manager’s position with, and the Baxter Trust’s ownership interest in, Palmyra Capital Advisors, LLC. The principal business office of each of the reporting persons is 11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025.
(4)	As reported in a statement on Schedule 13G filed with the SEC on February 6, 2004 by Dimensional Fund Advisors, Inc. (“DFA”), DFA beneficially owns 417,050 shares as a result of acting as an investment adviser for registered investment companies. DFA and the various accounts to which it is an adviser have shared power to vote and dispose of all such shares. DFA expressly disclaims that it is in fact the beneficial owner of such shares. DFA’s address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.
(5)	Includes 40,000 shares of common stock that may be purchased by Mr. Campbell upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2004.
(6)	Includes 40,000 shares of common stock that may be purchased by Mr. Shure upon exercise of options and 14,584 shares of common stock deferred pursuant to our 1999 Directors’ Restricted Stock Plan. Also includes 2,500 shares held by Mr. Shure’s children with respect to which Mr. Shure disclaims beneficial ownership.
(7)	Includes 40,000 shares of common stock that may be purchased by Mr. Spungin upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2004 and 17,115 shares of common stock deferred pursuant to our 1999 Directors’ Restricted Stock Plan.
(8)	Includes 200,100 shares of common stock that may be purchased by Mr. Tennant upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2004. Excludes 61,214 phantom stock units deferred under our Executive Incentive Plan that will be paid in cash upon consummation of the merger. See “The Merger—Employment and Other Agreements” beginning at page 43.
(9)	Includes 56,350 shares of common stock that may be purchased by Mr. Winslow upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2004. Excludes 22,972 phantom stock units deferred under our Executive Incentive Plan that will be paid in cash upon consummation of the merger. See “The Merger—Employment and Other Agreements” beginning at page 43.
(10)	Includes 47,916 shares of common stock that may be purchased by Mr. Graves upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2004. Excludes 10,182 phantom stock units deferred under our Executive Incentive Plan that will be paid in cash upon consummation of the merger. See “The Merger—Employment and Other Agreements” beginning at page 43.
(11)	Includes 38,750 shares of common stock that may be purchased by Mr. Lacambra upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2004. Excludes 12,595 phantom stock units deferred under our Executive Incentive Plan that will be paid in cash upon consummation of the merger. See “The Merger—Employment and Other Agreements” beginning at page 43.
(12)	Includes 37,500 shares of common stock that may be purchased by Mr. Avery upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2004. Excludes 9,190 phantom stock units deferred under our Executive Incentive Plan that will be paid in cash upon consummation of the merger. See “The Merger—Employment and Other Agreements” beginning at page 43.
(13)	Includes 500,616 shares of common stock that may be purchased upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2004 and 31,699 shares of common stock deferred pursuant to our 1999 Directors’ Restricted Stock Plan. Excludes 116,153 phantom stock units deferred under our Executive Incentive Plan that will be paid in cash upon consummation of the merger. See “The Merger—Employment and Other Agreements” beginning at page 43.

Stock Purchases by Us and Our Directors and Executive Officers

During the past two years, there were no purchases of our stock by us, our directors or our executive directors.

PRICE RANGE OF OUR COMMON STOCK

Our shares are traded on the NASDAQ SmallCap Market under the trading symbol “HOMZ.” The following table sets forth the closing high and low prices for the common stock as reported on the NASDAQ SmallCap Market for the indicated periods.

	High	Low
Fiscal Year Ending January 1, 2004
First Quarter	$1.62	$1.08
Second Quarter	1.49	1.17

Fiscal Year Ended December 27, 2003
First Quarter	$5.03	$2.25
Second Quarter	3.13	2.00
Third Quarter	2.43	1.20
Fourth Quarter	1.91	1.00

Fiscal Year Ended December 28, 2002
First Quarter	$4.19	$1.90
Second Quarter	5.45	3.31
Third Quarter	4.75	2.98
Fourth Quarter	4.75	2.52

The merger consideration of $1.50 per share represents (1) a premium of approximately 20% over the $1.25 closing sale price for our shares on June 1, 2004, the last trading day before the announcement of execution of the merger agreement, (2) a premium of approximately 22% over the $1.23 closing sale price for our shares on February 5, 2004, the date we filed a Form 8-K with the SEC, announcing JRT’s offer to acquire Home Products and (3) a premium of approximately 17% over the $1.28 average closing sale price for our shares for the 30 days prior to the announcement of execution of the merger agreement.

As of the record date, there were                     shares of our common stock outstanding held by approximately              holders of record, with approximately              underlying beneficial owners.

DIVIDEND POLICY

We have never paid cash dividends on our common stock, and we currently anticipate that all of our future earnings, if any, will be retained for use in the operation and expansion of our business.

RELATED PARTY TRANSACTIONS

Mr. Jeffrey Rubenstein, a director of ours from September 1986 until his resignation on November 7, 2003, is the executor and trustee of certain trusts that lease a facility to us. In addition, Mr. Rubenstein is a partner in a law firm that is our primary outside general counsel. Mr. Rubenstein is responsible for overseeing all legal work performed by the law firm on our behalf. Until his resignation, Mr. Rubenstein was also a member of the compensation committee of the board of directors. Until August 13, 2002, Mr. Rubenstein was also a member of the audit committee of the board of directors. Payments made to his law firm were $150,000 in 2003, $331,000 in 2002 and $455,000 in 2001.

The trusts referred to above own our Chicago headquarters, manufacturing and distribution facility. We lease the facility from the trusts under a lease that expires in July 2020. We have options to extend the lease as well as an option to purchase the facility. The lease was last amended in October 1998. The board of directors has approved the lease and its amendments. Lease payments made to the trusts were $922,000 in 2003, $909,000 in 2002 and $848,000 in 2001.

We believe that the terms of all transactions with Mr. Rubenstein’s law firm and the trusts are equivalent to the terms that would be obtained in “arms length” transactions. In accordance with revised NASDAQ listing standards, we have adopted a policy to conduct an appropriate review of all “related party transactions” (as defined in NASDAQ rules) for potential conflict of interest situations on an ongoing basis and to require all such related party transactions to be approved by our audit committee comprised solely of independent and disinterested directors.

INFORMATION ABOUT JRT

JRT, a Delaware corporation, is a privately held company that was formed solely for the purpose of effectuating the merger agreement and other transactions contemplated thereby. Mr. Tennant is the sole stockholder of JRT. As of June 30, 2004, JRT did not own any of our capital stock and had no business, operations or assets.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. If, however, the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings. Stockholder proposals for the 2005 annual meeting, to be held if the merger is not consummated, must have been received by our secretary no later than December 27, 2004, which is 120 calendar days prior to the anniversary of the mailing date of the proxy materials for our 2004 annual meeting of stockholders, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2005 annual meeting.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the board of directors may recommend at our 2005 annual meeting of stockholders if a stockholder raises a proposal that is not to be included in Home Products’ proxy materials for such meeting and Home Products does not receive proper notice of such proposal at its principal executive offices by March 12, 2005, which is the date 45 days prior to the anniversary of the mailing date of the proxy materials for our 2004 annual meeting of stockholders.

If the date of the 2005 annual meeting of stockholders is changed by more than 30 days from the date of the 2004 annual meeting of stockholders, notice of any such stockholder proposals must be received by Home Products a reasonable time before Home Products solicits proxies for the 2005 annual meeting of stockholders. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Any proposal must in any circumstance be, under law, an appropriate subject for stockholder action in order to be brought before the meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements for the years ended December 27, 2003 and December 28, 2002 have been audited by KPMG LLP, independent registered public accountants, as stated in their report included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2003, which is incorporated by reference in this proxy statement.

OTHER MATTERS

You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                          , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary. Unless explicitly stated otherwise, the information contained in each of the documents incorporated by reference in this proxy statement is as of its filing date (except, in each case, for information therein specifically as of a certain date).

Our board of directors does not intend to bring before the special meeting of stockholders any matters other than those set forth in this proxy statement and has no present knowledge that any other matters will or may be brought before the special meeting of stockholders by others. If, however, any other matters properly come before the special meeting of stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

As a public company, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, because the merger may be considered to be a “going private” transaction, we have filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about us. Each exhibit to the Schedule 13E-3 will be made available for inspection and copying at our executive offices during regular business hours by any stockholder (or a representative of a stockholder as so designated in writing).

Our stockholders may read and copy the Schedule 13E-3 and any other reports, statements or other information filed by us at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available at the web site maintained by the SEC located at: http://www.sec.gov.

The fairness opinion of Mesirow is attached to this proxy statement as Appendix B. The fairness opinion of Mesirow is also available for inspection and copying by our stockholders (or a representative of a stockholder so designated in writing) at our principal offices at 4501 West 47th Street, Chicago, Illinois 60632 during regular business hours.

Home Products has supplied all information contained in this proxy statement relating to Home Products, its subsidiaries and its directors, executive officers and affiliates, and JRT has supplied all information contained in this proxy statement relating to JRT and its equityholders and affiliates.

No provisions have been made in connection with the merger to grant stockholders access to our corporate files or the corporate files of JRT, or to obtain counsel or appraisal services for stockholders at our expense or the expense of JRT.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. We specifically incorporate by reference into this proxy statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 27, 2003, attached hereto as Appendix F;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 27, 2004, attached hereto as Appendix G; and

•	Our Current Report on Form 8-K filed on February 5, 2004.

•	Our Current Report on Form 8-K filed on June 2, 2004.

Any references, however, to the Private Securities Litigation Reform Act of 1995 and “safe harbor” protection for forward-looking statements in those reports are specifically not incorporated by reference into this proxy statement.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

By Order of the Board of Directors

James E. Winslow

Executive Vice President,

Chief Financial Officer

and Secretary

                         , 2004

Appendix A

AGREEMENT AND PLAN OF MERGER

Dated as of June 2, 2004

by and between

JRT ACQUISITION, INC.

and

HOME PRODUCTS INTERNATIONAL, INC.

i

(continued)

TABLE OF DEFINITIONS

Acquirer	Preamble
Acquirer Expenses	Section 8.05
Acquirer Group	Section 9.03
Acquirer Material Adverse Effect	Section 9.03
Adverse Recommendation Change	Section 5.02
Affiliate	Section 9.03
Agreement	Preamble
Appraisal Shares	Section 2.01
Certificate	Section 2.01
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Benefit Plan	Section 9.03
Company Board	Preamble
Company By-laws	Section 3.01
Company Capital Stock	Section 3.03
Company Charter	Section 3.01
Company Common Stock	Section 2.01
Company Disclosure Letter	Section 3.01
Company Employees	Section 6.14
Company Financial Statements	Section 3.06
Company Material Adverse Effect	Section 9.03
Company Preferred Stock	Section 3.03
Company Rights	Section 3.03
Company Rights Agreement	Section 3.03
Company SEC Documents	Section 3.06
Company Stockholder Approval	Section 3.04
Company Stockholders Meeting	Section 6.01
Company Stock Options	Section 2.01
Company Stock Plan	Section 9.03
Company Subsidiaries	Section 3.01
Company Takeover Proposal	Section 9.03
Competition Laws	Section 9.03
Consent	Section 3.05
DGCL	Section 1.01
Distribution Date	Section 3.05
ERISA	Section 9.03
Effective Time	Section 1.03
Employee welfare benefit plans	Section 9.03
Exchange Act	Section 3.05
Exchange Fund	Section 2.02
GAAP	Section 3.06
Governmental Entity	Section 3.05
HSR Act	Section 9.03
Indemnified Person	Section 6.05
Indenture	Section 6.06
Indenture Amendment Expenses	Section 6.06
Judgment	Section 3.05
Law	Section 3.05

TABLE OF DEFINITIONS

(continued)

Liens	Section 3.02
Merger	Preamble
Merger Consideration	Section 2.01
New Company Plans	Section 6.14
Outside Date	Section 8.01
Paying Agent	Section 2.02
Per Share Merger Consideration	Section 2.01
Permitted Lien	Section 9.03
Person	Section 9.03
Proprietary Rights	Section 9.03
Proxy Statement	Section 3.05
Representative	Section 9.03
Restated Acquirer Certificate	Section 1.05
Restated Acquirer By-Laws	Section 1.05
Schedule 13E-3	Section 3.05
SEC	Section 3.05
Section 262	Section 2.01
Securities Act	Section 3.06
Special Committee	Preamble
Subsidiary	Section 9.03
Superior Company Proposal	Section 9.03
Surviving Corporation	Section 1.01
Taxes	Section 9.03
Transactions	Section 1.01
Transfer Taxes	Section 6.08
Unaffiliated Stockholders Approval	Section 6.01
Voting Company Debt	Section 3.03

This AGREEMENT AND PLAN OF MERGER dated as of June 2, 2004 (this “Agreement”), by and between JRT Acquisition, Inc., a Delaware corporation (“Acquirer”), and Home Products International, Inc., a Delaware corporation (the “Company”). Certain defined terms are as defined below in Section 9.03.

WHEREAS, a Special Committee of the Board of Directors of the Company (the “Special Committee”) has unanimously determined that the terms and conditions of the merger of Acquirer with and into the Company (the “Merger”), and the other Transactions contemplated by this Agreement, are fair to, and in the best interest of, the Company’s stockholders, and has unanimously approved this Agreement and resolved to recommend that the Board of Directors of the Company (together with the Special Committee, the “Company Board”) approve this Agreement and recommend that the Company’s stockholders approve and adopt this Agreement and approve the Merger;

WHEREAS, the Board of Directors of the Company has determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company’s stockholders, and has approved this Agreement and resolved to recommend that the Company’s stockholders approve and adopt this Agreement and approve the Merger;

WHEREAS, the Board of Directors of Acquirer has approved this Agreement, the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Acquirer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution of this Agreement, James R. Tennant is entering into a voting agreement with the Company (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquirer shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Acquirer shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Acquirer in accordance with the DGCL. The Merger and the other transactions contemplated herein are referred to in this Agreement collectively as the “Transactions.”

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Suite 2400, Chicago, Illinois 60601 at 9:00 a.m., Chicago time, on the business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)), waiver by the applicable party or parties of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the time of the Closing but subject to the satisfaction (or, to the extent permitted by Law, waiver by the applicable party or parties) of such conditions), or at such other time and date as the Acquirer and Company shall agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger in form reasonably satisfactory to Acquirer (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Acquirer and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects on the Company and Acquirer as set forth in the DGCL, including in Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquirer shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquirer shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and By-laws. Acquirer shall file a restated certificate of incorporation with the Secretary of State of the State of Delaware (the “Restated Acquirer Certificate”), which shall be the certificate of incorporation of the Surviving Corporation until thereafter amended (subject to the restrictions and limitations contained in Section 6.05 of this Agreement) as provided therein and by applicable Law. Acquirer shall amend and restate its by-laws as of the Effective Time (the “Restated Acquirer By-laws”), which shall be the by-laws of the Surviving Corporation until thereafter amended (subject to the restrictions and limitations contained in Section 6.05 of this Agreement) as provided therein and by applicable Law. Notwithstanding the foregoing, Company shall have the reasonable right to review and comment upon the Restated Acquirer Certificate and Restated Acquirer By-laws prior to the Effective Time with respect to the provisions relating to Section 6.05.

Section 1.06 Directors. The directors of Acquirer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Officers. The officers of Acquirer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Acquirer:

(a) Capital Stock of Acquirer. Each issued and outstanding share of capital stock of Acquirer shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock; Acquirer-Owned Stock. Each issued and outstanding share of Company Common Stock that is (i) held in the treasury of the Company, or (ii) owned by the Acquirer shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. (i) Subject to Sections 2.01(b) and 2.01(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (together with any Company Rights, if still outstanding) shall be converted into the right to receive, in exchange for such share of Company Common Stock, an amount of cash, without interest, equal to $1.50 (the “Per Share Merger Consideration”).

(ii) The cash payable upon conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person, other than any member of the Acquirer Group, who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and who, as of the Effective Time, shall not have effectively withdrawn or otherwise forfeited appraisal rights (collectively, the “Appraisal Shares”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid in accordance with Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration pursuant to Section 2.01(c). At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. The Company shall give prompt notice to Acquirer of any demands received by the Company for appraisal of any shares of Company Common Stock, together with copies of any correspondence or filings related thereto, and Acquirer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquirer, make any payment with respect to, or settle or offer to settle, any such appraisal demands, or agree to do any of the foregoing.

(e) Stock Options. Each outstanding and unexercised option to purchase shares of Company Common Stock issued under any Company Stock Plan (collectively, the “Company Stock Options”), whether vested or unvested, as to which an option cancellation agreement (in form and substance reasonably acceptable to Company and Acquirer) has been delivered prior to the Effective Time, shall terminate and be canceled as of the Effective Time. In consideration for the cancellation thereof, each person, other than any member of the Acquirer Group, who holds an exercisable Company Stock Option (including options which, by their terms, become exercisable as a result of the Transactions hereby) shall be entitled to receive, in consideration therefor, a cash payment on or promptly after the Closing Date (the “Cancellation Consideration”) equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Stock Option, multiplied by (ii) the aggregate number of shares of Company Common Stock then subject to such Company Stock Option.

(f) Certain Adjustments. If, during the period between the date of this Agreement and the Effective Time or earlier termination of this Agreement, shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration applicable to such shares of Company Common Stock shall be appropriately adjusted.

Section 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Acquirer shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. At the Effective Time, Acquirer shall directly provide to the Paying Agent all the cash necessary to pay for the shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) and the amount of Cancellation Consideration payable to holders of Company Stock Options pursuant to Section 2.01(e) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. (i) As promptly as practicable after the Effective Time (but in any event no later than five Business Days after the Paying Agent receives an electronic copy of the Company’s stock records as of the Effective Time, suitable for the Paying Agent’s use, from the Company’s transfer agent), Acquirer shall instruct the Paying Agent to mail to each holder of record of Certificates whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), a letter of transmittal reasonably acceptable to Acquirer and the Company, and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall deliver in accordance with the letter of transmittal as promptly as practicable, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 9.03) required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Acquirer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(ii) Upon the Effective Time, the Company shall deliver to the Paying Agent an electronic listing, suitable for the Paying Agent’s use, of each holder of Company Stock Options who has not previously exercised his or her Company Stock Options and who has executed and delivered an option cancellation agreement. Prior to or at the Effective Time, Acquirer shall instruct the Paying Agent to deliver the Cancellation Consideration due each such holder in accordance with Section 2.01(e) as promptly as practicable following the Effective Time, but in no event later than five Business Days thereafter. Following the Effective Time, upon the execution and delivery of an option cancellation agreement by any holder of Company Stock Options, the Surviving Corporation shall provide the Paying Agent with an electronic listing suitable for the Paying Agent’s use with respect to such holder, and shall instruct the Paying Agent to deliver the Cancellation Consideration due such holder in accordance with Section 2.01(e) as promptly as practicable, but in no event later than five Business Days after the Paying Agent receives such listing. Payment of the Cancellation Consideration shall be net of any required withholding taxes, and no interest shall be paid or accrue thereon.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates formerly representing shares of Company Common Stock or Company Stock Options for 9 months after the Effective Time shall be delivered to Surviving Corporation and any holder of Certificates formerly representing shares of Company Common Stock or Company Stock Options who has not by then complied with this Article II shall thereafter look only to the Surviving Corporation for payment on such holder’s Certificates formerly representing shares of Company Common Stock or Company Stock Options of Merger Consideration or Cancellation Consideration.

(e) No Liability. None of Acquirer, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate formerly representing shares of Company Common Stock has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Acquirer, on a daily basis. Pending payment of such funds to the holders of Certificates formerly representing shares of Company Common Stock or the holders of Company Stock Options, such funds will be held and shall be invested by the Paying Agent as Acquirer directs (so long as such directions do not impair the rights of the holders of Certificates formerly representing shares of Company Common Stock or Company Stock Options) in the direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest or commercial paper rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s. The Exchange Fund shall not be used except as provided in this Agreement. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. Any losses resulting from such investments shall be the sole responsibility of Acquirer and shall not in any way limit the obligations of Acquirer to holders of Certificates formerly representing shares of Company Common Stock or Company Stock Options.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquirer, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(h) Withholding Rights. The Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock or Company Stock Options such amounts as the Surviving Corporation or the Paying Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be timely paid to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made.

(i) Termination of Agreement. In the event this Agreement is terminated prior to the Effective Time, Acquirer shall, or shall cause the Paying Agent to promptly return any Certificates theretofore submitted or delivered to the Paying Agent, without charge to the person who submitted such Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Acquirer that, except to the extent set forth in any of the Company’s SEC Documents filed after December 31, 2001 and except as set forth in the letter dated as of the date of this Agreement from the Company to Acquirer (the “Company Disclosure Letter”):

Section 3.01 Organization, Standing and Power. The Company and each of its subsidiaries (the “Company Subsidiaries”) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (b) has full corporate or other power, as the case may be, and authority to transact its business as presently conducted, (c) possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, and (d) is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except in the case of clauses (c) and (d) above for failures which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect. The Company has made available to Acquirer and its Representatives (as defined in Section 9.03) true and complete copies of the certificate of incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended through the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

Section 3.02 Company Subsidiaries; Equity Interests. Section 3.02 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary (a) are duly authorized and have been validly issued and are fully paid and nonassessable, as applicable, and free of preemptive rights and (b) are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except in the case of subsections (a) and (b) for failures which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect. There are no Contracts (as defined in Section 3.05(a)) or arrangements with respect to the ownership, voting or disposition of any shares of stock of any Company Subsidiary.

Section 3.03 Capital Structure. (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on June 2, 2004, (i) 7,873,664 shares of Company Common Stock were issued and outstanding, (ii) 822,394 shares of Company Common Stock were held by the Company in its treasury, (iii) 864,216 shares of Company Common Stock were subject to outstanding Company Stock Options, (iv) 151,610 shares of Company Common Stock were reserved for issuance pursuant to future awards under the Company’s 1999 Directors’ Restricted Stock Plan and the Company’s Executive Incentive Plan, (v) 953,963 additional shares of Company Common Stock were available for issuance under the Company Stock Plans, (vi) 79,204 shares of Company Common Stock were subject to outstanding warrants held by GE Capital Corporation and Hare & Company, (vii) 394,861 shares of Company Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan, (viii) no shares of Company Common Stock were reserved for and subject to issuance in connection with the rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of May 21, 1997, between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the “Company Rights Agreement”) and (ix) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, as of the date of this Agreement and as of the Closing Date, no other shares of Company Capital Stock were issued, reserved for issuance or outstanding.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on June 2, 2004, of all outstanding Company Stock Options and all other rights, if any, issued or granted by the Company to purchase or receive Company Capital Stock or stock in any Company Subsidiary, the number of shares subject thereto, the grant dates and exercise prices thereof and the names of the holders thereof. The Company has made available to Acquirer and its Representatives true and complete copies of all option agreements governing Company Stock Options. During the period from January 1, 2004 to the date of this Agreement, there have been no issuances by the Company of shares of Company Capital Stock other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date pursuant to the terms thereof.

(c) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for the Company Stock Options and the Company Rights, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, profit participation rights, rights of repurchase, other rights (other than rights that may have arisen under a Company Stock Plan) linked to the price of Company Capital Stock, or commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or grant, or cause to be issued, delivered, sold or granted additional shares of capital stock or other voting securities or equity interests in, or any security convertible or exchangeable into or exercisable for any capital stock of or other voting security or equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has made available to Acquirer and its Representatives a true and complete copy of the Company Rights Agreement, as amended to the date of this Agreement.

(e) Except for the Voting Agreement, neither the Company nor any Company Subsidiary is a party to any voting agreement, irrevocable proxy or other agreement with respect to the voting of the Company Capital Stock.

Section 3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement, subject, in the case of the consummation of the Merger to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)) and the filing of the Certificate of Merger as required by the DGCL. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL. The Company has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by Acquirer, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Special Committee, at a meeting duly called and held, duly adopted unanimous resolutions (i) determining that the terms and conditions of the Merger and the other Transactions are fair to, and in the best interest of, the Company’s stockholders, (ii) approving this Agreement, (iii) recommending that the Board of Directors of the Company approve this Agreement, and (iv) recommending that the Board of Directors of the Company resolve to recommend that the Company’s stockholders approve and adopt this Agreement and approve the Merger.

(c) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) approving this Agreement, and (iii) recommending that the Company’s stockholders approve and adopt this Agreement and approve the Merger. Such resolutions and the previous actions taken by the Company Board are sufficient to render inapplicable the provisions of Section 203 of the DGCL to (A) this Agreement, (B) the Merger and (C) the other Transactions. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(d) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger is the approval and adoption of this Agreement and the approval of the Merger by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

Section 3.05 No Conflicts; Consents. (a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not, (i) violate any statute, law, ordinance, rule or regulation (“Law”) or any judgment, order or decree (“Judgment”), in each case applicable to the Company or by which its property is bound, (ii) violate the certificate of incorporation or by-laws (or comparable organizational document) of the Company or any Company Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give others any rights of termination or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any Company Subsidiary under any provision of any contract (whether written or oral), lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (other than a Company Benefit Plan) or permit to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, except in the case of clauses (i) and (iii) for violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions, the failure of which to submit or obtain would, individually or in the aggregate, have or result in a Company Material Adverse Effect, other than (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (B) a Transaction Statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”) and (C) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 6.08, (iv) such filings as may be required under the rules and regulations of

The NASDAQ Stock Market, Inc., (v) requirements, if any, under Competition Laws, (vi) applicable state securities or “blue sky” laws and the securities laws of any foreign country or (vii) such other items required solely by reason of the participation of Acquirer or its stockholders or affiliates in the Transactions.

(c) Prior to the Effective Time, the Company and the Company Board shall have taken such action necessary to (i) render the Company Rights inapplicable to (A) this Agreement, (B) the Merger and (C) the other Transactions, and (ii) ensure that (A) neither of Acquirer nor any of its stockholders, affiliates or associates is or will become an “Acquiring Person” (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other Transaction and (B) a “Distribution Date” (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction.

Section 3.06 SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 (the “Company SEC Documents”).

(b) As of its respective date, each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent modified or corrected prior to the date hereof by a subsequently filed Company SEC Document. The consolidated financial statements (the “Company Financial Statements”) of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Other than as disclosed in the Company Financial Statements (including the notes thereto), as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities or obligations incurred since March 27, 2004 in the ordinary course of business, (ii) liabilities and obligations relating to, or incurred in connection with, the Transactions, and (iii) liabilities and obligations which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

Section 3.07 Information Supplied. (a) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to stockholders of the Company, neither the Proxy Statement, as amended or supplemented nor the Schedule 13E-3, as amended or supplemented will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company in this Section 3.07(a) with respect to statements made or incorporated by reference therein about Acquirer, any other member of the Acquirer Group or their Representatives, or based on information supplied by Acquirer, any other member of the Acquirer Group or their Representatives for inclusion or incorporation by reference in such documents.

(b) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Merger and the other Transactions and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Acquirer, any other member of the Acquirer Group or their Representatives, or based on information supplied by Acquirer, any other member of the Acquirer Group or their Representatives for inclusion or incorporation by reference therein.

Section 3.08 Brokers. No broker, investment banker, financial advisor or other person, other than Mesirow Financial, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company other than by any member of the Acquirer Group.

Section 3.09 Opinion of Financial Advisor. Mesirow Financial, Inc. has delivered an executed opinion to the Company Board, dated the date of this Agreement, to the effect that, as of such date and subject to the qualifications and limitations stated therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. The Company has delivered a true and complete copy of such executed opinion to Acquirer concurrently with the execution of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to the Company that:

Section 4.01 Organization, Standing and Power. Acquirer is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as presently conducted. Acquirer has made available to the Company true and complete copies of its certificate of incorporation and by-laws, as amended to date.

Section 4.02 Acquirer. (a) Since the date of its incorporation, Acquirer has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Acquirer has no subsidiaries.

(b) The authorized capital stock of Acquirer consists of 3,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned free and clear of any Lien.

Section 4.03 Authority; Execution and Delivery; Enforceability. Acquirer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger as required by the DGCL. The execution and delivery by Acquirer of this Agreement and the consummation of the Transactions has been duly authorized by all necessary corporate action on the part of Acquirer and no other corporate proceedings on the part of Acquirer are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the Merger, to the filing of the Certificate of Merger as required by the DGCL. The Board of Directors and stockholders of the Acquirer have duly and unanimously adopted resolutions approving this Agreement, the Merger and the other Transactions. Acquirer has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of Acquirer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.04 No Conflicts; Consents. The execution and delivery by Acquirer of this Agreement does not, and the consummation by Acquirer of the Transactions will not (i) violate any Law or Judgment in each case applicable to Acquirer or any other member of the Acquirer Group or by which any of their respective property is bound, (ii) violate the certificate of incorporation or by-laws (or comparable organizational documents) of Acquirer, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of Acquirer pursuant to, any provision of any contract (whether written or oral), lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument or permit to which Acquirer is a party or by which any of its properties or assets is bound, except in the case of clauses (i) and (ii) for failures which would not have or result in an Acquirer Material Adverse Effect. No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to Acquirer in connection with the execution, delivery and performance of this Agreement thereby or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 13E-3 and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) requirements, if any, under Competition Laws, and (iv) such filings as may be required in connection with the Taxes described in Section 6.08.

Section 4.05 Information Supplied. (a) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to stockholders of the Company, the Proxy Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty is made by Acquirer in this Section 4.05(a) solely with respect to statements made or incorporated by reference therein based on information supplied by Acquirer, any other member of the Acquirer Group or their Representatives for inclusion or incorporation by reference in such documents. The Schedule 13E-3, at the time it is filed with the SEC or at any time it is amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Acquirer in this Section 4.05(a) with respect to statements made or incorporated by reference therein based on information supplied solely by the Company or its Representatives for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by Acquirer, any other member of the Acquirer Group or their Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the time any such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b) The Schedule 13E-3 (other than portions of the Schedule 13E-3 attributable to the Company), and any amendments or supplements thereto, when filed, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Acquirer with respect to statements made or incorporated by reference therein based on information supplied solely by the Company or its Representatives for inclusion or incorporation by reference therein.

Section 4.06 Brokers. No broker, investment banker, financial advisor or other person, other than Stifel, Nicolaus & Company, Incorporated, the fees and expenses of which will be paid by Acquirer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Acquirer or any other member of the Acquirer Group.

Section 4.07 Financing. As of the date of this Agreement, Acquirer has received, and has provided to the Company copies of, written commitments (which, as of the date of this Agreement, have not expired or been cancelled, terminated, rescinded, amended or otherwise modified) from financial institutions to provide, in the aggregate, monies sufficient for the acquisition of the shares of Company Common Stock pursuant to Section 2.01(c) of this Agreement and the cancellation of Company Stock Options pursuant to Section 2.01(e) of this Agreement, and all expenses associated with any of the foregoing (including, but not limited to, applicable broker fees and expenses), and Acquirer will have such monies available to it upon the Closing.

Section 4.08 Company Representations. Acquirer has no actual knowledge that any of the representations and warranties of the Company contained in this Agreement are not true and correct in accordance with their respective terms as of the date hereof, and Acquirer has no actual knowledge of any errors in, or omissions from, the Company Disclosure Letter. Acquirer shall be deemed to have waived any claimed breach of any representation or warranty of which any member of the Acquirer Group has actual knowledge as of the date hereof.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company. Except for matters contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in light of the existing circumstances in the ordinary course, including operating in compliance with Law and making all required filings with the SEC.

(a) Other Actions. Except as otherwise permitted by Section 5.02, the Company, on the one hand, and Acquirer and any other member of the Acquirer Group, on the other hand, shall not, and shall not permit any of their subsidiaries or affiliates to, take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, other than for such failures to be true and correct that, individually or in the aggregate, have not resulted and are not reasonably likely to result in the condition in Section 7.02(a) (in the case of the Company) or Section 7.03(a) (in the case of Acquirer) not being satisfied or (ii) any condition to the Merger set forth in Article VII not being satisfied.

(b) Designated Representative of Acquirer. If any consent is required of Acquirer pursuant to this Agreement, James R. Tennant is hereby designated as the authorized representative of Acquirer for such purposes. Acquirer may change its authorized representative by giving notice to the Company pursuant to the procedures set forth in Section 9.02.

Section 5.02 Company Takeover Proposals. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any of its or any Company Subsidiary’s Representatives to, (i) enter into any agreement with respect to any Company Takeover Proposal (as defined in Section 5.02(e) below), except (A) in accordance with Section 8.05(b) below (and after compliance with all the procedures set forth therein) or (B) a confidentiality agreement in accordance with this Section 5.02(a) or (ii) furnish to any person any information with respect to a Company Takeover Proposal, except, prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval (as defined in Section 6.01(b)), pursuant to a confidentiality agreement and subject to compliance with Section 5.02(c) below.

(b) The Company Board shall not (i) withdraw or modify in a manner adverse to Acquirer, or propose publicly to withdraw or modify, in a manner adverse to Acquirer, the recommendation by the Company Board of this Agreement or the Merger, in each case unless the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so to comply with its fiduciary duties (any such withdrawal, modification or proposal being referred to herein as an “Adverse Recommendation Change”), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, the Company Board receives a Superior Company Proposal (as defined in Section 5.02(e) below), then the Company Board may, in accordance with Section 8.05(b) below (including the notice provisions and the payment of the fee therein), approve and recommend such Superior Company Proposal and cause the Company to terminate this Agreement and concurrently (or substantially contemporaneously) enter into a definitive agreement providing for the implementation of such Superior Company Proposal.

(c) The Company promptly shall advise Acquirer orally and in writing of any Company Takeover Proposal made to the Special Committee or a member thereof, or to a Representative of the Special Committee of which a member of the Special Committee becomes aware, the identity of the person making any such Company Takeover Proposal and the material terms of any such Company Takeover Proposal. The Company shall keep Acquirer informed of the status (including any change to the material terms) of any such Company Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) of the SEC or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Special Committee, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law, it being understood that if any such disclosure constitutes an Adverse Recommendation Change, Acquirer shall have the rights provided in the event of an Adverse Recommendation Change.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of Proxy Statement; Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, (i) Acquirer will provide the Company with all information with respect to the Acquirer Group as is reasonably necessary or advisable for inclusion in the Proxy Statement, (ii) the Company shall prepare and, after obtaining the approval of Acquirer, which approval shall not be unreasonably withheld, delayed or conditioned, file with the SEC the Proxy Statement in preliminary form, and (iii) the Company and Acquirer shall prepare the Schedule 13E-3. Without limiting the foregoing, each of the Company and Acquirer will take all reasonable steps necessary or advisable to enable the Proxy Statement and the Schedule 13E-3 to be filed with the SEC no later than June 25, 2004. Each of the Company and Acquirer shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Acquirer shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3, as applicable. Absent any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition or notification by the SEC of the commencement of an SEC review of the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement as soon as reasonably practicable following the filing of the preliminary Proxy Statement with the SEC (but not earlier than the 10th calendar day following the filing of the preliminary Proxy Statement), and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company to occur as promptly as practicable thereafter. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Company or Acquirer shall otherwise reasonably determine that any amendment or supplement should be made to the Proxy Statement in accordance with applicable Law, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Prior to responding to any comments of the SEC with respect to the Proxy Statement, the Company (i) shall provide Acquirer an opportunity to review and comment on such document or response, and (ii) shall consider in good faith for inclusion in such document or response all comments reasonably proposed by Acquirer.

(b) The Company shall, as promptly as reasonably practicable after the date of this Agreement, establish a record date for and duly call, and as promptly as reasonably practicable after the mailing of the definitive Proxy Statement pursuant to Section 6.01, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) to obtain (i) the Company Stockholder Approval and (ii) the approval and adoption of this Agreement and the approval of the Merger by the holders of the majority of shares of Company Common Stock present or represented by proxy at such meeting that is not held by any member of the Acquirer Group voting “for” and “against” such approval (treating for this purpose holders who have delivered, prior to the Company obtaining the Company Stockholder Approval, written demands for appraisal in accordance with Section 262(d) of the DGCL and who, as of such time, shall not have effectively withdrawn or otherwise forfeited appraisal rights as voting “no”) (such approval, the “Unaffiliated Stockholders Approval”). The Company shall, through the Company Board and in the Proxy Statement, recommend to its stockholders that they give each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, except to the extent that the Company Board shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

(c) Acquirer shall cause all shares of Company Common Stock owned by Acquirer or any other member of the Acquirer Group to be voted in favor of the approval and adoption of this Agreement and approval of the Merger. Unless the Company Board shall have made an Adverse Recommendation Change, the Company shall cause all shares which are voted at the direction of the Company Board or its members to be voted in favor of the adoption of this Agreement.

(d) If the Company is unable to obtain a quorum of its stockholders at such time, (i) the Company may extend the date of the Company Stockholders Meeting by no more than 30 days and the Company shall use its commercially reasonable efforts during such 30-day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Company Stockholders Meeting to the extent (and only to the extent) the Company determines in good faith that such delay is required by applicable law or to comply with written or verbal comments made by the SEC with respect to the Proxy Statement. Such 30 day period shall constitute the 30 day written notice period for purposes of Section 8.01(c)(i).

Section 6.02 Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Company Board approves or recommends a Superior Company Proposal, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, Consents and waivers from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions, including seeking to have any stay, order or injunction entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.02 from taking any action permitted by Sections 5.02(b) or (d). Acquirer will use its reasonable efforts to cooperate with the Company, at the Company’s reasonable request, in the performance of the Company’s obligations in clauses (i), (ii) and (iii) above.

Section 6.03 Stock Options. Prior to the Effective Time, the Company and Acquirer shall cooperate in an effort to obtain an option cancellation agreement executed by each holder of a Company Stock Option in form and substance reasonably acceptable to Acquirer and to the Company.

Section 6.04 Competition Laws. Each of Acquirer and the Company will (i) make any filings required of such party under Competition Laws with respect to the Merger and the other Transactions as soon as reasonably practicable or as otherwise required after the date of this Agreement; (ii) comply at the earliest reasonably practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other Transactions; (iii) promptly notify the other of (A) the receipt of any comments on, or any request of amendments or supplements to, any such filings or information, documents, or other materials by any Governmental Entity or official, and (B) any other communications from or with any Governmental Entity with respect to the Merger; and (iv) cooperate with the other party in connection with making any filing under Competition Laws and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under Competition Laws with respect to the Merger and the other Transactions, including (A) supplying the other with information which may be required to effectuate any such filings or applications, (B) keeping the other party apprised of the status of matters relating to the completion of the Transactions contemplated by this Agreement and working cooperatively in connection with obtaining any consents from any Governmental Entity, (C) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance, to the extent permitted by such Governmental Entity, and (D) providing copies of all such documents and correspondence to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

Section 6.05 Indemnification. (a) From and after the Effective Time, Acquirer will cause the Surviving Corporation to fulfill and honor in all respects the indemnification obligations of the Company pursuant to the Company Charter, the Company By-laws and any indemnification or similar agreement to which the Company is a party, each as in effect on the date hereof, with respect to each present and former Person who serves or served as a director, officer, employee or agent of the Company or any Company Subsidiary at any time at or before the Effective Time (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”).

(b) Without limiting the generality of Section 6.05(a) above, the certificate of incorporation and by-laws of the Surviving Corporation (including the Restated Acquirer Certificate and the Restated Acquirer By-laws) shall contain provisions with respect to exculpation from liability, indemnification and advancement of expenses that are at least as favorable to the Indemnified Persons as those contained in the Company Charter and the Company By-laws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of the Indemnified Persons who, immediately prior to the Effective Time, were directors and officers of the Company, unless such modification is required by law.

(c) Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy with American International Group, Inc., such “tail” policy to (i) provide for aggregate coverage of at least $15,000,000, (ii) be effective for a period of six years commencing on the Effective Time, and (iii) otherwise be on terms and conditions reasonably acceptable to the Special Committee. Until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain such policy in full force and effect, shall not amend or otherwise modify such policy or take any action that would result in the cancellation, termination, amendment or modification of such policy, and shall continue to honor its obligations under such policy.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or its assets assume the obligations set forth in this Section 6.05.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person, the provisions of this Section 6.05 shall continue in effect until the final disposition of such claim, action, suit proceeding or investigation.

(f) This Section 6.05 shall survive the consummation of the Merger. Acquirer shall cause Surviving Corporation to reimburse all expenses, including reasonable attorneys’ fees and expenses, incurred by any Person to enforce the obligations of the Surviving Corporation under this Section 6.05. Notwithstanding Section 9.07, this Section 6.05 is intended to be for the benefit of and to grant third party rights to Indemnified Persons, whether or not parties to this Agreement, and each of the Indemnified Persons shall be entitled to enforce the covenants contained herein. The parties hereto agree that irreparable damage would occur to the Indemnified Persons in the event that any of the provisions of this Section 6.05 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Indemnified Persons shall be entitled to an injunction or injunctions (without the necessity of posting any bond or other security) to prevent breaches of this Section 6.05 and to enforce specifically the terms and provisions of this Section 6.05 in any Illinois state court or any Federal court located in Chicago, Illinois, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) The covenants contained in this Section 6.05 shall not be deemed exclusive of other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

Section 6.06 Fees and Expenses. (a) Except as otherwise provided below and in Section 8.05, all fees, costs and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Subject to the dollar limitation set forth in Section 8.05(b), all out-of-pocket fees, costs and expenses incurred in connection with the amendment of the Company’s indenture with its 9 5/8 subordinated bondholders (the “Indenture”), including the reasonable fees and expenses of Acquirer’s counsel, the fees and expenses of the bondholders and their counsel, and the fees and expenses of the Company’s counsel with respect to such amendment (collectively, the “Indenture Amendment Expenses”) shall be paid by the Company, provided that Acquirer has delivered to the Special Committee invoices and other supporting documentation with respect to such Indenture Amendment Expenses.

Section 6.07 Public Announcements. Acquirer and all other members of the Acquirer Group, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with The NASDAQ Stock Market, Inc. Further, Acquirer and all other members of the Acquirer Group, on the one hand, and the Company, on the other hand, will consult with each other before holding any press conferences, analyst calls or other meetings or discussions with respect to the Transactions.

Section 6.08 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Acquirer in preparing, executing and filing any returns with respect to such Transfer Taxes.

Section 6.09 Rights Agreements; Consequences if Rights Triggered. Except as approved in writing by Acquirer or contemplated by this Agreement, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case, unless the Company Board determines in good faith, after compliance with applicable provisions of this Agreement and after consultation with outside counsel, that such action is necessary to do so to comply with its fiduciary duties.

Section 6.10 Delisting. Acquirer and Company agree to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ SmallCap Market as of, or promptly after, the Effective Time.

Section 6.11 Section 16 Matters. Prior to the Effective Time, Acquirer and Company shall take such steps as may be required and permitted to cause the Transactions, including any disposition of Company Capital Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 of the Exchange Act.

Section 6.12 Conveyance Taxes. Acquirer and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment; provided, however, that, as between Acquirer and Company, the Company shall pay on behalf of those Persons holding Company Common Stock immediately prior to the Effective Time any transfer or similar Taxes payable by such Person in connection with the Merger.

Section 6.13 Acquirer. Prior to the Effective Time, Acquirer shall not conduct any business or make any investments other than as specifically contemplated by or in furtherance of this Agreement, or incur or guarantee any indebtedness other than as necessary for the consummation of the Transactions.

Section 6.14 Employee and Termination Benefits. (a) Acquirer shall cause the Surviving Corporation, through 90 days after the Effective Time, to provide compensation and benefits to the employees of the Company and the Company Subsidiaries (other than those employees terminated for cause) as of the Effective Time (“Company Employees”) that are, in the aggregate, no less favorable than those provided to Company Employees as of the Effective Time. Any former Company Employees who receives any compensation or benefits as of the Effective Time shall continue to receive such compensation and benefits for the lesser of such 90 day period and the period of time provided for under the Company’s relevant benefit plans as of the Effective Time. With respect to any compensation, severance, termination, benefit, welfare and similar plans or arrangements in which Company Employees first become eligible to participate, on or after the Effective Time (the “New Company Plans”), the Surviving Corporation or Purchaser shall, to the extent allowable by its third party providers: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees under any health and welfare New Company Plans in which such Company Employee may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by such Company Employee during the applicable plan year in which such Company Employee first participates in the applicable New Company Plan occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided, that, for purposes of deductibles, coinsurance and out-of-pocket payments, such Company Employee was enrolled under the Company Benefit Plans immediately prior to the effective time of coverage in the New Company Plans, and (ii) recognize service of Company Employees accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits) in any New Company Plan in which such Company Employee may be eligible to participate after the Effective Time, to the extent such service would have been taken into account under the applicable Company Benefit Plans.

(b) From and after the Effective Time, Acquirer shall cause the Surviving Corporation to honor and assume, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any Company Employee and all benefits or other amounts earned or accrued to the extent vested or which becomes vested in the ordinary course, through the Effective Time, under all Company Benefit Plans.

(c) In the event of any termination of any Company Benefit Plan, (i) terminated Company or Surviving Corporation employees and their qualified beneficiaries will have the right to continued coverage under group health plans of the Surviving Corporation as required by Code Section 4980B(f) and ERISA Sections 601 through 609.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval and the Unaffiliated Stockholders Approval.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Law preventing the consummation of the Merger, or preventing Acquirer from owning the shares of the Surviving Corporation or from operating any material part of the business of the Surviving Corporation and its subsidiaries, taken as a whole, shall be in effect; provided, however, that prior to asserting this condition, the applicable party shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(c) HSR Act. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act (or under any other Competition Laws) shall have expired or been terminated.

(d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.01(b) to not be satisfied.

Section 7.02 Conditions to Obligations of Acquirer. The obligations of Acquirer to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects any obligation and complied in all material respects with any agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

(c) Company Certificate. The Company shall have furnished a certificate, signed by an authorized officer, certifying compliance with the conditions set forth in Sections 7.02(a) and (b).

(d) No Litigation. There shall be no pending suit, action or proceeding that advances non-frivolous claims against Acquirer, the Company or any Company Subsidiary that seeks any equitable relief which, if successful, would prevent (i) the consummation of the Merger, (ii) Acquirer from owning the shares of the Surviving Corporation or (iii) Acquirer from operating any material part of the business of the Surviving Corporation and its subsidiaries, taken as a whole.

(e) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

(b) Performance of Obligations of Acquirer. Acquirer shall have performed in all material respects any obligation of Acquirer and complied in all material respects with any agreement or covenant of Acquirer, as the case may be, to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

(c) Acquirer Certificate. Acquirer shall have furnished a certificate, signed by an authorized officer, certifying compliance with the conditions set forth in Sections 7.03(a) and (b).

Section 7.04 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Acquirer, on the other hand, may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused primarily by the failure of the Company, on the one hand, or Acquirer or any other member of the Acquirer Group, on the other hand, to use commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.02.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time:

(a) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by mutual written consent of the Acquirer and the Company;

(b) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by either Acquirer or the Company:

(i) if the Merger does not occur on or before October 31, 2004 (the “Outside Date”), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(ii) if any Governmental Entity issues an order or injunction or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction or other action shall have become final and nonappealable, unless such order, injunction or other action is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that prior to seeking to terminate, such party shall have used its commercially reasonable effects to prevent such order, injunction or other action and to appeal as promptly as practicable any such orders, injunctions or other actions; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be, the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be, is not obtained; provided, however, that this Agreement may not be terminated by any party hereto pursuant to this Section 8.01(b)(iii) if such party is then in breach of Section 6.01(c);

(c) (i) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by Acquirer if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

(ii) prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, by Acquirer (A) in the event an Adverse Recommendation Change has occurred, (B) if, pursuant to Section 6.09 and without the written approval of Acquirer, the Company Board amends the Company Rights Agreement, redeems the Company Rights or takes any action with respect to, or makes any determination under, the Company Rights Agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Acquirer or any of its affiliates is permitted to become an Acquiring Person (as currently defined in the Company Rights Agreement) or (C) the Company enters into any definitive agreement to implement a Company Takeover Proposal;

(d) (i) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by the Company if Acquirer breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Acquirer of such breach; or

(ii) prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval by the Company in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Acquirer as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquirer or the Company, other than the provisions of Section 3.08, Section 4.06, Section 4.07, Section 6.05, this Section 8.02, Section 8.05 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment or waiver that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Subject to Section 9.04, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure or delay by any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Acquirer or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

(b) Prior to obtaining Company Stockholder Approval and so long as the Company is in compliance with Section 5.02, the Company may terminate this Agreement pursuant to Section 8.01(d)(ii) if (i) the Company Board has received a Company Takeover Proposal, (ii) the Special Committee shall have determined in good faith that such Company Takeover Proposal constitutes a Superior Company Proposal, (iii) at least three (3) days prior to such termination, the Company notifies Acquirer in writing of the determination described in clause (ii) above, which notice shall describe all material terms of such Company Takeover Proposal; (iv) Acquirer shall not have made, within three (3) business days of receipt of such notice referred to in clause (iii) above, a binding written offer to acquire the Company that causes the Special Committee to no longer be able to determine in good faith that such Superior Company Proposal remains a Superior Company Proposal, (v) the Company concurrently (or substantially contemporaneously), enters into a definitive agreement providing for the implementation of such Superior Company Proposal and (vi) the Company has paid (or contemporaneously pays) Acquirer for all reasonable out-of-pocket fees, costs and expenses incurred by Acquirer through the date of such termination, whether incurred prior to, concurrently with, or subsequent to, the execution of this Agreement, in connection with this Agreement, the Transaction and the amendment and restatement of the Indenture (collectively, including the Indenture Amendment Expenses, the “Acquirer Expenses”), which Acquirer Expenses shall be limited to $550,000 less the amount of any Acquirer Expenses previously paid or reimbursed to Acquirer by the Company for purposes of Sections 8.05(b) and (c); provided that Acquirer has delivered to the Special Committee invoices and other reasonable supporting documentation with respect to such Acquirer Expenses (and, in such case, the Company shall not be obligated to make any other payments to Acquirer, its stockholders or its affiliates).

(c) In the event the Agreement is terminated by Acquirer pursuant to Section 8.01(c), the Company shall promptly pay to Acquirer the Acquirer Expenses, provided that Acquirer has delivered to the Special Committee invoices and other reasonable supporting documentation with respect to such Acquirer Expenses (and, in such case, the Company shall not be obligated to make any other payments to Acquirer, its stockholders or its affiliates).

(d) Any fee due under this Section 8.05 shall be paid by wire transfer of same-day funds on the date of termination of this Agreement or the next business day if the date of termination of this Agreement is not a business day.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or by a nationally recognized overnight courier service or (ii) on the date confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile (with a confirming copy of such communication to be sent as provided in clause (i)), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Acquirer, to

JRT Acquisition, Inc.

c/o Home Products International, Inc.

4501 West 47th Street

Chicago, IL 60632

Attention: James R. Tennant

Fax: 773-890-0523

with a copy to:

Vedder, Price, Kaufman & Kammholz, P.C.

222 North LaSalle Street

Chicago, IL 60601

Attention: Michael A. Nemeroff, Esq.

Fax: 312-609-5005

(b)	if to the Company, to

Home Products International, Inc.

4501 West 47th Street

Chicago, IL 60632

Attention: Special Committee of the Board of Directors

Fax: 773-890-0523

with a copy to:

Katten Muchin Zavis Rosenman

525 West Monroe Street

Chicago, IL 60661

Attention: Maryann A. Waryjas, Esq.

                    Mark D. Wood, Esq.

Fax: 312-902-1061

Section 9.03 Definitions. For purposes of this Agreement:

(a) “Acquirer Group” shall mean Acquirer, James R. Tennant, any other equity holder of Acquirer and any Affiliate of any of the foregoing (with respect to Mr. Tennant, solely in his capacity as a member of the Acquirer Group and not in his capacity as a director or officer of the Company).

(b) “Acquirer Material Adverse Effect” means any state of facts, change, development, effect, condition or occurrence that adversely affects Acquirer’s ability to obtain the funds necessary to consummate the Merger, or that otherwise materially impairs the ability of Acquirer to perform its obligations under this Agreement or consummate the Merger;

(c) An “affiliate” of any person means another person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this Agreement, (i) no member of the Acquirer Group is an affiliate of the Company and (ii) the Company is not an affiliate of member of the Acquirer Group.

(d) “Company Benefit Plan” means any collective bargaining agreement or any bonus, employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

(e) “Company Material Adverse Effect” means any state of facts, change, development, effect, condition or occurrence that is material and adverse to the business, prospects, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or that materially impairs the ability of the Company to perform its obligations under this Agreement or consummate the Merger; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change or effect that results from (A) conditions affecting the consumer housewares manufacturing industry generally or (B) any change in the trading price or volume of Company Common Stock, in and of itself. The parties hereby agree that an increase in the price of resin (as set forth in The Plastics News trade publication) used by the Company in its business by less than 12.5% from the date of this Agreement shall not, in and of itself, constitute a Company Material Adverse Effect.

(f) “Company Stock Plan” means the Company’s (i) 1994 Stock Option Plan, (ii) 1991 Stock Option Plan, (iii) 1987 Stock Option Plan, (iv) 1999 Performance Incentive Plan, (vi) 1999 Director’s Restricted Stock Plan, and (vii) any other stock option plan of the Company or any Company Subsidiary which issued options to purchase shares of the Company to officers, employees or directors of the Company, in each case as amended through the date of this Agreement.

(g) “Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the outstanding equity securities or consolidated total assets of the Company, in each case other than the Transactions.

(h) “Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and, to the extent applicable, equivalent Laws of the European Union or the Member States thereof, Canada and any other country in which the Company or any Company Subsidiary has operations or derives revenue.

(i) “Permitted Lien” means (i) Liens as reflected on the Company’s December 27, 2003 balance sheet, including the notes thereto, included in the Company Financial Statements, (ii) Liens for Taxes not yet due and payable, or, if due (A) not delinquent, or (B) being contested in good faith by appropriate proceedings during which collection or enforcement is stayed (iii) statutory Liens securing payments not yet due, including carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (v) easements, rights-of-way, restrictions and other similar Liens incurred in the ordinary course of business, (vi) title retention or security interests under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (vii) Liens relating to purchase money obligations, and (viii) Liens, if any, as, individually or in the aggregate, would not have or result in a Company or Acquirer Material Adverse Effect, as applicable.

(j) A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(k) A “Representative” of any person means any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such person; provided, however, that for the purpose of this Agreement, James R. Tennant is not a Representative of the Company.

(l) A “subsidiary” of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(m) “Superior Company Proposal” means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a purchase of warrants or otherwise, more than 50% of the Company Common Stock or all or substantially all of the assets of the Company and the Company subsidiaries, taken as a whole, on terms which the Special Committee determines in good faith to be more favorable to the holders of Company Common Stock than the Transaction (after consultation with a financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Acquirer to amend the terms of the Transaction).

(n) “Taxes” includes all forms of taxation imposed by any domestic or foreign (whether national, federal, state, provincial, local, or otherwise) Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.

Section 9.04 Interpretation; Disclosure Letter. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

(b) Company may update or amend the Company Disclosure Letter prior to the Closing Date; provided however, if any such update or amendment discloses a breach or default under this Agreement which results in Section 7.02(a) not being satisfied, Acquirer may terminate this Agreement pursuant to Section 8.01(c)(i).

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart. This Agreement, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of this Agreement or any such agreement or instrument, and each such party forever waives any such defense.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (b) except for the provisions of Article II and Section 6.05 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons only following the Effective Time), are not intended to confer upon any person other than the parties hereto any rights or remedies.

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.10 Enforcement; Waiver of Jury Trial. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Illinois state court or any Federal court located in Chicago, Illinois, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Illinois state court or any Federal court located in Chicago, Illinois for the purposes of any suit, action or other proceedings arising out of this Agreement or any Transaction (and each party agrees that no such suit, action or proceeding arising out of to this Agreement or any Transaction shall be brought by it or any of its affiliates except in such courts). Each party hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any suit, action or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section 9.10. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any suit, action or proceeding arising out of this Agreement or any Transaction in any Illinois State court or any Federal court located in Chicago, Illinois, or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or any Transaction. Each party hereto, (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things the mutual waivers and certifications in this Section 9.10(b).

[Signature page follows.]

IN WITNESS WHEREOF, Acquirer and the Company have duly executed this Agreement and Plan of Merger of the date first written above.

JRT Acquisition, Inc.

By:	/S/ JAMES R. TENNANT
Name: James R. Tennant
Title: CEO

Home Products International, Inc.

By:	/S/ JAMES E. WINSLOW
Name: James E. Winslow
Title: Executive VP & CFO

Appendix B

June 2, 2004

Special Committee of the Board of Directors

Home Products International, Inc.

4501 West 47th Street

Chicago, IL 60632

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively the “Stockholders”) of Home Products International, Inc., a Delaware corporation (the “Company”), of $1.50 per share in cash, without interest (the “Per Share Merger Consideration”) to be received by the Stockholders pursuant to the Agreement and Plan of Merger dated as of June 2, 2004 (the “Merger Agreement”) by and between JRT Acquisition, Inc., a Delaware corporation (“Acquirer”) and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Acquirer will be merged with and into the Company (the “Merger”) and each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, together with any Company Rights (as such term is defined in the Merger Agreement), if still outstanding (other than shares held in the treasury of the Company or owned by the Acquirer and other than shares issued and outstanding immediately prior to the effective time of the Merger that are held by any person, other than any member of the Acquirer Group (as such term is defined in the Merger Agreement), who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the Delaware General Corporation Law and who, as of the effective time of the Merger, has not effectively withdrawn or otherwise forfeited appraisal rights), will be converted into the right to receive, in exchange for such share of Company Common Stock, the Per Share Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined:

(a)	a draft of the Merger Agreement dated June 1, 2004;

(b)	the audited financial statements of the Company for the three years ended December 31, 2003;

(c)	the unaudited financial statements of the Company for the three months ended March 31, 2004;

(d)	certain internal business, operating and financial information and forecasts of the Company, prepared by the senior management of the Company, and certain projections of the Company (collectively, the “Forecasts”);

(e)	information regarding publicly available financial terms of certain other change of control transactions we deemed relevant;

(f)	the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant;

(g)	current and historical market prices and trading volumes of the common stock of the Company;

(h)	the terms of the Employment Agreement dated as of May 19, 1999 between the Company and James R. Tennant, as amended; and

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 and certain other publicly available information on the Company and the industry in which it conducts its business.

We have also held discussions with members of senior management of the Company to discuss the foregoing, have considered other matters and performed such due diligence which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

Special Committee of the Board of Directors

June 2, 2004

In rendering our opinion, we have with your consent assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including, without limitation, the Forecasts. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have assumed without verification the accuracy and adequacy of the legal advice given by counsel to the Company and by counsel to the Special Committee of the Board of Directors of the Company on all legal matters. We have assumed that all material governmental, regulatory, or other consents and approvals necessary for the consummation of the transaction contemplated by the Merger Agreement will be obtained without any adverse effect on the Company or on the expected benefits of the transaction contemplated by the Merger Agreement. We have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company or Acquirer. We have assumed, with your consent, that the executed form of the Merger Agreement conforms in all material respects to the last draft of the Merger Agreement reviewed by us.

Mesirow Financial, Inc. is a nationally recognized securities firm. As part of our investment banking business, we are regularly engaged in structuring financings and the valuations of businesses and their securities in connection with mergers, acquisitions, leveraged buyout transactions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of our business, we and our affiliates may from time to time actively trade the securities of the Company for our own account or for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, including rendering this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the product markets it serves, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Per Share Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger. This opinion does not constitute a

Special Committee of the Board of Directors

June 2, 2004

recommendation to any Stockholder as to how such Stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in its entirety in the Schedule 13E-3 and related proxy materials filed with the Securities and Exchange Commission and, if applicable, mailed to the Stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Per Share Merger Consideration to be received by the Stockholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ Mesirow Financial, Inc.
MESIROW FINANCIAL, INC.

Appendix C

March 15, 2004

James Tennant

Chairman and CEO

JRT Acquisition, Inc.

4501 W. 47th Street

Chicago, IL 60632

Dear Jim:

We are pleased to inform you that Fleet Capital Corporation (“FCC” or the “Agent”) has approved the underwriting of $50,000,000 in Senior Credit Facilities (the “Facilities”) to the “Borrower” (as defined in the attached Summary of Terms and Conditions) (the “Transaction”). The Facilities would be provided upon the general terms and conditions set forth in the attached Summary of Terms and Conditions (the “Term Sheet”) and fee letter (the “Fee Letter”). The terms and conditions set forth in the Term Sheet and in the Fee Letter are hereby incorporated into this letter, including, without limitation, the “Conditions Precedent” as set forth in the Term Sheet. Capitalized terms not defined herein shall have the meanings set forth in the Fee Letter and the Term Sheet. Please note, however, that this letter, the Fee Letter and the Term Sheet do not constitute a commitment to make the Facilities available. Any such commitment would be subject to the terms and conditions of a definitive credit agreement and other loan documents

By accepting this letter, JRT Acquisition agrees to reimburse FCC for all reasonable out-of-pocket fees and expenses incurred in connection with the due diligence, underwriting, closing, and syndication of the Facilities outlined herein, whether or not such Facilities are consummated.

This letter, including without limitation the Term Sheet and Fee Letter, is intended to be indicative of the principal terms of the Facilities and does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final loan documents for the Facilities. Further, as stated above this letter is not a commitment to make the Facilities available.

FCC is delivering this letter to you in reliance upon the accuracy of all information furnished to FCC by you or on your behalf and with the understanding that you will not disclose the contents of this letter or FCC’s involvement or interest in providing financing for the proposed transaction to any third party (including, without limitation, any financial institutions), without FCC’s prior written consent, other than to the board of directors of HOMZ, applicable governmental and regulatory authorities, your advisors and officers and the management and partners or members on a need-to-know basis. You agree to inform all such persons who receive information concerning FCC or this commitment that such information is confidential and may not be disclosed to any other person. FCC reserves the right to review and approve all material that you or the Borrower prepare that contain FCC’s name or describe FCC’s interest in providing the financing as described herein.

By executing this letter, you agree, whether or not the proposed credit facility closes, to indemnify and hold harmless FCC, each Lender (as defined in the Term Sheet) and each of their affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, reasonable fees and expenses of FCC’s counsel) that may be incurred by or assessed or awarded against any Indemnified Party, in each case arising out of or in connection with or by reasons of, or in connection with the preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this transaction, you, Borrower or any of yours or its subsidiaries and any of the other transactions contemplated by this letter, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. You agree that in any action arising from an alleged breach of this letter, the only damages that may be sought are only those which are direct and reasonably foreseeable as the probable result of any breach hereof and any right to indirect, special or punitive damages or lost anticipated profits is hereby waived.

James Tennant

March     , 2004

This letter and the Term Sheet and Fee Letter attached hereto supersede all prior discussions, indications of interest and proposals previously delivered to JRT Acquisition. Unless extended in writing by FCC, in its discretion, this letter shall expire upon the first to occur of: (a) 5:00 p.m., Central Standard Time on March 19, 2004, unless JRT Acquisition shall have executed and delivered a copy of this letter, including without limitation the Term Sheet and Fee Letter, to the attention of the undersigned prior to that date and time; or (b) 5:00 p.m., Central Standard Time on August 31, 2004, unless the transactions contemplated and described by this letter and the Term Sheet are consummated on or before that date. Expiration of this letter shall not affect the obligations of JRT Acquisition to pay any fees, costs, expenses or other amounts provided for herein or in any other agreements entered into between JRT Acquisition and FCC.

(Signature Page Follows)

James Tennant

March     , 2004

(Signature Page to Letter)

We appreciate the opportunity to participate in the above described financings.

Sincerely,

/s/ Fleet Capital Corporation

Agreed and Accepted:

JRT Acquisition, Inc.

By: /s/ James R. Tennant

Title: President

Date: 3/16/04

FLEET CAPITAL CORPORATION

SUMMARY OF PROPOSED TERMS AND CONDITIONS

SENIOR SECURED CREDIT FACILITIES

March 15, 2004

The following terms and conditions of the proposed facility are for discussion purposes only and do not constitute a commitment on the part of Fleet Capital Corporation (“Agent”). Any commitment is subject to final negotiation of term and conditions following appropriate due diligence. This letter is not assignable by operation of law or otherwise without Agent’s prior written consent.

Borrower:	For purposes of this Summary of Proposed Terms and Conditions, the term Borrower shall mean (x) prior to the merger (the “Merger”) of JRT Acquisition, Inc. (“JRT Acquisition”) into Home Products International (“HOMZ”), JRT Acquisition and (y) after the consummation of the Merger, Home Products International – North America, Inc. (“HPNA”), a wholly owned subsidiary of HOMZ. JRT Acquisition is or is to be a wholly formed corporation to be owned by James Tennant. After the consummation of the Merger, HOMZ would be a privately held corporation owned by James Tennant and certain other senior executives of HOMZ and/or HPNA.

Administrative Agent and Lender:	Fleet Capital Corporation (“Fleet” or “Agent”).

Senior Credit Facility:	$50,000,000 in a Revolving Credit Facility (“Revolver”). The Revolving Credit Facility will include a letter of credit facility subline of $6,000,000.

Term:	Through March 31, 2008.

Purpose:	To refinance HPNA’s existing senior line with Agent, to finance an intercompany loan from HPNA to HOMZ which will be used to pay the merger consideration due in connection with the Merger and to provide working capital for ongoing operations.

Revolving Credit Facility:	Availability under the Revolving Credit Facility will be determined by reference to a borrowing base equal to the sum of:

(i)    85% of the value of eligible accounts receivable. Except as provided below, eligible accounts would be determined in a manner consistent with the existing Loan Agreement (as amended); plus

(ii)   the lesser of (a) 60% of the value of eligible raw material and finished goods inventory and (b) $25,000,000. Eligible inventory would be determined in a manner consistent with the existing Loan Agreement (as amended); plus

(iii)  the amount, as of the closing date, of the Fixed Asset Component under the existing Loan Agreement (said amount as increased or decreased as provided below is hereinafter referred to as the “Fixed Asset Component”). The Fixed Asset Component shall be subject to a one-time reload option to increase its amount to $15 million. The Fixed Asset Component will continue to be amortized over seven years for the portion relating to M&E and ten years for the portion relating to real estate.

The amount of any outstanding letters of credit will be blocked from availability under the Revolving Credit Facility. The foregoing notwithstanding, the $15,000,000 limitation on eligible accounts where KMart is the account debtor contained in the existing Loan Agreement shall be eliminated so long as KMart’s senior debt is rated Ba2/BB—or better by each of Moody’s and S&P respectively. If such senior debt is rated below Ba2/BB-, then the $15,000,000 limitation would be reinstated.

Interest Rates:	From the Closing Date until the first adjustment date referred to below, the interest rate would be as follows:

Base Rate Margin*	LIBOR Margin	Commitment Fee
.50%	2.50%	.50%

Thereafter, effective the first day of the first fiscal quarter immediately following the fiscal quarter in which the annual audited financial statements for the fiscal year ended on or about December 31, 2004 are delivered to Agent, the interest rate would be set as currently provided in the existing Loan Agreement (as amended) on each quarter based on Minimum Excess Availability levels as reflected below:

Minimum Excess Availability	Base Rate* Margin	LIBOR Margin	Commitment Fee
$30 million or greater	.25%	2.25%	.375%
$20 million ≤$30 million	.50%	2.50%	.50%
Less than $20 million	.75%	2.75%	.50%

*Fleet National Bank Prime Rate

Interest based on the Base Rate shall be payable monthly in arrears. Interest Periods for LIBO Rate borrowings shall be one, two, three or six months, as selected by the Borrower. Interest based on the LIBO Rate shall be payable in arrears on the earlier of (A) the last day of the applicable Interest Period or (B) monthly. Each LIBO Rate borrowing shall be in an amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, and in each case shall be made on not less than three business days’ notice. Borrower would not be permitted to have more than four LIBO Rate advances outstanding at one time. All payments and collections would be deemed applied to the outstanding loans one business day after receipt of such payments by Agent in immediately available funds.

No loan may be converted or continued as a LIBO Rate loan at any time when an event of default has occurred and is continuing.

Upon the occurrence and during the continuance of an event of default under the loan agreement and at the option of Agent or Required Lenders, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum over the rate otherwise applicable.

The loan agreement shall include standard protective provisions for such matters as increased costs, funding losses, illegality, change of laws (including those related to capital adequacy of banks) and withholding taxes consistent with the terms and conditions of the existing Loan Agreement (as amended).

Commitment and Closing Fee:	As provided in the Fee Letter.

Commitment Fee:	As provided in the pricing grid set forth above.

Letter of Credit Fees:	Applicable Revolving Credit Facility LIBOR margin on the face amount of letters of credit outstanding, payable monthly in arrears for stand-by letters of credit and a fee schedule to be negotiated for documentary letters of credit.

Closing Date:	On or before August 31, 2004, unless Agent agrees in writing to a later date.

Termination:	Agent may terminate the Facility without notice after the occurrence of and during the continuance of an event of default. Borrower may terminate the Credit Facilities upon 30 days prior written notice and upon payment of all obligations owed to Lenders, including any LIBOR breakage costs, if any, in the case of LIBOR loans.

Security:	The Senior Credit Facility will be secured by (i) a first priority, perfected security interest in and a lien upon substantially all of the Borrower’s and its subsidiaries’ real and personal property of every type and description, whether now owned or hereafter acquired and wherever located and (ii) a pledge of 100% of the capital stock of Borrower and all of the capital stock of HOMZ owned, directly or indirectly, by James Tennant and other senior executives of Borrower and/or HOMZ and its domestic subsidiaries. Liens in favor of persons other than Agent would be prohibited.

The priority of the lien and security interest shall be supported by such landlord and mortgagee waivers, warehousemen and bailee letters, lockbox and dominion accounts and bank consent agreements, third party consents, intercreditor agreements and other agreements as shall be requested by the Agent, in each case in form and substance satisfactory to the Agent and consistent with those provided in connection with the existing Loan Agreement (as amended).

Optional Commitment Reduction:	The Borrower may, upon at least three business days’ notice, terminate in whole or reduce ratably in part, the unused portion of the Revolving Credit Facility; provided, however, that each partial reduction shall be in an amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof. However, the reduction in commitment in any year cannot exceed $5,000,000 or $10,000,000 during the term of the Senior Credit Facility.

Mandatory Prepayment and Commitment Reduction:	The Borrower will be required to make mandatory prepayments in an amount equal to 100% of the net proceeds from the disposition of assets (excluding the sale of inventory in the ordinary course of business) or the proceeds of insurance greater than $500,000 in the aggregate per annum will go to reduce the Fixed Asset Component of the Revolving Credit Commitment (net of amounts reinvested in replacement assets within 180 days or required to pay taxes or other costs applicable to the disposition).

Conditions Precedent to Initial Extension of Credit:	Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Agent for the Transaction, including, without limitation, the following:

a)      The final terms and conditions of the Transaction, including, without limitation, all legal and tax aspects thereof, (i) shall be described herein and otherwise consistent with the description thereof provided by JRT Acquisition and (ii) shall be otherwise satisfactory to the Lenders.

b)      Documentation relating to the Senior Credit Facility, including a credit agreement incorporating substantially the terms and conditions outlined herein and substantially the same as HPNA’s existing Loan Agreement (as amended) with Agent, shall be in form and substance satisfactory to the Agent and its counsel. No default or event of default shall exist on the Closing Date.

c)      The Agent shall be satisfied with the corporate and legal structure and capitalization of JRT Acquisition, HOMZ, the Borrower and each of the other guarantors, including, without limitation, the charter and bylaws of the Borrower, JRT Acquisition, HOMZ and each such other guarantor and each agreement or instrument relating thereto.

d)      There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower and its subsidiaries, taken as a whole, since December 27, 2003.

e)      No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this loan agreement or the consummation of the transactions contemplated hereby.

f)      Agent shall be satisfied as to the existing and potential liability of the Borrower and its subsidiaries with respect to any environmental matters including compliance with all laws and regulations relating to environmental protection.

g)      Agent shall continue to be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its subsidiaries, and the Lenders shall have received endorsements naming the Agent as an additional insured under all insurance policies to be maintained with respect to the properties of Borrower and its subsidiaries forming part of the Lenders’ collateral described under the section “Security” above.

h)      The Agent shall have received satisfactory written opinions of counsel for the Borrower, HOMZ and the other guarantors as to the transactions contemplated hereby (including, without limitation, the tax aspects thereof and compliance with all applicable securities laws) and the Borrower’s status and the legal and binding effect of the loan documents.

i)       At the time of the proposed funding of the Senior Credit Facilities, and after giving effect to such proposed funding, blockage for letters of credit that would be outstanding, and estimated closing costs in connection therewith (whether paid or accrued), no default would exist under the loan documents and Borrower would be required on the Closing Date to have excess available credit under the Revolving Credit Facility in an amount of not less than $15,000,000.

j) Fleet National Bank shall remain the primary depository and disbursement bank of the Borrower, so long as Fleet is competitive.

k) Agent shall have completed a collateral audit of HPNA’s accounts and inventory and the results of such audit shall be acceptable to Agent.

l) Agent shall have received a “desk top” update of the appraisals of HPNA’s real property, equipment and other fixed assets and the results of such updated appraisal shall be acceptable to Agent.

m)    The holders of the requisite amount of HPNA’s “Senior Subordinated Notes” (as defined in the existing Loan Agreement (as amended)) shall have consented to the Merger and the amendments to the “Senior Subordinated Documents” (as defined in the existing Loan Agreement (as amended)) executed in connection with such consent shall be reasonably acceptable to Agent.

n) The merger of JRT Acquisition into HOMZ shall have been consummated and all conditions precedent to the consummation of the Merger (other than the payment of the merger consideration) shall have been satisfied. The merger consideration and all transaction fees incurred with the consummation thereof shall not exceed $15,000,000.

Representations and Warranties:	Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Agent for the Transaction and consistent with those contained in the existing Loan Agreement (as amended).

Covenants:	Those affirmative, negative and financial covenants customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Agent for this Transaction consistent with those contained in the existing Loan Agreement (as amended).

Bond Repurchases:	Borrower shall only be permitted to repurchase or prepay its outstanding Senior Subordinated Notes with the consent of Lenders holding more than 50% of the Revolving Loan Commitments.

Events of Default:	Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Agent for the Transaction consistent with those contained in the existing Loan Agreement (as amended).

Expenses:	Borrower shall pay all of Agent’s due diligence, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other out-of-pocket expenses incurred by Agent (including the fees and expenses of counsel for Agent), whether or not any of the transactions contemplated hereby are consummated, as well as all expenses of Agent in connection with the administration of the loan documentation. Borrower shall also pay the expenses of Agent and the Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:	Borrower will indemnify and hold harmless Agent, each Lender and each of their affiliates and their officers, directors, employees, agent and advisors (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reasons of, or in connection with the preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with the Transaction or any proposed transaction of Borrower or any of its subsidiaries or its other affiliates and any of the other transactions contemplated by this proposal, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

Assignments and Participations:	Agent and Lenders will have the right at any time to sell, assign or transfer any portion of their loan or commitments, or sell participations therein, to one or more other lenders in a minimum principal amount of $5,000,000. Any such assignment will be subject to the consent of Agent and Borrower, such consent not to be unreasonably withheld, and the payment of a processing and recordation fee of $3,500 by the prospective lender to the Agent. In connection therewith, Agent and Lenders will have the right to disclose to such prospective Lender any and all information regarding or relating to Borrower or this Transaction which has now or may hereafter be provided to or obtained by Agent or Lenders subject to the confidentiality provisions in the loan agreement.

Agent reserves the right to provide lending industry trade organizations information necessary and customary for inclusion in league table measurements after closing of the Transaction.

Governing Law:	State of Illinois

Counsel for Agent:	Vedder, Price, Kaufman & Kammholz, P.C.

March 15, 2004

James Tennant

Chairman and CEO

JRT Acquisition, Inc.

4501 W. 47th Street

Chicago, IL 60632

FEE LETTER

Dear Jim:

Reference is made to the Summary of Terms and Conditions (the “Term Sheet”) and that certain letter (the “Letter”), dated this date, from Fleet Capital Corporation (“FCC” or the “Agent”) which discusses $50,000,000 in Senior Secured Credit Facilities (the “Facilities”) for “Borrower” (as defined in the Term Sheet).

Capitalized terms not defined herein shall have the meanings set forth in the Term Sheet and the Letter. In addition to any fees described in the Term Sheet or Letter, in order to induce Agent to issue the Commitment Letter, JRT Acquisition agrees to pay to Agent a commitment fee in the amount of $100,000 and a closing fee in the amount of $100,000. The closing fee and the commitment fee shall be immediately due and payable on the closing of the Facilities. The commitment fee and the closing fee shall each be fully earned and non-refundable upon payment.

If Agent makes the determination to sell up to $15 million of the $50 million Senior Credit Facility to another financial institution subsequent to closing, Agent would be guaranteed a 25 basis point underwriting spread on the sell down (i.e. if participant bank, with the assistance and direction of management of Borrower, agrees to participate in the senior credit facility for a 15 basis point fee, there would be no additional closing fees for Borrower. If the participant bank requires a larger fee, such as 27.5 basis points on the $15 million, Borrower would be required to fund 12.5 basis points of the 27.5 basis point fee). The foregoing notwithstanding, the amount of any fee owed by Borrower to Agent pursuant to the terms of this paragraph shall not exceed one and one-half percent (1 1/2%) multiplied by the amount of said revolving loan commitment so assigned or sold to a participant.

In addition to the commitment fee and the closing fee, Borrower would also pay to Agent for its own account, an agency fee of $40,000 per annum with the first payment on October 31, 2004 and each October 31 thereafter paid annually in advance. Agent would also charge for out-of-pocket expenses incurred by Agent’s loan analysts for initial due diligence and recurring audits in a manner consistent with the existing Loan Agreement (as amended).

Sincerely,

/s/ Fleet Capital Corporation

Accepted and Agreed to

this 16th day of March, 2004

JRT Acquisition, Inc.

By: /s/ James R. Tennant

President

Appendix D

DELAWARE GENERAL CORPORATION LAW

SECTION 262—APPRAISAL RIGHTS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Appendix E

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of June 2, 2004, by and between Home Products International, Inc., a Delaware corporation (the “Company”), and James R. Tennant, holder of shares of common stock (“Stockholder”), par value $0.01 per share (“Company Common Stock”), of the Company.

WHEREAS, in order to induce the Company to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with JRT Acquisition, Inc., a Delaware corporation of which Stockholder is an executive officer, director and stockholder, the Company has requested Stockholder and Stockholder has agreed, to enter into this Voting Agreement with respect to all of the outstanding shares of Company Common Stock beneficially owned by Stockholder, and any shares of Company Common Stock hereafter acquired by Stockholder or any affiliate of Stockholder upon the exercise of Company Stock Options or otherwise (collectively, the “Covered Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GRANT OF PROXY AND VOTING AGREEMENT

Section 1.1.    Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the “Transaction Documents”), whether by written consent, vote of the stockholders of the Company at a meeting (or any adjournment or postponement thereof) or otherwise, Stockholder agrees to vote all of the Covered Shares in favor of the approval and adoption of the Transaction Documents.

Section 1.2.    Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Covered Shares. By entering into this Voting Agreement, Stockholder hereby grants a proxy appointing the Company, and each duly elected officer thereof, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as the Company or its proxy or substitute shall, in the Company’s sole discretion, deem proper with respect to the Covered Shares to effect any action described in Section 1.1 above, including, without limitation, the right to sign its name (as Stockholder) to any document relating to the Company necessary pursuant to the law of the State of Delaware to carry out the agreement set forth in Section 1.1 above. Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Voting Agreement and is granted in consideration of the Company entering into the Merger Agreement and this Voting Agreement and incurring certain related fees and expenses.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to the Company that:

Section 2.1.    Authorization. This Voting Agreement has been duly executed and delivered by Stockholder. The obligations under this Voting Agreement constitute the legal, valid and binding obligations of Stockholder.

Section 2.2.    Non-Contravention. The execution, delivery and performance by Stockholder of this Voting Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any provision of, any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any Lien on any of the Covered Shares.

Section 2.3.    Ownership of Covered Shares. Stockholder is the record and beneficial owner of the Covered Shares, free and clear of any Lien and, except as provided herein, any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Covered Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Covered Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Covered Shares, except as provided herein. Stockholder possesses the sole and exclusive right to vote all of the Covered Shares in any vote of the stockholders of the Company.

Section 2.4.    Total Shares. Except for an aggregate of 467,628 shares of Company Common Stock, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. If Stockholder acquires any additional shares after the date hereof, Stockholder will notify the Company in writing within two business days of such acquisition, but in any event prior to the date of any meeting of stockholders of the Company, and such additional shares shall be subject to the terms and conditions of this Voting Agreement to the same extent as if beneficially owned by Stockholder on the date hereof.

ARTICLE III

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 3.1.    No Proxies for or Encumbrances on Covered Shares. Except pursuant to the terms of this Voting Agreement, Stockholder shall not, without prior written consent of the Company, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares with respect to any matter described in Section 1.1 of this Voting Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares during the term of this Voting Agreement other than pursuant to the Transaction Documents. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify the Company promptly, and to provide all details requested by the Company, if Stockholder shall be approached or solicited, directly or indirectly, by any person or entity with respect to any of the foregoing.

Section 3.2.    Appraisal Rights. Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Covered Shares which may arise with respect to the Merger.

ARTICLE IV

MISCELLANEOUS

Section 4.1.    Termination. This Voting Agreement shall terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.

Section 4.2.    Further Assurances. Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Voting Agreement.

Section 4.3.    Amendments. Any provision of this Voting Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Voting Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

Section 4.4.    Duties as Director. Nothing contained in this Voting Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of the Company as may be permitted under the Merger Agreement or as required under the law of the State of Delaware.

Section 4.5.    Expenses. All costs and expenses incurred in connection with this Voting Agreement shall be paid by the party incurring such cost or expense.

Section 4.6.    Parties in Interest; Successors and Assigns. The provisions of this Voting Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and their respective heirs, beneficiaries, executors, representatives, successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Voting Agreement without the consent of the other party hereto. Nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Voting Agreement.

Section 4.7.    Governing Law. This Voting Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 4.8.    Consent to Jurisdiction. Each of the Company and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Voting Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Illinois and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of the Company and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 4.8.

Section 4.9.    Counterparts; Effectiveness. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Voting Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. This Voting Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of this Voting Agreement or any such agreement or instrument, and each such party forever waives any such defense.

Section 4.10.    Severability. If any term, provision or covenant of this Voting Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.11.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Voting Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity, without the posting of a bond or other security.

Section 4.12.    Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 4.13.    No Strict Construction. The language used in this Voting Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto

[END OF DOCUMENT;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have cause this Voting Agreement to be duly executed as of the day and year first above written.

HOME PRODUCTS INTERNATIONAL, INC.

By:	/S/ JAMES E. WINSLOW
Name: Title:	James E. Winslow Executive Vice President and Chief Financial Officer

STOCKHOLDER:

/S/ JAMES R. TENNANT
James R. Tennant

Appendix F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 27, 2003

Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-17237

HOME PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its Charter)

Delaware	36-4147027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4501 West 47th Street Chicago, Illinois	60632
(Address of principal executive offices)	(Zip Code)

(773) 890-1010

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of Class

Common Stock, Par Value $0.01 Per Share

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes ☐ No ☒

Aggregate market value of common stock held by non-affiliates (assuming solely for the purpose of this calculation that all directors, officers and 10% beneficial owners of the registrant are “affiliates” as of June 28, 2003 was $14,044,740. At March 1, 2004 7,873,664 shares of common stock, par value $0.01, were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE.

Part III of this Form 10-K incorporates by reference certain information from the Registrant’s definitive Proxy Statement relating to its 2004 Annual Meeting of Stockholders scheduled to be held on June 2, 2004.

HOME PRODUCTS INTERNATIONAL, INC.

INDEX TO FORM 10-K

For the Fiscal Year Ended December 27, 2003

PART I

Item 1.	Business

(a)    General Development of Business

Home Products International, Inc. (the “Company” or “HPI”) through its wholly owned subsidiary designs, manufactures and markets a broad range of quality consumer housewares products. The Company is a leading supplier to large national retailers of value-priced laundry management products, general storage products, closet storage products, bathware products, kitchen storage products and juvenile products. The Company holds a significant market share in the United States in each of its key product categories. The Company’s products are sold in the United States through most of the large national retailers, including Wal-Mart, Target, Kmart, Home Depot, Toys ‘R Us, Walgreen’s and Bed Bath & Beyond. The Company generated $233.6 million in net sales for 2003, which makes HPI one of the largest companies in the fragmented U.S. consumer housewares industry.

The Company was originally founded as Selfix, Inc. (“Selfix”) in 1952. In February 1997, the Company became the holding company for, and successor registrant under the Securities Exchange Act of 1934 (“Exchange Act”) to, Selfix and Selfix became a wholly owned subsidiary of the Company through a holding company reorganization under the laws of the State of Delaware. Currently, the Company has one operating subsidiary, Home Products International – North America, Inc. (“HPNA”). Effective December 26, 1999, all of the Company’s operating subsidiaries were merged into HPNA.

Over the last several years, the Company has undertaken a number of acquisitions and has completed one divestiture. These actions were taken as part of the Company’s growth strategy and to enhance the Company’s market presence in its core businesses, all with the ultimate goal of strengthening shareholder value. The following is an overview of these transactions:

Acquisitions:

•	Epic product lines. Effective May 12, 1999, the Company acquired certain assets (primarily inventory and molds) from Austin Products, Inc. which were sold under the Epic brand name. The product lines obtained included the following plastic housewares products: laundry baskets, tote caddys, crates, bins and utility buckets.

•	Prestige Plastics, Inc. (AHP and PI). Effective September 8, 1998, the Company acquired the assets and assumed certain liabilities comprising the businesses of Anchor Hocking Plastics (“AHP”) and Plastics, Inc. (“PI”). AHP is a leading supplier of food storage containers and PI is a leading supplier of disposable plastic servingware. Prestige Plastics, Inc. (a subsidiary of the Company created to facilitate the acquisition of AHP and PI) was merged into HPNA effective December 26, 1999.

•	Tenex Corporation’s consumer product storage line. Effective August 14, 1998, the Company acquired certain assets (inventory and molds) which comprised Tenex Corporation’s consumer product storage line. This product line consisted of plastic storage bins and containers, rolling carts and stacking drawer systems.

•	Seymour. Effective December 30, 1997, the Company acquired Seymour Sales Corporation and its wholly owned subsidiary, Seymour Housewares Corporation (collectively, “Seymour”), a privately held company originally founded in 1942. Seymour is a leading designer, manufacturer, and marketer of consumer laundry care products. Seymour produces a full line of ironing boards, ironing board covers and pads and numerous laundry related accessories. Seymour was merged into HPNA effective December 26, 1999.

•	Tamor. Effective January 1, 1997, the Company acquired Tamor Plastics Corporation, a privately held company founded in 1947, and its affiliated product distribution company, Houseware Sales, Inc. (collectively “Tamor”). Tamor designs, manufactures and markets quality plastic housewares products within the general storage, closet storage and juvenile product categories. Tamor was merged into HPNA effective December 26, 1999.

Divestiture:

•	Divestiture of the Plastics, Inc. Product Line. Effective July 6, 2001, the Company completed the sale of its servingware product line, to A & E Products Group LP, an affiliate of Tyco International.

The Company’s Internet address is www.homz.biz. On its web site, located at www.homz.biz, the Company posts the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission: its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. All such filings on the Company’s Investor Relations web site are available free of charge. The information contained on or connected to such website is not incorporated by reference into this Form 10-K and should not be considered part of this or any other report that the Company files or furnishes to the Commission.

(b) Financial information about segments.

Based upon the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 131, management of the Company has determined that HPI operates within a single segment – Housewares. As such, the required information for this section is contained in the Consolidated Financial Statements as included in Part II, Item 8 of this Form 10-K.

(c) Narrative description of business.

Historical Consolidated Net Sales by Product Category

The following table sets forth the amounts and percentages of the Company’s historical consolidated net sales by product categories within the housewares segment for the periods indicated. During 2001, a realignment of the Company’s product categories resulted in certain prior year amounts being reclassified (in thousands, except percentages).

	2003		2002		2001
	Net Sales	%	Net Sales	%	Net Sales	%
General storage	$106,659	46%	$102,718	41%	$74,334	30%
Laundry management	73,631	31%	86,626	35%	90,584	36%
Closet storage	30,255	13%	29,287	12%	29,447	12%
Bathware	13,843	6%	18,580	7%	22,972	9%
Kitchen storage	9,214	4%	11,981	5%	13,216	5%
Servingware	—	-%	—	-%	19,168	8%

Total net sales	$233,602	100%	$249,192	100%	$249,721	100%

General storage products.    The Company offers a variety of plastic storage containers, rolling carts and stacking drawer systems. The storage containers range in size from shoe boxes to jumbo (50 gallon) totes, and include specialty containers sold during the winter holiday season. Storage containers contain a variety of product attributes, including removable wheels and dome-top lids, which increase storage capacity. The rolling carts and stacking drawer systems come in a wide range of sizes and number of shelving drawers.

Laundry management products.    The Company offers a variety of ironing boards (approximately 185 individual SKU’s) and management believes that the Company has a leading U.S. market share. Key products in this category include the EasyBoard (perforated board), SureFoot (vented, four-leg board), ReadyPress (over-the-door), IP2000 (vented, four-leg with hanger rack), Ultimate Ironing Table and the Professional Series. The Company is also a leading manufacturer of ironing board covers and pads. The Company offers a variety of different types of covers and pads in a multitude of different designs that fit not only its own ironing boards, but all regular size boards. The Company’s covers are known for their scorch resistance and HPI is the only seller of form fitting ironing board covers, Elasticord™ drawstrings and Cordlock™ fasteners. The Company markets proprietary Martha Stewart laundry products at Kmart and Michael Graves branded products at Target. Additionally, the Company is a leading U.S. producer of laundry accessories. Key products within this category include: wood and metal drying racks, laundry bags, hampers and sorters, clotheslines and clothes pins.

Closet storage products.    This category is comprised primarily of plastic clothes hangers. Due to the commodity nature of the hanger category, margins in this category are inherently lower, while unit volumes are substantially higher than in the Company’s other product lines. Management believes that the Company has a leading U.S. market share in plastic clothes hangers, and that its broad product offering gives it a competitive advantage over other hanger manufacturers. Also included in this category are other plastic organizers, closet and clothing organization products.

Bathware products.    The Company markets a broad line of value-priced plastic bath accessories and organizers. These include shower organizers, plastic towel bars, shelves, soap dishes, portable shower sprays and fog-free shower mirrors. The Company believes it is a leading producer of opening price-point plastic bath accessories. The Company introduced its Spaceworks® for Bath line of etageres and bath organizers in 2000.

Kitchen storage products.    With the 1998 acquisition of AHP, the Company established a position in the food storage arena. Food storage products are plastic items of varying size and shape and are approved for use in contact with food by the United States Food and Drug Administration. Food storage products are sold in value packs ranging from two to sixty-four piece sets. The Company introduced a disposable food storage line in 2003 to complement its core food storage products. Also included in this product line are sinkware and wire organization products.

Servingware products.    Products in this category include a wide range of upscale, plastic disposable beverage and food servingware products lines. This product line was sold during July 2001.

Customers

The Company is dependent upon a few customers for a large portion of its consolidated net sales. The table below sets forth the customers that each account for more than 10% of consolidated net sales. The loss of one of these customers could have a material effect on the Company. No other customer accounted for more than 10% of consolidated net sales in 2003, 2002 or 2001.

	2003	2002	2001
	Net Sales %	Net Sales %	Net Sales %
Kmart	33.2%	29.6%	20.4%
Walmart	27.6%	27.5%	25.4%
Target	12.5%	16.6%	12.4%

Total	73.3%	73.7%	58.2%

In January 2002, Kmart Corporation filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code and in May 2003 emerged from bankruptcy. Throughout 2002 and into 2003 Kmart continued to close underperforming stores. Kmart accounted for approximately 33% of the Company’s consolidated net sales in 2003. Although the Company plans to continue doing business with Kmart for the foreseeable future and, based upon the information currently available, believes that Kmart’s prior bankruptcy proceedings and store closings will not have any material adverse effect on the Company’s business, financial condition or results of operations, there can be no assurances that further deterioration, if any, in Kmart’s financial condition will not have such an effect on the Company.

Marketing and Distribution

The Company’s products are sold through national and regional discounters, hardware/home centers, food/drug stores, juvenile stores and specialty stores. The Company sells directly to major retail customers through its sales management personnel and through manufacturers’ representatives. Management believes that one of its greatest opportunities is to fully leverage the Company’s long-standing relationships with these customers to gain additional market share in its core product lines and to successfully introduce new and enhanced product lines.

The Company’s primary marketing strategy is to design innovative products with features and benefits attractive to consumers, and focus on marketing the products to its retail selling partners. Management believes that one of its competitive advantages is prompt and reliable delivery of value-priced, high-volume products, allowing its retail partners to maintain minimal inventories. The Company provides its customers with a variety of retail support services, including customized merchandise planogramming, small shipping packs, point-of-purchase displays, Electronic-Data-Interchange (EDI) order transmission, and just-in-time (JIT) product delivery.

The Company’s marketing efforts also include advertising, promotional and differentiated packaging programs. Promotions include cooperative advertising, customer rebates targeted at the Company’s value added feature products and point-of-purchase displays.

Product Research and Development

The Company’s product research and development effort is enhanced through the use of internal and outsourced product design experts. Although the Company’s historical accounting records do not separately present research and development expenses, the Company estimates that for 2003, 2002 and 2001, expenses associated with research and development (which are classified as selling and marketing in the Company’s consolidated statements of operations) were $0.9 million, $0.9 million and $0.6 million, respectively.

Foreign and Export Sales Information

The Company’s fiscal year 2003, 2002 and 2001 net sales outside the United States accounted for approximately 3.6%, 4.4% and 5.6% of its total net sales, respectively. The Company’s foreign assets were not material as of fiscal year end 2003, 2002 and 2001.

Seasonality

Sales of the Company’s houseware products are generally higher in the second and third quarter of the calendar year. This seasonality is primarily attributable to the spring and summer wedding season, increased home buying during the spring and summer months, and the back to school season. Laundry management products and general and kitchen storage products are gifts typically given at bridal showers that are held during the spring to fall wedding season. The surge in home buying during the spring and summer months increases the demand for new housewares products. The back-to-school season, including college students moving out of the house for the first time, also contributes to an increase in demand for the Company’s housewares products. In 2003 and 2002, the Company’s fourth quarter sales were significantly higher than the fourth quarter 2001 due to new Christmas storage promotional events. This trend is not necessarily indicative of future performance.

Competition

The consumer products business is highly competitive. The Company competes with numerous other manufacturers and distributors of consumer products, many of which are larger and have substantially greater resources than the Company, and which may therefore have the ability to spend more aggressively on advertising and marketing and have more flexibility than the Company to respond to changing business and economic conditions. The Company’s principal customers are national and regional discounters, hardware/home centers, food/drug stores, juvenile stores and specialty stores. The rapid growth of these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to a significant consolidation of the consumer products retail industry and the formation of dominant multi-category retailers, many of which have strong bargaining power with suppliers. This environment significantly limits the Company’s ability to recover cost increases through selling prices. Other trends among retailers are to foster high levels of competition among suppliers, to demand that manufacturers supply innovative new products and to require suppliers to maintain or reduce product prices and deliver products with shorter lead times. Another trend, in the absence of a strong new product development effort or strong end-user brands, is for the retailer to import generic products directly from foreign sources. The combination of these market influences has created an intensely competitive environment in which the Company’s principal customers continuously evaluate which product suppliers to use, resulting in pricing pressures and the need for new product introductions and line extensions and continuing improvements in customer service.

The Company believes that large mass merchandisers are continuing to reduce the number of suppliers of housewares products with which they do business to improve margins and operating efficiencies. These retailers are forming key relationships with suppliers that can provide complete product lines within product categories, profitable fast-turning products, timely delivery and merchandising support. With its numerous product lines and strong relationships with these retailers, the Company believes that it is well positioned to continue to meet their needs.

The Company currently manufacturers the majority of its laundry products in the U.S. and Mexico. Management believes that its current manufacturing structure provides increased flexibility to meet customer needs. All of the Company’s major laundry competitors rely heavily on foreign sourced products. Such products are produced in several countries, including a significant portion from China. These foreign sourced competitive products have been introduced at selling prices below ours. This has caused our profit margins and market share to decline. We have initiated many cost cutting and other steps to protect our market share and profit margins. We are also aggressively pursuing the increased importation of certain laundry products. We will continue to analyze the competitiveness of our North American based laundry manufacturing operations.

Patents, Trademarks and Licenses

The Company’s subsidiary owns a number of trademarks and patents relating to various products and manufacturing processes. The Company believes that in the aggregate its patents enhance its business, in part by discouraging competitors from adopting patented features of its products. The Company believes, however, that there are no individual patents, trademarks or licenses material to its business.

Raw Materials and Production

The Company manufactures the majority of its products at its various manufacturing facilities in the United States and one facility in Mexico. In certain instances the Company has contracted with 3rd party custom molders to produce various plastic products.

The primary raw material used in the Company’s plastic injection molding products is plastic resin, primarily polypropylene. Resin is a spot commodity with pricing parameters tied to supply and demand characteristics beyond the Company’s control. The Company purchases a portion of its resin through supply contracts that guarantee discount pricing from industry market indexes. Some resin is purchased through brokers in a secondary market. Plastic resin is utilized by a number of different industries, many of which are quite different from the Company’s housewares business. For example, the automobile and housing industries are very large users of plastic resin. As such, demand changes in the automobile industry or the number of new housing starts can have an impact on plastic resin pricing. Changes in market rates for crude oil and natural gas can also impact resin prices.

The Company has entered into a commitment to purchase certain minimum annual volumes of plastic resin at formula-based prices. The agreement expires in December 2004. Future related minimum commitments to purchase plastic resin, assuming current price levels, are approximately $33.8 million in 2004. In the event there is a major change in economic conditions affecting the Company’s overall annual plastic resin volume requirements, the Company and the vendor will mutually agree on how to mitigate the effects on both parties. Mitigating actions include deferral of product delivery within the agreement term, agreement term extension and/or elimination of excess quantities without liability.

The primary raw materials used in the Company’s laundry management products are cold rolled steel and griege fabric. The Company purchases approximately 14,000 tons of cold rolled steel annually, typically at spot prices. Griege fabric, purchased from brokers, is a cotton based product with pricing tied to the world cotton markets. The Company’s purchases of griege fabric approximate 7 million yards annually.

The Company’s production processes utilize automated machinery and systems where appropriate. Certain laundry management facilities employ the use of an automated manufacturing production line to produce ironing boards. Additionally, automated cutting and layout machines are used to maximize the usage of griege fabric. The Company also performs all printing and coating of the ironing board covers and pads in-house.

Backlog

The dollar amount of backlog orders of the Company is not considered significant in relation to the total annual dollar volume of sales. Because it is the Company’s practice to maintain a level of inventory sufficient to cover anticipated shipments and since most of the Company’s orders are generally shipped in less than one month from receipt of order, a large backlog would be unusual.

Environment

An environmental report obtained in connection with the Company’s 1998 acquisition of PI from Newell Co., indicated that certain remedial work might be required for ground contamination of PI’s Coon Rapids, Minnesota facility. Accordingly, the Company obtained an indemnification from Newell Co. (the “Newell Indemnification”) for the remediation of any ground contamination, subject to certain limitations. In July 2001, the Company sold PI, together with the Coon Rapids facility, to A & E Products Group LP, an affiliate of Tyco International (“A & E”). In connection with the sale, the Company provided an environmental indemnification, subject to certain limitations, to A & E. The Company has not been informed as of the date of this Annual Report that any remediation is required nor does the Company have any present reason to believe that the Newell Indemnification would be insufficient to cover any required remediation. Except as described above, the Company believes that compliance with federal, state or local provisions relating to protection of the environment is not expected to have a material effect on the Company’s capital expenditures, earnings or competitive position.

Employees

As of March 1, 2004, the Company employed approximately 883 persons in the United States and Mexico. Approximately 248 are hourly employees at its Chicago, Illinois facilities, covered by a collective bargaining agreement which expires in January, 2007; and 190 are hourly employees at its Reynosa, Mexico facility covered by a collective bargaining agreement which expires in December, 2004. Although we believe that our relations with our employees are satisfactory, there can be no assurance that we will not face labor disputes in the future or that such disputes will not be material to us.

In addition, as of March 1, 2004, the Company utilized the services of approximately 319 temporary workers in its injection molding operations and in certain warehouses. The number of these personnel varies seasonally.

Item 2.	Properties

The Company maintains facilities with an aggregate of 1,867,127 square feet of space. The Company considers all of its facilities to be in good operating condition. The Company exited a leased facility in Eagan, Minnesota at the end of January 2004, when its lease expired. For additional information on the closure of this facility refer to Note 3 to the Company’s Consolidated Financial Statements.

The following table summarizes the principal physical properties (both owned and leased) used by the Company in its operations:

Facility	Use	Size (Square Feet)	Owned/Leased
Thomasville, GA	Manufacturing	45,000	Owned
Thomasville, GA	Distribution/Storage	31,000	Leased
Chicago, IL	Manufacturing/Storage	286,000	Leased
Chicago, IL	Distribution/Storage	157,000	Leased
Seymour, IN:
East Plant	Manufacturing	70,000	Owned
West Plant	Manufacturing	150,000	Owned
Logistics Center	Distribution/Storage	115,000	Owned
Logistics Center	Distribution/Storage	100,000	Leased
Storage Warehouse	Storage	59,227	Leased

Facility	Use	Size (Square Feet)	Owned/Leased

Louisiana, MO	Manufacturing/Distribution/Storage	340,000	Owned
Mooresville, NC	Manufacturing	72,500	Leased
El Paso, TX	Manufacturing/Distribution/Storage	401,400	Leased
McAllen, TX	Storage	10,000	Leased
Reynosa, Mexico	Manufacturing	30,000	Owned

The Company uses public warehouse space for storage and distribution of certain laundry and bath products. The warehouse is located in California. The amount of square footage used at the public warehouse varies from month to month.

Item 3.	Legal Proceedings

The Company is not aware of any pending or threatened legal proceedings to which it or any of its subsidiaries is a party or of which any of their property is the subject that reasonably could be expected to have a material adverse effect on its business or financial condition.

Item 4.	Submission of Matters to a Vote of Security Holders

Not applicable.

Executive Officers of the Registrant

The executive officers of the Company, and their respective ages and principal positions as of March 1, 2004, are as follows:

Name	Age	Position

James R. Tennant	50	Chairman of the Board of Directors and Chief Executive Officer
James E. Winslow	49	Executive Vice President, Chief Financial Officer and Secretary
Peter Graves	47	Senior Vice President, Sales
Joseph Lacambra	63	Senior Vice President, Operations
Charles F. Avery, Jr.	39	Senior Vice President, Finance

James R. Tennant    joined the Company as Chairman of the Board and Chief Executive Officer in April, 1994. Mr. Tennant was elected a Director of the Company in December, 1992 and was a member of the Company’s Compensation Committee until April, 1994. From 1982 to 1994, Mr. Tennant was Division President of True North Communications, an international marketing services company.

James E. Winslow    was named Executive Vice President in October, 1996. Mr. Winslow joined the Company as Chief Financial Officer and Senior Vice President in November, 1994. In 1994, Mr. Winslow was Executive Vice President and Chief Financial Officer of Stella Foods, Inc. From 1983 to 1994, Mr. Winslow was employed by Wilson Sporting Goods Co. in various capacities, his final position being Vice President and Chief Financial Officer.

Peter Graves    has served as the Company’s Senior Vice President, Sales since January 2004. Mr. Graves served as the Company’s Senior Vice President, Sales and Marketing from April 2001 until January 2004. From June 1999 until April 2001, Mr. Graves was the Company’s Senior Vice President, Marketing. Mr. Graves has served in various capacities since joining the Company in 1981, including Vice President, Sales and Marketing from 1997 to June 1999.

Joseph Lacambra    has served as the Company’s Senior Vice President, Operations since June 1999. Mr. Lacambra joined the Company as Vice President, Operations in November, 1997.

Charles F. Avery, Jr. has served as the Company’s Senior Vice President, Finance since January, 2000. Mr. Avery joined the Company as Vice President, Finance in August, 1998. From 1987 to 1998, Mr. Avery worked in the audit and business advisory practice at Arthur Andersen LLP.

Officers serve at the discretion of the Board of Directors, except as provided in the employment agreement of Mr. Tennant. There is no family relationship between any of the foregoing executive officers.

PART II

Item 5.	Market for Registrant’s Common Stock, Related Stockholder Matters and Issuer Repurchases of Equity Securities

The Company’s common stock is traded on The NASDAQ SmallCap MarketSM under the symbol “HOMZ”. The Company believes that as of March 1, 2004 there were approximately 220 holders of record and in excess of 1,250 beneficial holders of the Company’s common stock.

The Company has never paid a cash dividend on its common stock and currently anticipates that all of its future earnings, if any, will be retained for use in the operation and expansion of its business. The Company’s 9.625% Senior Subordinated Notes due 2008 issued in a public offering in May 1998 contain certain restrictions on the Company’s ability to pay dividends.

The following table sets forth for the periods indicated the high and low bid prices for the common stock as reported on The NASDAQ SmallCap MarketSM. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	2003		2002
	High	Low	High	Low
First Quarter	$5.03	$2.25	$4.19	$1.90
Second Quarter	$3.13	$2.00	$5.45	$3.31
Third Quarter	$2.43	$1.20	$4.75	$2.98
Fourth Quarter	$1.91	$1.00	$4.75	$2.52

During the fourth quarter of fiscal 2003, the Company did not repurchase (in the open market or otherwise) any of its outstanding Common Stock. As of December 27, 2003, the Company did not have any plan or program in place with respect to the repurchase of its outstanding Common Stock.

Item 6.	Selected Consolidated Financial Data

The following Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”. See “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of business combinations and dispositions of business assets that materially affected the comparability of the information set forth below and material uncertainties that could cause future results to differ from such information.

	2003	2002	2001	2000	1999
	(in thousands, except share data)
Statement of Operations Data:
Net sales	$233,602	$249,192	$249,721	$297,048	$294,297
Cost of goods sold	197,560	190,705	188,299	235,144	209,641
Special charges (income), net	—	(106)	(414)	1,920	8,589

Gross profit	36,042	58,593	61,836	59,984	76,067
Selling, general and administrative expenses	29,801	30,729	36,910	39,382	40,420
Amortization of intangible assets	503	505	3,190	5,350	5,425
Restructuring and other charges (income), net	(1,245)	(1,303)	(480)	10,482	5,966
Asset impairment charges	—	567	—	53,348	—
Other nonrecurring charges	—	—	—	—	445

Operating profit (loss)	6,983	28,095	22,216	(48,578)	23,811
Interest expense	(13,653)	(13,823)	(18,284)	(22,363)	(20,271)
Other income (expense), net	2,204	559	14,023	(467)	542

Earnings (loss) before income taxes	(4,466)	14,831	17,955	(71,408)	4,082
Income tax expense	(6,871)	(527)	(975)	(103)	(2,072)

Net earnings (loss)	$(11,337)	$14,304	$16,980	$(71,511)	$2,010

Earnings (loss) per common share—basic	$(1.42)	$1.83	$2.24	$(9.77)	$0.27

Earnings (loss) per common share—diluted	$(1.42)	$1.73	$2.19	$(9.77)	$0.26

	As of Fiscal Year Ended
	2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet and Cash Flow Data:
Working capital	$19,714	$30,569	$9,010	$18,626	$33,012
Property, plant and equipment, net	32,812	37,189	42,631	55,881	67,258
Goodwill and other intangible assets	74,360	74,863	76,375	116,833	172,177
Total assets	180,275	203,518	187,343	265,652	343,906
Revolving line of credit and other current debt	9,969	158	158	6,558	5,571
Long-term obligations (net of current debt)	120,578	129,621	130,447	215,051	221,334
Stockholders’ equity (deficit)	6,341	17,467	2,820	(14,497)	56,622
Cash provided by operating activities	443	8,796	23,326	17,706	14,615

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company designs, manufactures and markets a broad range of quality houseware products. The following are key factors in understanding the Company’s performance:

•	Customer base

•	Cost of raw materials

•	Product mix

•	Molding machine utilization

•	Financial liquidity

Customer base

The Company’s business is highly concentrated among mass merchandisers, including discount stores, home centers and other category specific retailers. Sales to our top three customers, Kmart, Wal-Mart and Target, were 73% of net sales in 2003 and 74% of net sales in 2002. Products generally are sold at entry level price points and have few unique or patented features. As such, the Company’s financial success is highly dependent on profitably meeting certain price points as demanded by customers. The competitive atmosphere created sometimes results in the erosion of selling prices for commodity products. When raw material cost increases occur, the Company often has little opportunity for price increases. In 2003, selling price declines reduced profits and cash flow by approximately $6 million.

The size of the mass merchandisers gives them strong bargaining power with suppliers. They encourage high levels of competition among suppliers, demand that manufacturers supply innovative new products, require suppliers to match or beat quoted prices received from other potential suppliers, demand reduced lead times and that product be warehoused until the customer desires delivery. These customers also will consider the direct import of generic products from multiple sources.

The high concentration of sales to mass merchandisers also makes the Company’s results dependent upon the operating results and financial viability of its key customers. As described in more detail below, the Company’s operating results in recent years have been impacted by developments at Kmart, the Company’s largest customer in 2003, including Kmart’s store closings and bankruptcy reorganization. Since emerging from bankruptcy in May 2003, Kmart has improved its financial performance and has operated within its financial covenants. However, Kmart continues to experience declines in same store sales and its long term viability cannot be assured. Kmart has paid all of its current obligations to the Company on time and we do not believe that Kmart’s current situation will negatively impact the Company in the near term.

Cost of raw materials

The Company’s primary raw materials are plastic resin and steel. Changing prices for such raw materials can cause the Company’s results of operations to fluctuate significantly. The cost of raw materials are impacted by several factors outside the control of the Company including supply and demand characteristics, oil and natural gas prices and the overall health of the economy. Generally, as the cost of raw materials rises it results in immediate declines in profitability since we generally are unable to recover the cost increase by passing it through to customers. Conversely, when raw material costs decline, our margins generally are favorably impacted in the short-term though competitive factors may force a decrease in selling prices that erodes some of the improved profitability that reduced costs can provide. During 2003, the cost of plastic resin increased approximately 20% and steel prices remained relatively constant. The rise in plastic resin cost added approximately $10 million to cost of goods sold that was not recovered from customers. Current resin costs are such that several of our products cannot be sold at a profit. In 2004, management expects the cost of both plastic resin and steel to increase.

Product mix

The Company sells a variety of household items. For various reasons, some items provide a better return than others. As the mix of items sold changes, profitability and cash flow are affected. During 2003, the volume of lower margin items sold increased while the volume of higher margin items decreased. This had a negative effect on profitability. During 2004, we expect that certain unprofitable products will be discontinued. The costs related to discontinuing a product are relatively minor and relate primarily to the non-cash write-off of related tooling.

Molding machine utilization

The Company has four injection molding facilities with a variety of injection molding machines sizes. Customer ordering patterns and mix of product manufactured impacts utilization of these machines. When demand exceeds our capacity, we must place production at 3rd party facilities that are more costly than internal manufacturing. In addition, the mix of product sold impacts profitability since low margin items take the same amount of production time as higher margin items. During 2003, sales demand for certain items exceeded our manufacturing capacity and forced us to outsource these items at higher cost. Further, the product mix sold in 2003 changed such that lower margin items used more capacity than in prior years. In 2003, we decided to close our most expensive molding facility and relocate the machines to lower cost operations. We expect this action to save over $2 million a year (excluding plant closing costs). It will also allow us to be more selective in the business we pursue since we have less molding capacity going forward due to such closure. Future profitability is dependent on selling to our optimum capacity and product mix so that constrained capacity is devoted to products with higher margins. We have no plans for expansion of our molding capacity until we can profitably operate the facilities we currently own.

Financial liquidity

Seasonal working capital needs are provided by the Company’s $50 million asset based line of credit. Ability to borrow is a function of our eligible asset based availability and our outstanding borrowings. During 2003, the line of credit provided sufficient funds for operations. At December 27, 2003, our unused available line of credit was $35 million. A significant decline in eligible asset base or cash flow could result in constrained funds for operations. However management believes it has sufficient borrowing capability for at least the next 12 months. See “Capital Resources and Liquidity” below for additional discussion of the Company’s cash flows and financing situation.

Recent Development

As previously reported in our Form 8-K filed on February 5, 2004, the Company received a proposal letter to negotiate a transaction contemplating the acquisition of all of the Company’s outstanding shares for $1.50 cash per share by an entity formed by James R. Tennant, the Company’s chairman and chief executive officer. A special committee of the Company’s independent directors, together with its outside counsel and financial advisors, are considering the proposed transaction. That special committee is actively pursuing alternatives. The Company cautions that there cannot be any assurance that further negotiations with Mr. Tennant will result in a completed transaction, and the terms and conditions of any such transaction may differ materially from the terms of the proposal letter.

Critical Accounting Estimates

The estimates and assumptions involved in the application of generally accepted accounting principles (“GAAP”) have an impact on the Company’s reported financial condition and operating performance. The Company identified the critical accounting estimates as those that involve high levels of subjectivity and judgment to account for uncertain or difficult to predict matters that could have a material impact on financial condition or operating performance.

A summary of the critical accounting estimates is as follows:

•

Allowances for retailer deductions and trade programs. Allowances for retailer deductions and customer programs are recognized when sales are recorded. Allowances are based on various market data, historical trends and information from customers. Although the best information reasonably available to the Company is used to establish the allowances, such information is often based on estimates of retailer recovery rates and sales to retailers. Retailer programs are often based on annual sales levels in total and by product category. Different recovery rates apply depending on the annual sales levels achieved. As such, judgments are required on an interim basis of the expected full year sales level by customer and product category. Because of the judgment involved, interim estimates can vary significantly from the full year actual determination of program costs. Only at year-end can an accurate assessment of the current year’s costs be made. Retailers recover the program costs through deductions against future amounts owed to the Company. It is not unusual for retailers to have a different judgment of the amounts earned than does the Company. Accordingly, the Company maintains allowances for any differences that may arise. Resolution of such differences can sometimes take up to several years depending on the particular program. Allowances are reviewed quarterly and are adjusted based on current estimates of retailer recovery and future sales. Due to changes in estimates, changes in retailer activity and the length of time required for many programs to run their course, it is possible for allowance activity to materially impact operating performance and financial condition in any given period. In 2003, the allowances for retailer deductions and trade programs as a percentage of gross sales were 5.9% compared to 8.4% in 2002. The change in percentage is a function of the assortment of trade programs, the level of retailer deductions and the sales levels achieved by customers. Due to changes in estimates during the year, interim results can vary from the full year result. In 2003, retailer deduction and trade program costs as a percentage of gross sales were 7.1% in the first quarter, 7.3% in the second quarter, 5.7% in the third quarter and 4.1% in the fourth quarter.

•	Allowance for doubtful accounts. The Company evaluates the collectibility of its accounts receivable based upon an analysis of historical trends, aging of accounts receivable, write-off experience and credit evaluations of selected high risk customers. In the event of a specific customer bankruptcy or reorganization, specific allowances are established to write down accounts receivable to the level of anticipated recovery. The Company may consult with third-party purchasers of bankruptcy receivables when establishing specific allowances. The determination of specific allowances involves management judgments about the expected financial viability of its customers. Changes in specific allowances for doubtful accounts would only be material to financial condition and operating performance to the extent any change involved one of the Company’s 10 largest customers. The 10 largest customers account for approximately 83% of net sales and receivables. There are currently no doubtful account allowances recorded for any of the Company’s 10 largest customers.

•	Inventory valuation. The Company values inventory at cost (not in excess of market) determined by the first-in, first-out (FIFO) method. Inventory costs are based on standard costs, adjusted for actual manufacturing and raw material purchase price variances. The Company includes materials, labor and manufacturing overhead in the cost of inventories. Management regularly reviews inventory for salability and has established allowances to record inventory at the lower of cost or market. The allowances are based on management judgments regarding future selling prices and costs of disposal. Such judgments are impacted by economic conditions, condition of the inventory and age of the inventory. Such judgments involve high degrees of uncertainty and subjectivity. Accordingly, changes in the estimates can have a material impact on reported results or financial condition. There were no changes in the Company’s key judgments in any of the years presented herein.

•	Valuation of deferred income tax assets. The Company regularly evaluates its ability to recover the reported amount of its deferred tax assets. The evaluation considers several factors, including our estimate of the likelihood that we will generate sufficient taxable income in future years in which temporary differences reverse. This evaluation is based primarily on our historical earnings and projected operating results, applicable net operating loss carryforward expiration dates, and identified actions under the control of the Company in realizing the associated carryforward benefits.

The Company currently has $32.1 million of deferred tax assets resulting from net operating loss carryforwards, and other deductible temporary differences, which may reduce taxable income in future periods to the extent the Company generates profits. Because the realization of the deferred tax assets was not considered more likely than not, the Company established additional valuation allowances in the third quarter of 2003 and recognized a $7.6 million charge for income tax expense. Because the value of the deferred tax assets are now fully reserved, changes in estimates of future operating performance could result in a reduction of the valuation allowances and a corresponding decrease in income tax expense. The changes in the valuation allowances in any future interim period or fiscal year could be material.

•

Restructuring reserves. In 2000 and 2001, the Company recorded restructuring charges for certain costs associated with plant closures and business reorganization activities upon approval by management with the appropriate level of authority in accordance with Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a

Restructuring)”. Such costs were recorded as a liability and included lease termination costs, employee severance and certain employee termination benefits. These costs were neither associated with nor do they benefit continuing business activities. Inherent in the determination of these costs were assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. The Company reviews the status of restructuring activities on an ongoing basis and, if appropriate, records changes based on such activities. In the fourth quarter of 2003, the Company determined that it no longer needed certain accruals for leased facilities. Accordingly, $1.2 million of accruals were reversed to income. At December 27, 2003, remaining accruals related to the 2000 and 2001 restructuring charges are less than $0.5 million.

•	Valuation of Long-Lived and Intangible Assets. The Company assesses the recoverability of long-lived assets whenever it determines that events or changes in circumstances indicate that their carrying amount may not be recoverable. In accordance with GAAP, indefinite lived intangible assets are subject to annual impairment tests. The Company’s assessments and impairment testing are primarily based upon management estimates of future cash flows associated with these assets. Based on the Company’s assessments, we have determined that there has not been a material impairment of any of our long-lived assets or intangible assets. However, should the Company’s operating results, or estimated future results, deteriorate, we may determine that some portion of our long-lived tangible or intangible assets are impaired. Such determination could result in non-cash charges that could materially affect the Company’s consolidated financial position or results of operations for that period. At December 27, 2003, intangible assets were $74.4 million and long lived assets (property, plant and equipment) were $32.8 million.

Restructuring and special charges (income)

In 2000 and 2001, the Company began several restructuring actions that were undertaken to reduce fixed costs and better position the Company for sustained profitability. The restructuring plan entailed the closure of the Leominster, Massachusetts facility, a reconfiguration of remaining manufacturing facilities, a reduction in headcount and a realignment of the selling process. In 2000, restructuring and special charges for these actions totaled $12.4 million. On a quarterly basis, we review remaining accrual balances related to these actions and adjust them to our best estimate of remaining cost. These adjustments resulted in the recognition of $1.2 million of income in 2003, $1.4 million of income in 2002 and $0.9 million of income in 2001.

Divestiture of the Plastics, Inc. Product Line

On July 6, 2001, the Company completed the sale of its servingware product line, Plastics, Inc. (“PI”), to A & E Products Group LP (“A & E”), an affiliate of Tyco International (the “Sale”). The net Sale proceeds of $69.5 million, net of transaction costs, were used to retire the Company’s term debt and a portion of its revolving credit borrowings. The Sale resulted in a gain of approximately $14.5 million, which was recorded as other income during the third quarter of 2001. The gain of $14.5 million was net of allocated goodwill and specific net assets of PI.

During 2001, PI contributed net sales of $19.2 million and operating profits of $3.7 million.

During the third quarter of 2002, the Company agreed to an adjustment of the selling price related to PI. The sale agreement with A & E included a purchase price adjustment based on the net assets of PI at the closing date. As a result of the final determination of net asset values, the Company made a payment to A & E in September 2002 of $2.4 million. At the time of the Sale in 2001, estimated accruals of $3.1 million were established for the payment. Accordingly, the remaining $0.7 million was reversed to other income during the third quarter of 2002.

Fiscal Year 2003 as Compared to Fiscal Year 2002

In the discussion and analysis that follows, all references to 2003 are for the fifty-two week year ended December 27, 2003 and all references to 2002 are for the fifty-two week year ended December 28, 2002.

The following discussion and analysis compares the actual results for 2003 to the actual results for 2002 with reference to the following (in thousands, except earnings (loss) per share):

	2003		2002
Net sales	$233,602	100.0%	$249,192	100.0%
Cost of goods sold	197,560	84.6	190,705	76.5
Special income, net	—	—	(106)	(0.0)

Gross profit	36,042	15.4	58,593	23.5

Selling, general and administrative expenses	29,801	12.8	30,729	12.3
Amortization of intangible assets	503	0.2	505	0.2
Restructuring and other income, net	(1,245)	(0.5)	(1,303)	—
Asset impairment charge	—	—	567	0.2

Operating profit	6,983	2.9	28,095	11.3

Interest expense	(13,653)	(5.8)	(13,823)	(5.5)
Other income, net	2,204	0.9	559	0.2

Earnings (loss) before income taxes	(4,466)	(2.0)	14,831	6.0

Income tax expense	(6,871)	(2.9)	(527)	(0.2)

Net earnings (loss)	$(11,337)	(4.9%)	$14,304	5.8%

Net earnings (loss) per share:
Basic	$(1.42)		$1.83
Diluted	$(1.42)		$1.73

Weighted average common shares outstanding:
Basic	7,975		7,804
Diluted	7,975		8,287

Net sales.    Net sales of $233.6 million in 2003 were down $15.6 million or 6.3% compared to 2002 net sales of $249.2 million. Net sales declined between years due primarily to selling price declines in response to competitive pressures and the decision not to renew or pursue sales with unacceptable profit margins.

•	A decline in selling prices due to competitive price challenges reduced sales by $6.0 million.

•	Shelf space was lost at certain customers as we failed to match low price challenges on low margin items.

•	Changes in estimates related to retailer recovery of deductions and customer programs resulted in a reduction of sales allowances between years. Such program and deduction expenses, which are recorded as a reduction of gross sales, were 5.9% of gross sales in 2003 and 8.4% of gross sales in 2002.

•	Sales to our top three customers were 73% of net sales in 2003 and 74% of net sales in 2002.

Laundry Management Products.    Net sales in the laundry management category of $73.6 million in 2003 were down 15% compared to 2002. Laundry sales were down due primarily to pricing actions, lost market share related to Far East imports and the reduction in Kmart’s store count.

General Storage Products.    Net sales in the general storage category were $106.7 million, up 4% compared to 2002. Unit volume was up significantly, however selling price declines offset some of the increase in volume and reduced the profitability of these items. Certain items and customers were exited due to unacceptable profit margins.

Closet Storage Products.    Net sales of $30.3 million in 2003 were up 3% compared to 2002. Additional placement of plastic hangers drove the increase.

Bathware Products.    Net sales in the category of $13.8 million in 2003 decreased 25% from net sales in 2002. Approximately half of the decline in sales was at Kmart, where store closings, a switch by Kmart to direct import as well as a reduction in shelf space all contributed to the decline. At other customers, new competitive products took market share.

Kitchen Storage Products.    Net sales in the kitchen storage category of $9.2 million in 2003 decreased 23% from 2002. The decrease was due to continuing market share loss to branded disposable product offerings. The Company’s introduction of new disposable products was not ready for shipment until late in the year.

Gross profit.    The Company’s gross profit in 2003 was $36.0 million as compared to $58.6 million in 2002 and gross profit margins decreased to 15.4% of net sales in 2003 from 23.5% of net sales in 2002. The key contributing factors to the decline in margins were as follows:

•	The cost of plastic resin increased during the year, resulting in a $10.1 million cost increase (430 basis point decline in margins).

•	Selling price decreases of $6 million (250 basis point decline in margins).

•	Gross sales decline (net of selling price decreases) of $18 million resulted in a reduction of gross profit of $3.6 million

•	Changes in product mix towards lower margin general storage products. General storage products accounted for 46% of total sales, up from 41% a year ago. General storage is our largest sales product line and also has the lowest margins. The continuing mix shift towards general storage and away from laundry and bath had a negative impact on margins.

•	Costs related to the closure of the Eagan, Minnesota manufacturing facility were $1.7 million. These costs include employee separation charges of $0.6 million, $0.4 million of assorted costs related to the move and abandonment of certain equipment and inventory and $1.4 million of charges associated with the accelerated depreciation of property, plant and equipment that will be sold or abandoned at the time the Company exits the facility. Due to the closure of the plant, retirement accruals of $0.7 million are no longer needed and were reversed to income.

•	The decline in program and deduction expenses improved margins by 250 basis points.

Special income, net.    No such income or charges were recorded in 2003. In 2002, the Company recorded income from Special Charges of $0.1 million. The income resulted from the final closeout of discontinued inventories related to the 2001 closure of the Company’s former Leominster, Massachusetts manufacturing facility.

Selling, general and administrative expenses.    SG&A expenses decreased to $29.8 million in 2003 from $30.7 million in 2002. As a percentage of net sales, SG&A expenses increased to 12.8% in 2003 from 12.3% in 2002. SG&A expenses were impacted by premiums associated with accounts receivable insurance and legal fees for the pursuit of antidumping relief. Offsetting the expense increases were declines in incentive compensation and bad debt expenses.

Restructuring and other income, net.    In 2003, changes in estimates regarding restructuring reserves for excess capacity costs resulted in $1.2 million of income. In 2002, changes in management estimates regarding certain restructuring reserves resulted in $1.3 million of income. The main component of the restructuring income in 2002 related to a $1.0 million reserve reversal for the fourth quarter settlement of threatened litigation on the early termination of a warehouse lease.

Asset impairment charges.    Asset impairment charges in 2002 related to molds and tooling for products that were discontinued. Remaining book values were written down to the expected net present value of future cash flows from such products. There were no such charges in 2003.

Interest expense.    Interest expense of $13.7 million in 2003 was essentially unchanged from the prior year. Nearly all of the Company’s interest expense relates to the Company’s outstanding high-yield bonds.

Other income, net.    Other income of $2.2 million in 2003 primarily relates to a $2.3 million gain on the repurchase of the Company’s high-yield bonds. The Company used its revolving line of credit to buyback bonds at a discount to face value. In 2002, other income was primarily attributable to the final purchase price settlement of the 2001 sale of PI, upon which the Company was able to reverse accruals of $0.7 million to income.

Income tax expense.    The income tax provision in 2003 includes a $7.6 million charge, recorded in the third quarter of 2003, to increase in the Company’s valuation allowance for deferred tax assets. The increase in the valuation allowances means that the Company’s deferred tax assets are now completely reserved. Such allowance reflects the uncertain nature of future taxable income and management’s determination that it is more likely than not that all of the deferred tax assets may not be realized. During the fourth quarter of 2003, the Company recognized a one-time tax benefit of $0.8 million from the reversal of income tax accruals as a result of the closing of certain tax years. The remaining tax provision relates to state and foreign taxes. No federal income tax expense was recorded in either period due to the Company’s significant tax loss carryforwards. At December 27, 2003 the Company had tax loss carryforwards of approximately $51 million (which expire in years 2010 through 2023) which may be used to reduce taxes in the future. However, there is no assurance that future income will be sufficient to utilize these tax loss carryforwards.

Net earnings (loss).    In 2003, the Company had a net loss of $11.3 million primarily due to increased valuation allowances for deferred tax assets, increased raw material costs and lower selling prices. This resulted in a loss per diluted share of ($1.42). In 2002, the Company had net earnings of $14.3 million, or $1.73 per diluted share.

The diluted weighted average number of shares outstanding decreased to 7,975,399 in 2003 from 8,286,790 in 2002. In 2003, dilutive options, warrants and restricted stock are not included in the computation of diluted weighted average shares outstanding because the assumed exercise of such equivalents would have reduced the loss per share.

Fiscal Year 2002 as Compared to Fiscal Year 2001

In the discussion and analysis that follows, all references to 2002 are for the fifty-two week year ended December 28, 2002 and all references to 2001 are for the fifty-two week year ended December 29, 2001.

The following discussion and analysis compares the actual results for 2002 to the actual results for 2001 with reference to the following (in thousands, except earnings (loss) per share):

	2002		2001

Net sales	$249,192	100.0%	$249,721	100.0%
Cost of goods sold	190,705	76.5	188,299	75.4
Special income, net	(106)	(0.0)	(414)	(0.2)

Gross profit	58,593	23.5	61,836	24.8

Selling, general and administrative expenses	30,729	12.3	36,910	14.8
Amortization of intangible assets	505	0.2	3,190	1.3
Restructuring and other income, net	(1,303)	(0.5)	(480)	(0.2)
Asset impairment charge	567	0.2	—	—

Operating profit	28,095	11.3	22,216	8.9

Interest expense	(13,823)	(5.5)	(18,284)	(7.3)
Other income, net	559	0.2	14,023	5.7

Earnings before income taxes	14,831	6.0	17,955	7.3

Income tax expense	(527)	(0.2)	(975)	(0.4)

Net earnings	$14,304	5.8%	$16,980	6.9%

Net earnings (loss) per share:
Basic	$1.83		$2.24
Diluted	$1.73		$2.19

Weighted average common shares outstanding:
Basic	7,804		7,564
Diluted	8,287		7,755

Net sales.    Net sales of $249 million in 2002 were flat compared to 2001, however, 2001 included $19 million of sales from the servingware product line that was sold in July 2001. These sales did not repeat in 2002. An additional $8 million of sales was lost due to the bankruptcy of several customers, primarily Ames. More than offsetting the lost sales to bankrupt customers was favorable sales gains at the Company’s largest three customers. Sales to the top three customers totaled $184 million in 2002 as compared to $146 million in 2001, an increase of 26%. The higher sales at these customers are the result of increased product placement and the continuing increase in store count at Wal-Mart and Target. The growth in the largest customers was partially offset by declines in the Company’s remaining customer base. Changes in estimates related to retailer recovery of deductions and customer programs resulted in a reduction of sales allowances between years. Such program and deduction expenses, which are recorded as a deduction from gross sales, were 8.4% of gross sales in 2002 and 10.2% of gross sales in 2001.

Laundry Management Products.    Net sales in the laundry management category of $87 million in 2002 were down 4% compared to 2001. During 2001, sales were favorably impacted by the introduction of several new private label ironing boards as well as growth within the hotel/lodging trade channel. The new ironing boards provided a one-time lift in 2001 sales as the retailers needed to build inventories. Declines in the travel industry during 2002 reduced year to year sales in the hotel/lodging trade channel.

General Storage Products.    Net sales in the general storage category increased significantly in 2002. Net sales of $103 million in 2002 were up $28 million, or 38%. The sales growth was attributable to increased product placement, primarily at Kmart. HPI’s sales to Kmart increased over $25 million when other vendors exited due to financial concerns about Kmart.

Closet Storage Products.    Net sales of $29 million in 2002 were flat to 2001. However, units shipped actually increased year to year. The volume increase was offset by unit price declines in response to competitive pressures.

Bathware Products.    Net sales in the category of $19 million decreased during the year by $4 million or 19% from 2001. The decline in sales was due to a reduction in promotional sales to our larger customers and lost shelf space at several smaller customers.

Kitchen Storage Products.    Net sales in the kitchen storage category of $12 million in 2002 decreased $1 million, 9%, from 2001. The decrease was due to continuing market share loss to branded disposable product offerings. The Company did not introduce any new products in 2002 to compete in the new disposable segment.

Servingware Products.    There were no net sales of servingware products in 2002 due to the sale of the servingware product line in July 2001. Net sales in the servingware category in 2001 were $19 million.

Special income, net.    In 2002, the Company recorded income from Special Charges of $0.1 million. The income resulted from the final liquidation of discontinued inventories related to the 2001 closure of the Company’s former Leominster, Massachusetts manufacturing facility. In 2001, the Company recorded special charge income of $0.4 million primarily related to changes in estimates regarding the final determination of inventory disposal values.

Gross profit.    The Company’s gross profit in 2002 was $58.6 million as compared to $61.8 million in 2001 and gross profit margins decreased to 23.5% from 24.8% in 2001. The divested servingware product line, which had higher margins than the housewares product lines, contributed $7.2 million of gross profit in 2001. Excluding the servingware product line, gross margins were the same in both years, 23.5%. Gross margins benefited from productivity and efficiency initiatives as well as other factory cost reduction programs. Additional margin improvements were the result of favorable prices on component parts, purchased finished goods and lower freight and selling commission costs. Offsetting the margin upside was a change in product mix towards lower margin general storage products.

Selling, general and administrative expenses.    SG&A expenses decreased to $30.7 million in 2002 from $36.9 million in 2001. As a percentage of net sales, SG&A expenses decreased to 12.3% in 2002 from 14.8% in 2001. Selling expenses (which include internal sales force costs, marketing costs and all finished goods warehousing costs) were down $0.7 million from 2001. The sale of PI reduced selling expenses by $2.0 million but this was offset by increased spending on new product development and packaging. General and administrative expenses were down $5.5 million of which $1.0 million related to the sale of PI. Other SG&A expense reductions were the result of lower bad debt charges (down $3.8 million) and a decrease in management bonuses. Bad debt expense in 2001 included write-offs related to the Kmart and Ames bankruptcies.

Amortization of intangible assets.    Amortization of intangible assets in 2002 was 0.2% of net sales or $0.5 million versus 1.3% or $3.2 million in 2001. The decrease in 2002 reflects the change in accounting principles that eliminates goodwill amortization. Remaining amortization of intangible assets relates to patents, non-compete agreements and trademarks.

Restructuring and other income, net.    In 2002, changes in management estimates regarding certain restructuring reserves resulted in $1.3 million of income. The main component of the restructuring income related to a $1.0 million reserve reversal for the fourth quarter settlement of threatened litigation on the early termination of a warehouse lease.

In 2001, the Company recorded income of $0.5 million as a net result of the resolution of several items. $3.0 million of income was recorded from the favorable resolution of several restructuring matters. The favorable results came from higher than expected proceeds from the sale of the Company’s Leominster, Massachusetts manufacturing facility, the favorable settlement of a claim relating to abandoned enterprise planning systems and better than expected results from the sublease of vacated warehouse space. The favorable results offset first quarter 2001 charges totaling $2.5 million related to the decision to close the Leominster manufacturing and warehouse facilities.

Asset impairment charges.    Asset impairment charges in 2002 related to molds and tooling for products that were discontinued. Remaining book values were written down to the expected net present value of future cash flows from such products. There were no such charges in 2001.

Interest expense.    Interest expense of $13.8 million in 2002 decreased $4.5 million from $18.3 million in 2001. The decrease in interest expense is primarily due to the significant retirement of debt during the fifteen months ended December 28, 2002. Debt paydowns were due to the proceeds from the Sale of PI, improved operating results and reductions in average working capital.

Other income.    Other income in both years is primarily related to the Sale of PI. In 2001, the Company generated other income of $14.5 million due to the gain on the Sale. Upon final settlement of the purchase price in the third quarter of 2002, the Company was able to reverse accruals of $0.7 million to income.

Income tax expense.    The income tax provision recorded in both years primarily relates to state and foreign taxes. No federal income tax (other than Alternative Minimum Tax “AMT”, which was recorded during 2001) expense was recorded in either year due to the Company’s significant tax loss carryforwards.

Net earnings.    In 2002 the Company had net income of $14.3 million, or $1.73 per diluted share, as compared to net income of $17.0 million, or $2.19 per diluted share in 2001. The gain on the Sale of PI added $14.5 million to the 2001 result.

The diluted weighted average number of shares outstanding increased to 8,286,790 in 2002 from 7,754,762 in 2001. The increase in the weighted average number of shares outstanding was due to increases in the Company’s stock price and the resulting dilutive impact of stock options on the number of shares outstanding.

Capital Resources and Liquidity

The Company’s primary sources of liquidity and capital resources include cash provided from operations and borrowings under the Company’s credit facility.

The Company generates cash by the profitable sale of its products. Disbursements of cash for materials and services generally occur during the manufacturing and purchasing process, which is usually 30-90 days prior to sale. Collection of receivables generally occurs approximately 45-60 days after shipment. For certain large promotional items that typically ship in the fourth quarter, we begin building inventory in the second and third quarters. The inventory for these promotional items typically is not turned to cash until the first quarter. The timing of cash flows is further impacted by the semi-annual interest payments on the high-yield bonds. Interest payments of about $6.0 million occur in May and November. As a result of the operational seasonality and the timing of the interest payments, the Company normally has positive cash flow in the first quarter and negative cash flow for the balance of the year. In 2003, cash flow (defined as the change in net debt and cash) was positive

$9.4 million in the first quarter and was a negative $13.4 million for the last 9 months. Cash flow in the last nine months of the year benefited from a buy back of high-yield bonds. Bonds with a face value of $9.0 million were purchased at a total cost of $6.5 million, resulting in a $2.5 million overall reduction of debt.

Collection of receivables is highly dependent on the financial strength of the Company’s top three customers: Kmart, Wal-Mart, and Target. These three customers accounted for 73% of the Company’s net sales in 2003. To the extent that any of them fall into financial distress and fail to timely pay amounts due, it would have an adverse impact on ongoing operations.

In 2004, the Company’s expects that its cash usage will be similar to 2003. Significant sales growth is not expected, there are no current plans for significant expansion, no debt comes due and capital spending is expected to remain at about $6.5 million. There are plans, however, to increase the Company’s procurement of inventory manufactured outside the United States. This will likely result in higher inventories and additional risk of obsolescence. It is therefore likely that the Company will again have negative cash flow in 2004. Such negative cash flow would be funded by the Company’s asset based $50,000 Loan and Security Agreement (the “Loan Agreement”). Unused availability under the Loan Agreement was $35.1 million as of December 27, 2003, and there is expected to be sufficient financing capability to fund operations throughout 2004. There are no required debt principal repayments until May 2008.

During 2003, the Company’s cash and cash equivalents decreased to $0.8 million at December 27, 2003 from $4.0 million at December 28, 2002. The decrease in cash since December 28, 2002 is primarily the result of the Company’s loss from operations for the year. In addition, the buyback of high-yield bonds was financed with Loan Agreement borrowings. The Loan Agreement borrowings currently have interest rates that are about 600 basis points less than the high-yield bonds thus the buyback of bonds provided interest expense savings. Borrowings under the Company’s Loan Agreement increased $9.8 million during the year to fund the operating losses and the bond buybacks.

Although the Company reported an $11.3 million loss for the year, $18.0 million of the loss relates to non-cash charges for depreciation, amortization and valuation allowances for deferred tax assets. Working capital (excluding cash and short term debt) at December 27, 2003 was $28.9 million, up $2.1 million from December 28, 2002. Receivables decreased $0.9 million due to lower sales in the fourth quarter of 2003 as compared to the fourth quarter of 2002. Inventories decreased $6.4 million during the year due to reduced factory running rates in the fourth quarter and the pending closure of the Company’s Eagan, Minnesota warehouse. Current liabilities declined $10.6 million during the year due to a reduced need for volume rebate accruals and other sales program incentives on the Company’s reduced sales year to year, a reduction in incentive compensation accruals and a reduction in reserves for restructuring.

Capital spending for the year was $6.5 million as compared to $5.1 million in 2002. Capital spending was primarily related to new product tooling and normal replacement of equipment.

During the third quarter of 2003 the Company’s Board of Directors authorized the buyback of up to $15 million of the Company’s outstanding high-yield bonds. As of December 27, 2003 the Company had repurchased bonds at a cost of $6.5 million.

The Loan Agreement covenants require the Company to maintain excess availability at all times of at least $7.5 million. At December 27, 2003, the eligible asset base was $55.5 million. Thus, we could borrow up to $48 million under the Loan Agreement. At December 27, 2003, our borrowings under the Loan Agreement were $9.8 million and outstanding letters of credit totaled $3.1 million. Accordingly, we still had availability under the Loan Agreement of $35.1 million.

The Company was in compliance with all Loan Agreement covenants as of December 27, 2003.

On July 31, 2003, the Company and Fleet Capital Corporation entered into several amendments to the Company’s Loan Agreement. The amendments extend the life of the facility by 29 months to March 31, 2008 and also provide expanded definitions of availability. The amendments added approximately $13 million to net availability under the Loan Agreement.

On September 19, 2003, the Company and Fleet Capital Corporation entered into a fourth amendment to the Company’s Loan Agreement. The amendment significantly decreased the Company’s one financial covenant, cash interest coverage ratio, to accommodate management’s forecast of future operating results. The cash interest coverage ratio was reduced from 1.25 to 0.70 as of September 27, 2003, the end of the Company’s third fiscal quarter. The cash interest coverage ratio will remain at 0.70 until June 2004 at which point the ratio begins a quarterly increase until it returns to the 1.25 level in June 2005. The amendment had no impact on the Company’s borrowing base, line of credit or interest rates. At December 27, 2003, the Company’s cash interest coverage ratio was 1.25. The earnings component of the covenant is the trailing twelve-month earnings before interest, taxes, depreciation and amortization. Certain costs related to factory realignments are also excluded. For the twelve months ended December 27, 2003, the earnings component of the covenant was $16.3 million. For a definition of cash interest coverage ratio as it is used in the Loan Agreement, refer to the Company’s Current Report on Form 8-K filed on September 24, 2003.

The Company believes amounts available under the Loan Agreement, together with its existing cash and cash flow from operations, will provide sufficient capital to fund operations, make required interest payments and meet anticipated capital spending needs for the next 12 months.

The following is a table providing the aggregate annual contractual obligations of the Company including debt, capital lease obligations, future minimum rental commitments under operating leases and purchase obligations at December 27, 2003 and the effect such obligations are expected to have on our liquidity and cash flows in the future periods indicated.

Contractual Obligations	Payments Due by Period (in thousands)
	Total	1 year	2-3 years	4-5 years	After 5 years
Revolving line of credit	$9,811	$9,811	$—	$—	$—
Long-term debt	116,050	—	—	116,050	—
Capital lease obligations	13,887	944	1,870	1,846	9,227
Minimum rental commitments under operating leases	21,444	5,131	8,516	5,661	2,136
Purchase obligations (estimated) (1)	33,832	33,832	—	—	—

Total contractual cash obligations	$195,024	$49,718	$10,386	$123,557	$11,363

(1)	The Company has entered into a commitment to purchase certain minimum annual volumes of plastic resin at formula-based prices. The agreement expires in December 2004. Future related minimum commitments to purchase plastic resin, assuming January 2004 price levels, are $33.8 million in 2004. The purchase commitment pricing is not tied to fixed rates; therefore, the Company’s results of operations or financial position could be affected by significant changes in the market cost of plastic resin. See Item 7A, “Quantitative and Qualitative Disclosures About Market Risk – Commodity Risk”, which is incorporated herein by reference, for further details.

	Financing commitments expiring by period (in thousands)
	Total	1 year	2-3 years	4-5 years	After 5 years
Standby letters of credit	$3,100	$3,100	$—	$—	$—

Off-Balance Sheet Transactions

The Company does not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that have or are reasonably likely to have a material current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, or results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Standards

Refer to Note 1 in the Consolidated Financial Statements for further information regarding recent accounting standards.

Related Party Transactions

Mr. Jeffrey Rubenstein, a former director of the Company, is the executor and trustee of certain estates and trusts (the “Trusts”) which lease a facility to the Company. In addition, Mr. Rubenstein is a partner in a law firm that is the Company’s primary outside general counsel. Mr. Rubenstein is responsible for overseeing all legal work performed by the law firm on the Company’s behalf. Mr. Rubenstein had been a director since September 1986 until his resignation on November 7, 2003. Until his resignation, Mr. Rubenstein was also a member of the Compensation Committee of the Board of Directors. Until August 13, 2002, Mr. Rubenstein was also a member of the Audit Committee of the Board of Directors. Payments made to the law firm were $150,000 in 2003, $331,000 in 2002 and $455,000 in 2001.

The Trusts own the Company’s Chicago headquarters, manufacturing and distribution facility. The Company leases the facility from the Trusts under a lease that expires in July 2020. The Company has options to extend the lease as well as an option to purchase the facility. The lease was last amended in October 1998. The Board of Directors has approved the lease and its amendments. Lease payments made to the Trusts were $922,000 in 2003, $909,000 in 2002 and $848,000 in 2001.

The Company believes that the terms of all transactions with the law firm and the Trusts are “arms length”. In accordance with revised Nasdaq listing standards, the Company has adopted a policy to conduct an appropriate review of all “related party transactions” (as defined in Nasdaq rules) for potential conflict of interest situations on an ongoing basis and to require all such related party transactions to be approved by the Company’s audit committee comprised solely of independent directors.

Business Risks and Management Outlook

•	The Company’s largest customer in 2003 was Kmart. The Company’s net sales to Kmart were $77 million in 2003 and $74 million in 2002, even though Kmart reduced its store count by 18% during 2003. After emerging from bankruptcy in May 2003, Kmart has improved its financial performance and has operated within its financial covenants. However, Kmart continues to experience declines in same store sales and its long term viability cannot be assured. Kmart has paid all of its current obligations to the Company on time and we do not believe that Kmart’s current situation will negatively impact the Company in the near term. Given the size of the Company’s sales to Kmart, future results may be either favorably or unfavorably impacted by any number of factors related to the retailer. Should Kmart again enter into bankruptcy, the negative impact on sales and cash flow could have an adverse impact on the Company.

•

Historically, plastic resin has represented approximately 20% to 25% of the Company’s cost of goods sold. In 2003, the percentage increased to 30% due to higher plastic resin costs and usage. Plastic resin costs are impacted by several factors outside the control of the Company including supply and demand characteristics, oil and natural gas prices and the overall health of the economy. Any of these factors could potentially have a positive or negative impact on plastic resin prices and the Company’s profitability. Resin costs in 2003 were approximately 17% per pound higher than our five year historic averages and 20% per pound over 2002. Resin costs are expected to increase during 2004. We expect that first quarter results in 2004 as compared to the first quarter of 2003 will be negatively affected. While we will make every effort to recover the higher cost of plastic resin, there is no assurance that future resin cost increases can be passed on to customers.

•	On January 31, 2004, the Company closed its Eagan, Minnesota manufacturing and warehouse facility. This closure was done to reduce operating costs and utilize capacity in the Company’s other injection molding plants. The Company expects to realize annual cash savings as a result of the plant closing and currently estimates that the cash savings in the first year will be approximately $2 million (excluding plant closing costs). However, the process of closing facilities, moving equipment and reallocating production and sourcing capabilities often involves unforeseen difficulties and may require a disproportionate amount of the Company’s financial and other resources, including management time. Accordingly, there can be no assurance that the Company will not incur unanticipated plant closing costs or experience unanticipated difficulties and costs associated with the relocation of equipment or the manufacture or sourcing of products, any of which could have a material adverse effect on the Company’s anticipated cash savings.

•	The Company currently manufacturers the majority of its laundry products in the U.S. and Mexico. Management believes that its current manufacturing structure provides increased flexibility to meet customer needs. All of the Company’s major laundry competitors rely heavily on foreign sourced products. Such products are produced in several countries, including a significant portion from China. These foreign sourced competitive products have been introduced at selling prices below ours. This has caused our profit margins and market share to decline. We have initiated many cost cutting and other steps to protect our market share and profit margins. We are also aggressively pursuing the increased importation of certain laundry products. We will continue to analyze the competitiveness of our North American based laundry manufacturing operations.

In addition, the Company filed an action with the U.S. International Trade Commission (ITC) and the U.S. Department of Commerce (Commerce) on June 30, 2003 seeking relief from a surge in the importation of illegally priced Chinese ironing boards. The Company’s petition demands the imposition of antidumping duties on the imported Chinese ironing boards. On August 14, 2003, ITC preliminarily determined that there is a reasonable indication that an industry in the United States is threatened with material injury by reason of imports of ironing boards from China. On January 27, 2004, Commerce announced that ironing boards from China are being sold, or are likely to be sold, in the United States at less than fair value. Estimated duty rates ranging from 7.66% to 153.76% were assigned. Commerce is scheduled to issue its final determination in the antidumping investigation on these imports on or about June 11, 2004. ITC is scheduled to issue its final determination on or about July 26, 2004. An affirmative injury or threat determination by ITC will require Commerce to publish an antidumping order, paving the way for the government’s collection of antidumping duties. The deadlines may be extended under the governing statute and there can be no assurance as to the timing or outcome of this proceeding, including whether or not the assigned duty rates will ultimately survive review and appeal.

The Company will continue to vigorously pursue this matter, which will require it to devote financial and other resources, including management time and legal expenses.

•	The Company’s three largest customers all have unique aspects that require additional packaging, handling and technical support. Distribution systems are constantly evolving as retailers search for additional costs to remove from the distribution system. A coming technology is radio frequency identification (RFID) which attaches a computer chip to each product. This chip gives off a radio signal that can be tracked by the retailer for inventory and sale purposes. RFID has the potential to replace current bar code technology. Wal-Mart has indicated that vendors should prepare for a conversion to RFID technology over the next 2 years. The cost to transition to RFID is unknown but is expected to be significant. It is likely that retailers will expect vendors to fund the RFID changes. The transition to RFID is expected to occur in the next 2-3 years.

•	As a result of operating losses and restructuring write-offs in prior years, the Company has significant tax loss carryforwards. These carryforwards may be used to reduce taxable income in future periods. The Company had tax loss carryforwards of $51 million which expire in years 2010 through 2023 (amount includes carryforwards of $9 million subject to annual limitation) as of December 27, 2003. The tax loss carryforwards are expected to increase in 2004. These tax loss carryforwards may be used to reduce taxes in the future. However, there is no assurance that future income will be sufficient to utilize these tax loss carryforwards. Our ability to use these operating loss carryforwards to offset any future taxable income depends on a variety of factors, including possible limitations on usage under Internal Revenue Code Section 382.

•	The Company is highly leveraged with total debt representing nearly two times our net tangible assets. Although $116 million of the Company’s outstanding debt at December 27, 2003 is at fixed rates, any deterioration in our business could lead to additional borrowings at adjustable rates. Thus a deterioration of our business combined with a significant change in interest rates could materially impact earnings and cash flow. Furthermore, the financial and operating covenants related to the Company’s debt agreements place some restrictions on operations. During all of 2003, the Company operated within its financial and operating covenants, which were amended during the third quarter of 2003, and expects to continue to operate within the covenants during 2004.

•	The Company’s Loan Agreement with Fleet Capital takes into account seasonal fluctuations and changes to the Company’s collateral base. Because the financing is asset based, availability of funds to borrow is dependent on the quality of the Company’s asset base, primarily its receivables and inventory. Should Fleet Capital determine that such assets do not meet the bank’s credit tests, availability can be restricted. Given the Company’s retail customer base, it is possible that certain customers could be excluded from the asset base thus reducing credit availability.

•	In an environment where customers largely control selling prices and vendors largely control raw material costs, sustained profitability and cash flow is a challenging goal. We will continue to focus on controlling our costs of production and holding operating expenses to below industry levels. In 2003, the throughput of our molding plants increased 15% demonstrating improved efficiencies. Unfortunately, this benefit was offset by higher raw material costs and declining selling prices. We also intend to continue to develop new products and categories, as management believes that such items have a slightly better opportunity for reasonable profit margins. Given the declining profitability of certain products and the increasing cost of raw materials, we will be announcing selective price increases. The success of these price increases is predicated on the competitive market place. If such price increases are not successfully implemented, certain products will be discontinued.

•	Given the Company’s line of credit availability, management may from time-to-time look at opportunities to buy its high-yield bonds. A buyback might be done if such transactions are accretive to shareholders through either a reduction of interest expense or a buyback of bonds at a discount.

•	Management believes that acquisitions provide an opportunity to meaningfully grow the Company’s sales and profits. We expect to consider acquisition opportunities that are synergistic to existing operations.

Forward-Looking Statements

This annual report on Form 10-K, including “General Development of Business,” “Properties,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally may be identified by the use of terminology such as “may,” “will,” “could,” “should,” “potential,” “continue,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or similar phrases or the negatives of such terms. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below and in the foregoing “Business Risks and Management Outlook”, as well as other matters not yet known to the Company or not currently considered material by the Company, which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to:

•	general economic conditions and conditions in the retail environment

•	the Company’s dependence on a few large customers

•	price fluctuations in the raw materials used by the Company, particularly plastic resin

•	competitive conditions in the Company’s markets

•	the impact of the level of the Company’s indebtedness

•	restrictive covenants contained in the Company’s various debt documents

•	the seasonal nature of the Company’s business

•	fluctuations in the stock market

•	the extent to which the Company is able to retain and attract key personnel

•	relationships with retailers

•	the impact of federal, state and local environmental requirements (including the impact of current or future environmental claims against the Company)

•	our ability to develop and introduce new products and product modifications necessary to remain competitive

•	other factors discussed in “Business Risks and Management Outlook” above

Given these risks and uncertainties, investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements do not guarantee future performance. The Company’s operating results may fluctuate, especially when measured on a quarterly basis. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this report and in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports attempt to advise interested parties of the factors that affect the Company’s business.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk.

The Company is exposed to market risks from changes in interest rates and commodity based raw materials (primarily resin, steel and fabric).

Interest Rate Risk. The Company’s Loan and Security Agreement is LIBOR-based and is subject to interest rate movements. A 10% increase or decrease in the average interest rate on the Company’s variable rate debt would result in a change in pretax interest expense of less than $0.1 million, based upon borrowings outstanding at December 27, 2003.

Commodity Risk. The Company is subject to price fluctuations in commodity based raw materials such as plastic resin, steel and griege fabric. Changes in the cost of these materials may have a significant impact on the Company’s operating results. The cost of these items is affected by many factors outside of the Company’s control and changes to the current trends are possible. See Item 8. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management Outlook and Business Risks” above.

The Company has entered into a commitment to purchase certain minimum annual volumes of plastic resin at formula-based prices. The agreement expires in December 2004. Future related minimum commitments to purchase plastic resin, assuming current price levels, is approximately $34 million in 2004. In the event there is a major change in economic conditions affecting the Company’s overall annual plastic resin volume requirements, the Company and the vendor will mutually agree on how to mitigate the effects on both parties. Mitigating actions include deferral of product delivery within the agreement term, agreement term extension and/or elimination of excess quantities without liability.

Item 8.	Financial Statements and Supplementary Data.

The following pages contain the Financial Statements and Supplementary Data as specified by Item 8 of Part II of Form 10-K.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Shareholders

    Home Products International Inc.:

We have audited the accompanying consolidated balance sheets of Home Products International, Inc. and subsidiary (Company) as of the end of fiscal years 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The 2001 consolidated financial statements of the Company were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements, before the revisions described in Notes 1 and 7 to the consolidated financial statements, in their report dated February 8, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Products International Inc. and subsidiary as of the end of fiscal years 2003 and 2002, and the results of their operations and their cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Home Products International, Inc. and subsidiary for fiscal year 2001, were audited by other auditors who have ceased operations. As described in Note 1, these consolidated financial statements have been revised to reclassify the early extinguishment of debt as required by Statement of Financial Accounting Standards (SFAS) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections”, which was adopted by the Company in fiscal year 2003. As described in Note 7, these consolidated financial statements have been revised to include the transitional disclosures required by SFAS No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company as of the beginning of fiscal year 2002. In our opinion, the disclosures for fiscal year 2001 in Notes 1 and 7 and the reclassification of the early extinguishment of debt are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Home Products International, Inc. and subsidiary other than with respect to such disclosures and reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

Chicago, Illinois

February 6, 2004

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors and Shareholders of

Home Products International, Inc.

We have audited the accompanying consolidated balance sheets of Home Products International, Inc. (a Delaware corporation) and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fifty-two week period ended December 29, 2001, fifty-three week period ended December 30, 2000 and fifty-two week period ended December 25, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Products International, Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the results of its operations and its cash flows for the fifty-two week period ended December 29, 2001, the fifty-three week period ended December 30, 2000 and the fifty-two week period ended December 25, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Chicago, Illinois

February 8, 2002

Note: This is a copy of the Audit Report previously issued by Arthur Andersen LLP in connection with Home Products International, Inc. filing on Form 10-K for the fiscal year ended December 29, 2001. This Audit Report has not been reissued by Arthur Andersen LLP in connection with this filing on Form 10-K for the fiscal year ended December 27, 2003. For further discussion, see Exhibit 23.2 which is filed herewith and hereby incorporated by reference into the Form 10-K for the fiscal year ended December 27, 2003 of which this report forms a part.

HOME PRODUCTS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	As of Fiscal Year End
	2003	2002
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$797	$3,974
Accounts receivable, net of allowance for doubtful accounts and deductions of $4,824 at December 27, 2003 and $6,839 at December 28, 2002	47,963	48,937
Inventories	17,903	25,357
Deferred income taxes	—	2,559
Prepaid expenses and other current assets	2,421	1,879

Total current assets	69,084	82,706

Property, plant and equipment—at cost	91,647	91,917
Less accumulated depreciation and amortization	(58,835)	(54,728)

Property, plant and equipment, net	32,812	37,189

Deferred income taxes	—	5,207
Patents and non-compete agreements, net	608	1,111
Goodwill, net	73,752	73,752
Other non-current assets	4,019	3,553

Total assets	$180,275	$203,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit and other current debt	$9,969	$158
Accounts payable	21,425	22,986
Accrued liabilities	17,976	28,993

Total current liabilities	49,370	52,137

Long-term obligations—net of current debt	120,578	129,621
Other long term liabilities	3,986	4,293
Stockholders’ equity:
Preferred stock—authorized, 500,000 shares, $.01 par value; none issued	—	—
Common stock—authorized 15,000,000 shares, $.01 par value; 8,687,828 shares issued at December 27, 2003 and 8,671,079 shares issued at December 28, 2002	87	87
Additional paid-in capital	50,077	50,036
Accumulated deficit	(37,295)	(25,958)
Common stock held in treasury—at cost (822,394 shares at December 27, 2003 and December 28, 2002)	(6,528)	(6,528)
Unearned employee benefits	—	(170)

Total stockholders’ equity	6,341	17,467

Total liabilities and stockholders’ equity	$180,275	$203,518

The accompanying notes are an integral part of the consolidated financial statements.

HOME PRODUCTS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year
	2003	2002	2001
	(in thousands, except per share amounts)
Net sales	$233,602	$249,192	$249,721
Cost of goods sold	197,560	190,705	188,299
Special income, net	—	(106)	(414)

Gross profit	36,042	58,593	61,836
Operating expenses:
Selling and marketing	17,054	17,233	17,886
General and administrative	12,747	13,496	19,024
Amortization of intangible assets	503	505	3,190
Restructuring and other income, net	(1,245)	(1,303)	(480)
Asset impairment charges	—	567	—

	29,059	30,498	39,620

Operating profit	6,983	28,095	22,216

Other income (expense):
Interest income	64	86	38
Interest expense	(13,653)	(13,823)	(18,284)
Other income, net	2,140	473	13,985

	(11,449)	(13,264)	(4,261)

Earnings (loss) before income taxes	(4,466)	14,831	17,955
Income tax expense	(6,871)	(527)	(975)

Net earnings (loss)	$(11,337)	$14,304	$16,980

Net earnings (loss) per common share—basic	$(1.42)	$1.83	$2.24

Net earnings (loss) per common share—diluted	$(1.42)	$1.73	$2.19

The accompanying notes are an integral part of the consolidated financial statements.

HOME PRODUCTS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Common Stock Held In Treasury (At Cost)	Unearned Employee Benefits	Total
Balance at December 30, 2000	$—	$86	$49,811	$(57,242)	$(6,528)	$(624)	$(14,497)

Net earnings	—	—	—	16,980	—	—	16,980
Issuance of 81,427 shares in connection with various stock plans	—	1	109	—	—	—	110
Amortization of deferred compensation	—	—	—	—	—	227	227

Balance at December 29, 2001	$—	$87	$49,920	$(40,262)	$(6,528)	$(397)	$2,820

Net earnings	—	—	—	14,304	—	—	14,304
Issuance of 50,023 shares in connection with exercise of stock options and various stock plans	—	—	116	—	—	—	116
Amortization of deferred compensation	—	—	—	—	—	227	227

Balance at December 28, 2002	$—	$87	$50,036	$(25,958)	$(6,528)	$(170)	$17,467

Net loss	—	—	—	(11,337)	—	—	(11,337)
Issuance of 16,806 shares in connection with exercise of stock options and various stock plans	—	—	41	—	—	—	41
Amortization of deferred compensation	—	—	—	—	—	170	170

Balance at December 27, 2003	$—	$87	$50,077	$(37,295)	$(6,528)	$—	$6,341

The accompanying notes are an integral part of the consolidated financial statements.

HOME PRODUCTS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year
	2003	2002	2001
	(in thousands)
Operating activities:
Net earnings (loss)	$(11,337)	$14,304	$16,980
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Non-cash restructuring income and asset impairment charges, net	(1,986)	(842)	—
Depreciation and amortization	10,322	10,416	13,379
Amortization of restricted stock compensation	170	227	227
Gain on the sale of the servingware product line	—	(663)	(14,489)
Gain on bond buyback	(2,258)	—	—
Charge on early retirement of debt	—	—	598
Loss on the abandonment of assets	45	169	—
Decrease in deferred income taxes	7,766	435	—
Other operating activities, net	512	936	473
Changes in assets and liabilities, excluding acquisitions and divestitures:
(Increase) decrease in accounts receivable	889	(14,588)	6,727
(Increase) decrease in inventories	6,427	(7,493)	7,238
Decrease in prepaids and other current assets	485	396	1,064
Increase (decrease) in accounts payable	(1,561)	6,152	(2,189)
Decrease in accrued liabilities	(9,031)	(653)	(6,682)

Net cash provided by operating activities	443	8,796	23,326

Investing activities:
Proceeds on sale of the servingware product line, net	—	—	69,501
Proceeds on sale of building	—	—	1,218
Capital expenditures, net	(6,467)	(5,084)	(5,213)

Net cash (used for) provided by investing activities	(6,467)	(5,084)	65,506

Financing activities:
Borrowings (payments) under loan and security agreement	9,811	(859)	859
Bond buyback at cost	(6,692)	—	—
Payment of debt issuance costs	(220)	—	—
Payments under revolving line of credit	—	—	(50,000)
Payments – $50,000 Term Loan	—	—	(40,500)
Payments on Industrial Revenue Bonds	—	—	(1,200)
Payment of capital lease obligation	(93)	(86)	(163)
Exercise of common stock options and issuance of common stock under various stock plans	41	116	111

Net cash provided by (used in) financing activities	2,847	(829)	(90,893)

Net increase (decrease) in cash and cash equivalents	(3,177)	2,883	(2,061)
Cash and cash equivalents at beginning of year	3,974	1,091	3,152

Cash and cash equivalents at end of year	$797	$3,974	$1,091

Supplemental disclosures:
Cash paid during the year for:
Interest	$13,196	$13,125	$17,017

Income taxes, net	$79	$317	$746

Non-cash financing activities:
Capital lease obligations incurred	$—	$73	$—

The accompanying notes are an integral part of the consolidated financial statements.

HOME PRODUCTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

Note 1.	Summary of Significant Accounting Policies

Home Products International, Inc. (the “Company”), based in Chicago, is a leading designer, manufacturer and marketer of a broad range of value-priced, quality consumer housewares products. The Company’s products are marketed principally through mass market trade channels in the United States and internationally.

Fiscal Year.

The Company reports on a 52/53 week fiscal year. References to 2003 are for the fifty-two weeks ended December 27, 2003, 2002 is for the fifty-two weeks ended December 28, 2002 and 2001 is for the fifty-two weeks ended December 29, 2001.

Principles of Consolidation.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary (“Home Products International – North America, Inc.”) All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications.

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

Use of Estimates.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Revenue Recognition.

The Company recognizes revenues and freight billed to customers upon shipment and after the transfer of all substantial risks of ownership. Allowances for estimated returns, discounts and retailer programs are recognized as a reduction of sales when the related sales are recorded and are based on various market data, historical trends and information from customers. Although the best available information is used to establish the allowances, such information is often based on estimates of retailer recovery rates. Retailer recovery can sometimes take up to several years depending on the particular program. Allowances are reviewed quarterly and are adjusted based on current estimates of retailer recovery. Due to changes in estimates, changes in retailer activity and the length of time required for many programs to run their course, it is possible for reserve activity to impact earnings in either a positive or negative manner in any given period.

Research and Development.

Research and development costs are expensed as incurred and amounted to approximately $900 in 2003, $900 in 2002 and $600 in 2001. These costs are classified as selling and marketing in the Company’s consolidated statements of operations

Cash and Cash Equivalents.

The Company considers all highly liquid, short-term investments with an original maturity of three months or less, to be cash equivalents.

Inventories.

Inventories are stated at the lower of cost or net realizable value with cost determined on a first in, first out (FIFO) basis.

Accounts Receivable and Allowance for Doubtful Accounts.

The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. The Company periodically evaluates the collectibility of its accounts receivable based upon an analysis of historical trends, aging of accounts receivable, write-off experience and credit evaluations of selected high risk customers. Delinquent accounts are written off to selling, general and administrative expense when circumstances make further collection unlikely. In the event of a specific customer bankruptcy or reorganization, specific allowances are established to write down accounts receivable to the level of anticipated recovery. The Company may consult with third-party purchasers of bankruptcy receivables when establishing specific allowances.

Property, Plant and Equipment.

Property, plant and equipment are stated at cost. Depreciation is charged against results of operations over the estimated service lives of the related assets. Improvements to leased property are amortized over the life of the lease or the life of the improvement, whichever is shorter. For financial reporting purposes, the Company uses the straight-line method of depreciation. For tax purposes, the Company uses accelerated methods where permitted.

The Company capitalizes certain costs related to the purchase and development of software used in the business. Such assets are amortized over their estimated useful lives, ranging from 2 to 5 years.

The estimated service lives for financial statement purposes of the fixed assets are as follows:

Buildings	30 years
Land and building under capital lease	lease term
Machinery, equipment and vehicles	3 – 8 years
Tools, dies and molds	5 years
Furniture, fixtures and office equipment	2 – 8 years
Leasehold improvements	remaining lease term

Goodwill, Patents and Non-Compete Agreements.

Goodwill represents the cost of business acquisitions in excess of the fair value of identifiable net tangible and intangible assets acquired. Goodwill was amortized over a period not to exceed forty years using the straight-line method until the end of 2001. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under this rule, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests, at least annually, in accordance with the SFAS No. 142 (See Note 7 Goodwill and Patents and Non-Compete Agreements).

Covenants not to compete are amortized on a straight-line basis over the terms of the respective agreements. Patents, royalty rights, trademarks acquired and licensing agreements are amortized over their estimated useful lives ranging from seven to fourteen years.

Long-Lived Assets.

The Company reviews long-lived assets, including fixed assets and intangible assets with definitive lives (patents and non-compete agreements) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company follows the guidance provided by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes.

The Company uses the asset and liability method of SFAS No. 109 in accounting for income taxes. Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, tax credits and operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including historical earnings and projected operating results, applicable net operating loss carryforward expiration dates, and identified actions under the control of the Company in realizing the associated carryforward benefits. SFAS No. 109 further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years and current operating losses. Therefore, cumulative and current operating losses weigh heavily in the overall assessment. The Company expects to provide a full valuation allowance on future tax benefits until an appropriate level of profitability is sustained.

Until an appropriate level of profitability is reached, the Company does not expect to recognize any significant tax benefits in future results of operations.

Disclosures about Fair Value of Financial Instruments.

Cash Equivalents, Accounts Receivable and Accounts Payable – The carrying amounts approximate fair value because of the short-term nature of these instruments.

Variable Rate Debt – Revolving line of credit is pursuant to floating rate instruments whose carrying amounts approximate fair value.

Long-term Debt – The fair value of the Company’s long-term debt issued under the senior subordinated notes (see Note 10 for additional information) was approximately $75,400 at December 27, 2003, based on quoted market prices.

Stock Options and Restricted Stock Plans.

SFAS No. 123, “Accounting for Stock-Based Compensation” encourages companies to adopt a fair value approach to valuing stock-based compensation that would require compensation cost to be recognized based upon the fair value of the stock-based instrument issued. The Company has elected, as permitted by SFAS No. 123, to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Based Compensation” and the related interpretations in accounting for stock option awards under the stock option plans. Under APB Opinion No. 25, compensation expense is recognized if the market price on the date of grant exceeds the exercise price. All options granted by the Company have been granted at the market price of stock on the date of grant. The fair value of these stock options was estimated at the date of grant using a Black- Scholes option pricing model. The following table shows the effect on net earnings and earnings per share if the Company had applied the fair value recognition provision of SFAS No. 123.

	2003	2002	2001
Net earnings (loss) as reported	$(11,337)	$14,304	$16,980
Less: total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	189	187	133

Pro forma net earnings (loss)	$(11,526)	$14,117	$16,847

Basic earnings (loss) per common share – as reported	$(1.42)	$1.83	$2.24

Basis earnings (loss) per common share – pro forma	(1.44)	1.81	2.23

Diluted earnings (loss) per common share – as reported	$(1.42)	$1.73	$2.19

Diluted earnings (loss) per common share – pro forma	(1.44)	1.70	2.17

No stock options were granted in 2003. Stock options and restricted stock awards were granted pursuant to the 1999 Performance Incentive Plan in 2002 and 2001 (see Note 13 for additional information).

The Company’s weighted-average assumptions consisted of the following:

	2002	2001
Dividend yield	0.0%	0.0%
Stock price volatility factor	0.74	0.71
Weighted-average expected life (years)	5	5
Weighted-average fair value of options granted-stock price equals grant price	$2.64	$1.65
Weighted-average risk-free interest rate	4.5%	5.3%

Recent Accounting Standards.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, which required that all gains and losses from extinguishment of debt be reported as extraordinary items. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 must be applied in fiscal years beginning after May 15, 2002. Previously recorded losses on the early extinguishment of debt that were classified as an extraordinary item in prior periods are reclassified to other income (expense), net. The adoption of SFAS No. 145 had no effect on the Company’s financial position, results of operations, or liquidity but did result in a reclassification of the $598 charge to other expense on the Company’s consolidated statement of operations for 2001.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous accounting guidance provided by Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” and was effective for the Company for exit or disposal activities initiated after December 28, 2002. The Company adopted this statement effective December 29, 2002 and has accounted for the Eagan facility shutdown in 2003 in accordance with SFAS No. 146.

Note 2.	Divestiture of Product Line

On July 6, 2001, the Company completed the sale of its servingware product line, Plastics, Inc. (“PI”), to A & E Products Group LP (“A & E”), an affiliate of Tyco International (the “Sale”). The net Sale proceeds of $69,500, net of transaction costs, were used to retire the Company’s term debt and a portion of its revolving credit borrowings. The Sale resulted in a gain of $14,489, which was recorded as other income during the third quarter of 2001. The gain of $14,489 was net of allocated goodwill and specific net assets of PI.

During 2001, PI contributed net sales of $19,168 and operating profits of $3,660.

During the third quarter of 2002, the Company agreed to an adjustment of the selling price related to PI. The sale agreement with A & E included a purchase price adjustment based on the net assets of PI at the closing date. As a result of the final determination of net asset values, the Company made a payment to A & E in September 2002 of $2,414. At the time of the Sale in 2001, estimated accruals of $3,077 were established for the payment. Accordingly, the remaining $663 accrual was reversed to other income during the third quarter of 2002.

Note 3.	Eagan Shutdown

On July 29, 2003, the Company announced its intention to close its Eagan, Minnesota manufacturing and warehouse facility as of January 31, 2004 (“Eagan Shutdown”). This closure is being done to reduce operating costs and utilize capacity in the Company’s other injection molding plants. The Company identified a total of approximately 130 hourly and salaried employees to be terminated as part of the Eagan Shutdown. The total cost of the Eagan Shutdown is expected to be approximately $2,500 of which $1,400 is associated with the accelerated depreciation of property, plant and equipment that will be sold or abandoned at the time the Company exits the Eagan facility. Remaining expenditures relate primarily to employee severance, retirement fringes and the relocation of equipment and inventory. Eagan Shutdown charges for 2003 are included in cost of goods sold.

Description of Reserves	Reserve Balance at 2002	Charged to Earnings 2003	Cash Utilization	Non-Cash Utilization	Reserve balance at 2003
Employee separations	$—	$562	$(134)	$—	$428
Retirement fringe benefits	—	(741)	—	741	—
Other	—	484	(484)	—	—

Total costs	$—	$305	$(618)	$741	$428

Accelerated depreciation	—	1,396	—	(1,396)	—

Total Eagan Shutdown charges	$—	$1,701	$(618)	$(655)	$428

The components of the charge for 2003 included:

•	Employee separation charges associated with approximately 130 salaried and hourly employees. The majority of the separations were completed during the fourth quarter of 2003;

•	Due to the closure of the plant, retirement accruals of $741 are no longer needed and were reversed to income;

•	Other costs primarily relate to minor costs associated with the Eagan plant closure and costs associated with the relocation of equipment and inventory that have been incurred; and

•	Charges associated with the accelerated depreciation of property, plant and equipment that will be sold or abandoned at the time the Company exits the Eagan facility.

Eagan Shutdown reserves will be reevaluated as plans are being executed. As a result, there may be changes in estimates.

Note 4.	Special, Restructuring and Other Charges Update

During 2000 and 2001, the Company implemented a restructuring plan to reduce fixed costs and better position the Company for sustained profitability. The restructuring plan entailed the closure of the Leominster, Massachusetts manufacturing and warehouse facilities, reconfiguration of remaining manufacturing facilities, a reduction in headcount and a realignment of the selling process. The restructuring charges were accounted for under EITF No. 94-3. The Company identified a total of 124 hourly and salaried Leominster employees to be terminated in accordance with the 2001 restructuring initiatives. All planned restructuring initiatives were completed in 2001.

On a quarterly basis, the Company’s reviews remaining accrual balances related to these actions and adjusts them to its best estimate of remaining cost.

2003 Activity

A change in management’s estimates resulted in the recognition of $1,245 of income in the fourth quarter of 2003. The income was related to the reversal of reserves established for excess capacity costs. In the fourth quarter of 2003, it was determined that such excess capacity would be needed to accommodate our plastics business. The $ 1,245 of income was recorded as Restructuring and Other Income. This item is referred to herein as the “2003 Adjustment”.

Restructuring reserves were determined based on estimates prepared at the time the restructuring actions were approved by management and also reflect any subsequent changes in management estimates. Restructuring reserves of $273, as of December 27, 2003, are considered adequate. Total net cash outlays were $644 during 2003. Restructuring reserve balances as of 2002, activity during 2003 and restructuring reserve balances as of 2003, were as follows:

	Reserve balance at 2002	Change in estimate during 2003	Amounts utilized in 2003	Reserve balance at 2003
Inventory	$27	$—	$(27)	$—
Leased plant and facilities	1,821	(1,245)	(566)	10
Obsolete and duplicate leased assets	289	—	(76)	213
Employee related costs	52	—	(2)	50

	$2,189	$(1,245)	$(671)	$273

As of December 27, 2003, leased plant and facilities reserves of $10 related to facility repairs; obsolete and duplicate leased assets reserves of $213 are related to future minimum lease payments on machinery and equipment no longer used in the Company’s manufacturing process and employee related reserves of $50 are primarily related to employee severance and benefits.

2002 Activity

In 2002, a change in management estimates resulted in a $1,409 reversal to income. The change in management estimates resulted in a decrease to inventory liquidation allowances due to higher recovery values on disposed inventory. Additional changes in estimates were related to threatened litigation on the early termination of a warehouse lease, employee benefit items and other matters.

The inventory liquidation adjustment of $106 is deemed to be Special Income and $1,303 is Restructuring and Other Income. The two items together are referred to herein as the “2002 Adjustments”.

Restructuring reserve balances as of 2001, activity during 2002 and restructuring reserve balances as of 2002, were as follows:

	Reserve balance at 2001	Change in estimate during 2002	Amounts Utilized in 2002	Reserve balance at 2002
Inventory	$278	$(106)	$(145)	$27
Leased plant and facilities	3,116	(948)	(347)	1,821
Obsolete and duplicate leased assets	373	—	(84)	289
Employee related costs	50	46	(44)	52
Other	412	(401)	(11)	—

	$4,229	$(1,409)	$(631)	$2,189

2001 Activity

During the first quarter of 2001, the Company closed its Leominster, MA manufacturing and warehouse facilities. Accordingly, the Company recorded additional pretax charges of $2,593. These charges were comprised of (i) charge to relocate and liquidate inventory at Leominster and other facilities, (ii) charge for the relocation of machinery and equipment used at the Leominster facilities and other facilities, (iii) charge for lease termination and sub-lease costs, (iv) charge to write off obsolete and duplicate assets that were used at the Leominster facility and other facilities, (v) charge for employee related severance costs, and (vi) adjustment for other related restructuring actions.

In the fourth quarter of 2001, the Company performed a detailed review of remaining reserve balances. Due to the favorable resolution of several matters, the Company concluded that certain reserves related to the special, restructuring and other charges recorded in the first quarter of 2001 and prior years were no longer required. Accordingly, reserves totaling $3,487 were reversed to income during 2001.

The net impact was a reduction of expenses of $894, of which $414 was deemed to be Special Charges (Income) and $480 as Restructuring and Other Charges (Income). The two items together are referred to herein as the “2001 Charges”.

Total net cash outlays were $3,717 in 2001. Restructuring reserve balances as of 2000, activity during 2001 and restructuring reserve balances as of 2001, were as follows:

	Reserve balance at 2000	Additional charge during 2001	Change in estimate during 2001	Amounts utilized in 2001	Reserve balance at 2001
Inventory	$2,956	$110	$(524)	$(2,264)	$278
Leased plant and facilities	3,950	2,150	(1,865)	(1,119)	3,116
Obsolete and duplicate leased assets	1,746	29	(910)	(492)	373
Employee related costs	910	341	(85)	(1,116)	50
Other	976	(37)	(103)	(424)	412

	$10,538	$2,593	$(3,487)	$(5,415)	$4,229

Note 5.	Inventories

The components of the Company’s inventory consist of direct labor, direct materials and the applicable portion of overhead required to manufacture the goods.

	2003	2002
Finished goods	$13,562	$17,611
Work-in-process	849	1,891
Raw materials	3,492	5,855

Inventories	$17,903	$25,357

Note 6.	Property, Plant and Equipment

The components of property, plant and equipment were as follows:

	2003	2002
Buildings and land	$11,876	$13,185
Land and building under capital lease	4,168	4,168
Machinery, equipment and vehicles	26,009	27,744
Tools, dies and molds	33,455	29,511
Furniture, fixtures and office equipment	10,674	11,356
Leasehold improvements	5,008	5,417
Construction in progress	457	536

	91,647	91,917
Less accumulated depreciation and amortization	(58,835)	(54,728)

Property, plant and equipment, net	$32,812	$37,189

Depreciation expense for 2003, 2002 and 2001 was $9,819, $9,911 and $10,189, respectively.

Note 7.	Goodwill and Patents and Non-Compete Agreements

Goodwill relates to the excess of purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill is no longer amortized, but rather is tested at least annually for impairment. During the first quarter of 2003 and 2002, the Company performed its annual impairment test, which indicated that the Company’s goodwill was not impaired. The Company also performed an impairment test during the third quarter of 2003, which indicated that the Company’s goodwill was not impaired. As of December 27, 2003 and December 28, 2002, the carrying amount of goodwill was $73,752.

Patents and non-compete agreements are amortized over their useful lives, and are evaluated annually to determine whether events and circumstances warrant a revision to the remaining period of amortization.

Patents and non-compete agreements consist of the following:

	Average Life (Yrs)	2003		2002
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Patents	7 to 14	$1,008	$(807)	$1,008	$(710)
Non-compete agreements	10	2,928	(2,521)	2,928	(2,115)

Total		$3,936	$(3,328)	$3,936	$(2,825)

As of December 27, 2003 and December 28, 2002, the net book value of patents and non-compete agreements was $608 and $1,111, respectively. Aggregate patents and non-compete agreements amortization expense for the 2003 and 2002 was $503 and $505, respectively.

Estimated patents and non-compete agreements amortization expense for the next two fiscal years based on patents and non-compete agreements at December 27, 2003 is as follows:

Fiscal Year Expense	Estimated Amortization Expense
2004	$505
2005	$103

The Company’s pro forma information for goodwill that is no longer being amortized effective December 30, 2001, consisted of the following:

	2003	2002	2001
Reported net earnings (loss)	$(11,337)	$14,304	$16,980
Add back goodwill amortization	—	—	2,582

Pro forma net earnings (loss)	$(11,337)	$14,304	$19,562

Reported basic net earnings (loss) per share	$(1.42)	$1.83	$2.24
Add back goodwill amortization	—	—	0.34

Pro forma basic net earnings (loss) per share	$(1.42)	$1.83	$2.58

Reported diluted net earnings (loss) per share	$(1.42)	$1.73	$2.19
Add back goodwill amortization	—	—	0.33

Pro forma diluted net earnings (loss) per share	$(1.42)	$1.73	$2.52

Weighted average shares:
Basic	7,975	7,804	7,564
Diluted	7,975	8,287	7,755

Note 8.	Other Non-Current Assets

Other non-current assets consist of the following:

	2003	2002
Deferred financing fees, net of accumulated amortization of $2,800 at December 27, 2003 and $2,109 at December 28, 2002	$2,115	$2,587
Other assets	1,904	966

	$4,019	$3,553

Note 9.	Accrued Liabilities

Accrued liabilities consist of the following:

	2003	2002
Compensation and other benefits	$3,080	$7,655
Sales incentives and commissions	7,734	12,488
Income taxes payable and taxes other than income taxes	2,059	2,445
Restructuring	701	2,162
Interest payable	1,342	1,453
Other	3,060	2,790

	$17,976	$28,993

Note 10.	Long-term obligations

Long-term obligations consist of the following:

	2003	2002
Loan and security agreement, variable rate, due March 31, 2008	$9,811	$—
Senior Subordinated Notes, 9.625%, due 2008	116,050	125,000
Capital lease obligations	4,686	4,779

	130,547	129,779
Less current debt	(9,969)	(158)

	$120,578	$129,621

Loan and security agreement, variable rate, due March 31, 2008

On October 31, 2001 the Company entered into an asset based $50,000 Loan and Security Agreement (the “Loan Agreement”) with Fleet Capital Corporation (“Fleet Capital”) as its sole lender. The Loan Agreement is secured by all of the Company’s assets. Borrowings are limited to the lesser of $50,000 or a specified percentage of the collateralized asset base. Borrowings under the Loan Agreement bear interest at an annual rate, at the option of the Company, of either (i) prime plus a margin of 0.25%-0.75%, or (ii) LIBOR plus a margin 2.25%-2.75%. The interest rate margins are adjusted quarterly based on the Company’s borrowing levels. At December 27, 2003 and December 28, 2002, the interest rate margins were 0.25% and 2.25%, respectively. The Company must pay a quarterly fee ranging from 0.375%-0.50%, based upon the unused portion of the available credit line. The Loan Agreement also contains sub-limits of up to $6,000 for letters of credit. The Loan Agreement requires the Company to maintain a dominion account pursuant to a lockbox arrangement, which Fleet Capital shall have sole and exclusive access and control for withdrawal purposes. The Loan Agreement contains affirmative and negative covenants that require the Company to maintain certain financial covenants including an interest coverage ratio and a limit on capital spending.

During the third quarter of 2003, the Company and Fleet Capital entered into several amendments to the Company’s existing Loan Agreement. The amendments extend the life of the facility by 29 months to March 31, 2008 and also provide expanded definitions of availability. The amendments added approximately $13 million to net availability under the Loan Agreement.

On September 19, 2003, the Company and Fleet Capital entered into a fourth amendment to the Company’s existing Loan Agreement. The amendment significantly decreased the Company’s one financial covenant, cash interest coverage ratio, to accommodate management’s forecast of future operating results. The cash interest coverage ratio was reduced from 1.25 to 0.70 as of September 27, 2003, the end of the Company’s third fiscal quarter. The cash interest coverage ratio will remain at the 0.70 level until June 2004 at which point the ratio begins a quarterly increase until it returns to the 1.25 level in June 2005. The amendment had no impact on the Company’s borrowing base, line of credit or interest rates. At December 27, 2003, the Company’s cash interest coverage ratio was 1.25. For definition of cash interest coverage ratio as it is used in the Loan Agreement, refer to the Company’s Current Report on Form 8-K filed on September 24, 2003.

The Loan Agreement covenants require the Company to maintain excess availability at all times of $7,500. At December 27, 2003, the Company’s eligible asset base was $55,498. The Company could borrow up to $47,998 under the Company’s Loan Agreement. At December 27, 2003, The Company’s borrowings against the line of credit were $9,811 and outstanding letters of credit totaled $3,100. Accordingly, the Company still had availability under the line of credit of $35,087. The Company was in compliance with all covenants related to the Loan Agreement as of December 27, 2003 and December 28, 2002.

Senior Subordinated Notes, 9.625%, due 2008

On May 14, 1998, the Company issued $125,000 of 9.625% Senior Subordinated Notes due 2008 (the “Notes”) in a public offering. Interest on the Notes is payable semi-annually on May 15 and November 15. The Notes are guaranteed by the Company’s subsidiary (see Note 20). After May 15, 2003, at the option of the Company, the Notes may be redeemed at various amounts as set forth in the Notes, but not at a price less than 100% of par value. Upon the occurrence of a Change in Control, as defined in the Notes, the holders of the Notes have the right to require the Company to repurchase their Notes at a price equal to 101% of par value plus accrued interest. The Notes contain certain restrictions that, among other things, will limit the Company’s ability to (i) incur additional indebtedness unless certain financial ratios are met, (ii) pay dividends, (iii) make certain asset dispositions or (iv) merge with another corporation. The Company was in compliance with all covenants related to the Notes as of December 27, 2003 and December 28, 2002.

During the third quarter of 2003, the Company’s Board of Directors authorized the buyback of up to $15,000 of the Company’s outstanding Notes. During the third quarter of 2003 the Company purchased and retired Notes with a face value of $3,500, at a cost of $2,550. During the fourth quarter of 2003 the Company purchased Notes with a face value of $5,450 at a cost of $4,006. The Notes purchased in the fourth quarter of 2003 are currently being held by the Company. As of December 27, 2003, the Company has Notes outstanding of $116,050, which are net of the $8,950 purchased during the third and fourth quarters of 2003. During 2003 the Company recorded a gain on the bond buybacks of $2,258, which is recorded as other income in the Company’s Consolidated Statement of Operations.

Capital lease obligations

Capital lease obligations include: (i) a lease agreement between the Company’s subsidiary and the Trusts (See Note 16 for a description of related parties and definition of Trusts) for a manufacturing and warehouse facility as well as the Company’s corporate offices; and (ii) various equipment lease agreements. Lease payments to the Trusts for buildings were $922, $909 and $848 in 2003, 2002 and 2001, respectively, and lease payments for machinery and equipment in 2003, 2002 and 2001 were $36, $36 and $102, respectively.

The following schedule shows future minimum lease payments together with the present value of the payments for all capital lease obligations.

Fiscal years:
2004	$944
2005	940
2006	930
2007	923
2008	923
Thereafter	9,227

13,887

Less amount representing interest	(9,201)

Present value of minimum lease payments	$4,686

Long-term portion	$4,528
Current portion	158

$4,686

Note 11.	Operating Leases

The Company leases certain manufacturing, warehouse space, office facilities and machinery under non-cancelable operating leases, expiring at various dates through 2009.

Future minimum lease payments under all non-cancelable operating leases as of December 27, 2003 are as follows:

Fiscal years:
2004	$5,131
2005	4,638
2006	3,878
2007	3,337
2008	2,324
Thereafter	2,136

Total minimum lease payments	$21,444

Rent expense totaled $6,851, $6,723 and $6,764 for 2003, 2002 and 2001, respectively.

Note 12.	Income Taxes

Significant components of the Company’s deferred tax items as of 2003 and 2002 are as follows:

	2003	2002
Deferred Tax Assets
Inventory reserves and overhead capitalized for tax purposes	$2,019	$2,507
Employee benefit expenses and other accruals	495	924
Accounts receivable allowance	2,211	2,589
Capital lease treated as operating lease for tax purposes	176	239
Accrued advertising, volume rebates and allowances for returns	752	1,398
Goodwill	15	2,883
Property, plant and equipment	430	—
Other accrued liabilities	5,694	6,200
Net operating loss carryforwards	20,356	14,021

Gross deferred tax assets	32,148	30,761
Less: valuation allowance	(32,148)	(22,623)

Total net deferred tax assets	$—	$8,138

Deferred Tax Liabilities
Property, plant and equipment	—	372

Net deferred tax asset	$—	$7,766

The Company has federal net operating loss carryforwards of approximately $50,891 (of which approximately $9,300 has a limitation on the amount that can be utilized each year) expiring in years 2010 through 2023.

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including historical earnings and projected operating results, applicable net operating loss carryforward expiration dates, and identified actions under the control of the Company in realizing the associated carryforward benefits. SFAS No. 109 further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years and current operating losses. Therefore, cumulative and current operating losses weigh heavily in the overall assessment. The Company identified several significant developments which it considered in determining the need for a full valuation allowance recorded in the third quarter of 2003. As a result of the review undertaken at September 27, 2003, the Company concluded that it was appropriate to establish a full valuation allowance for its net deferred tax assets. Accordingly, the valuation allowance for deferred tax assets increased from $22,623 at December 28, 2002, to approximately $30,389 at September 27, 2003. During the fourth quarter of 2003, the Company continued to maintain a full valuation allowance on the tax benefits generated by net operating losses. The Company expects to provide a full valuation allowance on future tax benefits until an appropriate level of profitability is sustained. Until an appropriate level of profitability is reached, the Company does not expect to recognize any significant tax benefits in future results of operations.

During 2003, the net increase in the valuation allowance was $9,525, of which $7,766 was to establish a full valuation on the Company’s 2002 net deferred tax assets and $1,759 was due to 2003 net operating losses. As of December 27, 2003, the Company has a valuation allowance for deferred tax assets of $32,148.

During 2002, the net decrease in the valuation allowance was $6,126, of which $515 was due to a reversal which reduced goodwill. The remainder of the decrease, $5,611 was due to 2002 taxable earnings. During 1998 a valuation allowance in the amount of $4,257 was recorded through purchase accounting against a majority of the net operating loss obtained in the Seymour Acquisition. The valuation allowance was established during 1998 due to the limited amount of the Seymour Acquisition net operating loss carryforward that can be utilized each year. The Company has since utilized a portion of the net operating loss carryforward and as a result the Company reversed $515 of the valuation allowance against goodwill during 2002.

The components of the provision for federal, foreign and state income taxes is as follows:

	2003	2002	2001
Current
U.S. federal	$—	$—	$250
Foreign	68	76	231
State	6	451	494

	74	527	975

Deferred
U.S. federal	6,797	—	—

Total income tax provision	$6,871	$527	$975

Following is a reconciliation of income taxes at the United States statutory rate to income taxes as reported:

	2003	2002	2001
U.S. federal statutory income tax (benefit) rate	$(1,563)	$5,192	$6,283
State income tax (benefit), net of federal income tax effect	(216)	651	820
Foreign income taxes	111	(112)	231
Non deductible goodwill	143	45	305
Alternative minimum tax	—	—	250
Reversals of income taxes previously accrued (1)	(820)	—	—
Other, net	(309)	362	225
Change in valuation allowance	9,525	(5,611)	(7,139)

	$6,871	$527	$975

(1)	During the fourth quarter of 2003 the Company recognized a one-time tax benefit of $820 from the reversal of accrued income taxes which were a result of the closing of certain tax years.

Note 13.	Stock Based Compensation Plans

The Company maintains a stock purchase plan, which allows employees to purchase shares of the Company’s common stock through payroll deductions. The purchase price is equal to 85 percent of the fair market value of the common stock on either the first or last day of the accumulation period, whichever is lower. Purchases under the stock purchase plan are limited to the lesser of $25,000 or 12% of an employees base salary. In connection with the Company’s stock purchase plan, 500,000 shares of common stock are authorized for issuance of which 403,091 remain available for issuance as of December 27, 2003. Under this stock purchase plan, 13,249 shares of common stock were issued at $3.67 per share in 2003.

On May 19, 1999, the shareholders of the Company approved the 1999 Performance Incentive Plan (the “1999 Plan”). In addition to allowing the grant of stock options, the 1999 Plan has provisions for granting key employees and certain key nonemployees stock appreciation rights, restricted stock, performance grants and other stock based grants. All stock option grants are authorized by the Compensation Committee of the Board of Directors.

All options granted subsequent to December 1997, with the exception of those granted to the Chief Executive Officer, have vesting periods ranging from 30 to 48 months. Options granted prior to December 1997 vested over a five year period. The options granted to the Chief Executive Officer prior to December 1997 vested over a three year period. Specific options granted during 2000 to the Chief Executive Officer vest in predetermined increments if the daily average closing price of the Company’s common stock during any thirty consecutive day period equals or exceeds certain predetermined prices, or in full on May 24, 2006. All options granted expire ten years from the date of grant.

During the fourth quarter of 2000, the Board of Directors of the Company elected to offer certain senior executive officers the opportunity to cancel outstanding stock options and convert such canceled options into restricted stock (the “Agreement”). Senior executive officers cancelled options to purchase 1,035,600 shares of the Company’s Common Stock. Under the Agreement, 427,500 shares of the Company’s Common Stock were issued as restricted stock in the fourth quarter of 2000. The restriction on the shares lapsed in October 2003. The Company recorded compensation expense related to the issuance of restricted stock during 2003, 2002 and 2001 of $170, $227 and $227, respectively.

The maximum number of shares of common stock that may be granted under the 1999 Performance Incentive Plan and prior stock option plans (“Stock Option Plans”) is 2,475,000. Shares available for future grant amounted to 913,963, 870,163 and 1,052,500 as of December 27, 2003, December 28, 2002 and December 29, 2001, respectively.

A summary of the transactions in the Stock Option Plans is as follows:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 30, 2000	435,900	$5.37
Options granted	541,333	1.85
Options exercised	(12,500)	1.76
Options cancelled/forfeited	(115,100)	5.98

Balance at December 29, 2001	849,633	2.92
Options granted	125,000	2.65
Options exercised	(1,250)	1.44
Options cancelled/forfeited	(21,767)	2.57

Balance at December 28, 2002	951,616	2.89
Options granted	—	—
Options exercised	(3,500)	1.44
Options cancelled/forfeited	(43,900)	2.40

Balance at December 27, 2003	904,216	$2.92

The following table summarizes information about the Stock Option Plans options outstanding, at December 27, 2003:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Years Remaining	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$ 1.44 – $ 1.76	445,516	7.3	$ 1.71	282,865	$ 1.70
$ 2.19 – $ 2.65	199,500	7.8	$ 2.47	83,208	$ 2.36
$ 4.13 – $ 4.63	17,100	2.4	$ 4.58	17,100	$ 4.58
$ 5.00 – $ 5.38	230,100	3.1	$ 5.03	230,100	$ 5.03
$10.38 – $13.50	12,000	4.6	$13.00	12,000	$13.00

	904,216		$ 2.92	625,273	$ 3.31

Note 14.	Net Earnings (Loss) Per Common Share

The following table reconciles net earnings (loss) per share for 2003, 2002 and 2001:

	2003	2002	2001
Net earnings (loss)	$(11,337)	$14,304	$16,980

Weighted average common shares outstanding – basic	7,975	7,804	7,564
Dilutive impact of stock options, warrants and restricted stock	—	483	191

Weighted average common shares outstanding – diluted	7,975	8,287	7,755

Net earnings (loss) per common share – basic	$(1.42)	$1.83	$2.24

Net earnings (loss) per common share – diluted	$(1.42)	$1.73	$2.19

Earnings per common share—basic is computed based on the weighted average number of outstanding common shares. Earnings per common share—diluted includes the weighted average effect of dilutive options, warrants and restricted stock on the weighted average shares outstanding. In 2003 dilutive options and warrants were not included in the computation of diluted earnings per share because the assumed exercise of such equivalents would have reduced the loss per share (antidilutive).

Note 15.	Benefit Plans

The Company provides a profit sharing and savings plan (including a 401(k) plan) to which both the Company and eligible employees may contribute. Company contributions to the savings plan are voluntary and at the discretion of the Board of Directors. The Company matches the employee 401(k) plan contributions with certain limitations. The total Company contributions to both plans are limited to the maximum deductible amount under the Federal income tax law.

The Company provides retirement plans for its employees covered under collective bargaining agreements. The amount of the Company contribution is determined by the respective collective bargaining agreement.

The contributions to all the profit sharing, savings, and retirement plans for 2003, 2002 and 2001 were $656, $1,195 and $1,262, respectively.

Due to the closure of the Company’s Eagan, Minnesota plant, profit sharing, savings and retirements plan accruals were no longer required and $741 was reversed to income during the fourth quarter of 2003.

Note 16.	Related Parties

Mr. Jeffrey Rubenstein, a former director of the Company, is the executor and trustee of certain estates and trusts (the “Trusts”) which lease a facility to the Company. In addition, Mr. Rubenstein is a partner in a law firm that is the Company’s primary outside general counsel. Mr. Rubenstein is responsible for overseeing all legal work performed by the law firm on the Company’s behalf. Mr. Rubenstein had been a director since September 1986 until his resignation on November 7, 2003. Until his resignation, Mr. Rubenstein was also a member of the Compensation Committee of the Board of Directors. Until August 13, 2002, Mr. Rubenstein was also a member of the Audit Committee of the Board of Directors. Payments made to the law firm were $159 in 2003, $331 in 2002 and $455 in 2001.

The Trusts own the Company’s Chicago headquarters, manufacturing and distribution facility. The Company leases the facility from the Trusts under a lease that expires in July 2020. The Company has options to extend the lease as well as an option to purchase the facility. The lease was last amended in October 1998. The Board of Directors has approved the lease and its amendments.

Lease payments made to the Trusts were $922 in 2003, $909 in 2002 and $848 in 2001. The Company believes that all transactions with the law firm and the Trusts are consummated at “arms length”.

Note 17.	Other Commitments and Contingencies

The Company has entered into a commitment to purchase certain minimum annual volumes of plastic resin at formula-based prices. The agreement expires in December 2004. Future related minimum commitments to purchase plastic resin, assuming year-end 2003 price levels, are approximately $33,832 in 2004. In the event there is a major change in economic conditions affecting the Company’s overall annual plastic resin volume requirements, the Company and the vendor will mutually agree on how to mitigate the effects on both parties. Mitigating actions include deferral of product delivery within the agreement term, agreement term extension and/or elimination of excess quantities without liability.

Note 18.	Segment of an Enterprise

The Company consists of a single operating segment that designs, manufactures and markets quality consumer housewares products. This segmentation is based on the financial information presented to the chief operating decision maker. The following table sets forth the net sales by product category within the Company’s single operating segment.

Product Category Information – Net Sales

	2003	2002	2001
General storage	$106,659	$102,718	$74,334
Laundry management	73,631	86,626	90,584
Closet storage	30,255	29,287	29,447
Bathware	13,843	18,580	22,972
Kitchen storage	9,214	11,981	13,216
Servingware	—	—	19,168

Total net sales	$233,602	$249,192	$249,721

Major Customers

The Company is dependent upon a few customers for a large portion of its consolidated net sales. The table below sets forth the customers that each account for more than 10% of consolidated net sales. The loss of one of these customers could have a material effect on the Company. No other customer accounted for more than 10% of consolidated net sales in 2003, 2002 or 2001.

	2003	2002	2001
	Net Sales %	Net Sales %	Net Sales %
Kmart	33.2%	29.6%	20.4%
Walmart	27.6%	27.5%	25.4%
Target	12.5%	16.6%	12.4%

Total	73.3%	73.7%	58.2%

In January 2002, Kmart Corporation filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code and in May 2003 emerged from bankruptcy. Throughout 2002 and into 2003 Kmart continued to close underperforming stores. Kmart accounted for approximately 33% of the Company’s consolidated net sales in 2003. Although the Company plans to continue doing business with Kmart for the foreseeable future and, based upon the information currently available, believes that Kmart’s prior bankruptcy proceedings and store closings will not have any material adverse effect on the Company’s business, financial condition or results of operations, there can be no assurances that further deterioration, if any, in Kmart’s financial condition will not have such an effect on the Company.

Foreign and Export Sales Information

The Company’s fiscal year 2003, 2002 and 2001 net sales outside the United States accounted for approximately 3.6%, 4.4% and 5.6% of its total net sales, respectively. The Company’s foreign assets were not material as of fiscal year end 2003, 2002 and 2001.

Note 19.	Insurance Claim

On September 23, 2003, the Company’s Reynosa, Mexico facility sustained damage due to a fire. At December 27, 2003, prepaid expenses and other current assets include $488 and other non-current assets include $1,058 of receivables related to expected insurance recoveries.

Note 20.	Subsidiary Guarantees of Senior Subordinated Notes

The Company is a holding company with no assets or operations other than its investment in its subsidiary. The $116,050 9.625% Senior Subordinated Notes due 2008 are guaranteed by the Company’s subsidiary, Home Products International – North America, Inc. (the “Subsidiary Guarantor”). The guarantee obligations of the Subsidiary Guarantor are full, unconditional and joint and several.

Note 21.	Subsequent Event

As previously reported in our Form 8-K filed on February 5, 2004, the Company received a proposal letter to negotiate a transaction contemplating the acquisition of all of the Company’s outstanding shares for $1.50 cash per share by an entity formed by James R. Tennant, the Company’s chairman and chief executive officer. A special committee of the Company’s independent directors, together with its outside counsel and financial advisors, are considering the proposed transaction. That special committee is actively pursuing alternatives. The Company cautions that there cannot be any assurance that further negotiations with Mr. Tennant will result in a completed transaction, and the terms and conditions of any such transaction may differ materially from the terms of the proposal letter.

Note 22.	Supplementary Quarterly Financial Information (Unaudited)

	Thirteen Weeks Ended March 29	Thirteen Weeks Ended June 28	Thirteen Weeks Ended September 27	Thirteen Weeks Ended December 27
2003
Net sales	$49,129	$54,049	$61,432	$68,992
Gross profit	8,670	7,624	6,940	12,808
Net earnings (loss)	(3,146)	(3,329)	(10,795)	5,933

Net earnings (loss) per common share:
Basic	$(0.40)	$(0.42)	$(1.35)	$0.74
Diluted	$(0.40)	$(0.42)	$(1.35)	$0.74

	Thirteen Weeks Ended March 30	Thirteen Weeks Ended June 29	Thirteen Weeks Ended September 28	Thirteen Weeks Ended December 28
2002
Net sales	$51,007	$59,623	$67,799	$70,763
Gross profit	12,773	15,531	16,601	13,688
Net earnings	1,430	3,735	6,093	3,046

Net earnings per common share:
Basic	$0.19	$0.48	$0.78	$0.39
Diluted	$0.18	$0.45	$0.74	$0.37

Independent Auditors’ Report

The Board of Directors and Shareholders

Home Products International, Inc.:

Under date of February 6, 2004, we reported on the consolidated balance sheets of Home Products International, Inc. and subsidiary as of the end of fiscal years 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years then ended. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule of Valuation and Qualifying Accounts for fiscal years 2003 and 2002. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Our report on the consolidated financial statements refers to our audit of the reclassification of the early extinguishment of debt and the disclosures that were added to revise the 2001 consolidated financial statements for the adoption of Statement of Financial Accounting Standards (SFAS) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections”, which was adopted by the Company in fiscal year 2003 and SFAS No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company as of the beginning of fiscal year 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures and reclassifications.

Chicago, Illinois

February 6, 2004

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

ON SCHEDULE II

Board of Directors and Shareholders of,

Home Products International Inc.

We have audited in accordance with auditing standards generally accepted in the United States the consolidated financial statements of Home Products International, Inc. as of and for the fifty-two week period ended December 29, 2001, the fifty-three week period ended December 30, 2000 and fifty-two week period ended December 25, 1999 included in this Form 10-K, and have issued our report thereon dated February 8, 2002. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The financial statement schedule listed in Item 14(b) is the responsibility of the Company’s management and is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Chicago, Illinois

February 8, 2002

Note:    This is a copy of the Audit Report previously issued by Arthur Andersen LLP in connection with Home Products International, Inc. filing on Form 10-K for the fiscal year ended December 29, 2001. This Audit Report has not been reissued by Arthur Andersen LLP in connection with this filing on Form 10-K for the fiscal year ended December 27, 2003. For further discussion, see Exhibit 23.2 which is filed herewith and hereby incorporated by reference into the Form 10-K for the fiscal year ended December 27, 2003 of which this report forms a part.

Schedule II

Home Products International, Inc.

Valuation and Qualifying Accounts

Fiscal Years Ended 2003, 2002 and 2001

		Additions	Deductions
	Balance at Beginning of Period	Charged to Costs and Expenses	(Net Write-offs/ Recoveries)	Amounts Reclassified	Balance At End of Period
	(in thousands)
Allowances for Doubtful Accounts and Deductions
As of Fiscal Year Ended 2003	$6,839	$1,108	$(2,148)	$(975)	$4,824
As of Fiscal Year Ended 2002	11,575	1,230	(1,696)	(4,270)	6,839
As of Fiscal Year Ended 2001	10,927	3,653	(3,005)	—	11,575

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As previously reported, on May 13, 2002, the Company terminated the engagement of Arthur Andersen LLP as its independent accountant. The decision to terminate the engagement of Arthur Andersen was recommended by the Company’s Audit Committee and approved by its Board of Directors. On May 24, 2002, upon the recommendation of its Audit Committee, the Board of Directors named KPMG LLP as the Company’s independent accountant to audit the Company’s financial statements. Additional information regarding the termination of Arthur Andersen LLP and the engagement of KPMG LLP is available in our Current Reports on Form 8-K filed on May 20, 2002 and May 28, 2002 and is incorporated herein by reference.

Item 9A.	Controls and Procedures

The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, has reviewed and evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) under the Exchange Act) as of the end of the fiscal period covered by this Annual Report on Form 10-K. Based upon such evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective in reporting information required to be disclosed by the Company in the reports its files or submits under the Exchange Act within the time periods specified in the Commission’s rules and forms.

There have been no significant changes (including corrective actions with regard to significant deficiencies or material weakness) in the Company’s internal controls over financial reporting subsequent to the date of such evaluation as of fiscal year-end that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

PART III

Item 10.	Directors and Executive Officers of the Registrant

The information required in response to this item will be contained under the captions “Election of Directors” and “Section 16(a) Beneficial Ownership Reporting Compliance” in the Company’s definitive Proxy Statement for its annual meeting to be held on June 2, 2004 to be filed with the Commission within 120 days after the end of fiscal 2003 (the “Proxy Statement”) and is incorporated herein by reference.

The information set forth under “Executive Officers of the Registrant” in Part I of this Annual Report on Form 10-K is incorporated herein by reference.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics applicable to the Company’s directors, officers (including the Company’s principal executive officer, principal financial officer and controller) and employees. A copy of the Code of Business Conduct and Ethics is available, without charge, upon written request to James E. Winslow, Executive Vice President and Chief Financial Officer, Home Products International, Inc., 4501 West 47th Street, Chicago Illinois, 60632. If any substantive amendment is made to the Code of Business Conduct and Ethics, the nature of the amendment will be disclosed on the Company’s website or in a current report on Form 8-K. In addition, if a waiver from the Code is granted to an executive officer or director of the Company, the nature of waiver will be disclosed in a current report on Form 8-K.

Item 11.	Executive Compensation

The information required in response to this item will be contained under the captions “Election of Directors—Compensation of Directors”, “Compensation of Executive Officers”, “Compensation Committee Report” and “Compensation Committee Interlocks and Insider Participation” in the Proxy Statement and is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management

All equity compensation plans under which our common stock is reserved for issuance have previously been approved by our stockholders. The following table provides summary information as of December 27, 2003 for all of our stock option plans (in thousands, except per share data). See Note 13 to our consolidated financial statements for additional information.

	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options and Warrants (a) (1)	Weighted Average Exercise Price of Outstanding Stock Options and Warrants (b)	Number of Shares of Common Stock Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column (a)) (c) (2)
Equity Compensation Plans Approved by Securityholders	983,420	$3.16	1,099,954

Equity Compensation Plans Not Approved by Securityholders	—	—	—

Total	983,420	$3.16	1,099,954

(1)	Includes 572,500 shares subject to outstanding awards under the 1999 Performance Incentive Plan, and 410,920 shares subject to outstanding awards under the 1994 and prior Stock Option Plans.

(2)	Includes 114,950 shares subject to outstanding awards under the 1998 Executive Incentive Plan and 71,041 shares available for future issuance under the 1999 Directors Restricted Stock Plan. Does not include Employee Stock Purchase Plan. At December 27, 2003, 403,091 shares were available for future issuance under the Employee Stock Purchase Plan.

Additional information required in response to this item will be contained under the “Security Ownership of Principal Stockholders and Management” in the Proxy Statement and is incorporated herein by reference.

Item 13.	Certain Relationships and Related Transactions

The information required in response to this item will be contained under “Certain Relationships and Related Transactions” in the Proxy Statement and is incorporated herein by reference.

Item 14.	Principal Accountant Fees and Services

The information required by this Item will be set forth in the proxy Statement and is incorporated herein by this reference.

PART IV

Item 15.	Exhibits, Financial Statement Schedules and Reports on Form 8-K

Listed below are the consolidated financial statements, additional financial information, reports and exhibits included in this Annual Report on Form 10-K:

(a)    1.     Financial Statements

The financial statements and notes to the consolidated financial statements are included in Item 8.

2.    Additional Financial Information

Page No.
Reports of Independent Public Accountants on Schedule II.	54

Schedule II – Valuation and Qualifying Accounts	56

3.    Exhibits

The Exhibit Index attached to this Form 10-K is incorporated herein by reference.

(b)    Current Reports on Form 8-K

During the fiscal quarter ended December 27, 2003, the following Current Reports on Form 8-K were filed with or furnished to the SEC by the Company:

Current Report on Form 8-K dated October 31, 2003 disclosing the Registrant’s press release announcing its financial results for its third quarter of 2003.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HOME PRODUCTS INTERNATIONAL, INC.

By:	/s/ JAMES R. TENNANT
James R. Tennant Chief Executive Officer

Date: March 26, 2004

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES R. TENNANT James R. Tennant	Chairman of the Board of Directors and Chief Executive Officer	March 26, 2004

/s/ JAMES E. WINSLOW James E. Winslow	Executive Vice President, Chief Financial Officer and Secretary	March 26, 2004

/s/ CHARLES R. CAMPBELL Charles R. Campbell	Director	March 26, 2004

/s/ DANIEL B. SHURE Daniel B. Shure	Director	March 26, 2004

/s/ JOEL D. SPUNGIN Joel D. Spungin	Director	March 26, 2004

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated as of February 13, 1997, by and among Selfix, Inc., HPI Merger, Inc. and Home Products International, Inc. Incorporated by reference from Exhibit 2.1 to Form 8-B Registration Statement filed on February 20, 1997.

2.2	Stock Purchase Agreement, made as of January 1, 1997, between the Company, Leonard J. Tocci, Richard M. Tocci, Lawrence J. Tata, Michael P. Tata and Barbara L. Tata. Incorporated by reference from Exhibit 2.2 to Form 8-K filed on February 28, 1997.

2.3	Agreement and Plan of Merger, dated as of January 1, 1997, by and among the Company, Housewares Sales, Inc. and the individual shareholders of Housewares Sales, Inc. Incorporated by reference from Exhibit 2.1 to Form 8-K filed on February 28, 1997.

2.4	Amended and Restated Agreement, dated December 30, 1997, by and among the Company, Seymour Sales Corporation (“Seymour Sales”), Seymour Housewares Corporation (“Seymour Housewares”), and Chase Venture Capital Associates, majority shareholder of Seymour Sales Corporation (“Chase”). Incorporated by reference from Exhibit 2.1 to Form 8-K filed on January 13, 1998, which was subsequently modified as stated in Item 2 to Form 8-K/A filed on March 16, 1998.

2.5	Form of Escrow Agreement (Exhibit 2.8 to Amended and Restated Agreement, dated December 30, 1997 by and among the Company, Seymour Sales, Seymour Housewares, and Chase by and among the Company, the security holders of Seymour Sales, Chase and LaSalle National Bank. Incorporated by reference to exhibit 2.6 to Form 10-K filed on March 27, 1998.

2.6	Asset Purchase and Sale Agreement among Plastics, Inc., the Company and Newell Co. dated as of July 31, 1998. Incorporated by reference to Form 8-K/A filed on November 6, 1998.

2.7	Asset Purchase Agreement among Tenex Corporation and the Company, dated July 24, 1998. Incorporated by reference to Form 8-K filed on August 14, 1998.

2.8	Asset Purchase Agreement among Austin Products, Inc. d/b/a Epic and Tamor Corporation, dated May 12, 1999. Incorporated by reference to Exhibit 2.8 to Form 10-K filed on March 24, 2000.

2.9	Stock Purchase Agreement between Recore Industries Corporation and the Company for the sale of Shutters, Inc. (“Shutters”), effective December 27, 1998. Incorporated by reference to Exhibit 2.9 to Form 10-K filed on March 24, 2000.

2.10	Asset Purchase and Sale Agreement dated as of June 6, 2001 among Home Products International-North America, Inc., A & E Products Group LP, Tyco Plastics Services AG and Tyco (US) Holdings Inc. Incorporated by reference from Exhibit 2. to Form 8-K filed on July 18, 2001.

3.1	Certificate of Incorporation of the Company filed with the Delaware Secretary of State on February 7, 1997. Incorporated by reference to Exhibit 3.1 to Form 8-B Registration Statement filed on February 20, 1997.

3.2	By-laws of the Company. Incorporated by reference from Exhibit 3.2 to Form 8-B Registration Statement filed on February 20, 1997.

4.1	Form of Rights Agreement dated as of May 21, 1997, between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate. Incorporated by reference to Exhibit 4.2 to Form S-2 Registration Statement (File No. 333-25871) filed on April 25, 1997.

4.2	Indenture between Home Products International, Inc., the Subsidiary Guarantors (as defined therein) and LaSalle National Bank, dated May 14, 1998. Incorporated by reference to Exhibit 4.1.1 to Form S-4 Registration Statement (File No. 333-56549) (“Form S-4”) filed on June 10, 1998.

4.3	Specimen Certificate of 9.625% Senior Subordinated Notes due 2008. Incorporated by reference to Exhibit 4.1.3 to Form S-4 filed on June 10, 1998.

Exhibit Number	Exhibit Title
10.1	The Company’s 1994 Stock Option Plan. Incorporated by reference to Exhibit A of the Company’s Proxy Statement for its 1994 Annual Meeting. **

10.2	The Company’s 1991 Stock Option Plan Incorporated by reference to Exhibit A of the Company’s Proxy Statement for its 1991 Annual Meeting. **

10.3	The Company’s 1987 Stock Option Plan Incorporated by reference from Exhibit 10.8 to Form S-1 Registration Statement (File No. 33-23881). **

10.4	Lease, dated July 24, 1980, among Selfix as Tenant and NLR Gift Trust and MJR Gift Trust as Landlord concerning Selfix’s facility in Chicago, Illinois. Incorporated by reference from Exhibit 10.9 to Form S-1 Registration Statement (File No. 33-23881).

10.5	$150,000,000 Amended and Restated Credit Agreement among Home Products International, Inc, as Borrower, the Several Lenders from time to time parties thereto, and The Chase Manhattan Bank as Administrative Agent dated September 8, 1998. Incorporated by reference to Form 8-K/A filed on November 6, 1998.

10.6	Assignment and Assumption Agreement by and between the Company and Prestige Plastics, Inc. Incorporated by reference to Form 8-K/A filed on November 6, 1998.

10.7	Loan Agreement between Selfix and Illinois Development Finance Authority dated September, 1990 in connection with Selfix’s Industrial Revenue Bond. Incorporated by reference to the Company’s Form 10-K for the fifty-two weeks ended December 28, 1991.

10.8	Credit Agreement dated as of December 30, 1997 among Selfix, Tamor, Seymour Housewares, and Shutters, as Borrowers, the Company, General Electric Capital Corporation (“GECC”), as Agent and Lender, and other Lenders signatory hereto from time to time. Incorporated by reference to Exhibit No. 10.10 to Form 10-K filed on March 27, 1998.

10.9	Note Purchase Agreement dated as of December 30, 1997, among Selfix, Tamor, Shutters, and Seymour Housewares, the Company (referred to herein as Joint Issuers), and GECC individually, and as Agent for itself and other Note Purchasers signatory thereto. Incorporated by reference from Exhibit No. 10.11 to Form 10-K filed on March 27, 1998.

10.10	$5,000,000 Senior Subordinated Note—GECC, due December 30, 2006. Incorporated by reference to Exhibit No. 10.12 to Form 10-K filed on March 27, 1998.

10.11	$5,000,000 Senior Subordinated Note—Archimedes Funding, L.L.C. due December 30, 2006. Incorporated by reference to Exhibit No. 10.13 on Form 10-K filed on March 27, 1998.

10.12	Subordinated Note Security Agreement among Selfix, Tamor, Shutters and Seymour Housewares and the Company (collectively referred to herein as Grantors), in favor of GECC dated December 30, 1997. Incorporated by reference to Exhibit No. 10.14 to Form 10-K filed on March 27, 1998.

10.13	Employment Agreement between the Company and James R. Tennant, Chairman of the Board and Chief Executive Officer dated January 1, 1997. Incorporated by reference from Exhibit 10.10 to Form 8-B Registration Statement filed on February 20, 1997. **

10.14	Employment Agreement between the Company and Stephen R. Brian, President and Chief Operating Officer dated January 5, 1998. Incorporated by reference from Exhibit No. 10.16 to Form 10-K filed on March 27, 1998. **

10.15	Reimbursement Agreement by and among Selfix, Shutters, Inc. and LaSalle National Bank dated as of April 12, 1996 relating to letter of credit issued in connection with the Series 1990 Bonds. Incorporated by reference from Exhibit 10.11 to Form 8-B Registration Statement filed on February 20, 1997.

Exhibit Number	Exhibit Title

10.16	Description of the 1998 Executive Incentive Bonus Plan. Incorporated by reference to the Compensation Committee Report contained in the Company’s Proxy Statement for its annual meeting of shareholders held on May 20, 1998.**

10.17	Description of the 1998 Management Incentive Bonus Plan. Incorporated by reference to the Compensation Committee Report contained in the Company’s Proxy Statement for its annual meeting of shareholders held on May 20, 1998.**

10.18	The Company’s 1999 Performance Incentive Plan. Incorporated by reference from the Company’s Proxy Statement for its 1999 Annual Meeting. **

10.19	The Company’s 1999 Directors Restricted Stock Plan. Incorporated by reference from the Company’s Proxy Statement for its 1999 Annual Meeting. **

10.20	Second Amendment, dated as of September 22, 2000, to the Amended and Restated Credit Agreement, dated as of September 8, 1998, the Company, the several banks and other financial institutions or entities from time to time parties thereto, and The Chase Manhattan Bank, as administrative agent. Incorporated by reference from Exhibit 10.1 to Form 10-Q filed on November 6, 2000.

10.21	Third Amendment, dated as of June 29, 2001 (this “Third Amendment”), to the Amended and Restated Credit Agreement, dated as of September 8, 2001, among Home Products International, Inc., the several banks and other financial institutions or entities from time to time parties thereto, and The Chase Manhattan Bank, as administrative agent. Incorporated by reference from Exhibit 2. To Form 8-K filed on July 18, 2001.

10.22	Loan and Security Agreement dated as of October 31, 2001, among Home Products International – North America, Inc. and Fleet Capital Corporation. Incorporated by reference from Exhibit 10.1 to Form 10-Q filed on November 13, 2001.

10.23	Deferred Compensation Plan of Home Products International, Inc. Incorporated by reference from Exhibit 10.23 to Form 10-Q filed on May 12, 2003. **

10.24	Employment Agreement dated as of May 19, 1999, as amended October 14, 1999, as amended December 15, 1999, between the Company and James R. Tennant. Incorporated by reference from Exhibit 10.24 to Form 10-Q filed on May 12, 2003. **

10.25	Retention and Non-Competition and Non-Solicitation Agreement dated January 28, 2000, as amended March 21, 2000, between the Company and James E. Winslow. Incorporated by reference from Exhibit 10.25 to Form 10-Q filed on May 12, 2003. **

10.26	Retention Agreement dated January 28, 2000, as amended January 17, 2002, between the Company and Charles F. Avery, Jr. Incorporated by reference from Exhibit 10.26 to Form 10-Q filed on May 12, 2003. **

10.27	Retention Agreement dated January 28, 2000, as amended January 17, 2002, between the Company and Peter Graves. Incorporated by reference from Exhibit 10.27 to Form 10-Q filed on May 12, 2003. **

10.28	Retention Agreement dated January 28, 2000, as amended January 17, 2002, between the Company and Joseph Lacambra. Incorporated by reference from Exhibit 10.28 to Form 10-Q filed on May 12, 2003. **

10.29	Employment letter dated October 18, 1994, as amended May 15, 2000, between the Company and James E. Winslow. Incorporated by reference from Exhibit 10.29 to Form 10-Q filed on May 12, 2003. **

10.30	Employment offer summary, between the Company and Charles F. Avery, Jr. Incorporated by reference from Exhibit 10.30 to Form 10-Q filed on May 12, 2003. **

Exhibit Number	Exhibit Title

10.31	Employment arrangement dated August 23, 2001, between the Company and Joseph Lacambra. Incorporated by reference from Exhibit 10.31 to Form 10-Q filed on May 12, 2003. **

10.32	First Amendment to Loan and Security Agreement made as of June 18, 2003 by and among Home Products International – North America, Inc. and Fleet Capital Corporation. Incorporated by reference from Exhibit 10.1 to Form 10-Q filed on August 11, 2003.

10.33	Second Amendment to Loan and Security Agreement made as of July 31, 2003 by and among Home Products International – North America, Inc. and Fleet Capital Corporation. Incorporated by reference from Exhibit 10.2 to Form 10-Q filed on August 11, 2003.

10.34	Third Amendment to Loan and Security Agreement made as of July 31, 2003 by and among Home Products International – North America, Inc. and Fleet Capital Corporation. Incorporated by reference from Exhibit 10.3 to Form 10-Q filed on August 11, 2003.

10.35	Fourth Amendment to Loan and Security Agreement made as of September 19, 2003 by and among Home Products International – North America, Inc. and Fleet Capital Corporation. Incorporated by reference from Exhibit 10.1 to Form 8-K filed on September 24, 2003.

11.1	Statement Regarding Computation of Earnings Per Share. Incorporated by reference to Notes—to the Consolidated Financial Statements in Item 8 of this Form 10-K.

*21.1	Subsidiary of the registrant.

*23.1	Consent of KPMG LLP.

*23.2	Notice Regarding Consent of Arthur Andersen LLP.

*31.1	Certification by James R. Tennant, Chief Executive Officer and Chairman of the Board, required by Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934.

*31.2	Certification of James E. Winslow, Executive Vice President and Chief Financial Officer, required by Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934.

*32.1	Certification by James R. Tennant, Chief Executive Officer and Chairman of the Board pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.

*32.2	Certification of James E. Winslow, Executive Vice President and Chief Financial Officer, pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.

*	Filed herewith, exhibits not marked with an asterisk are incorporated by reference.
**	Indicates an employee benefit plan, management contract or compensatory plan or arrangement in which a named executive officer and/or a director participates.

Exhibit 21.1

Subsidiary of Registrant

Home Products International — North America, Inc.

Chicago, Illinois, U.S.A.

Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Home Products International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-65041 and 33-67622) on Form S-8 of Home Products International, Inc. of our reports dated February 6, 2004, with respect to the consolidated balance sheets of Home Products International, Inc. and subsidiary as of the end of fiscal years 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows, for the fiscal years then ended, and the related financial statement schedule, which reports appear in the December 27, 2003, annual report on Form 10-K of Home Products International, Inc.

Our report on the consolidated financial statements refers to our audit of the reclassification of the early extinguishment of debt and the disclosures that were added to revise the 2001 consolidated financial statements for the adoption of Statement of Financial Accounting Standards (SFAS) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections”, which was adopted by the Company in fiscal year 2003 and SFAS No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company as of the beginning of fiscal year 2002. However, we were not engaged to audit, review or apply and procedures to the 2001 consolidated financial statements other than with respect to such disclosures and reclassification.

(Signed) KPMG LLP

Chicago, Illinois

March 26, 2004

Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

The Annual Report on Form 10-K for the fiscal year ended December 27, 2003 (the “Form 10-K”) to which this notice is filed as an exhibit is incorporated by reference into the following registration statements (collectively, the “Registration Statements”) filed by Home Products International, Inc. with the Securities and Exchange Commission (“SEC”), and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference: Nos. 33-65041 and 33-67622.

On May 13, 2002, Home Products International, Inc. (the “Company”) dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent auditors. On May 24, 2002, the Company engaged KPMG LLP (“KPMG”) to serve as its independent auditors for the fiscal year ending December 28, 2002. The Arthur Andersen dismissal and the KPMG engagement were recommended by the Company’s Audit Committee and approved by the Company’s Board of Directors. For additional information, see the Registrant’s Current Reports on Form 8-K filed with the SEC on May 20, 2002 and May 28, 2002. In 2002, Arthur Andersen ceased practicing before the Securities and Exchange Commission. As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the Registration Statements of Arthur Andersen’s audit report with respect to the Company’s consolidated financial statements for the fiscal year ended December 29, 2001, included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2003.

Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of the Company’s securities made on or after the date of this Form 10-K pursuant to the Registration Statements. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen’s original audit reports as being made by an expert for the purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

Exhibit 31.1

CERTIFICATION REQUIRED BY RULE 13a-14(a) OR RULE 15d-14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

I, James R. Tennant, Chairman of the Board and Chief Executive Officer of Home Products International, Inc., certify that:

1. I have reviewed this annual report on Form 10-K of Home Products International, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 26, 2004	By:	/s/ JAMES R. TENNANT
James R. Tennant Chairman of the Board and Chief Executive Officer

Exhibit 31.2

CERTIFICATION REQUIRED BY RULE 13a-14(a) OR RULE 15d-14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

I, James E. Winslow, Executive Vice President and Chief Financial Officer of Home Products International, Inc., certify that:

1. I have reviewed this annual report on Form 10-K of Home Products International, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 26, 2004	By:	/s/ JAMES E. WINSLOW
James E. Winslow Executive Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

SECTION 1350 OF CHAPTER 63 OF TITLE 18 OF THE UNITED STATES CODE

I, James R. Tennant, Chief Executive Officer and Chairman of the Board of Home Products International, Inc., certify that:

(1)	The Form 10-K for the year ended December 27, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Ace of 1934; and

(2)	The information contained in the foregoing report fairly presents, in all material respects, the financial condition and results of operations of Home Products International, Inc.

/s/ JAMES R. TENNANT

James R. Tennant

Chief Executive Officer and Chairman of the Board

Dated: March 26, 2004

The foregoing certification is being furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Section 1350, Chapter 63 of Title 18, United States Code) and is not being filed as part of the Report or as a separate disclosure document.

A signed original of this written statement required by Section 906 has been provided to Home Products International, Inc. and will be retained by Home Products International, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION PURSUANT TO

SECTION 1350 OF CHAPTER 63 OF TITLE 18 OF THE UNITED STATES CODE

I, James E. Winslow, Executive Vice President and Chief Financial Officer of Home Products International, Inc., certify that:

(1)	The Form 10-K for the year ended December 27, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Ace of 1934; and

(2)	The information contained in the foregoing report fairly presents, in all material respects, the financial condition and results of operations of Home Products International, Inc.

/s/ JAMES E. WINSLOW

James E. Winslow

Executive Vice President and Chief Financial Officer

Dated: March 26, 2004

The foregoing certification is being furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Section 1350, Chapter 63 of Title 18, United States Code) and is not being filed as part of the Report or as a separate disclosure document.

A signed original of this written statement required by Section 906 has been provided to Home Products International, Inc. and will be retained by Home Products International, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Appendix G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 27, 2004

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 0-17237

HOME PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4147027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4501 West 47th Street Chicago, Illinois	60632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code (773) 890-1010.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Common shares, par value $0.01, outstanding as of May 3, 2004 – 7,873,664

HOME PRODUCTS INTERNATIONAL, INC.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

HOME PRODUCTS INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	March 27, 2004	December 27, 2003
Assets
Current assets:
Cash and cash equivalents	$3,510	$797
Accounts receivable, net	34,194	47,963
Inventories	23,088	17,903
Prepaid expenses and other current assets	2,802	2,421

Total current assets	63,594	69,084

Property, plant and equipment - at cost	92,571	91,647
Less accumulated depreciation	(60,841)	(58,835)

Property, plant and equipment, net	31,730	32,812

Other intangibles, net	484	608
Goodwill, net	73,752	73,752
Other non-current assets	3,221	4,019

Total assets	$172,781	$180,275

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving line of credit and other current debt	$158	$9,969
Accounts payable	23,138	21,425
Accrued liabilities	18,566	17,976

Total current liabilities	41,862	49,370

Long-term obligations - net of current debt	120,546	120,578
Other liabilities	4,241	3,986
Stockholders’ equity:
Preferred Stock - authorized, 500,000 shares, $.01 par value; - None issued	—	—
Common Stock - authorized 15,000,000 shares, $.01 par value; 8,696,058 shares issued at March 27, 2004 and 8,687,828 shares issued at December 27, 2003	87	87
Additional paid-in capital	50,085	50,077
Accumulated deficit	(37,498)	(37,295)
Common stock held in treasury - at cost; 822,394 shares at March 27, 2004 and December 27, 2003	(6,528)	(6,528)
Accumulated other comprehensive loss	(14)	—

Total stockholders’ equity	6,132	6,341

Total liabilities and stockholders’ equity	$172,781	$180,275

The accompanying notes are an integral part of the condensed consolidated financial statements.

HOME PRODUCTS INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
Net sales	$53,190	$49,129
Cost of goods sold	43,289	40,459

Gross profit	9,901	8,670
Operating expenses:
Selling and marketing	3,720	4,320
General and administrative	2,993	3,912
Amortization of intangible assets	124	126

Operating profit	3,064	312

Non-operating income (expense):
Interest income	3	47
Interest expense	(3,255)	(3,477)
Other expense, net	(8)	(4)

Net non-operating expense	(3,260)	(3,434)

Loss before income taxes	(196)	(3,122)
Income tax expense	(7)	(24)

Net loss	$(203)	$(3,146)

Net loss per common share:
Basic	$(0.03)	$(0.40)

Diluted	$(0.03)	$(0.40)

Weighted average common shares outstanding-basic	7,986,556	7,898,829

Weighted average common shares outstanding-diluted	7,986,556	7,898,829

The accompanying notes are an integral part of the condensed consolidated financial statements.

HOME PRODUCTS INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
Operating activities:
Net loss	$(203)	$(3,146)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,130	2,346
Amortization of restricted stock compensation	—	57
Other, net	422	350
Changes in current assets and liabilities:
Decrease in accounts receivable	14,386	24,481
Increase in inventories	(5,185)	(2,597)
Increase in prepaid expenses and other	(381)	(143)
Increase (decrease) in accounts payable	1,713	(4,509)
Increase (decrease) in accrued liabilities	590	(6,224)

Net cash provided by operating activities	13,472	10,615

Investing activities:
Capital expenditures, net	(924)	(1,236)

Net cash used in investing activities	(924)	(1,236)

Financing activities:
Net repayments under loan and security agreement	(9,811)	—
Payments of capital lease obligation	(32)	(23)
Exercise of stock options, issuance of common stock under stock purchase plan and other	8	28

Net cash (used in) provided by financing activities	(9,835)	5

Net increase in cash and cash equivalents	2,713	9,384
Cash and cash equivalents at beginning of period	797	3,974

Cash and cash equivalents at end of period	$3,510	$13,358

Supplemental disclosures
Cash paid in the period:
Interest	$334	$309

Income taxes, net	$14	$55

The accompanying notes are an integral part of the condensed consolidated financial statements.

HOME PRODUCTS INTERNATIONAL, INC.

Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands, except per share amounts)

(Unaudited)

Note 1. General Information

Home Products International, Inc. (the “Company”), based in Chicago, is a leading designer, manufacturer and marketer of a broad range of value-priced, quality consumer houseware products. The Company’s products are marketed principally through mass-market trade channels in the United States and internationally.

The condensed consolidated financial statements for the thirteen weeks ended March 27, 2004 and March 29, 2003, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of March 27, 2004 and for all periods presented.

Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in the Company’s Form 10-K for the year ended December 27, 2003. The results of operations for the thirteen weeks ended March 27, 2004 are not necessarily indicative of the operating results to be expected for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Stock-Based Compensation Plans

SFAS No. 123, “Accounting for Stock-Based Compensation” encourages companies to adopt a fair value approach to valuing stock-based compensation that would require compensation cost to be recognized based upon the fair value of the stock-based instrument issued. The Company has elected, as permitted by SFAS No. 123, to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Based Compensation” and the related interpretations in accounting for stock option awards under the stock option plans. Under APB Opinion No. 25, compensation expense is recognized if the market price on the date of grant exceeds the exercise price. All options granted by the Company have been granted at the market price of stock on the date of grant. The fair value of these stock options was estimated at the date of grant using a Black-Scholes option pricing model. The following table shows the effect on net loss and loss per share if the Company had applied the fair value recognition provision of SFAS No. 123.

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
Net loss as reported	$(203)	$(3,146)
Less: total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	31	46

Pro forma net loss	$(234)	$(3,192)

Basic loss per common share – as reported	$(0.03)	$(0.40)

Basis loss per common share – pro forma	(0.03)	(0.40)

Diluted loss per common share – as reported	$(0.03)	$(0.40)

Diluted loss per common share – pro forma	(0.03)	(0.40)

No stock options were granted during the thirteen weeks ended March 27, 2004 and March 29, 2003.

Note 3. Net Loss Per Share

The following information presents net loss per share basic and diluted:

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
Net loss	$(203)	$(3,146)

Weighted average shares outstanding – basic	7,986,556	7,898,829
Impact of stock options, warrants and restricted stock	—	—

Weighted average shares outstanding - diluted	7,986,556	7,898,829

Net loss per share - basic	$(0.03)	$(0.40)

Net loss per share - diluted	$(0.03)	$(0.40)

Net loss per share - basic is computed based on the weighted average number of outstanding common shares. Net loss per share - diluted includes the weighted average effect of dilutive options, warrants and restricted stock on the weighted average shares outstanding. The weighted average shares outstanding – diluted for the thirteen weeks ended March 27, 2004 exclude the effect of approximately 983,420 options and warrants because the inclusion of these common stock equivalents would have been antidilutive. The weighted average shares outstanding – diluted for the thirteen weeks ended March 29, 2003 exclude the effect of approximately 1,454,720 options, warrants and restricted stock because the inclusion of these common stock equivalents would have been antidilutive.

Note 3. Other Comprehensive Loss

The following table summarizes other comprehensive loss, net of related income taxes, for the periods presented:

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
Net loss	$(203)	$(3,146)

Other comprehensive loss:
Foreign currency translation adjustments	(14)	—

Total comprehensive loss	$(217)	$(3,146)

The following is a summary of accumulated other comprehensive loss balances:

	March 27, 2004	December 27, 2003
Foreign currency translation losses	$(14)	$—

Accumulated other comprehensive loss	$(14)	$—

Note 4. Goodwill and Patents and Non-Compete Agreements

Goodwill relates to the excess of purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill is no longer amortized, but rather is tested at least annually for impairment. As of March 27, 2004 and December 27, 2003, the carrying amount of goodwill was $73,752.

Patents and non-compete agreements are amortized over their useful lives, and are evaluated annually to determine whether events and circumstances warrant a revision to the remaining period of amortization.

Patents and non-compete agreements consist of the following:

	Average Life (Yrs.)	March 27, 2004		December 27, 2003
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Patents	7 to 14	$1,008	$(831)	$1,008	$(807)
Non-compete agreements	10	2,928	(2,621)	2,928	(2,521)

Total		$3,936	$(3,452)	$3,936	$(3,328)

Aggregate amortization expense in the thirteen weeks ended March 27, 2004 and March 29, 2003 was $124 and $126, respectively.

Estimated patents and non-compete agreements amortization expense for the remaining three quarters of fiscal 2004 and fiscal 2005 based on patents and non-compete agreements at March 27, 2004 is as follows:

Fiscal Year Expense	Estimated Amortization Expense
2004	$381
2005	$103

Note 5. Inventories

The components of the Company’s inventory consist of direct labor, direct materials and the applicable portion of overhead required to manufacture the goods.

	March 27, 2004	December 27, 2003
Finished goods	$17,677	$13,562
Work-in-process	1,165	849
Raw materials	4,246	3,492

	$23,088	$17,903

Note 6. Eagan Shutdown

On July 29, 2003, the Company announced its intention to close its Eagan, Minnesota manufacturing and warehouse facility in January 2004 (“Eagan Shutdown”). This facility was exited on January 31, 2004. The Eagan, Minnesota facility was closed as part of an effort to reduce operating costs and utilize capacity in the Company’s other injection molding plants. The Company terminated approximately 130 hourly and salaried employees as part of the Eagan Shutdown. During the thirteen weeks ended March 27, 2004, the Company incurred $606 of Eagan Shutdown charges. These charges relate to costs associated with the Eagan, Minnesota plant closure, costs associated with the relocation of equipment and inventory and employee related fringe benefits. Eagan Shutdown charges for the thirteen weeks ended March 27, 2004 are included in cost of goods sold.

The following table reflects the changes in the accrual during the thirteen weeks ended March 27, 2004 associated with the Eagan Shutdown. This accrual is included in accrued liabilities on the Company’s condensed consolidated balance sheets.

Description	Accrual balance at December 27, 2003	Charged to Earnings 2004	Cash Utilization	Non-Cash Utilization	Accrual balance at March 27, 2004
Employee separations	$428	$—	$(245)	$—	$183
Other	—	606	(606)	—	—

Total Eagan Shutdown charges	$428	$606	$(851)	$—	$183

Note 7. Special, Restructuring and Other Charges Update

During 2000 and 2001, the Company implemented a restructuring plan to reduce fixed costs and better position the Company for sustained profitability. The restructuring plan entailed the closure of the Leominster, Massachusetts manufacturing and warehouse facilities, reconfiguration of remaining manufacturing facilities, a reduction in headcount and a realignment of the selling process. The restructuring charges were accounted for under the Emerging Issues Task Force (“EITF”) Issue No. 94-3. The Company identified a total of 124 hourly and salaried Leominster employees to be terminated in accordance with the 2001 restructuring initiatives. All planned restructuring initiatives were completed in 2001.

On a quarterly basis, the Company reviews remaining accrual balances related to these actions and adjusts them to its best estimate of remaining cost.

Restructuring accruals were determined based on estimates prepared at the time the restructuring actions were approved by management and also reflect any subsequent changes in management estimates. Restructuring accruals of $256, as of March 27, 2004, are considered adequate. The following table reflects changes in the accruals during the thirteen weeks ended March 27, 2004.

	Accrual Balance at December 27, 2003	Cash Amounts Utilized in 2004	Accrual Balance at March 27, 2004
Leased plant and facilities	$10	$—	$10
Obsolete and duplicate leased assets	213	(17)	196
Employee related costs	50	—	50

	$273	$(17)	$256

As of March 27, 2004, obsolete and duplicate leased assets accruals of $196 are related to future minimum lease payments on machinery and equipment no longer used in the Company’s manufacturing process and employee related accruals of $50 are primarily related to employee severance and benefits.

Note 8. Income Taxes

The Company uses the asset and liability method of Statement of Financial Accounting Standards (“SFAS”) No. 109 in accounting for income taxes. Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, tax credits and operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

As discussed in Note 12 to the consolidated financial statements in the Company’s 2003 Form 10-K, the Company has a valuation allowance against the full amount of its net deferred tax assets. The Company expects to provide a full valuation allowance on future tax benefits until an appropriate level of profitability is sustained.

Note 9. Segment of an Enterprise

The Company consists of a single operating segment that designs, manufactures and markets quality consumer housewares products. This segmentation is based on the financial information presented to the chief operating decision maker. The following table sets forth the net sales by product category within the Company’s single operating segment.

Product Category Information – Net Sales

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
General storage	$21,603	$20,159
Laundry management	18,028	16,627
Closet storage	8,434	6,635
Bathware	2,847	3,713
Kitchen storage	2,278	1,995

Total net sales	$53,190	$49,129

Major Customers

The Company is dependent upon a few customers for a large portion of its consolidated net sales. The table below sets forth the customers that each account for more than 10% of consolidated net sales. The loss of one of these customers could have a material effect on the Company. No other customer accounted for more than 10% of consolidated net sales during the thirteen weeks ended March 27, 2004 and March 29, 2003.

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
	Net Sales %	Net Sales %
Walmart	33.8%	30.2%
Kmart	24.4%	33.1%
Target	15.7%	9.1%

Total	73.9%	72.4%

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This commentary should be read in conjunction with the Company’s consolidated financial statements and related notes and management’s discussion and analysis of financial condition and results of operations contained in the Company’s Form 10-K for the year ended December 27, 2003.

Overview

The Company designs, manufactures and markets a broad range of quality houseware products. The following are key factors in understanding the Company’s performance:

•	Customer base

•	Cost of raw materials

•	Product mix

•	Molding machine utilization

•	Financial liquidity

•	Customer base

The Company’s business is highly concentrated among mass merchandisers, including discount stores, home centers and other category specific retailers. Sales to our top three customers, Kmart, Wal-Mart and Target, were 73% of net sales in fiscal year 2003 and 74% of net sales in fiscal year 2002. Our products generally have few unique or patented features and are sold at entry level price points. As such, the Company’s financial success is highly dependent on profitably meeting certain price points as demanded by customers. The competitive atmosphere created sometimes results in the erosion of selling prices for commodity products. Further, the Company has little opportunity to recover raw material cost increases through higher selling prices.

The size of the mass merchandisers gives them strong bargaining power with suppliers. They encourage high levels of competition among suppliers, demand that manufacturers supply innovative new products, require suppliers to match or beat quoted prices received from other potential suppliers, demand reduced lead times and that product be warehoused until the customer desires delivery. These customers also will consider the direct import of generic products from multiple sources.

The high concentration of sales to mass merchandisers also makes the Company’s results dependent upon the operating results and financial viability of its key customers. The Company’s operating results in recent years have been impacted by developments at Kmart, the Company’s largest customer in fiscal year 2003. Since emerging from bankruptcy in May 2003, Kmart has improved its financial performance and has operated within its financial covenants. However, Kmart continues to experience declines in same store sales and its long-term viability cannot be assured. Kmart has paid all of its current obligations to the Company on time and we do not believe that Kmart’s current situation will negatively impact the Company in the near term.

•	Cost of raw materials

The Company’s primary raw materials are plastic resin and steel. Changing prices for such raw materials can cause the Company’s results of operations to fluctuate significantly. The cost of raw materials is impacted by several factors outside the control of the Company including supply and demand characteristics, oil and natural gas prices and the overall health of the economy. Generally, as the cost of raw materials rises it results in immediate declines in profitability since we usually are unable to recover the cost increase by passing it through to customers. Conversely, when raw material costs decline, our margins generally are favorably impacted in the short-term though competitive factors may force a decrease in selling prices that erodes some of the improved profitability. During the first quarter of 2004, the cost of plastic resin increased approximately 11% and steel prices increased approximately 6% as compared to the first quarter of 2003. The increase in raw material costs added approximately $1.7 million to cost of goods sold that was not recovered from customers. Current resin costs are such that several of our products cannot be sold at a profit. Management expects the cost of both plastic resin and steel to increase further during 2004.

•	Product mix

The Company sells a variety of household items. For various reasons, some items provide a better return than others. As the mix of items sold changes, profitability and cash flow are affected. During the first quarter of 2004, mix was relatively unchanged as compared to the first quarter of 2003. During 2004, we expect that certain unprofitable products will be discontinued. The costs related to discontinuing a product are relatively minor and relate primarily to the non-cash write-off of related tooling.

•	Molding machine utilization

The Company has four injection molding facilities with a variety of injection molding machine sizes. Customer ordering patterns and mix of product manufactured impacts utilization of these machines. When demand exceeds our capacity, we must place production at third party facilities that are more costly than internal manufacturing. In addition, the mix of product sold impacts profitability since low margin items take the same amount of production time as higher margin items. In January 2004, we closed our most expensive molding facility and relocated the machines to lower cost operations. The Company’s future profitability is dependent on selling to our optimum capacity and product mix so that constrained capacity is devoted to products with higher margins. We have no plans for expansion of our molding capacity until we can profitably operate the facilities we currently own.

•	Financial liquidity

Seasonal working capital needs are provided by the Company’s $50 million asset based line of credit. Ability to borrow is a function of our eligible asset based availability and our outstanding borrowings. During the first quarter of 2004, our cash flow was positive and by the end of the quarter there were no borrowings outstanding under the line of credit. At March 27, 2004, our unused available line of credit was $38 million. A significant decline in eligible asset base or cash flow could result in constrained funds for operations. The Company has historically experienced negative cash flow in the final three quarters of its fiscal years. This is due to seasonal cash needs as well as the semi annual (May and November) payments of interest on subordinated debt. However management believes it has sufficient borrowing capability for at least the next 12 months. See “Capital Resources and Liquidity” below for additional discussion of the Company’s cash flows and financing situation.

Recent Development

As previously reported in our Form 8-K filed on February 5, 2004, the Company received a proposal letter to negotiate a transaction contemplating the acquisition of all of the Company’s outstanding shares for $1.50 cash per share by an entity formed by James R. Tennant, the Company’s chairman and chief executive officer. A special committee of the Company’s independent directors, together with its outside counsel and financial advisors, is considering the proposed transaction. The special committee is actively pursuing alternatives. The Company cautions that there cannot be any assurance that further negotiations with Mr. Tennant will result in a completed transaction, and the terms and conditions of any such transaction may differ materially from the terms of the proposal letter.

Critical Accounting Estimates

The estimates and assumptions involved in the application of generally accepted accounting principles (“GAAP”) have an impact on the Company’s reported financial condition and operating performance. The Company identified the critical accounting estimates as those that involve high levels of subjectivity and judgment to account for uncertain or difficult to predict matters that could have a material impact on financial condition or operating performance.

A summary of the critical accounting estimates is as follows:

•	Allowances for retailer deductions and trade programs.

Allowances for retailer deductions and customer programs are recognized when sales are recorded. Allowances are based on various market data, historical trends and information from customers. Although the best information reasonably available to the Company is used to establish the allowances, such information is often based on estimates of retailer recovery rates and sales to retailers. Retailer programs are often based on annual sales levels in total and by product category. Different recovery rates apply depending on the annual sales levels achieved. As such, judgments are required on an interim basis of the expected full year sales level by customer and product category. Because of the judgment involved, interim estimates can vary significantly from the full year actual determination of program costs. Only at year-end can an accurate assessment of the current year’s costs be made. Retailers recover the program costs through deductions against future amounts owed to the Company. It is not unusual for retailers to have a different judgment of the amounts earned than does the Company. Accordingly, the Company maintains allowances for any differences that may arise. Resolution of such differences can sometimes take up to several years depending on the particular program. Allowances are reviewed quarterly and are adjusted based on current estimates of retailer recovery and future sales. Due to changes in estimates, changes in retailer activity and the length of time required for many programs to run their course, it is possible for allowance activity to materially impact operating performance and financial condition in any given period. In the first quarter of 2004, the allowances for retailer deductions and trade programs as a percentage of gross sales were 5.8% compared to 7.1% in the first quarter of 2003. The change in percentage is a function of the assortment of trade programs, the level of retailer deductions and the sales levels achieved by customers. Due to changes in estimates during the year, interim results can vary from the full year result.

•	Allowance for doubtful accounts

The Company evaluates the collectibility of its accounts receivable based upon an analysis of historical trends, aging of accounts receivable, write-off experience and credit evaluations of selected high risk customers. In the event of a specific customer bankruptcy or reorganization, specific allowances are established to write down accounts receivable to the level of anticipated recovery. The Company may consult with third-party purchasers of bankruptcy receivables when establishing specific allowances. The determination of specific allowances involves management judgments about the expected financial viability of its customers. Changes in specific allowances for doubtful accounts would only be material to financial condition and operating performance to the extent any change involved one of the Company’s 10 largest customers. The 10 largest customers account for approximately 83% of net sales and 78% of receivables.

•	Inventory valuation.

The Company values inventory at cost (not in excess of market) determined by the first-in, first-out (FIFO) method. Inventory costs are based on standard costs, adjusted for actual manufacturing and raw material purchase price variances. The Company includes materials, labor and manufacturing overhead in the cost of inventories. Management regularly reviews inventory for salability and has established allowances to record inventory at the lower of cost or market. The allowances are based on management judgments regarding future selling prices and costs of disposal. Such judgments are impacted by economic conditions, condition of the inventory and age of the inventory. Such judgments involve high degrees of uncertainty and subjectivity. Accordingly, changes in the estimates can have a material impact on reported results or financial condition. In the first quarter of 2004, problem inventories were lower than in the first quarter of 2003. Accordingly, charges to reduce inventory carrying values were $0.9 million lower in the first quarter of 2004 than in the first quarter of 2003.

•	Valuation of deferred income tax assets

The Company regularly evaluates its ability to recover the reported amount of its deferred tax assets. The evaluation considers several factors, including our estimate of the likelihood that we will generate sufficient taxable income in future years in which temporary differences reverse. This evaluation is based primarily on our historical earnings and projected operating results, applicable net operating loss carryforward expiration dates, and identified actions under the control of the Company in realizing the associated carryforward benefits.

The Company currently has $32.1 million of deferred tax assets resulting from net operating loss carryforwards, and other deductible temporary differences, which may reduce taxable income in future periods to the extent the Company generates profits. Because the value of the deferred tax assets are fully reserved, changes in estimates of future operating performance could result in a reduction of the valuation allowances and a corresponding decrease in income tax expense. The changes in the valuation allowances in any future interim period or fiscal year could be material. No changes in estimates regarding future operating performance were made during the first quarter of 2004.

•	Restructuring reserves

In 2000 and 2001, the Company recorded restructuring charges for certain costs associated with plant closures and business reorganization activities upon approval by management with the appropriate level of authority in accordance with Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)”. Such costs were recorded as a liability and included lease termination costs, employee severance and certain employee termination benefits. These costs were neither associated with nor do they benefit continuing business activities. Inherent in the determination of these costs were assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. The Company reviews the status of restructuring activities on an ongoing basis and, if appropriate, records changes based on such activities. At March 27, 2004, remaining accruals related to the 2000 and 2001 restructuring charges are less than $0.3 million.

•	Valuation of Long-Lived and Intangible Assets

The Company assesses the recoverability of long-lived assets whenever it determines that events or changes in circumstances indicate that their carrying amount may not be recoverable. In accordance with GAAP, indefinite lived intangible assets are subject to annual impairment tests. The Company’s assessments and impairment testing are primarily based upon management estimates of future cash flows associated with these assets. Should the Company’s operating results, or estimated future results, deteriorate, we may determine that some portion of our long-lived tangible or intangible assets are impaired. Such determination could result in non-cash charges that could materially affect the Company’s consolidated financial position or results of operations for that period. At March 27, 2004, intangible assets were $74.2 million and long lived assets (property, plant and equipment) were $31.7 million.

Thirteen weeks ended March 27, 2004 compared to the thirteen weeks ended March 29, 2003

In the discussion and analysis that follows, all references to 2004 are for the thirteen week period ended March 27, 2004 and all references to 2003 are for the thirteen week period ended March 29, 2003.

The following discussion and analysis compares the actual results for the first quarter of 2004 to the actual results for the first quarter of 2003 with reference to the following (in thousands, except net loss per share; unaudited):

	Thirteen weeks ended
	March 27, 2004		March 29, 2003
Net sales	$53,190	100.0%	$49,129	100.0%
Cost of goods sold	43,289	81.4%	40,459	82.4%

Gross profit	9,901	18.6%	8,670	17.6%

Selling, general and administrative expenses	6,713	12.6%	8,232	16.8%
Amortization of intangible assets	124	0.2%	126	0.3%

Operating profit	3,064	5.8%	312	0.5%

Interest expense	(3,255)	(6.1)%	(3,477)	(7.1)%
Other (expense) income, net	(5)	(0.0)%	43	0.1%

Loss before income taxes	(196)	(0.3)%	3,122	(6.5)%

Income tax expense	(7)	(0.0)%	(24)	(0.0)%

Net loss	$(203)	(0.3)%	$(3,146)	(6.5)%

Net loss per share – basic	$(0.03)		$(0.40)

Net loss per share – diluted	$(0.03)		$(0.40)

Weighted average common shares outstanding:
Basic	7,987		7,899
Diluted	7,987		7,899

Net sales. 2004 first quarter net sales of $53.2 million were up 8% as compared to net sales in the first quarter of 2003 of $49.1 million. Sales were up due to increased unit sales across all product lines to our largest customers. Sales to the top three customers were 74% of net sales as compared to 72% in the prior period. Changes in estimates related to retailer recovery of deductions and customer programs resulted in a reduction of sales allowances between periods. Such program and deduction expenses, which are recorded as a reduction of gross sales, were 5.8% of gross sales in 2004 and 7.1% of gross sales in 2003.

Gross profit. The Company’s gross profit in the first quarter of 2004 was $9.9 million as compared to $8.7 million in 2003 and gross profit margins increased to 18.6% of net sales from 17.6% a year ago. Margins were influenced by a number of factors, including:

•	The cost of plastic resin increased during the quarter resulting in a $1.6 million cost increase (300 basis point decline in margins).

•	Selling price decreases of $1.0 million (200 basis point decline in margins).

•	Gross sales increase (net of selling price decreases) of $4.7 million resulted in additional gross profit of $0.9 million

•	Factories produced more units resulting in additional overhead absorption. The higher running rates, together with reduced spending, improved margins by 200 basis points.

•	Charges related to inventory allowances were $0.9 million lower in the first quarter of 2004 as compared to a year ago.

•	The decline in program and deduction expenses improved margins by 110 basis points.

•	Operational savings of $0.4 million from the January 2004 closing of the Eagan manufacturing facility were offset by closing related costs of $0.6 million.

Selling, general and administrative expenses. SG&A expenses decreased to $6.7 million in the first quarter of 2004 from $8.2 million in 2003. As a percentage of net sales, SG&A expenses decreased to 12.6% in 2004 from 16.8% in 2003. SG&A expenses were favorably impacted by a $0.5 million bad debt recovery, the non recurrence of a $0.7 million first quarter 2003 premium associated with accounts receivable insurance, warehouse savings from the closing of the Eagan facility and general cost cutting measures across all expense departments. SG&A also includes $0.3 million in the first quarter of 2004 related to expenses incurred by the special committee of the Board of Directors. The special committee was formed to consider a proposal letter for the acquisition of all of the Company’s outstanding shares as described above under “Recent Developments”. Costs incurred related to fees paid to financial advisors, attorneys and the committee members.

Interest expense. Interest expense of $3.3 million in 2004 was down $0.2 million from the prior year period. Lower debt levels as compared to a year ago caused the decrease in interest expense.

Income tax expense. Income tax expense was not material in either period due to the Company’s significant tax loss carryforwards. The recorded tax provision relates to state and foreign taxes.

Net loss. The loss in the first quarter of 2004 was $0.2 million, down significantly from the 2003 first quarter loss of $3.1 million. Higher sales, improved factory performance and lower operating expenses are the primarily reasons for the improvement in performance. The loss per diluted share was $(0.03) as compared to $(0.40) in the first quarter of 2003.

The diluted weighted average number of shares outstanding increased to 7,986,556 in 2004 from 7,898,829 a year ago. Dilutive options and warrants are not included in the computation of diluted weighted average shares outstanding because the assumed exercise of such equivalents would have reduced the loss per share.

Capital Resources and Liquidity

The Company’s primary sources of liquidity and capital resources include cash provided from operations and borrowings under the Company’s asset based $50 million Loan and Security Agreement (the “Loan Agreement”).

The Company generates cash by the profitable sale of its products. Disbursements of cash for materials and services generally occur during the manufacturing and purchasing process, which is usually 30-90 days prior to sale. Collection of receivables generally occurs approximately 45-60 days after shipment. For certain large promotional items that typically ship in the fourth quarter, we begin building inventory in the second and third quarters. The inventory for these promotional items typically is not turned to cash until the first quarter of the following year. The timing of cash flows is further impacted by the semi-annual interest payments on the high-yield bonds. Interest payments of about $6.0 million occur in May and November. As a result of the operational seasonality and the timing of the interest payments, the Company normally has positive cash flow in the first quarter and negative cash flow for the balance of the year. In 2003, cash flow (defined as the change in net debt and cash) was positive $9.4 million in the first quarter and was a negative $13.4 million for the last three quarters of the year. In the first quarter of 2004, the Company generated positive cash flow of $12.6 million.

Collection of receivables is highly dependent on the financial strength of the Company’s top three customers: Kmart, Wal-Mart, and Target. These three customers accounted for 74% of the Company’s net sales in the first quarter of 2004. To the extent that any of them fall into financial distress and fail to timely pay amounts due, it would have an adverse impact on ongoing operations.

During the first quarter of 2004, the Company’s cash and cash equivalents increased to $3.5 million at March 27, 2004 from $0.8 million at December 27, 2003. Borrowings under the Loan Agreement decreased $9.8 million during the first quarter. The increase in cash and decrease in borrowings since December 27, 2003 is due to seasonal reductions of working capital.

Working capital (excluding cash and short term debt) at March 27, 2004 was $18.4 million, down $10.5 million from December 27, 2003. Receivables decreased $14.4 million due to lower sales in the first quarter of 2004 as compared to the fourth quarter of 2003. Inventories increased $5.2 million during the quarter due to higher raw material costs and seasonal builds for later shipment. Current liabilities increased $2.3 million during the quarter due primarily to interest expense. Interest expense on the high yield bonds is paid in May and November.

Capital spending for the first quarter was $0.9 million as compared to $1.2 million a year ago. Capital spending was primarily related to new product tooling and normal replacement of equipment.

There were no outstanding borrowings at March 27, 2004 under the Loan Agreement. Unused availability under the Loan Agreement was $37.9 million as of March 27, 2004, and there is expected to be sufficient financing capability to fund operations for at lease the next twelve months. There are no required debt principal repayments until May 2008.

The Loan Agreement covenants require the Company to maintain excess availability at all times of at least $9.2 million. At March 27, 2004, the eligible asset base was $50.2 million. Thus, we could borrow up to $41.0 million under the Loan Agreement. At March 27, 2004, there were no borrowings under the Loan Agreement and outstanding letters of credit totaled $3.1 million. Accordingly, we still had availability under the Loan Agreement of $37.9 million.

The Company was in compliance with all Loan Agreement covenants as of March 27, 2004.

The Company’s Loan Agreement contains one financial covenant pertaining to a minimum cash interest coverage ratio. The cash interest coverage ratio must be no lower that 0.70 until June 2004 at which point the ratio begins a quarterly increase until it reaches 1.25 in June 2005. At March 27, 2004, the Company’s cash interest coverage ratio was 1.49. The earnings component of the covenant is the trailing twelve-month earnings before interest, taxes, depreciation and amortization. Certain costs related to factory realignments are also excluded. For the twelve months ended March 27, 2004, the earnings component of the covenant was $19.1 million. For a definition of cash interest coverage ratio as it is used in the Loan Agreement, refer to the Company’s Current Report on Form 8-K filed on September 24, 2003.

The following is a table providing the aggregate annual contractual obligations of the Company including debt, capital lease obligations, future minimum rental commitments under operating leases and purchase obligations at March 27, 2004 and the effect such obligations are expected to have on our liquidity and cash flows in the future periods indicated.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	1 year	2-3 years	4-5 years	After 5 years
Long-term debt	$116,050	$—	$—	116,050	$—
Capital lease obligations	13,648	939	1,866	1,846	8,997
Minimum rental commitments under operating leases	20,606	5,142	8,361	5,455	1,648
Purchase obligations (estimated) (1)	28,019	28,019	—	—	—

Total contractual cash obligations	$178,323	$34,100	$10,227	$123,351	$10,645

(1)	The Company has entered into a commitment to purchase certain minimum annual volumes of plastic resin at formula-based prices. The agreement expires in December 2004. Future related minimum commitments to purchase plastic resin, assuming March 2004 price levels, are $28.0 million in 2004. The purchase commitment pricing is not tied to fixed rates; therefore, the Company’s results of operations or financial position could be affected by significant changes in the market cost of plastic resin. See Item 3A, “Quantitative and Qualitative Disclosures About Market Risk – Commodity Risk” in the Company’s Form 10-K for fiscal 2003, which is incorporated herein by reference, for further details.

	Financing commitments expiring by period (in thousands)
	Total	1 year	2-3 years	4-5 years	After 5 years
Standby letters of credit	$3,100	$3,100	$—	$—	$—

Business Risks and Management Outlook

•	The Company’s largest customer in 2003 was Kmart. The Company’s net sales to Kmart were $77 million in 2003 and $74 million in 2002, even though Kmart reduced its store count by 18% during 2003. After emerging from bankruptcy in May 2003, Kmart has improved its financial performance and has operated within its financial covenants. However, Kmart continues to experience declines in same store sales and its long-term viability cannot be assured. Kmart has paid all of its current obligations to the Company on time and we do not believe that Kmart’s current situation will negatively impact the Company in the near term. Given the size of the Company’s sales to Kmart, future results may be either favorably or unfavorably impacted by any number of factors related to the retailer. Should Kmart again enter into bankruptcy, the negative impact on sales and cash flow could have an adverse impact on the Company.

•	Historically, plastic resin has represented approximately 20% to 25% of the Company’s cost of goods sold. In 2003, the percentage increased to 30% due to higher plastic resin costs and usage. Plastic resin costs are impacted by several factors outside the control of the Company including supply and demand characteristics, oil and natural gas prices and the overall health of the economy. Any of these factors could potentially have a positive or negative impact on plastic resin prices and the Company’s profitability. Resin costs in 2003 were approximately 17% per pound higher than our five year historic averages and 20% per pound over 2002. Resin costs have continued to increase in 2004 and we expect that costs in the second quarter will exceed first quarter costs. While we will make every effort to recover the higher cost of plastic resin, there is no assurance that future resin cost increases can be passed on to customers.

•	On January 31, 2004, the Company closed its Eagan, Minnesota manufacturing and warehouse facility. This closure was done to reduce operating costs and utilize capacity in the Company’s other injection molding plants. The Company expects to realize annual cash savings as a result of the plant closing and currently estimates that the cash savings in the first year will be approximately $2.5 million (excluding plant closing costs). However, the process of closing facilities, moving equipment and reallocating production and sourcing capabilities often involves unforeseen difficulties and may require a disproportionate amount of the Company’s financial and other resources, including management time. Accordingly, there can be no assurance that the Company will not incur unanticipated plant closing costs or experience unanticipated difficulties and costs associated with the relocation of equipment or the manufacture or sourcing of products, any of which could have a material adverse effect on the Company’s anticipated cash savings.

•	The Company currently manufacturers the majority of its laundry products in the U.S. and Mexico. Management believes that its current manufacturing structure provides increased flexibility to meet customer needs. All of the Company’s major laundry competitors rely heavily on foreign sourced products. Such products are produced in several countries, including a significant portion from China. These foreign sourced competitive products have been introduced at selling prices below ours. This has caused our profit margins and market share to decline. We have initiated many cost cutting and other steps to protect our market share and profit margins. We are also aggressively pursuing the increased importation of certain laundry products. We will continue to analyze the competitiveness of our North American based laundry manufacturing operations. In addition, the Company filed an action with the U.S. International Trade Commission (ITC) and the U.S. Department of Commerce (Commerce) on June 30, 2003 seeking relief from a surge in the importation of illegally priced Chinese ironing boards. The Company’s petition demands the imposition of antidumping duties on the imported Chinese ironing boards. On August 14, 2003, ITC preliminarily determined that there is a reasonable indication that an industry in the United States is threatened with material injury by reason of imports of ironing boards from China. On January 27, 2004, Commerce announced that ironing boards from China are being sold, or are likely to be sold, in the United States at less than fair value. Estimated duty rates ranging from 7.66% to 153.76% were assigned. Commerce is scheduled to issue its final determination in the antidumping investigation on these imports on or about June 11, 2004. ITC is scheduled to issue its final determination on or about July 26, 2004. An affirmative injury or threat determination by ITC will require Commerce to publish an antidumping order, paving the way for the government’s collection of antidumping duties. The deadlines may be extended under the governing statute and there can be no assurance as to the timing or outcome of this proceeding, including whether or not the assigned duty rates will ultimately survive review and appeal. The Company will continue to vigorously pursue this matter, which will require it to devote financial and other resources, including management time and legal expenses.

•	The Company’s three largest customers all have unique aspects that require additional packaging, handling and technical support. Distribution systems are constantly evolving as retailers search for additional costs to remove from the distribution system. A coming technology is radio frequency identification (RFID) which attaches a computer chip to each product. This chip gives off a radio signal that can be tracked by the retailer for inventory and sale purposes. RFID has the potential to replace current bar code technology. Wal-Mart has indicated that vendors should prepare for a conversion to RFID technology over the next two years. The cost to transition to RFID is unknown but is expected to be significant. It is likely that retailers will expect vendors to fund the RFID changes. The transition to RFID is expected to occur in the next two to three years.

•	As a result of operating losses and restructuring write-offs in prior years, the Company has significant tax loss carryforwards. These carryforwards may be used to reduce taxable income in future periods. The Company had tax loss carryforwards of $51 million which expire in years 2010 through 2023 (amount includes carryforwards of $9 million subject to annual limitation) as of December 27, 2003. The tax loss carryforwards are expected to increase in 2004. However, there is no assurance that future income will be sufficient to utilize these tax loss carryforwards. Our ability to use these operating loss carryforwards to offset any future taxable income depends on a variety of factors, including possible limitations on usage under Internal Revenue Code Section 382.

•	The Company is highly leveraged with total debt representing over two times our net tangible assets. Although $116 million of the Company’s outstanding debt at March 27, 2004 is at fixed rates, any deterioration in our business could lead to additional borrowings at adjustable rates. Thus a deterioration of our business combined with a significant change in interest rates could materially impact earnings and cash flow. Furthermore, the financial and operating covenants related to the Company’s debt agreements place some restrictions on operations. During all of 2003 and the first quarter of 2004, the Company operated within its financial and operating covenants and expects to continue to operate within the covenants during 2004.

•	The Company’s Loan Agreement takes into account seasonal fluctuations and changes to the Company’s collateral base. Because the financing is asset based, availability of funds to borrow is dependent on the quality of the Company’s asset base, primarily its receivables and inventory. Should the lender determine that such assets do not meet the bank’s credit tests, availability can be restricted. Given the Company’s retail customer base, it is possible that certain customers could be excluded from the asset base thus reducing credit availability.

•	In an environment where customers largely control selling prices and vendors largely control raw material costs, sustained profitability and cash flow is a challenging goal. We will continue to focus on controlling our costs of production and holding operating expenses to below industry levels. We also intend to continue to develop new products and categories, as management believes that such items have a slightly better opportunity for reasonable profit margins. Given the declining profitability of certain products and the increasing cost of raw materials, we will be announcing selective price increases. The success of these price increases is predicated on the competitive market place. If such price increases are not successfully implemented, certain products will be discontinued.

•	Given the Company’s line of credit availability, management may from time-to-time look at opportunities to buy its high-yield bonds. A buyback might be done if such transactions are accretive to shareholders through either a reduction of interest expense or a buyback of bonds at a discount.

•	Management believes that acquisitions provide an opportunity to meaningfully grow the Company’s sales and profits. We expect to consider acquisition opportunities that are synergistic to existing operations.

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

The Company’s primary market risk is impacted by changes in interest rates and price volatility of certain commodity based raw materials.

Interest Rate Risk. The Company’s revolving credit agreement is LIBOR-based and is subject to interest rate movements. During the thirteen weeks ended March 27, 2004, the Company did not experience any material changes in interest rate risk that would affect the disclosures presented in the Company’s Annual Report on Form 10-K for the fifty-two week period ended December 27, 2003.

Commodity Risk. The Company is subject to price fluctuations in commodity based raw materials such as plastic resin, steel and griege fabric. Changes in the cost of these materials may have a significant impact on the Company’s operating results. The cost of these items is affected by many factors outside of the Company’s control and changes to the current trends are possible. See “Business Risks and Management Outlook” above.

The Company has entered into a commitment to purchase certain minimum annual volumes of plastic resin at formula-based prices. The agreement expires in December 2004. Future related minimum commitments to purchase plastic resin, assuming March 2004 price levels, are approximately $28 million in 2004. In the event there is a major change in economic conditions affecting the Company’s overall annual plastic resin volume requirements, the Company and the vendor will mutually agree on how to mitigate the effects on both parties. Mitigating actions include deferral of product delivery within the agreement term, agreement term extension and/or elimination of excess quantities without liability.

Item 4. Controls and Procedures

The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, has reviewed and evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) under the Exchange Act) as of the end of the fiscal period covered by this Quarterly Report on Form 10-Q. Based upon such evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective in reporting information required to be disclosed by the Company in the reports its files or submits under the Exchange Act within the time periods specified in the Commission’s rules and forms.

There have been no significant changes (including corrective actions with regard to significant deficiencies or material weakness) in the Company’s internal controls over financial reporting during the first quarter of 2004 that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

Forward Looking Statements

This quarterly report on Form 10-Q, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business Risks and Management Outlook” and “Quantitative and Qualitative Disclosures about Market Risk” sections, contain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally may be identified by the use of terminology such as “may,” “will,” “could,” “should,” “potential,” “continue,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or similar phrases or the negatives of such terms. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below and in the foregoing “Business Risks,” as well as other matters not yet known to the Company or not currently considered material by the Company, which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to:

•	general economic conditions and conditions in the retail environment

•	the Company’s dependence on a few large customers

•	price fluctuations in the raw materials used by the Company, particularly plastic resin

•	competitive conditions in the Company’s markets

•	the impact of the level of the Company’s indebtedness

•	restrictive covenants contained in the Company’s various debt documents

•	the seasonal nature of the Company’s business

•	fluctuations in the stock market

•	the extent to which the Company is able to retain and attract key personnel

•	relationships with retailers

•	the impact of federal, state and local environmental requirements (including the impact of current or future environmental claims against the Company)

•	our ability to develop and introduce new products and product modifications necessary to remain competitive

•	other factors discussed in “Business Risks and Management Outlook” above

Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements do not guarantee future performance. The Company’s operating results may fluctuate, especially when measured on a quarterly basis. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this report and in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports attempt to advise interested parties of the factors that affect the Company’s business.

PART II. OTHER INFORMATION

Items 1 through 5 and of this Part II are either inapplicable or are answered in the negative and are omitted pursuant to the instructions to Part II.

Item 6. Exhibits and Reports on Form 8-K

(a)	Exhibits

31.1	Certification by James R. Tennant, Chief Executive Officer and Chairman of the Board, required by Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934.

31.2	Certification of James E. Winslow, Executive Vice President and Chief Financial Officer, required by Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934.

32.1	Certification by James R. Tennant, Chief Executive Officer and Chairman of the Board pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.

32.2	Certification of James E. Winslow, Executive Vice President and Chief Financial Officer, pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.

(b)	Current reports on Form 8-K.

Registrant filed a Current Report on Form 8-K dated February 5, 2004 to disclose that the Registrant received a proposal letter to negotiate a transaction contemplating the acquisition of all of the Company’s outstanding shares for $1.50 cash per share by an entity formed by James R. Tennant, the Company’s Chairman and Chief Executive Officer.

Registrant filed a Current Report on Form 8-K dated February 24, 2004 to disclose that the Registrant issued a press release disclosing its financial results for its fourth quarter and fiscal year ended December 27, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Home Products International, Inc.

By:	/s/ James E. Winslow
James E. Winslow
Executive Vice President and
Chief Financial Officer

Dated: May 5, 2004

Exhibit 31.1

CERTIFICATION REQUIRED BY RULE 13a-14(a) OR RULE 15d-14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

I, James R. Tennant, Chairman of the Board and Chief Executive Officer of Home Products International, Inc., certify that:

1. I have reviewed this quarterly report on Form 10-Q of Home Products International, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 5, 2004	By:	/s/ James R. Tennant
James R. Tennant Chairman of the Board and Chief Executive Officer

Exhibit 31.2

CERTIFICATION REQUIRED BY RULE 13a-14(a) OR RULE 15d-14(a) OF THE

SECURITITES EXCHANGE ACT OF 1934

I, James E. Winslow, Executive Vice President and Chief Financial Officer of Home Products International, Inc., certify that:

1. I have reviewed this quarterly report on Form 10-Q of Home Products International, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 5, 2004	By:	/s/ JAMES E. WINSLOW
James E. Winslow Executive Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

SECTION 1350 OF CHAPTER 63 OF TITLE 18 OF THE UNITED STATES CODE

I, James R. Tennant, Chief Executive Officer and Chairman of the Board of Home Products International, Inc., certify that:

(1)	The Form 10-Q for the quarter ended March 27, 2004 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Ace of 1934; and

(2)	The information contained in the foregoing report fairly presents, in all material respects, the financial condition and results of operations of Home Products International, Inc.

/s/ JAMES R. TENNANT
James R. Tennant
Chief Executive Officer and Chairman of the Board

Dated: May 5, 2004

The foregoing certification is being furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Section 1350, Chapter 63 of Title 18, United States Code) and is not being filed as part of the Report or as a separate disclosure document.

A signed original of this written statement required by Section 906 has been provided to Home Products International, Inc. and will be retained by Home Products International, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION PURSUANT TO

SECTION 1350 OF CHAPTER 63 OF TITLE 18 OF THE UNITED STATES CODE

I, James E. Winslow, Executive Vice President and Chief Financial Officer of Home Products International, Inc., certify that:

(1)	The Form 10-Q for the quarter ended March 27, 2004 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Ace of 1934; and

(2)	The information contained in the foregoing report fairly presents, in all material respects, the financial condition and results of operations of Home Products International, Inc.

/s/ JAMES E. WINSLOW
James E. Winslow
Executive Vice President and Chief Financial Officer

Dated: May 5, 2004

The foregoing certification is being furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Section 1350, Chapter 63 of Title 18, United States Code) and is not being filed as part of the Report or as a separate disclosure document.

A signed original of this written statement required by Section 906 has been provided to Home Products International, Inc. and will be retained by Home Products International, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

[HOME PRODUCTS LOGO]

4501 West 47th Street

Chicago, Illinois 60637

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                          , 2004

This Proxy is Solicited on Behalf of the Home Products Board of Directors

The undersigned hereby appoints              and             , and each of them, each with full power of substitution, to act as proxies for the undersigned, and to represent and to vote all of the shares of common stock of Home Products (the “Company”) that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on                          , 2004, at 9:00 A.M. local time at 4501 West 47th Street, Chicago, Illinois 60637, and for or at any and all postponements and adjournments thereof, upon the matters as set forth in the Notice of Special Meeting of Stockholders and Proxy Statement.

Please mark, sign, date and mail this proxy card promptly using the enclosed envelope or vote by phone or the internet as described below.

If no directions are given and this proxy is signed and returned, this proxy will be voted for the proposal to approve and adopt the agreement and plan of merger and to approve this merger. The proxies are further authorized to vote in their discretion with regard to any other matters that may come before the special meeting or any postponement or adjournment thereof.

(continued and to be signed on reverse side)	SEE REVERSE SIDE

Two ways to vote.

Vote by Phone:

1)      Using any touch-tone telephone, call toll-free 1-800-            -             on or before 5:00 P.M. local time on                 , 2004.

2)      Have this proxy form in hand.

3)      Enter the 12-digit control number shown below.

4)      Follow the simple instructions.

Vote by Mail:

1)      Mark, sign and date the attached proxy card.

2)      Return the proxy card in the enclosed postage paid envelope.

Please do not return this proxy card if you vote by telephone or via the Internet.

Vote by Internet:

1)      Go to the web site address                          on or before 5:00 P.M. local time on                 , 2004.

2)      Have this proxy form in hand.

3)      Enter the 12 digit control number shown below.

4)      Follow the simple recorded instructions.

FOLD AND DETACH HERE

---------------------------------------------------------------------------------------------------------------------------------------

[Control Number]	HOME PRODUCTS INTERNATIONAL, INC.

PLEASE MARK YOUR VOTE IN A SQUARE IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Company’s Board of Directors recommends that you vote FOR the listed proposal.

For	Against	Abstain

1.      To (a) approve and adopt the Agreement and Plan of Merger, dated as of June 2, 2004, between the Company and JRT Acquisition, Inc., and (b) approve the merger of JRT Acquisition, Inc. with and into the Company, with the Company continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger.

☐	☐	☐

The undersigned acknowledges receipt from the Company prior to execution of this proxy of a Notice of Special Meeting of Stockholders and a Proxy Statement dated                          , 2004. Please sign as name exactly appears hereon. Joint owners should each sign. When signing on behalf of an entity or where otherwise applicable, please indicate official position or representative capacity.

Date                          , 2004

Signature

Signature (if held jointly)

Title (if held by an entity)